Exhibit 1.1

EARTH ENERGY RESOURCES INC.

NOTICE OF ANNUAL AND SPECIAL MEETING OF

SHAREHOLDERS OF EARTH ENERGY RESOURCES INC.

to be held on April 8, 2011

and

INFORMATION CIRCULAR and PROXY STATEMENT

with respect to the proposed amalgamation of

EARTH ENERGY RESOURCES INC.

with

INTERNATIONAL LMM SUBCO LTD., a wholly-owned subsidiary of

INTERNATIONAL LMM VENTURES CORP.

March 14, 2011

EARTH ENERGY RESOURCES INC.

March 14, 2011

Dear Shareholders:

You are invited to attend an annual and special meeting (the “Meeting”) of the holders (the “Shareholders”) of common shares (“Earth Shares”) of Earth Energy Resources Inc. (“Earth Energy”) to be held in the Angus-Northcote room at the Bow Valley Square Conference Centre, 205 — 5th Avenue S.W., Calgary, Alberta T2P 2V7 on Friday, April 8, 2011 at 9:30 a.m. (Calgary time) for the purposes set forth in the accompanying Notice of Annual and Special Meeting of Shareholders.  Enclosed with this letter is a Notice of Annual and Special Meeting, a Management Information Circular (the “Information Circular”) and a form of proxy.

At the Meeting, Shareholders will be asked to consider and vote upon, among other things, a proposed amalgamation (the “Amalgamation”) of Earth Energy and International LMM Subco Ltd. (“LMM Subco”), a wholly-owned subsidiary of International LMM Ventures Corp. (“LMM Ventures”) to form a continuing corporation (“Amalco”).  Pursuant to the Amalgamation, holders of Earth Shares will exchange each Earth Share held for four (4) common shares of LMM Ventures (“LMM Shares”) and the existing directors and officers of LMM Ventures will be replaced with nominees of Earth Energy.  As a result, following completion of the Amalgamation, former holders of Earth Shares will hold LMM Shares.  LMM Ventures will also enter into agreements to acquire all of the outstanding options and warrants of Earth Energy based on the same exchange ratio. It is also anticipated that LMM Ventures will be renamed “US Oil Sands Inc.” in connection with the Amalgamation.

In addition to the Amalgamation, Shareholders will also be asked to consider and vote upon the election of the directors of Earth Energy for the ensuing year and the appointment of the auditors of Earth Energy, all as more particularly described in the accompanying Information Circular.

It is a condition to the Amalgamation that Earth Energy complete a private placement for 42,000,000 subscription receipts (“Earth Receipts”) of Earth Energy at a price of $0.30 per Earth Receipt for aggregate gross proceeds of $12.6 million (the “Private Placement”).  Earth Energy will pay a finders fee of $756,000 in relation to the Private Placement.  Each Earth Receipt shall, without the payment of any additional consideration and without any further action on the part of the holder thereof, be exchanged immediately prior to the Amalgamation for 0.25 of an Earth Share and 0.125 of a common share purchase warrant of Earth Energy (“Earth Warrant”) with each whole Earth Warrant entitling the holder to acquire one (1) Earth Share at a price of $1.60 per share for a period of two years from the effective date of the Amalgamation.  The Private Placement is expected to close on the business day prior to the Amalgamation.  Such Earth Shares shall be exchanged under the Amalgamation for LMM Shares on the basis of four (4) LMM Shares for each Earth Share.  Holders of Earth Receipts will have agreed pursuant to the terms of the agreements respecting the subscription for Earth Receipts, to exchange their Earth Warrants for common share purchase warrants of LMM Ventures (“LMM Warrants”) on the basis of four (4) LMM Warrants for each Earth Warrant.  Each LMM Warrant will entitle the holder to acquire one (1) LMM Share at a price of $0.40 per share for a period of two years from the effective date of the Amalgamation.

In addition, $3 million was advanced by arm’s length investors to Earth Energy (the “Bridge Loan”) to fund the acquisition of 23,850 acres of undeveloped oil sands leases in the State of Utah and to provide working capital for certain operating activities, including a coring program and engineering activities.  The Bridge Loan was advanced in exchange for non-interest bearing promissory notes of Earth Energy (“Earth Notes”) having a maturity date of August 1, 2011.  The Amalgamation is conditional on repayment of the Earth Notes.  If the Amalgamation is not completed by the maturity date, the Bridge Loan will be convertible into 3,750,000 Earth Shares at a price of $0.80 per share.

Furthermore, pursuant to its mandate agreement with LMM Ventures, Endeavour Financial Ltd. will be issued 2,100,000 LMM Shares upon the closing of the Amalgamation.

LMM Ventures is a company listed on the NEX Board of the TSX Venture Exchange (the “TSXV”).  It is anticipated that the Amalgamation, which will constitute a reverse takeover of LMM Ventures by Earth Energy, will constitute LMM Ventures’ “reactivation” in order to graduate to Tier 2 of the TSXV, pursuant to the policies of the TSXV.  It is a condition to the Amalgamation that the TSXV conditionally approve the Amalgamation and the

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listing and posting for trading of the LMM Shares currently issued and outstanding, and those issued in connection with the Amalgamation.

For the Amalgamation to proceed, it must be approved by not less than 66 2/3% of the votes cast by Shareholders, in person or by proxy, at the Meeting. Shareholders will be entitled to one vote per Earth Share held on a ballot at the Meeting in respect of a resolution to approve the Amalgamation.

Completion of the Amalgamation is also subject to the satisfaction or waiver of certain conditions set out in the amalgamation agreement, as amended, supplemented or restated (the “Amalgamation Agreement”) entered into in connection with the Amalgamation (a copy of which is attached as Appendix A to the Information Circular) and receipt of all other regulatory, stock exchange, lender and other necessary approvals. If the Amalgamation is approved by Shareholders and all other conditions to the implementation of the Amalgamation are satisfied or waived, Earth Energy anticipates that the Amalgamation will be completed within a reasonable period of time after the Meeting.

The accompanying Information Circular contains a detailed description of the Amalgamation, detailed information regarding Earth Energy and LMM Ventures and certain information regarding LMM Ventures after giving effect to the Amalgamation.  The accompanying Information Circular also includes certain risk factors relating to the completion of the Amalgamation and the potential consequences of a Shareholder exchanging his or her Earth Shares in connection with the Amalgamation.  Please give this material your careful consideration and, if you require assistance, consult your financial, tax or other professional advisors.

To be represented at the Meeting, you must either attend the Meeting in person or complete and sign the enclosed form of proxy and forward it so as to reach or be deposited with the transfer agent of Earth Energy, Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1, Attention: Proxy Department, fax: (416) 263-9524 or 1-866-249-7775, no later than 48 hours (excluding Saturdays, Sundays or holidays) before the time of the Meeting or any adjournment thereof.  An envelope addressed to Computershare Trust Company of Canada is enclosed for your convenience. If you are unable to attend the Meeting in person, please complete and deliver the enclosed form of proxy in order to ensure your representation at the Meeting.

Upon completion of the Amalgamation, certificates representing Earth Shares will be deemed to be cancelled, void and of no further force and effect without any further formality.  Certificates representing LMM Shares issuable pursuant to the Amalgamation will be mailed to you as soon as possible following the Effective Date.

If you are a non-registered Shareholder and have received these materials from your broker or another intermediary, please complete and return the proxy or other authorization form provided to you by your broker or other intermediary in accordance with the instructions provided with it. Failure to do so may result in your Earth Shares not being eligible to be voted at the Meeting.

On behalf of the board of directors of Earth Energy, I would like to express our gratitude for the support our Shareholders have demonstrated with respect to our decision to take the proposed Amalgamation forward.

We look forward to seeing you at the Meeting.

Yours very truly,

(signed) “D. Glen Snarr”
D. Glen Snarr
President and Chief Financial Officer
Earth Energy Resources Inc.

EARTH ENERGY RESOURCES INC.

NOTICE OF ANNUAL AND SPECIAL MEETING

to be held on April 8, 2011

NOTICE IS HEREBY GIVEN that an annual and special meeting (the “Meeting”) of holders (“Shareholders”) of common shares (the “Earth Shares”) of Earth Energy Resources Inc. (“Earth Energy”) will held in the Angus-Northcote room at the Bow Valley Square Conference Centre, 205 — 5th Avenue S.W., Calgary, Alberta T2P 2V7, on Friday, April 8, 2011 at 9:30 a.m. (Calgary time) for the following purposes:

(a)                                  to receive the annual financial statements of Earth Energy for the year ended December 31, 2010 and the auditors’ report thereon;

(b)                                 to elect the board of directors for the ensuing year;

(c)                                  to appoint Meyers Norris Penny LLP of Calgary, Alberta, Chartered Accountants, as auditor of Earth Energy for the ensuing year, at a remuneration to be fixed by the board of directors;

(d)                                 to consider and, if thought advisable, to pass, with or without variation, a special resolution (the “Amalgamation Resolution”), the full text of which is set forth in Appendix B to the accompanying information circular and proxy statement of Earth Energy dated March 14, 2011 (the “Information Circular”), to approve the amalgamation agreement dated March 14, 2011 between Earth Energy, International LMM Ventures Corp. (“LMM Ventures”) and International LMM Subco Ltd. (“LMM Subco”), a wholly-owned subsidiary of LMM Ventures, pursuant to which Earth Energy and LMM Subco will amalgamate (the “Amalgamation”) and continue as one corporation (“Amalco”) pursuant to the provisions of the Business Corporations Act (Alberta) (the “ABCA”), all as more particularly described in the Information Circular; and

(e)                                  to transact such further and other business as may properly be brought before the Meeting or any adjournment thereof.

Specific details of the matters proposed to be put before the Meeting are set forth in the Information Circular, which accompanies this Notice.

The transfer books of the Earth Shares will not be closed but only Shareholders of record as at the close of business on the day before the Mailing Date are entitled to receive notice of the Meeting.  Shareholders of record will be entitled to vote those Earth Shares included in the list of Shareholders entitled to vote at the Meeting prepared as at the record date, unless any Shareholder transfers Earth Shares after the record date and the transferee of those Earth Shares, having produced properly endorsed certificates evidencing such Earth Shares or having otherwise established ownership of such Earth Shares, demands at least ten (10) days before the Meeting, that the transferee’s name be included in the list of Shareholders entitled to vote at the Meeting, in which case such transferee shall be entitled to vote such Earth Shares at the Meeting.

If you are a registered Shareholder and are unable to attend the Meeting or any adjournment thereof in person, please complete, sign and mail the enclosed form of proxy to, or deposit it with, the transfer agent of Earth Energy, Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1, Attention: Proxy Department, Fax: (416) 263-9524 or 1-866-249-7775, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time of the Meeting or any adjournment thereof.

If a Shareholder receives more than one form of proxy because such holder owns Earth Shares registered in different names or addresses, each form of proxy should be completed and returned.

A proxyholder has discretion under the accompanying forms of proxy in respect of amendments or variations to the matters identified in this Notice and with respect to other matters which may properly come before the Meeting, or any adjournment thereof.  As of the date hereof, management of Earth Energy knows of no amendments, variations or other matters to come before the Meeting other than the matters set forth in this Notice.  Shareholders who are planning on returning the form of proxy are encouraged to review the Information Circular carefully before submitting the proxy.

It is the intention of the persons named in the enclosed form of proxy, if not expressly directed to the contrary in such form of proxy, to vote in favour of the matters set forth herein.

Pursuant to Section 191 of the ABCA, registered Shareholders are entitled to exercise rights of dissent with respect to the Amalgamation Resolution and, if the Amalgamation becomes effective, to be paid the fair value of their Earth Shares in accordance with the provisions of Section 191 of the ABCA.  A registered Shareholder’s right to dissent is more particularly described in the Information Circular, and the text of Section 191 of the ABCA, which is set forth in Appendix F to the accompanying Information Circular.  To exercise such right: (a) a dissenting Shareholder must send to Earth Energy, c/o Borden Ladner Gervais LLP, Suite 1900, 520 — 3rd Avenue S.W., Calgary, Alberta, T2P 0R3, Attention:  Lloyd McLellan, a written objection to the Amalgamation Resolution, which written objection must be received by 12:00 p.m. (Calgary time) on April 7, 2011 being the Business Day immediately preceding the date of the Meeting or the Business Day immediately preceding the date of any adjournment or postponement of the Meeting; (b) the Shareholder shall have not voted in favour of the Amalgamation Resolution; and (c) the Shareholder must have otherwise complied with the provisions of Section 191 of the ABCA.

Failure to strictly comply with the requirements set forth in Section 191 of the ABCA may result in the loss of any right of dissent.  Persons who are beneficial owners of Earth Shares registered in the name of a broker, dealer, bank, trust company or other nominee who wish to dissent should be aware that only the registered holders of such Earth Shares are entitled to dissent.  Accordingly, a beneficial owner of Earth Shares desiring to exercise the right of dissent must make arrangements for the Earth Shares beneficially owned by such holder to be registered in the holder’s name prior to the time the written objection to the Amalgamation Resolution is required to be received by Earth Energy or, alternatively, make arrangements for the registered Shareholder of such Earth Shares to dissent on behalf of the beneficial holder.  It is strongly suggested that any Shareholder wishing to dissent seek independent legal advice, as the failure to comply strictly with the provisions of the ABCA may prejudice such Shareholder’s right to dissent.

If you are a non-registered Shareholder and have received these materials from your broker or another intermediary, please complete and return the proxy or other authorization form provided to you by your broker or other intermediary in accordance with the instructions provided with it. Failure to do so may result in your Earth Shares not being eligible to be voted at the Meeting.

Dated at the City of Calgary, in the Province of Alberta, this 14th day of March, 2011.

EARTH ENERGY RESOURCES INC.

Yours very truly,

(signed) “D. Glen Snarr”

D. Glen Snarr,
President & Chief Financial Officer

TABLE OF CONTENTS

INFORMATION CIRCULAR AND PROXY STATEMENT	1
GLOSSARY OF TERMS	6
ABBREVIATIONS	10
PRESENTATION OF OIL AND GAS INFORMATION	10
SUMMARY	13
GENERAL PROXY MATTERS	20
THE AMALGAMATION	21
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	33
NON-CANADIAN INCOME TAX CONSIDERATIONS	37
ELIGIBILITY FOR INVESTMENT	37
RIGHT OF DISSENT	37
INTERESTS OF DIRECTORS AND OFFICERS OF EARTH ENERGY IN THE AMALGAMATION	39
INFORMATION CONCERNING EARTH ENERGY RESOURCES INC.	39
INFORMATION CONCERNING INTERNATIONAL LMM VENTURES CORP.	40
INFORMATION CONCERNING THE RESULTING ISSUER	40
PARTICULARS OF OTHER MATTERS TO BE ACTED UPON	40
INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS AND OTHERS	42
INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	42
AUDITOR, REGISTRAR AND TRANSFER AGENT OF EARTH ENERGY	42
ADDITIONAL INFORMATION	42
INTERESTS OF EXPERTS	42
OTHER MATTERS	43

APPENDIX A - AMALGAMATION AGREEMENT	A1
APPENDIX B — AMALGAMATION RESOLUTION	B1
APPENDIX C — INFORMATION CONCERNING INTERNATIONAL LMM VENTURES CORP.	C1
APPENDIX D — INFORMATION CONCERNING EARTH ENERGY RESOURCES INC.	D1
APPENDIX E — INFORMATION CONCERNING THE RESULTING ISSUER	E1
APPENDIX F — DISSENT RIGHTS	F1

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INFORMATION CIRCULAR AND PROXY STATEMENT

Dated: March 14, 2011

Introduction

This Information Circular is furnished in connection with the solicitation of proxies by the Management of Earth Energy for use at the Meeting and any adjournment thereof.  No Person has been authorized to give any information or make any representations in connection with the Amalgamation or other matters to be considered at the Meeting other than those contained in this Information Circular and if given or made, any such information or representation must not be relied upon as having been authorized.

This Information Circular does not constitute an offer to sell or a solicitation of an offer to purchase any securities or the solicitation of a proxy by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation of an offer or a proxy solicitation.  Neither the delivery of this Information Circular nor any distribution of the securities referred to in this Information Circular will, under any circumstances, create an implication that there has been no change in the information set forth herein since the date as of which such information is given in this Information Circular.

All capitalized terms used in this Information Circular but not parenthetically defined herein have the meanings set forth herein under “Glossary of Terms”.  In this Information Circular and the documents incorporated herein by reference, unless otherwise specified, all dollar amounts are expressed in Canadian dollars.

The information concerning LMM Ventures contained in this Information Circular has been provided by Management of LMM Ventures. Although Earth Energy has no knowledge that would indicate that any of such information is untrue or incomplete, Earth Energy does not assume any responsibility for the accuracy or completeness of such information or the failure by LMM Ventures to disclose events which may have occurred or may affect the completeness or accuracy of such information but which are unknown to Earth Energy.

All summaries of, and references to, the Amalgamation in this Information Circular are qualified in their entirety by reference to the complete text of the Amalgamation Agreement, a copy of which is attached as Appendix A to this Information Circular.  You are urged to carefully read the full text of the Amalgamation Agreement.  Details of the Amalgamation are set forth below under the heading “The Amalgamation”.

Shareholders are encouraged to obtain independent legal, tax and investment advice in their jurisdiction of residence with respect to this Information Circular, the consequences of the Amalgamation and the holding of Earth Securities and LMM Securities.

Information contained in this Information Circular is given as of March 14, 2011, unless otherwise specifically stated.

Forward-Looking Information and Statements

Certain statements contained in this Information Circular, including statements incorporated by reference herein, constitute forward-looking statements and are based on, as applicable, Earth Energy’s or LMM Ventures’ beliefs and assumptions based on information available at the time such beliefs or assumptions were made.  By its nature, such forward-looking information involves known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements.  Earth Energy, on the one hand, and LMM Ventures on the other, believe the expectations reflected in those forward-looking statements are reasonable insofar as they relate to Earth Energy and LMM Ventures, respectively, but no assurance can be given that these expectations will prove to be correct and such forward-looking statements should not be unduly relied upon. These statements are effective only as of the date of this Information Circular.

Certain statements contained in this Information Circular contain words such as “could”, “should”, “can”, “anticipate”, “expect”, “believe”, “will”, “may”, “projected”, “sustain”, “continues”, “strategy”, “potential, projects, grow”, “take advantage”, “estimate”, “well positioned” and similar expressions and statements relating to matters that are not historical facts constitute “forward-looking information” within the meaning of applicable Canadian securities legislation.

The following are examples of references to forward-looking information contained in this Information Circular and the documents incorporated by reference in this Information Circular:

•                                          the perceived benefits of the Amalgamation, anticipated operating and financial results from the date hereof to the Effective Date, the views of Management of Earth Energy and LMM Ventures and of Earth Energy’s and LMM Ventures’ boards of directors respecting Earth Energy’s and LMM Ventures’ business prospects, current and anticipated market conditions and commodity prices and exchange rates respectively. See “The Amalgamation — Background to and Reasons for the Amalgamation”;

•                                          the structure and effect of the Amalgamation.  See “The Amalgamation” and Appendix A to this Information Circular;

•                                          the consideration to be received by Shareholders as a result of the Amalgamation is based upon the terms of the Amalgamation Agreement.  See “The Amalgamation”;

•                                          certain steps in, and timing of completion of, the Amalgamation.  See “The Amalgamation — Steps of the Amalgamation”;

•                                          the timing, completion and use of proceeds of the Private Placement;

•                                          graduation of LMM Ventures from the NEX to the TSXV, including listing of the LMM Shares on the TSXV;

•                                          development of Earth Energy’s oil sand properties;

•                                          commercialization of Earth Energy’s extraction and remediation technologies;

•                                          Earth Energy’s resource estimates;

•                                          the quantity of resources;

•                                          capital expenditure programs;

•                                          future development and exploration activities and the timing thereof;

•                                          future land and/or concession expiries;

•                                          results of various projects of Earth Energy;

•                                          realization of the anticipated benefits of acquisitions;

•                                          estimated future contractual obligations;

•                                          growth expectations of Earth Energy;

•                                          timing of development of undeveloped resources;

•                                          future liquidity and financial capacity;

•                                          projections of market prices and costs of oil and natural gas;

•                                          supply and demand for oil and natural gas; and

•                                          expectations regarding the resulting issuers’ ability to raise capital.

This disclosure contains certain forward-looking estimates that involve substantial known and unknown risks and uncertainties, certain of which are beyond Earth Energy’s and LMM Ventures control.  Therefore, Earth Energy’s and LMM Ventures’ actual results, performance or achievement could differ materially from those expressed in, or implied by, these forward-looking estimates and if such actual results, performance or achievements transpire or occur, or if any of them do so, there can be no certainty as to what benefits Earth Energy and LMM Ventures will derive therefrom.

By their nature, such forward-looking statements are subject to a number of risks, uncertainties and assumptions, which could cause actual results or other expectations to differ materially from those anticipated, including those material risks discussed in the Information Circular under “The Amalgamation - Risk Factors Related to the Amalgamation”.  Earth Energy and LMM Ventures are exposed to several operational risks inherent in exploiting, developing, producing and marketing crude oil and natural gas. These risks include but are not limited to:

•                                          economic risk of finding and producing reserves at a reasonable cost;

•                                          reliance on resource and/or reserve estimates for the year as well as on acquisitions;

•                                          financial risk of marketing reserves at an acceptable price given market conditions;

•                                          fluctuations in commodity prices, foreign exchange and interest rates;

•                                          delays in business operations and refinery restrictions;

•                                          debt service and indebtedness may affect the market price of Earth Shares and LMM Shares;

•                                          the continued availability of adequate debt and equity financing and cash flow to fund planned expenditures;

•                                          sufficient liquidity for future operations;

•                                          cost of capital risk to carry out Earth Energy’s and LMM Ventures’ operations;

•                                          unforeseen title defects;

•                                          increased competition and the lack of availability of qualified personnel or management;

•                                          loss of key personnel;

•                                          uncertainty of government policy changes;

•                                          the risk of carrying out operations with minimal environmental impact;

•                                          operational hazards and availability of insurance;

•                                          industry conditions including changes in laws and regulations including the adoption of new environmental laws and regulations and changes in how they are interpreted and enforced;

•                                          general economic, market and business conditions;

•                                          competitive action by other companies;

•                                          the ability of suppliers to meet commitments;

•                                          stock market volatility;

•                                          obtaining required approvals of regulatory authorities, including approval of the TSXV to list the LMM Shares;

•                                          creditworthiness of counterparties;

•                                          inability to obtain required consents, permits or approvals;

•                                          inability to obtain proprietary protection in respect of Earth Energy’s extraction and remediation technologies;

•                                          approving the Amalgamation and Shareholder approval of the Amalgamation Resolution;

•                                          approval of the Amalgamation by LMM Ventures; and

•                                          failure to realize anticipated benefits of the Amalgamation.

The reader is further cautioned that the preparation of financial statements in accordance with GAAP requires management to make certain judgments and estimates that affect the reported amounts of assets, liabilities, revenues and expenses.  Estimating reserves is also critical to several accounting estimates and requires judgements and decisions based on available geological, geophysical, engineering and economic data.  These estimates may change, having either a negative or positive effect as further information becomes available, and as the economic environment changes.  Furthermore, statements relating to “resources” are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions that the resources described can be profitable in the future.

With respect to forward-looking statements contained in this Information Circular, Earth Energy and LMM Ventures have also made assumptions regarding among other things:  future oil and gas prices or cost of products sold; ability to obtain required capital to finance exploration, development and operations; no material variations in the current tax and regulatory environments and the ability to obtain equipment, services, supplies and personnel in a timely manner to carry out its activities.  Forward-looking statements and other information contained herein concerning the oil and gas industry and Earth Energy’s and LMM Ventures’ general expectations concerning this industry are based on estimates prepared by management of Earth Energy and LMM Ventures respectively, using data from publicly available industry sources as well as from resource reports, market research and industry analysis and on assumptions based on data and knowledge of this industry which Earth Energy and LMM Ventures believe to be reasonable.  Although this data is generally indicative of relative market positions, market shares and performance characteristics, it is inherently imprecise.  While Earth Energy and LMM Ventures are not aware of any misstatements regarding any industry data presented herein, the industry involves risks and uncertainties and is subject to change based on various factors.

Management and the board of directors of Earth Energy has included the above summary of assumptions and risks related to forward-looking information provided in this Information Circular in order to provide Shareholders with a more complete perspective of Earth Energy’s and LMM Ventures’ current operations and LMM Ventures future operations and such information may not be appropriate for other purposes.

Additional information on these and other factors that could affect Earth Energy’s operations or financial results is included in Earth Energy’s reports on file with Canadian securities regulatory authorities.  Readers are cautioned not to place undue reliance on this forward-looking information, which is given as of the date it is expressed herein or otherwise.

The factors outlined above should not be construed as exhaustive. Unless required by applicable law, neither Earth Energy nor LMM Ventures undertakes any obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

Certain of the documents incorporated by reference herein also include forward-looking information warnings, which warnings remain applicable to such information.

Information for United States Shareholders

The Amalgamation described herein relates to the securities of non-U.S. companies.  The Amalgamation is subject to the disclosure requirements of Canada that are different from those of the United States.  Financial Statements included in this Information Circular have been prepared in accordance with GAAP that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since each of Earth Energy, LMM Ventures and Amalco are located in Canada and some or all of their respective officers and directors may be residents of Canada or other non-U.S. countries.  You may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of U.S. securities laws.  It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that LMM Ventures may acquire securities of Earth Energy otherwise than under the Amalgamation, such as in privately negotiated purchases.

The LMM Shares to be issued to pursuant to the Amalgamation have not been and are not expected to be registered under the U.S. Securities Act or the securities laws of any state of the United States and, therefore, the LMM Shares may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and any applicable securities laws of the states of the United States.

The LMM Shares are being issued in reliance on the exemption from registration set forth in Rule 802 and exemptions provided under the securities laws of each applicable state of the United States.  Rule 802 provides an exemption from registration under the U.S. Securities Act for offers and sales of securities issued in exchange for one or more outstanding securities where, among other things:

•                                          the subject company (Earth Energy in this transaction) is a Foreign Private Issuer;

•                                         U.S. Holders hold no more than 10% of the securities that are subject of the business combination;

•                                          U.S. Holders participate in the Amalgamation on terms at least as favorable as those offered to any other holder of the subject securities;

•                                          the issuer (LMM Ventures in this transaction) publishes or otherwise disseminates an informational document to the holders of the subject securities in connection with the business combination complying with disclosure requirements set forth in Rule 802; and

•                                          the issuer furnishes the informational documents, including any amendments thereto, to the SEC on Form CB with a Form F-X to appoint an agent for service in the United States.

This Information Circular will be filed with the SEC by LMM Ventures on Form CB.

Earth Energy is a corporation existing under the laws of Alberta, Canada.  The Amalgamation is made for the exchange of securities of Foreign Private Issuers and the LMM Shares will not be listed for trading on any United States stock exchange.  The solicitation of proxies and the transactions contemplated in this Information Circular involve the securities of a Canadian issuer and are being effected in accordance with Canadian corporate and securities laws.  The solicitation of acceptances of the Amalgamation is not subject to the requirements of section 14(a) of the U.S. Exchange Act.  Accordingly, the solicitations and transactions contemplated by the Amalgamation and in the Information Circular are made in accordance with Canadian corporate and securities laws, and the Information Circular has been prepared solely in accordance with disclosure requirements applicable in Canada.  Residents of the United States should be aware that such requirements are different from those under United States securities laws relating to United States companies.

Likewise, information concerning the properties and operations of LMM Ventures, LMM Subco and Earth Energy has been prepared in accordance with Canadian standards under applicable Canadian securities laws, and may not be comparable to similar information for United States companies.  In particular, the information regarding oil and natural gas resources contained in this Information Circular and appendices was prepared pursuant to NI 51-101 adopted by the Canadian securities authorities.  The SEC generally permits oil and gas companies, in their filings with the SEC, to disclose only proven and probable reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions.  Certain terms used in this Information Circular and appendices, including “possible” and “recoverable” “resources”, while recognized by Canadian securities regulations, are generally prohibited by the SEC’s guidelines from being included in filings with the SEC. Accordingly, information regarding oil and natural gas resources contained herein may not be comparable to disclosures by United States companies contained in SEC filings.

Shareholders in the United States should also be aware that the Amalgamation may have certain tax consequences in the United States and that those consequences are not described herein and such Shareholders are therefore urged to consult their own tax advisors.

No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this document and, if given or made, such information or representation must not be relied upon as having been authorized by LMM Ventures or Earth Energy.

THE SECURITIES OF LMM VENTURES ISSUABLE PURSUANT TO THE AMALGAMATION HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER SECURITIES REGULATORY AUTHORITY NOR HAS THE SEC OR ANY OTHER SECURITIES REGULATORY AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION CIRCULAR.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Currency Exchange Rates

In this Information Circular and the documents incorporated herein by reference, unless otherwise specified, all dollar amounts are expressed in Canadian dollars.  The following table sets forth: (i) the rates of exchange for Canadian dollars, expressed in United States dollars, in effect at the end of each of the periods indicated; (ii) the average of exchange rates in effect on the last day of each month during such period; and (iii) the high and low exchange rates during each such period, in each case based on the noon buying rate quoted by the Bank of Canada.

	Year ended November 30,			Year ended December 31,
	2010	2009	2008	2010	2009	2008
Rate at end of period	$0.9743	$0.9457	$0.8080	$1.0054	$0.9555	$0.8166
Average rate during period	$0.9673	$0.8643	$0.9545	$0.9709	$0.8757	$0.9381
High	$1.0039	$0.9716	$1.0289	$1.0054	$0.9716	$1.0289
Low	$0.9278	$0.7692	$0.7726	$0.9278	$0.7692	$0.7711

The noon buying rate on March 14, 2011 was CAD $1.00 = US $1.0247

GLOSSARY OF TERMS

Unless the context indicates otherwise, the following terms shall have the meanings set out below when used in this Information Circular, including the “Summary” section.  Terms and abbreviations used in the Appendices to this Information Circular (other than Appendices C, D and E) are defined separately and the terms and abbreviations defined below are not used therein, except where otherwise indicated.

“ABCA” means the Business Corporations Act, R.S.A. 2000, c. B-9, including the regulations promulgated thereunder, as amended from time to time;

“affiliate” when used to indicate a relationship with a person or company, has the same meaning as set forth in the Securities Act (Alberta);

“Amalco” means the corporation resulting from the amalgamation of Earth Energy and LMM Subco pursuant to the Amalgamation;

“Amalco Shares” means the common shares in the capital of Amalco;

“Amalgamation” means the amalgamation of Earth Energy and LMM Subco under the provisions of the ABCA on the terms and conditions set forth in the Amalgamation Agreement;

“Amalgamation Agreement” means the amalgamation agreement dated March 14, 2011, between Earth Energy, LMM Ventures and LMM Subco, pursuant to which such parties have agreed, subject to certain conditions, to implement the Amalgamation, which agreement is attached as Appendix A to this Information Circular, and any amendment, supplement or restatement thereto;

“Amalgamation Resolution” means the special resolution in respect of the Amalgamation to be considered by the Shareholders at the Meeting, the full text of which is set forth in Appendix B to this Information Circular;

“Applicable Laws”, in the context that refers to one or more Persons, means any domestic or foreign, federal, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority, and any terms and conditions of any grant of approval, permission, authority or license of any Governmental Authority, that is binding upon or applicable to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or persons or its or their business, undertaking, property or securities;

“Articles of Amalgamation” means the articles of amalgamation in respect of the Amalgamation, substantially in the form attached as Exhibit A to the Amalgamation Agreement attached hereto as Appendix A to this Information Circular;

“Bridge Loan” means the loan agreement dated February 1, 2011 between Earth Energy and a syndicate of lenders providing for the issuance of the Earth Notes for gross proceeds of $3 million;

“Business Day” means a day other than a Saturday, Sunday or other day when banks in the City of Calgary, Alberta are not generally open for business;

“Closing Time” shall be 10:00 a.m. (Calgary time) on the Business Day immediately following the date of the Meeting unless otherwise agreed to by LMM Ventures and Earth Energy;

“CRA” means the Canada Revenue Agency;

“Dissenting Shareholders” means a registered Shareholder who validly exercises and does not wish to withdraw the rights of dissent provided under the ABCA in connection with the Amalgamation Resolution;

“Dissent Rights” means the right of a registered Shareholder to dissent to the Amalgamation Resolution and to be paid the fair value of the Earth Shares in respect of which the holder dissents, all in accordance with Section 191 of the ABCA;

“Earth Energy” means Earth Energy Resources Inc., a corporation incorporated pursuant to the ABCA;

“Earth Notes” means the outstanding promissory notes in the aggregate principal amount of $3 million having a maturity date of August 1, 2011, which are convertible into 3,750,000 Earth Shares at a deemed price of $0.80 per Earth Share if the Amalgamation does not occur by the maturity date;

“Earth Options” means the outstanding options to acquire Earth Shares;

“Earth Receipts” means the 42,000,000 subscription receipts issued by Earth Energy pursuant to a private placement expected to close prior to the Amalgamation, at a price of $0.30 per Earth Receipt, each Earth Receipt entitling the holder to acquire one (1) Earth Unit immediately prior to the Amalgamation, without payment of additional consideration;

“Earth Securities” means the outstanding Earth Shares, Earth Options, Earth Receipts, Earth Units, Earth Warrants and Earth Notes, as the case may be;

“Earth Shares” means common shares of Earth Energy;

“Earth Units” means units of Earth Energy issuable upon the exercise of Earth Receipts, each Earth Unit being comprised of 0.25 of an Earth Share and 0.125 of an Earth Warrant;

“Earth Warrants” means the 5,250,000 warrants of Earth Energy forming part of the Earth Units, each Earth Warrant entitling the holder thereof to purchase one (1) Earth Share at a price of $1.60 per share and expiring on the date which is two years from the Effective Date.

“Effective Date” means the effective date of the Amalgamation being the date on which the Articles of Amalgamation are filed under the ABCA giving effect to the Amalgamation which is scheduled to occur on the Business Day following the date of the Meeting, or other date as may be agreed upon by Earth Energy and LMM Ventures;

“Effective Time” means 12:01 a.m. (Calgary time) on the Effective Date;

“Endeavour” means Endeavour Financial Ltd.;

“Foreign Private Issuer” means a “foreign private issuer” as defined in Rule 405 of the regulations under the U.S. Securities Act;

“GAAP” means generally accepted accounting principles, consistently applied in Canada;

“Governmental Authority” means any: (a) multinational, federal, provincial, state, regional, municipal, local or other government or any governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry, agency, domestic or foreign; (b) any subdivision, agent, commission, board or authority of any of the foregoing; or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; and (d) any stock exchange;

“Information Circular” means this management information circular and proxy statement dated March 14, 2011, together with all appendices hereto mailed or otherwise distributed by Earth Energy to the Shareholders in connection with the Meeting, together with any amendments thereto or supplements thereof;

“Insider” means any insider as such term is defined in the Securities Act (Alberta) R.S.A. 2000, c. S-4, as amended from time to time;

“Land Acquisition” means the acquisition by Earth Energy of bituminous leases in respect of 23,850 acres of undeveloped land located in Grand County, Utah from Wind River II Corporation pursuant to a Bituminous Sands Lease Transfer Agreement dated January 14, 2011;

“LMM Option Plan” means the incentive stock option plan of LMM Ventures;

“LMM Options” means options to purchase LMM Shares issued pursuant to the LMM Option Plan;

“LMM Securities” means LMM Shares, LMM Options and LMM Warrants, as the case may be;

“LMM Shares” means common shares of LMM Ventures;

“LMM Subco” means International LMM Subco Ltd., a wholly-owned subsidiary of LMM Ventures and a corporation incorporated pursuant to the ABCA;

“LMM Subco Shares” means the common shares in the capital of LMM Subco;

“LMM Ventures” means International LMM Ventures Corp., a corporation incorporated under the laws of British Columbia;

“LMM Warrants” means common share purchase warrants of LMM Ventures, each whole LMM Warrant entitling the holder to purchase one (1) LMM Share at a price of $0.40 per share for a period of two years from the Effective Date;

“Mailing Date” means the date on which the Information Circular and other documentation required in connection with the Meeting is mailed to the Shareholders in connection with the Meeting;

“Management” means the executive officers and senior officers of Earth Energy or LMM Ventures, as applicable;

“Material Adverse Change” or “Material Adverse Effect” means, with respect to a Person, any matter or action that has an effect or change that is, or would reasonably be expected to be, material and adverse to the business, results of operations, assets, capitalization, financial condition, rights, liabilities or prospects, contractual or otherwise, of such Person and its subsidiaries, if applicable, taken as a whole, other than any matter, action, effect or change relating to or resulting from: (i) a matter that has been publicly disclosed prior to the date of the Amalgamation Agreement disclosed in this Information Circular or otherwise disclosed in writing by a Party to the other Party prior to the date of the Amalgamation Agreement; (ii) any action or inaction taken by such Person to which the other Person had consented in writing; (iii) the announcement of the transactions contemplated by the Amalgamation or the Amalgamation Agreement; (iv) conditions affecting the oil and gas industry as a whole, including changes in commodity prices or Taxes; (v) general economic, financial, currency exchange, securities, banking or commodity market conditions in the United States, Canada or worldwide; or (vi) the Amalgamation Agreement or the Amalgamation;

“Meeting” means the annual and special meeting of the Shareholders to be held on April 8, 2011, and any adjournment(s) or postponement(s) thereof, to consider and, if thought fit, authorize, approve and adopt the Amalgamation Resolution and such other matters set out in the Notice of Meeting;

“Name Change” means the change of name of LMM Ventures to “US Oil Sands Inc.” or such other name as may be agreed upon by LMM Ventures and Earth Energy and approved by the TSXV;

“NEX” means the NEX board of the TSXV;

“NI 51-101” means National Instrument 51-101 — Standards of Disclosure for Oil and Gas Activities;

“Notice of Meeting” means the notice to the Shareholders of the Meeting, which notice accompanies this Information Circular;

“Optionholders” means the holders of Earth Options;

“Parties” means, collectively, the parties to the Amalgamation Agreement, and “Party” means any one of them;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate group, body corporate, corporation, unincorporated association or organization, Governmental Authority, syndicate or other entity, whether or not having legal status;

“Private Placement” has the meaning ascribed thereto under the heading “The Amalgamation — The Private Placement”;

“PR Spring Property” means bitumen leases owned by the Subsidiary in respect of 5,930 acres of land located in all or parts of: Sections 26, 27, 28, 33, 34, 35, 36 Twp. 15S, Rge. 23 E; Sections 31, 32, Twp. 15.5S, Rge. 24 E and Sections 4, 5, 6, 7, 8 Twp. 16S, Rge. 24 E, in the areas of Uinta and Grand Counties, Utah;

“Registrar” means the Registrar of Corporations or the Deputy Registrar of Corporations duly appointed pursuant to Section 263 of the ABCA;

“Resulting Issuer” means LMM Ventures following completion of the Amalgamation and the Name Change;

“Rule 802” means Rule 802 as adopted by the SEC under the regulations of the U.S. Securities Act;

“SEC” means the United States Securities and Exchange Commission;

“SEDAR” means the system for electronic document analysis and retrieval maintained by CDS Inc. under the website address “www.sedar.com”;

“Sproule” means Sproule U.S. Limited;

“Sproule Report” means the audit report dated December 7, 2009 and updated by letter dated February 23, 2011 of Sproule on the Discovered Bitumen Initially in Place and Earth Energy’s work program in respect of the PR Spring Property;

“Subsidiary” means Earth Energy Resources, Inc., a corporation incorporated under the laws of the State of Utah, which is wholly owned by Earth Energy;

“Tax Act” means the Income Tax Act, R.S.C. 1985, C. 1. (5th Supp), including the regulations promulgated thereunder, as amended from time to time;

“TSXV” means the TSX Venture Exchange;

“U.S.” or “United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia;

“U.S. Holder” means a “U.S. holder” as defined in Rule 800(h) of the regulations under the U.S. Securities Act;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder; and

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

ABBREVIATIONS

Oil and Natural Gas Liquids

Bbl	barrel
Bbls	barrels
Mbbls	Thousand barrels
Mmbbls	Million barrels
Mstb	1,000 stock tank barrels
Bbls/d	barrels per day
BOPD	barrels of oil per day
NGLs	natural gas liquids

Natural Gas

Mcf	Thousand cubic feet
MMcf	Million cubic feet
Mcf/d	Thousand cubic feet per day
Mcfe/d	Thousand cubic feet equivalent per day
MMcf/d	Million cubic feet per day
MMcfe/d	Million cubic feet equivalent per day
MMBTU	Million British Thermal Units
Bcf	Billion cubic feet

PRESENTATION OF OIL AND GAS INFORMATION

This Information Circular contains certain resource estimates. Certain terms used herein are defined in NI 51-101 or the Canadian Oil and Gas Evaluation (“COGE”) Handbook and, unless the context otherwise requires, shall have the same meanings in this short form prospectus as in NI 51-101 or the COGE Handbook. Estimates of resources always involve uncertainty, and the degree of uncertainty can vary widely between accumulations/projects and over the life of a project if discovered. Only “discovered” and “undiscovered” resources are included herein and these estimates have been provided as a range as follows:

•                                          Low Estimate: This is considered to be a conservative estimate of the Discovered or Undiscovered Resources volumes. It is likely that the actual volumes of Discovered or Undiscovered Resources will exceed the low estimate. If probabilistic methods are used, there should be a ninety percent probability that the actual volumes of Discovered or Undiscovered Resources will equal or exceed the low estimate.

•                                          Best Estimate: This is considered to be the best estimate of the Discovered or Undiscovered Resources volumes. It is equally likely that the actual volumes of Discovered or Undiscovered Resources will be greater or less than the best estimate. If probabilistic methods are used, there should be at least a fifty percent probability that actual volumes of Discovered or Undiscovered Resources will equal or exceed the best estimate.

•                                          High Estimate: This is considered to be an optimistic estimate of the Discovered or Undiscovered Resources volumes. It is unlikely that the actual volumes of Discovered or Undiscovered Resources will exceed the high estimate. If probabilistic methods are used, there should be at least a ten percent probability that the actual volumes of Discovered or Undiscovered Resources will equal or exceed the high estimate.

SUMMARY

The following is a summary of the principal features of the Amalgamation and certain other matters to be acted upon at the Meeting. This summary is provided for convenience of reference only and is qualified in its entirety by the more detailed information appearing elsewhere in this Information Circular, including the Appendices hereto and the information incorporated by reference herein. All capitalized terms used in this summary but not parenthetically defined herein have the meaning set forth herein under “Glossary of Terms”.

The Meeting

The Meeting will be held in the Angus-Northcote room at the Bow Valley Square Conference Centre, 205 — 5th Avenue S.W., Calgary, Alberta T2P 2V7, on Friday, April 8, 2011 at 9:30 a.m. (Calgary time) for the purposes set forth in the accompanying Notice of Meeting.  At the Meeting, Shareholders will be asked to consider and, if deemed advisable, pass, with or without variation: (i) the election of the board of directors for the ensuing year; (ii) the appointment of the auditors of Earth Energy; (iii) the Amalgamation Resolution; and (iv) to transact such further and other business as may properly be brought before the Meeting or any adjournment thereof. See “The Amalgamation” and “Particulars of Other Matters to be Acted Upon”.

The Amalgamation

On March 14, 2011, Earth Energy and LMM Ventures entered into the Amalgamation Agreement, a copy of which is attached as Appendix A to this Information Circular. The Amalgamation will result in reverse takeover of LMM Ventures by Earth Energy with the result that Shareholders will receive LMM Shares which are anticipated to be listed and posted for trading on the TSXV.  Pursuant to the terms of the Amalgamation Agreement, Shareholders will receive four (4) LMM Shares for each Earth Share held.  It is also anticipated that LMM will be renamed “US Oil Sands Inc.” in connection with the Amalgamation.  No fractional LMM Shares will be issued pursuant to the Amalgamation. For other terms and conditions of the Amalgamation, see “The Amalgamation — Conditions to the Amalgamation”.

In connection with the Amalgamation and pursuant to agreements to be entered into prior to the Effective Date, all of the issued and outstanding Earth Options and Earth Warrants will be exchanged for LMM Options and LMM Warrants on the basis of four (4) LMM Options for each Earth Option held and four (4) LMM Warrants for each Earth Warrant held.

The Amalgamation Agreement

The Amalgamation will be effected pursuant to the Amalgamation Agreement. The Amalgamation Agreement contains covenants, representations and warranties of and from each of Earth Energy and LMM Ventures and various conditions precedent, both mutual and with respect to each of Earth Energy and LMM Ventures.

This Information Circular contains a summary of certain provisions of the Amalgamation Agreement and is qualified in its entirety by the full text of the Amalgamation Agreement, which is attached as Appendix A to this Information Circular. See “The Amalgamation”.

Information Concerning Earth Energy

Earth Energy is a privately held, Canadian company working to commercialize the Ophus process — an environmentally responsible and bio-based chemical method of extracting hydrocarbons from sand and similar media.

Earth Energy’s head office is located at Suite 950, 633 - 6th Avenue SW, Calgary, Alberta, T2P 2Y5 and its registered office is located at 1900, 520 — 3rd Avenue S.W., Calgary, Alberta, T2P 0R3. Earth Energy has one wholly-owned subsidiary, Earth Energy Resources, Inc., a corporation incorporated under the laws of the State of Utah.  Earth Energy is not a reporting issuer under the securities laws of any jurisdiction and none of its securities are listed or posted for trading on any stock exchange;

For a description of the development of the business of Earth Energy, see Appendix D to this Information Circular.

Information Concerning LMM Ventures

LMM Ventures is a corporation incorporated under the laws of British Columbia.  LMM Ventures does not currently have any active business operations other than activities relating to the completion of the Amalgamation.

LMM Ventures is a reporting issuer in the provinces of British Columbia and Alberta and the LMM Shares trade on the NEX under the symbol “LMM.H”.  LMM Ventures’ head office is located at Suite 3123, Three Bentall Centre, 595 Burrard Street, P.O. Box 49139, Vancouver, BC V7X 1J1 and its registered office is located at 1600 — 609 Granville Street, P.O. Box 10068, Pacific Centre, Vancouver, BC V7Y 1C3. LMM Ventures has one subsidiary, LMM Subco.

For a description of the development of the business of LMM Ventures see Appendix C to this Information Circular.

Information Concerning the Resulting Issuer

The Resulting Issuer will be a corporation incorporated under the laws of British Columbia, which is anticipated to be renamed “US Oil Sands Inc.” in connection with the Amalgamation.  Subsequent to the Amalgamation, it is anticipated that the Resulting Issuer will be continued as a corporation under the laws of Alberta.  The Resulting Issuer will be a reporting issuer in the Provinces of British Columbia and Alberta.  It is a condition to the Amalgamation that the common shares of the Resulting Issuer will be traded on the TSXV.

The Resulting Issuers’ registered office will be located at 1900, 520 -3rd Avenue S.W., Calgary, Alberta T2P 0R3 and its head office will be located at Suite 950, 633 — 6th Avenue S.W., Calgary, Alberta T2P 2Y5.  After giving effect to the Amalgamation, the Resulting Issuer will have one wholly-owned subsidiary, being Amalco, a corporation amalgamated under the laws of Alberta and Amalco will continue to have one wholly-owned subsidiary, being, Earth Energy Resources, Inc., a corporation incorporated under the laws of the State of Utah.

Upon completion of the Amalgamation the board of directors of the Resulting Issuer shall consist of H. Douglas Hunter, Verne G. Johnson, James A. Banister, Ken M. Stephenson and Edward Chwyl. Verne G. Johnson will be the Chief Executive Officer, D. Glen Snarr will be the President, Chief Financial Officer and Corporate Secretary, Barclay E. Cuthbert will be the Vice-President, Operations and Timothy J. Wall will be the Vice-President, Engineering.

For a description of the Resulting Issuer, see Appendix E to this Information Circular.

The Private Placement

It is a condition to the Amalgamation that Earth Energy complete the Private Placement for 42,000,000 Earth Receipts at a price of $0.30 per Earth Receipt for aggregate gross proceeds for approximately $12.6 million.  Each Earth Receipt shall, without the payment of any additional consideration and without any further action on the part of the holder thereof, be exercised immediately prior to the Amalgamation for 0.25 of an Earth Share and 0.125 of an Earth Warrant with each whole Earth Warrant entitling the holder to acquire one (1) Earth Share at a price of $1.60 per share for a period of two years from the Effective Date. The Private Placement is expected to close prior to the Amalgamation.

Such Earth Shares shall be immediately exchanged under the Amalgamation for LMM Shares on the basis of four (4) LMM Shares for each Earth Share.  Holders of Earth Receipts will have agreed pursuant to the terms of the agreements respecting the subscription for Earth Receipts, to exchange their Earth Warrants for LMM Warrants on the basis of four (4) LMM Warrants for each Earth Warrant.  Each LMM Warrant will entitle the holder to acquire one (1) LMM Share at a price of $0.40 per share for a period of two years from the Effective Date.

Upon completion of the Amalgamation, the proceeds of the Private Placement shall be released to Earth Energy. The net proceeds of the Private Placement will be used to fund ongoing exploration and development activities and for general corporate purposes. In the event that the Amalgamation is not completed by April 30, 2011, the proceeds of the Private Placement will be returned to holders of Earth Receipts with accrued interest (if any) and the Earth Receipts will be cancelled, in each case, without further action on the part of holders of the Earth Receipts.

This Information Circular does not constitute an offer to sell or a solicitation to purchase Earth Receipts or any underlying Earth Units, Earth Shares or Earth Warrants.  There is no certainty that Earth Energy will complete all or any portion of the Private Placement.

See “The Amalgamation — The Private Placement”.

Bridge Loan and Mandate Agreement

On February 1, 2011, the $3,000,000 Bridge Loan was advanced to Earth Energy to fund the Land Acquisition and to provide working capital for certain operating activities, including a coring program and engineering activities.  The Bridge Loan was advanced in exchange for the Earth Notes.  The Amalgamation is conditional on repayment of the Earth Notes.

Furthermore, pursuant to its mandate agreement with LMM Ventures, Endeavour will be issued 2,100,000 LMM Shares upon the closing of the Amalgamation.

There is no certainty that Earth Energy will complete the Land Acquisition.

See “The Amalgamation — Bridge Loan and Mandate Agreement”.

Background to and Reasons for the Amalgamation

Management and the directors of Earth Energy regularly review Earth Energy’s strategic objectives and opportunities available to Earth Energy in order that Shareholder value may be maximized.  A description of the background to and the reasons for the Amalgamation can be found under “The Amalgamation — Background to and Reasons for the Amalgamation”.

Benefits of the Amalgamation to Shareholders

In arriving at its conclusion to recommend the Amalgamation to Shareholders, the board of directors of Earth Energy considered a number of financial, operational and other factors, including metrics of the proposed transaction, the long-term prospects for growth of Earth Energy on a stand-alone basis, the long-term prospects for growth of LMM Ventures and the prospects for the combined operations of LMM Ventures and Earth Energy.

Earth Energy’s board of directors believes that the Amalgamation is in the best interests of Shareholders and that it provides a number of benefits to Shareholders including the following:

(i)            the combination of Earth Energy and LMM Ventures will result in a larger, more competitive organization, with improved liquidity in the market, extensive exploration and development capacity, larger market capitalization and stronger financial position;

(ii)           the combined company will have greater financial resources than Earth Energy, enabling it to undertake opportunities relating to the exploration and development of its oil sands properties.  As a result, subsequent to the completion of the Amalgamation, LMM Ventures will be able to accelerate the development, exploration and production of Earth Energy’s existing portfolio of oil sands opportunities;

(iii)          it is anticipated that LMM Ventures will have greater access to capital in global markets than Earth Energy, which will enable LMM Ventures to exploit current and future acquisition opportunities, compete effectively for acquisitions and pursue growth initiatives more efficiently than Earth Energy; and

(iv)          it is a condition that the LMM Shares are approved for listing on the TSXV, which is expected to improve liquidity for Shareholders through the exchange of Earth Shares for LMM Shares.

See “The Amalgamation — Benefits of the Amalgamation to the Shareholders”.

Recommendation of the Board of Directors of Earth Energy

The board of directors of Earth Energy unanimously recommends that the Shareholders vote for the Amalgamation Resolution.

In reaching the foregoing conclusion, the board of directors of Earth Energy considered a number of factors which they believed to be relevant.  See “The Amalgamation — Recommendation of the Board of Directors of Earth Energy”.

As of the date hereof, the directors and officers of Earth Energy and their associates beneficially own, directly or indirectly, or exercise control or discretion over an aggregate of approximately 6,861,222 Earth Shares representing approximately 25.98% of the issued and outstanding Earth Shares. All of the directors and officers of Earth Energy have indicated they intend to vote all of their Earth Shares in favour of the Amalgamation Resolution.

Effect of the Amalgamation and Post-Amalgamation Structure

General

Pursuant to the Amalgamation, LMM Ventures will acquire all of the currently issued and outstanding Earth Shares in exchange for an aggregate of approximately 105,631,324 LMM Shares. On completion of the Amalgamation, assuming: (i) there are no Dissenting Shareholders; (ii) none of the Earth Options or LMM Options are exercised prior to the Effective Date; (iii) repayment of all of the Earth Notes; (iv) issuance of 2,100,000 LMM Shares to Endeavour; and (v) issuance of 42,000,000 Earth Receipts pursuant to the Private Placement, an aggregate of approximately 249,018,329 LMM Shares, 17,638,000 LMM Options and 21,000,000 LMM Warrants will be issued and outstanding immediately following completion of the Amalgamation.

See “The Amalgamation - Steps of the Amalgamation”.

Effect on Holders of Earth Shares

On completion of the Amalgamation, holders of Earth Shares will receive, for each Earth Share held, four (4) LMM Shares and Earth Energy will amalgamate with LMM Subco to form Amalco, which shall be a wholly-owned subsidiary of the Resulting Issuer.

See “The Amalgamation — Effects of the Amalgamation and Post-Amalgamation Structure — Effect on Holders of Earth Shares”.

Effect on Holders of Earth Options

It is a condition to the Amalgamation that holders of Earth Options agree to exchange their Earth Option for LMM Options to purchase that number of LMM Shares equal to the number of Earth Shares subject to such Earth Option multiplied by four (4) at an exercise price per LMM Share equal to the exercise price per Earth Share of such Earth Option immediately prior to the Effective Time divided by four (4) and such Earth Options shall thereupon be cancelled.

See “The Amalgamation — Effects of the Amalgamation and Post-Amalgamation Structure — Effect on Holders of Earth Options”.

Effect on Holders of Earth Receipts

Each Earth Receipt shall, without the payment of any additional consideration and without any further action on the part of the holder thereof, be exercised for 0.25 of an Earth Share and 0.125 of an Earth Warrant immediately prior to the completion of the Amalgamation. Such Earth Shares shall be exchanged under the Amalgamation for LMM Shares on the basis of four (4) LMM Shares for each Earth Share. Holders of Earth Receipts will have agreed pursuant to the terms of the agreements respecting the subscription for Earth Receipts, to automatically exchange their Earth Warrants issuable on exercise of their Earth Receipts for LMM Warrants on the basis of four (4) LMM Warrants for each Earth Warrant on completion of the Amalgamation.

In the event that the Amalgamation is not completed on or prior to April 30, 2011, the proceeds of the Private Placement will be returned to the holders of Earth Receipts with accrued interest (if any) and the Earth Receipts will be cancelled, in each case, without further action on the part of holders of the Earth Receipts.

See “The Amalgamation —Effects of the Amalgamation and Post-Amalgamation Structure — Effect on Holders of Earth Receipts”.

Conditions to the Amalgamation

The respective obligations of the Parties to complete the transactions contemplated by the Amalgamation are subject to a number of conditions that must be satisfied or waived in order for the Amalgamation to become effective. Upon all of the conditions being fulfilled or waived, the Amalgamation Agreement requires Earth Energy to file Articles of Amalgamation with the Registrar in order to give effect to the Amalgamation. A summary of the conditions to the Amalgamation is provided in the main body of this Information Circular under the heading “The Amalgamation— Conditions to the Amalgamation”. A copy of the Amalgamation Agreement is attached as Appendix A to this Information Circular.

Procedure for the Amalgamation to Become Effective

Procedural Steps

The following procedural steps must be taken in order for the Amalgamation to become effective: (a) the Amalgamation must be approved by 66 2/3% of the votes cast by Shareholders present in person or by proxy at the Meeting; (b) all conditions precedent to the Amalgamation must be satisfied or waived by the appropriate party; and (c) the Articles of Amalgamation in the form prescribed by the ABCA must be filed with the Registrar.

Shareholder Approval

The Amalgamation Resolution must be approved by 66 2/3% of the votes cast by Shareholders present in person or by proxy, at the Meeting. See “The Amalgamation — Procedure for the Amalgamation to Become Effective — Shareholder Approval”, “The Amalgamation — Securities Law Matters” and “General Proxy Matters — Proxy Voting”. In the event that the requisite approval of the Shareholders is not received, the Amalgamation will not proceed.

Notwithstanding the foregoing, the Amalgamation Resolution authorizes the board of directors of Earth Energy, without further notice to or approval of the Shareholders, subject to the terms of the Amalgamation Agreement, to amend the Amalgamation Agreement or to decide not to proceed with the Amalgamation at any time prior to the Amalgamation becoming effective. See Appendix B to this Information Circular for the full text of the Amalgamation Resolution.

Securities Law Matters

The LMM Shares to be issued under the Amalgamation will be issued in reliance on exemptions from prospectus requirements of applicable Canadian securities laws. The LMM Shares to be issued under the Amalgamation will be freely tradable (other than as a result of any control block restrictions which may arise) under applicable securities laws in Canada. The issue and exchange of LMM Shares pursuant to the Amalgamation have not been and will not be registered under the U.S. Securities Act or the securities laws of any state of the United States and will be issued and exchanged in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereof and applicable state securities laws in reliance upon similar exemptions under applicable state securities laws. The LMM Securities may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and any applicable securities laws of the states of the United States.  See “Information for United States Shareholders” and “The Amalgamation— Securities Law Matters”.

Stock Exchange Listing Approval

Earth Energy is not a reporting issuer under the securities laws of any jurisdiction and none of its securities, including the Earth Shares, are listed and posted for trading on any stock exchange.

The currently outstanding LMM Shares are listed for trading on the NEX under the symbol “LMM.H”. The LMM Shares were halted from trading on the NEX on January 18, 2011 and will remain halted pending the receipt and review of acceptable documentation by the TSXV regarding the Amalgamation, pursuant to the policies of the TSXV.

It is anticipated that the Amalgamation, which will constitute a reverse takeover of LMM Ventures by Earth Energy, will constitute LMM Ventures’ “reactivation” in order to graduate to Tier 2 of the TSXV, pursuant to the policies of the TSXV.

It is a condition to the completion of the Amalgamation that the TSXV conditionally approve the Amalgamation and the listing of the LMM Shares currently issued and outstanding, as well as those LMM Shares issued pursuant to the Amalgamation.

See “The Amalgamation — Procedure for the Amalgamation to Become Effective - Stock Exchange Listing Approval”.

Third Party Approvals

The Amalgamation is also conditional upon the receipt of all necessary third party consents and approvals.

See “The Amalgamation — Conditions to the Amalgamation”.

Timing

Subject to all conditions precedent to the Amalgamation being satisfied or waived by the appropriate Party, the Amalgamation will become effective upon the filing with the Registrar of a copy of the Articles of Amalgamation. If the Meeting is held and the Amalgamation Resolution is approved by the Shareholders and all other conditions are satisfied or waived, Earth Energy expects that the Amalgamation will be completed on the Business Day following the date of the Meeting. Completion of the Amalgamation could be delayed, however, for a number of reasons.

See “The Amalgamation — Timing”.

Procedure for Receipt of LMM Shares

All issued and outstanding Earth Shares will be deemed to be cancelled, void and of no further force and effect without any further formality upon the Amalgamation becoming effective.  LMM Ventures shall forward certificates representing the LMM Shares to which former holders of Earth Shares are entitled to under the Amalgamation as soon as reasonably practicable after the Effective Date.  See “The Amalgamation — Procedure for Receipt of LMM Shares”.

Treatment of Fractional LMM Shares

No fractional LMM Shares will be issued to registered Shareholders. In the event that the Amalgamation results in a registered Shareholder being entitled to a fractional LMM Share, the number of LMM Shares issued to such registered Shareholder shall be rounded up to the next greater whole number of LMM Shares, as applicable, if the fractional entitlement is equal to or greater than 0.5, and shall be rounded down to the next lesser whole number of LMM Shares, as applicable, if the fractional entitlement is less than 0.5. In calculating such fractional interests, all Earth Shares, as applicable, registered in the name of each Shareholder shall be aggregated.

Dissent Rights

Pursuant to the Section 191 of the ABCA, registered Shareholders have the right to dissent with respect to the Amalgamation Resolution by providing a written objection to the Amalgamation Resolution to Earth Energy, to Borden Ladner Gervais LLP, Suite 1900, 520— 3rd Avenue S.W., Calgary, Alberta, T2P 0R3, Attention: Lloyd McLellan, by 12:00

p.m. (Calgary time) on April 7, 2011 being the Business Day immediately preceding the date of the Meeting, or the Business Day immediately preceding the date of any adjournment or postponement of the Meeting.

In the event the Amalgamation becomes effective, each Shareholder who properly dissents and becomes a Dissenting Shareholder will be entitled to be paid the fair value of the Earth Shares in respect of which such holder dissents in accordance with Section 191 of the ABCA.  A Shareholder who votes for the Amalgamation shall not be entitled to dissent. A Dissenting Shareholder may dissent only with respect to all of the Earth Shares held by such Dissenting Shareholder. See Appendix F for a copy of the provisions of Section 191 of the ABCA.

The statutory provisions covering the right to dissent are technical and complex. Failure to strictly comply with the requirements set forth in Section 191 of the ABCA may result in the loss of any right to dissent. Persons who are beneficial owners of Earth Shares registered in the name of a broker, dealer, bank, trust company or other nominee who wish to dissent should be aware that only the registered holder is entitled to dissent. Accordingly, a beneficial owner of Earth Shares desiring to exercise Dissent Rights must make arrangements for such beneficially owned Earth Shares to be registered in such holder’s name prior to the time the written objection to the Amalgamation Resolution is required to be received by Earth Energy, or alternatively, make arrangements for the registered holder of such Earth Shares to dissent on such holder’s behalf. Pursuant to Section 191 of the ABCA, a Shareholder is only entitled to dissent to all of the Earth Shares held by such Dissenting Shareholder or on behalf of any one beneficial owner and registered in the name of the Dissenting Shareholder. See “Right of Dissent” and Appendix F.

It is a condition to the Amalgamation that Shareholders holding not greater than 5% of the outstanding Earth Shares shall have exercised Dissent Rights in respect of the Amalgamation that have not been withdrawn as of the Effective Date. See “Right of Dissent”.

Risk Factors

There are certain risk factors associated with the Amalgamation which should be carefully considered by Shareholders, including the fact that the Amalgamation may not be completed, if among other things, the Amalgamation Resolution is not approved at the Meeting, or if any other conditions precedent to the completion of the Amalgamation is not satisfied or waived as applicable.  See “The Amalgamation — Risk Factors Relating to the Amalgamation”.

If the Amalgamation is completed as contemplated, Earth Energy will amalgamate with LMM Subco to form Amalco, which will be a wholly-owned subsidiary of LMM Ventures.  Following the Amalgamation, LMM Ventures will be engaged in the same business as Earth Energy was engaged prior to the Amalgamation.  There are numerous risk factors associated with such business.

See “Information Concerning the Resulting Issuer — Risk Factors” in Appendix E to this Information Circular.

Shareholders are encouraged to obtain independent legal, tax and investment advice in their jurisdiction of residence with respect to the Information Circular and the consequences of the Amalgamation and the holding of LMM Shares.

GENERAL PROXY MATTERS

Solicitation of Proxies

This Information Circular is provided in connection with the solicitation of proxies by the Management of Earth Energy, for use at the Meeting for the purposes set forth in the accompanying Notice of Meeting. In addition to solicitation by mail, proxies may be solicited by personal interviews, telephone or other means of communication and by directors, officers and employees of Earth Energy, respectively, who will not be specifically remunerated therefore. Any solicitation costs will be borne by Earth Energy.

The Meeting is being called for the purposes set forth in the accompanying Notice of Meeting, including seeking the requisite approval of the Amalgamation by the Shareholders.

Appointment and Revocation of Proxies

The Persons named in the enclosed form of proxy for the Meeting are directors and officers of Earth Energy. A Shareholder has the right to appoint a Person (who need not be a Shareholder) other than the Persons designated in the form of proxy provided by Earth Energy to represent the Shareholder at the Meeting. To exercise this right, the Shareholder should strike out the names of the Earth Energy Management designees in the enclosed form of proxy and insert the name of the desired representative in the blank space provided in the form of proxy or submit another appropriate form of proxy. In order to be effective, a proxy for the Meeting must be forwarded so as to reach, or be deposited with the transfer agent of Earth Energy, Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1, Attention: Proxy Department, Fax: (416) 263-9524 or 1-866-249-7775 not less than 48 hours before the time of the Meeting or any adjournment thereof. The proxy shall be in writing and executed by the Shareholder, or such Shareholder’s attorney authorized in writing, or if such Shareholder is a corporation, under its corporate seal or by a duly authorized officer or attorney.

A Shareholder who has given a proxy may revoke it at any time before it is exercised. In addition to revocation in any other manner permitted by law, a Shareholder may revoke a proxy by instrument in writing executed by the Shareholder or such Shareholder’s attorney authorized in writing, or, if the Shareholder is a corporation, under its corporate seal or by an officer or attorney thereof, duly authorized, and deposited either at the registered office of Earth Energy at any time up to and including the last Business Day preceding the day of the Meeting, or any adjournment thereof, at which the proxy is to be used, or with the Chairman of the Meeting on the day of the Meeting, or any adjournment thereof. The registered office of Earth Energy is as set forth elsewhere in this Information Circular.

Proxy Voting

All Earth Shares represented at the Meeting by properly completed and executed proxies in favour of the Amalgamation will be voted on any ballot that may be called for and, where a choice with respect to any matter to be acted upon has been specified in the proxy, Earth Shares represented by the proxy will be voted in accordance with such instructions. In the absence of any such instruction, the Persons whose names appear on the printed form of proxy will vote in favour of the matter set out thereon. If any other business or amendments or variations to the matter identified in the Notice of Meeting properly come before the Meeting, then discretionary authority is conferred upon the Persons appointed in the proxy to vote in the manner they see fit.

Voting Earth Shares and Principal Holders Thereof

Earth Energy is authorized to issue an unlimited number of Earth Shares without nominal or par value. As of the date hereof, there were 26,407,831 Earth Shares issued and outstanding which are the only issued and outstanding voting securities of Earth Energy. Each issued Earth Share in the capital of Earth Energy carries the right to one vote. To the knowledge of the directors and officers of Earth Energy as at the date hereof, other than as set forth below, no Person beneficially owns or controls or directs, directly or indirectly, voting securities of Earth Energy carrying 10% or more of the voting rights attached to the voting securities of Earth Energy.

Name and Province of Residence	Number of Earth Shares	Percentage of Issued and Outstanding Earth Shares
Kevin Ophus Alberta, Canada	2,866,166	10.85%

Quorum — Meeting

At the Meeting, a quorum shall consist of two or more persons either present in person or represented by proxy and representing in the aggregate not less than 20% of the votes attached to all outstanding Earth Shares entitled to vote at the Meeting. If a quorum is not present at the opening of the Meeting, the Shareholders present or represented may adjourn the Meeting to a fixed time and place but not transact any other business.

Record Date

Only Shareholders of record as at the close of business on the day before the Mailing Date are entitled to receive the Notice of the Meeting. Shareholders of record will be entitled to vote the Earth Shares held by them as at the record date, unless any such Shareholder transfers Earth Shares after the record date and the transferee of those Earth Shares, having produced properly endorsed certificates evidencing such Earth Shares or having otherwise established ownership of such Earth Shares, demands, at least ten (10) days before the Meeting, that the transferee’s name be included in the list of Shareholders entitled to vote at the Meeting, in which case such transferee shall be entitled to vote such Earth Shares at the Meeting.

THE AMALGAMATION

General

The Amalgamation will become effective on the Effective Date, subject to the satisfaction or waiver of applicable conditions. The Amalgamation will result in a reverse takeover of LMM Ventures by Earth Energy with the result that Shareholders will receive LMM Shares which are anticipated to be listed and posted for trading on the TSXV.  Pursuant to the terms of the Amalgamation Agreement, Shareholders will receive four (4) LMM Shares for each issued and outstanding Earth Share held.  The disclosure of the principal features of the Amalgamation, as summarized below, is qualified in its entirety by reference to the full text of the Amalgamation Agreement which is attached as Appendix A to this Information Circular. Readers are encouraged to carefully review the Amalgamation Agreement, as it contains the specific terms and conditions governing the Amalgamation.

In connection with the Amalgamation and pursuant to agreements to be entered into prior to the Effective Date, all of the issued and outstanding Earth Options and Earth Warrants will be exchanged for LMM Options and LMM Warrants on the basis of four (4) LMM Options for each Earth Option held and four (4) LMM Warrants for each Earth Warrant held.

Background to and Reasons for the Amalgamation

The board of directors of Earth Energy continually examines opportunities to advance the interests of Earth Energy and the Shareholders and to maximize Shareholder value. As part of this ongoing process, the board of directors of Earth Energy has considered various alternatives, including maintaining the status quo, accelerating capital expenditures with the attendant issues of access to capital, business combinations and other strategic opportunities. Since 2008, with the increased volatility in oil and gas prices and the global economic downturn, these considerations have become increasingly relevant. The board of directors of Earth Energy had recently been evaluating the prospect of a business combination.

At various times and in addition to private equity financing efforts, during the past year Earth Energy has held informal discussions with third party oil and gas producers regarding possible strategic alternatives involving Earth Energy, including potential business combinations.

On December 23, 2010, LMM Ventures presented Earth Energy with a confidential non-binding proposal from LMM Ventures to acquire Earth Energy for LMM Shares. LMM Ventures’ proposal was subject to completion of satisfactory due diligence and negotiation of definitive transaction documents.

On December 29, 2010, the board of directors of Earth Energy discussed the non-binding proposal from LMM Ventures. After considering the proposal and comparing it to various alternatives, such as initiating a broad canvas of the market and other alternatives, and having received advice as to their fiduciary duties from Earth Energy’s legal counsel, Borden Ladner Gervais LLP, the board of directors of Earth Energy determined to pursue the LMM Ventures’ proposal. The board of directors determined that the approach by LMM Ventures could result in an attractive opportunity for Shareholders that may not be available if a canvas of the market was undertaken.

On January 18, 2011, a non-binding letter of intent, setting forth the basis of LMM Ventures’ offer, was executed, which letter of intent provided a standstill and exclusivity period in favour of LMM Ventures until February 18, 2011. On January 24, 2011, a press release was issued announcing the entering into of the non-binding letter of intent.

Between January 18, 2011 and March 14, 2011, the terms and conditions of the Amalgamation Agreement were negotiated. Throughout this period, each of Earth Energy and LMM Ventures conducted due diligence on their respective businesses and operations. Management of Earth Energy continued to communicate informally with the non-management members of the board of directors of Earth Energy regarding the proposed transaction.

The board of directors of Earth Energy considered the offer made by LMM Ventures, the terms of the Amalgamation Agreement and receive advice from its legal counsel in respect of its fiduciary duties.

As part of its deliberations, the board of directors of Earth Energy reviewed the business plan of Earth Energy and the risks involved in executing the plan, the strategic fit of Earth Energy with LMM Ventures and the opportunity for increased access to development capital and liquidity benefits which an LMM Ventures business combination offered to the Shareholders.

It was the view of the board of directors of Earth Energy that the potential benefits associated with a business combination with LMM Ventures exceeded those that could be achieved by Earth Energy with the execution of its business plan or those from other identifiable alternatives.

On February 28, 2011, the board of directors of Earth Energy approved: (i) the Amalgamation; (ii) the entering into of the Amalgamation Agreement: (iii) the recommendation that the Shareholders approve the Amalgamation; and (iv) the materials for distribution to the Shareholders in connection with the Meeting. On March 14, 2011, Earth Energy and LMM Ventures entered into the Amalgamation Agreement.

Benefits of the Amalgamation to Shareholders

In arriving at its conclusion to recommend the Amalgamation to Shareholders, the board of directors of Earth Energy considered a number of financial, operational and other factors, including metrics of the proposed transaction, the long-term prospects for growth of Earth Energy on a stand-alone basis, the long-term prospects for growth of LMM Ventures and the prospects for the combined operations of LMM Ventures and Earth Energy.

Earth Energy’s board of directors believes that the Amalgamation is in the best interests of Shareholders and that it provides a number of benefits to Shareholders including the following:

(i)            the combination of Earth Energy and LMM Ventures will result in a larger, more competitive organization, with improved liquidity in the market, extensive exploration and development capacity, larger market capitalization and stronger financial position;

(ii)           the combined company will have greater financial resources than Earth Energy, enabling it to undertake opportunities relating to the exploration and development of its oil sands properties.  As a result, subsequent to the completion of the Amalgamation, Earth Energy will be able to accelerate the development, exploration and production of Earth Energy’s existing portfolio of oil sands opportunities;

(iii)          it is anticipated that LMM Ventures will have greater access to capital in global markets than Earth Energy, which will enable LMM Ventures to exploit current and future acquisition opportunities, compete effectively for acquisitions and pursue growth initiatives more efficiently than Earth Energy; and

(iv)          it is a condition that the LMM Shares are approved for listing on the TSXV, which is expected to improve liquidity for Shareholders through the exchange of Earth Shares for LMM Shares.

Recommendation of the Board of Directors of Earth Energy

The board of directors of Earth Energy unanimously recommends that the Shareholders vote FOR the Amalgamation Resolution.  In reaching its conclusions and formulating its recommendation, the board of directors of Earth Energy considered a number of factors in addition to those described elsewhere in this Information Circular, including, but not limited to, the following:

(i)            the benefits of the Amalgamation as outlined elsewhere in this Information Circular;

(ii)           the terms of the Amalgamation Agreement;

(iii)          a review of Earth Energy’s strategic objectives and the optimal structure of Earth Energy to maximize value to the Shareholders;

(iv)          information relating to the financial condition, results of operations and business of both Earth Energy and LMM Ventures, on both a historical and prospective basis, and current economic and market conditions generally and particularly in the petroleum and natural gas industry;

(v)           the knowledge and views of the members of the board of directors of Earth Energy as to the business, operations, tax position, properties, financial position, financial opportunities available to, and prospects of, Earth Energy and the risks involved in realizing on those prospects;

(vi)          the historical market price, recent trading patterns and financial information relating to other companies engaged in the same business as Earth Energy; and

(vii)         the Amalgamation must receive the appropriate approval from the Shareholders.

The foregoing discussion of the information and factors considered and evaluated by the board of directors of Earth Energy is not intended to be exhaustive. In reaching the determination to approve the recommendation and the Amalgamation Resolution, the board of directors of Earth Energy did not assign any relative or specific weight to the factors that were considered, and individual directors may have given different weight to each factor. There are risks associated with the Amalgamation, including that some of the potential benefits set forth in this Information Circular may not be realized or that there may be significant costs associated with realizing such benefits. See “The Amalgamation — Risk Factors related to the Amalgamation”.

As of the date hereof, the directors and officers of Earth Energy and their associates beneficially own, directly or indirectly, or exercise control or discretion over an aggregate of approximately 6,861,222 Earth Shares representing approximately 25.98% of the issued and outstanding Earth Shares. All of the directors and officers of Earth Energy have indicated they intend to vote all of their Earth Shares in favour of the Amalgamation Resolution.

The Private Placement

It is a condition to the Amalgamation that Earth Energy complete a private placement for 42,000,000 Earth Receipts at a price of $0.30 per Earth Receipt for aggregate gross proceeds for approximately $12.6 million (the “Private Placement”).  Each Earth Receipt shall, without the payment of any additional consideration and without any further action on the part of the holder thereof, be exercised immediately prior to the Amalgamation for 0.25 of an Earth Share and 0.125 of an Earth Warrant and with each whole Earth Warrant entitling the holder to acquire one Earth Share at a price of $1.60 per share for a period of two years from the Effective Date. The Private Placement is expected to close prior to the Amalgamation.

Such Earth Shares shall be immediately exchanged under the Amalgamation for LMM Shares on the basis of four (4) LMM Shares for each Earth Share.  Holders of Earth Receipts will have agreed pursuant to the terms of the agreements respecting the subscription for Earth Receipts, to exchange their Earth Warrants for LMM Warrants on the basis of four (4) LMM Warrants for each Earth Warrant.  Each LMM Warrant will entitle the holder to acquire one (1) LMM Share at a price of $0.40 per share for a period of two years from the Effective Date.

Upon completion of the Amalgamation, the proceeds of the Private Placement shall be released to Earth Energy. The net proceeds of the Private Placement will be used to fund ongoing exploration and development activities and for general corporate purposes. In the event that the Amalgamation is not completed by April 30, 2011, the proceeds of the Private Placement will be returned to holders of Earth Receipts with accrued interest (if any) and the Earth Receipts will be cancelled, in each case, without further action on the part of holders of the Earth Receipts.

This Information Circular does not constitute an offer to sell or a solicitation to purchase Earth Receipts or any underlying Earth Units, Earth Shares and Earth Warrants.  There is no certainty that Earth Energy will complete all or any portion of the Private Placement.

Bridge Loan and Mandate Agreement

On February 1, 2011, the $3,000,000 Bridge Loan was advanced to Earth Energy to fund the Land Acquisition and to provide working capital for certain operating activities, including a coring program and engineering activities.  The Bridge Loan was advanced in exchange for the Earth Notes.  The Amalgamation is conditional on repayment of the Earth Notes.

Furthermore, pursuant to its mandate agreement with LMM Ventures, Endeavour will be issued 2,100,000 LMM Shares upon the closing of the Amalgamation.

There is no certainty that Earth Energy will complete the Land Acquisition.

Effect of the Amalgamation and Post-Amalgamation Structure

General

Pursuant to the Amalgamation, Shareholders will receive for each Earth Share held, four (4) LMM Shares.  LMM Ventures will acquire all of the currently issued and outstanding Earth Shares in exchange for an aggregate of approximately 105,631,324 LMM Shares. On completion of the Amalgamation, assuming: (i) there are no Dissenting Shareholders; (ii) none of the Earth Options or LMM Options are exercised prior to the Effective Date; (iii) repayment of all of the Earth Notes; (iv) issuance of 2,100,000 LMM Shares to Endeavour; and (v) issuance of 42,000,000 Earth Receipts pursuant to the Private Placement, an aggregate of approximately 249,018,329 LMM Shares and 17,638,000 LMM Options and 21,000,000 LMM Warrants will be issued and outstanding immediately following completion of the Amalgamation.

Effect on Holders of Earth Shares

On completion of the Amalgamation, holders of Earth Shares will receive, for each Earth Share held, four (4) LMM Shares and Earth Energy will amalgamate with LMM Subco to form Amalco, which will be a wholly-owned subsidiary of the Resulting Issuer.

Effect on Holders of Earth Options

It is a condition to the Amalgamation that holders of Earth Options agree to exchange their Earth Option held for LMM Options to purchase that number of LMM Shares equal to the number of Earth Shares subject to such Earth Shares multiplied by four (4) at an exercise price per LMM Share equal to the exercise price of such Earth Option immediately prior to the Effective Time, divided by four (4) and such Earth Option shall be thereupon cancelled.

Effect on Holders of Earth Receipts

Each Earth Receipt shall, without the payment of any additional consideration and without any further action on the part of the holder thereof, be exercised for 0.25 of an Earth Share on 0.125 of an Earth Warrant immediately prior to the completion of the Amalgamation. Such Earth Shares shall be exchanged under the Amalgamation for LMM Shares on the basis of four (4) LMM Shares for each Earth Share.  Holders of Earth Receipts will have agreed pursuant to the terms of the agreements respecting the subscription for Earth Receipts, to automatically exchange their Earth Warrants for LMM Warrants on the basis of four (4) LMM Warrants for each Earth Warrant on completion of the Amalgamation.

In the event that the Amalgamation is not completed on or prior to April 30, 2011, the proceeds of the Private Placement will be returned to the holders of Earth Receipts with accrued interest (if any) and the Earth Receipts will be cancelled, in each case, without further action on the part of holders of the Earth Receipts.

Steps of the Amalgamation

The following is a summary only and reference should be made to the full text of the Amalgamation Agreement and the Amalgamation Agreement set forth in Appendix A to this Information Circular.

Pursuant to the Amalgamation, at the Effective Time:

(i)                                   each issued and outstanding LMM Subco Share shall be converted into one Amalco Share;

(ii)                                subject to (iii) below, each Shareholder shall be entitled to receive four (4) LMM Shares for each Earth Share held by such holder:

(iii)                             no fractional LMM Shares will be issued.  In the event that a Shareholder would otherwise be entitled to a fractional LMM Share hereunder, the number of LMM Shares issued to such Shareholder shall be rounded up to the next greater whole number of LMM Shares if the fractional entitlement is equal to or greater than 0.5 and shall, without any additional compensation, be rounded down to the next lesser whole number of LMM Shares if the fractional entitlement is less than 0.5.  In calculating such fractional interests, all Earth Shares registered in the name of or beneficially held by such Shareholder or their nominee shall be aggregated;

(iv)                            the Amalgamation of LMM Subco and Earth Energy shall be effective;

(v)                               pursuant to the provisions of the subscription agreements for Earth Receipts and the adjustment provisions of the Earth Warrants, the Earth Warrants will be exchanged for LMM Warrants on the basis of four (4) LMM Warrants for each Earth Warrant held prior to the Effective Time; and

(vi)                            Earth Options will be exchanged for LMM Options on the basis of four (4) LMM Options for each one (1) Earth Option held prior to the Effective Time, with each LMM Option having an exercise price equal to one-fourth of the exercise price of the Earth Option exchanged.

Amendments to the Amalgamation Agreement

The Amalgamation Agreement may at any time and from time to time before or after the holding of the Meeting be amended by written agreement of the Parties thereto without, subject to Applicable Law, further notice to or authorization on the part of their respective securityholders and any such amendment may, without limitation:

(i)                                   change the time for performance of any of the obligations or acts of the Parties;

(ii)                                waive any inaccuracies or modify any representation or warranty contained therein or in any document delivered pursuant thereto;

(iii)                             waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; or

(iv)                            waive compliance with or modify any other conditions precedent contained therein;

provided that no such amendment reduces or materially adversely affects the consideration to be received by a securityholder of Earth Energy without approval by the affected securityholders given in the same manner as required for the approval of the Amalgamation.

Conditions to the Amalgamation

Mutual Conditions

The respective obligations of the Parties to consummate the transactions contemplated by the Amalgamation Agreement, and in particular the completion of the Amalgamation, are subject to the satisfaction, on or before the Effective Date or such other time specified, of the following conditions:

(i)                                   the Amalgamation Resolution shall have been passed by the holders of Earth Shares in form and substance satisfactory to each of the Parties, acting reasonably;

(ii)                                the Articles of Amalgamation to be filed with the Registrar in accordance with the Amalgamation shall be in form and substance satisfactory to each of the Parties, acting reasonably;

(iii)                             LMM Ventures, as the sole shareholder of LMM Subco, shall have approved the Amalgamation;

(iv)                            the TSXV shall have conditionally approved the Amalgamation and the other transactions contemplated by the Amalgamation Agreement under the rules and policies of the TSXV, subject to compliance with the usual requirements of such stock exchange;

(v)                               all other consents, orders, regulations and approvals, including regulatory and judicial approvals and orders, necessary or desirable for the completion of the transactions provided for in the Amalgamation Agreement and the Amalgamation shall have been obtained or received from the Persons, authorities or bodies having jurisdiction in the circumstances;

(vi)                            there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by the Amalgamation Agreement and the Amalgamation;

(vii)                         the exchange of Earth Shares for LMM Shares, Earth Warrants for LMM Warrants and Earth Options for LMM Options and the certificates representing such securities will have been approved by all necessary corporate action to permit such securities to be issued, if applicable, as fully paid and non-assessable and will be exempt from the registration requirements of the U.S. Securities Act and the registration and prospectus requirements of applicable securities laws in each of the Provinces of Canada in which holders of Earth Shares, Earth Warrants and Earth Options are resident; and such LMM Securities will not be subject to hold periods under the securities laws of Canada or the United States except as may be imposed by Rules 144 and 145 under the U.S. Securities Act with respect to affiliates or except as disclosed in this Information Circular;

(viii)                      the Amalgamation Agreement shall not have been terminated under Article 7 thereof;

(ix)                              the Private Placement shall have been completed, the Earth Receipts have been converted to Earth Units and the Earth Notes shall have been repaid;

(x)                                 Dissent Rights shall not have been exercised with respect to the Amalgamation by Shareholders which will in the aggregate represent 5% or more of the Earth Shares outstanding on the Record Date;

(xi)                              there shall be no action taken under any existing Applicable Law, that:

(a)                                makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Amalgamation or any other transactions contemplated in the Amalgamation Agreement; or

(b)                               results in a judgment or assessment of material damages directly or indirectly relating to the transactions contemplated in the Amalgamation Agreement.

The foregoing conditions are for the mutual benefit of LMM Ventures on the one hand and Earth Energy on the other hand and may be waived, in whole or in part, jointly by the Parties at any time. If any of the foregoing conditions are not satisfied or waived on or before April 30, 2011, then a Party may terminate the Amalgamation

Agreement (save and except for Section 4.3, Section 2.23 and Section 9.4 thereof which shall survive such termination and remain in full force and effect) by written notice to the other Party in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of such terminating Party’s breach of the Amalgamation Agreement.

LMM Ventures Conditions to Closing

In addition to the foregoing, the obligation of LMM Ventures to consummate the transactions contemplated in the Amalgamation Agreement, and in particular to complete the Amalgamation, is subject to the satisfaction, on or before the Effective Date or such other time specified, of the following conditions:

(i)                                   each of the acts and undertakings of Earth Energy to be performed on or before the Effective Date pursuant to the terms of the Amalgamation Agreement shall have been duly performed by Earth Energy;

(ii)                                Earth Energy shall have furnished LMM Ventures with:

(a)                                certified copies of the resolutions duly passed by the board of directors of Earth Energy approving the Amalgamation Agreement and the consummation of the transactions contemplated thereby; and

(b)                               certified copies of the resolutions of Shareholders, duly passed at the Meeting, approving the Amalgamation Resolution;

(iii)                             no act, action, suit, proceeding, objection or opposition shall have been taken against or affecting Earth Energy before or by any domestic or foreign court, tribunal or Governmental Agency or other regulatory or administrative agency or commission by any elected or appointed public official or private person in Canada or elsewhere, whether or not having the force of law and no law, regulation, policy, judgment, decision, order, ruling or directive (whether or not having the force of law) shall have been enacted, promulgated, amended or applied, which in the sole judgment of Earth Energy, acting reasonably, in either case has had or, if the Amalgamation was consummated, would result in a Material Adverse Change respecting Earth Energy or would materially impede the ability of the Parties to complete the Amalgamation;

(iv)                            except as affected by the transactions contemplated by the Amalgamation Agreement, all of the representations and warranties of Earth Energy contained in the Amalgamation Agreement shall be true in all material respects as at the Effective Date with the same force and effect as though such representations and warranties had been made at and as of such time and Earth Energy shall have complied in all material respects with its covenants in the Amalgamation Agreement and LMM Ventures shall have received a certificate to that effect dated the Effective Date from the President of Earth Energy, acting solely on behalf of Earth Energy and not in his personal capacity, to the best of his information and belief having made reasonable inquiry, and LMM Ventures will have no knowledge to the contrary; and

(v)                               there shall not have occurred any Material Adverse Change of an Earth Energy Party.

The foregoing conditions are for the exclusive benefit of LMM Ventures and may be asserted by LMM Ventures regardless of the circumstances or may be waived by LMM Ventures in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which LMM Ventures may have.

Earth Energy’s Conditions to Closing

In addition to the foregoing, the obligations of Earth Energy to consummate the transactions contemplated in the Amalgamation Agreement, and in particular to complete the Amalgamation, is subject to the satisfaction, on or before the Effective Date or such other time specified, of the following conditions:

(i)                                   all current officers and directors of LMM Ventures shall have resigned, effective as of the Effective Date and provided a release in favour of LMM Ventures in a form acceptable to Earth Energy. Earth Energy shall be satisfied, acting reasonably, as to all documentation and terms with respect to such terminations and resignations prior to their negotiation and execution and no related payments or settlements shall be made or required;

(ii)                                each of the acts and undertakings of LMM Ventures to be performed on or before the Effective Date pursuant to the terms of the Amalgamation Agreement shall have been duly performed by LMM;

(iii)                             LMM Ventures shall have furnished Earth Energy with certified copies of the resolutions duly passed by the board of directors of LMM Ventures and consent resolutions of a majority of the shareholders of LMM Ventures approving the Amalgamation Agreement and the consummation of the transactions contemplated hereby;

(iv)                            there shall not have occurred any Material Adverse Change of LMM Ventures or LMM Subco;

(v)                               except as affected by the transactions contemplated by the Amalgamation Agreement, all of the representations and warranties of LMM Ventures and LMM Subco contained in the Amalgamation Agreement shall be true and correct in all material respects as at the Effective Date with the same effect as though such representations and warranties had been made at and as of such time and LMM Ventures and LMM Subco shall have complied in all material respects with its covenants in the Amalgamation Agreement and Earth Energy shall have received certificates to that effect dated the Effective Date from the president, acting solely on behalf of LMM Ventures and not in his personal capacity, to the best of his information and belief having made reasonable inquiry and Earth Energy will have no knowledge to the contrary;

(vi)                            no act, action, suit, proceeding, objection or opposition shall have been taken against or affecting LMM Ventures before or by any domestic or foreign court, tribunal or Governmental Agency or other regulatory or administrative agency or commission by any elected or appointed public official or private person in Canada or elsewhere, whether or not having the force of law and no law, regulation, policy, judgment, decision, order, ruling or directive (whether or not having the force of law) shall have been enacted, promulgated, amended or applied, which in the sole judgment of Earth Energy, acting reasonably, in either case has had or, if the Amalgamation was consummated, would result in a Material Adverse Change respecting LMM Ventures or would materially impede the ability of the Parties to complete the Amalgamation;

(vii)                         at the time of the closing of the Amalgamation, each of the current directors and officers of LMM Ventures and LMM Subco shall have provided their resignations and such officers shall have delivered mutual releases in favour of LMM Ventures and Earth Energy, in form and substance satisfactory to Earth Energy and such persons, acting reasonably; and

(viii)                      LMM Ventures shall not have disposed of a material interest in any of its assets or otherwise enter into any material transaction with, or incur any material liability to, any other corporation or other Person or perform any act or enter into any transaction or negotiation which interferes or is inconsistent with the completion of the transactions contemplated hereby, other than as contemplated in the Amalgamation Agreement, without the consent of Earth Energy thereto, such consent not to be unreasonably withheld.

The foregoing conditions are for the exclusive benefit of Earth Energy and may be asserted by Earth Energy regardless of the circumstances or may be waived by Earth Energy in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which Earth Energy may have.

Notwithstanding the foregoing, the Amalgamation Resolution authorizes the board of directors of Earth Energy, without further notice to or approval of the Shareholders to amend the Amalgamation Agreement, to decide not to proceed with the Amalgamation and to revoke such Amalgamation Resolution at any time prior to the Amalgamation becoming effective. See Appendix B to this Information Circular for the full text of the Amalgamation Resolution.

Termination Events

The Amalgamation Agreement may be terminated at any time prior to the Effective Date in each of the following circumstances:

(i)                                   an agreement to terminate is executed and delivered by all Parties; and

(ii)                                the failure to satisfy a particular condition precedent as provided in Sections 5.1, 5.2 or 5.3 of the Amalgamation Agreement.

If the Amalgamation Agreement is terminated in accordance with the foregoing provisions, the Amalgamation Agreement shall forthwith become void and no Party shall have any liability or further obligation to the other Parties thereunder except for each Party’s obligations under the Confidentiality Provisions (as defined in the Amalgamation Agreement) and pursuant to Section 9.4 thereunder, which shall survive such termination, and provided that neither the termination of the Amalgamation Agreement nor anything contained in Section 7.1(b) of the Amalgamation Agreement shall relieve any Party from any liability for any breach by it of the Amalgamation Agreement, including from any inaccuracy in any of its representations and warranties and any non-performance by it of its covenants made therein, prior to the date of such termination.

Non-Solicitation

From the date of the Amalgamation Agreement until completion of the transactions contemplated therein or the earlier termination thereof, each of the Parties will not, directly or indirectly, solicit, initiate, assist, facilitate, promote or knowingly encourage the initiation of proposals or offers from, entertain or enter into discussions or negotiations with any person other than the other party hereto, with respect to any amalgamation, merger, consolidation, arrangement, restructuring, sale of any material assets or part thereof of such party, unless such action, matter or transaction is part of the transactions contemplated in the Amalgamation Agreement or is necessary to carry on the normal course of business.

Amalgamation Agreement

The Amalgamation is being effected pursuant to the Amalgamation Agreement. The Amalgamation Agreement contains covenants, representations and warranties of and from each of Earth Energy, LMM Ventures and LMM Subco and various conditions precedent, both mutual and with respect to Earth Energy and LMM Ventures individually.

Procedure for the Amalgamation to Become Effective

Procedural Steps

The following procedural steps must be taken in order for the Amalgamation to become effective:

(i)                                   the Amalgamation must be approved by 66 2/3% votes cast by of the Shareholders present in person or by proxy at the Meeting;

(ii)                                all conditions precedent to the Amalgamation must be satisfied or waived by the appropriate party; and

(iii)                             the Articles of Amalgamation in the form prescribed by the ABCA must be filed with the Registrar.

Shareholder Approval

The Amalgamation Resolution must be approved by at least 66 2/3% of the votes cast by Shareholders present in person or by proxy at the Meeting. See “The Amalgamation - Securities Law Matters — Canada”, “Interests of Directors and Officers of Earth Energy in the Amalgamation”.

Notwithstanding the foregoing, the Amalgamation Resolution authorizes the board of directors of Earth Energy, without further notice to or approval of the Shareholders, subject to the terms of the Amalgamation Agreement, to amend the Amalgamation Agreement or to decide not to proceed with the Amalgamation at any time prior to the Amalgamation becoming effective. See Appendix  B to this Information Circular for the full text of the Amalgamation Resolution.

Stock Exchange Listing Approval

Earth Energy is not a reporting issuer under the securities laws of any jurisdiction and none of its securities, including the Earth Shares, are listed and posted for trading on any stock exchange.

The currently outstanding LMM Shares are listed for trading on the NEX under the symbol “LMM.H”. The LMM Shares were halted from trading on the NEX on January 18, 2011 and will remain halted pending the receipt and review of acceptable documentation by the TSXV regarding the Amalgamation.

It is anticipated that the Amalgamation, which will constitute a reverse takeover of LMM Ventures by Earth Energy, will constitute LMM Ventures’ “reactivation” in order to graduate to Tier 2 of the TSXV, pursuant to the policies of the TSXV.

It is a condition to the completion of the Amalgamation that the TSXV conditionally approve the listing of the LMM Shares currently issued and outstanding, as well as those LMM Shares issued pursuant to the Amalgamation.

Third Party Approvals

The Amalgamation is also conditional upon the receipt of all necessary third party consents and approvals.

See “The Amalgamation — Conditions to the Amalgamation”.

Securities Law Matters

Canada

LMM Shares to be issued to Shareholders pursuant to the Amalgamation will be issued in reliance on exemptions from prospectus requirements of applicable securities laws of the various applicable provinces in Canada. LMM Shares to be issued under the Amalgamation will generally be “freely tradable” (and not subject to any “restricted period” or “hold period”) under applicable Canadian securities laws if the following conditions are met: (i) the trade is not a control distribution (as defined in applicable securities legislation); (ii) no unusual effort is made to prepare the market or to create a demand for the securities that are the subject of the trade; (iii) no extraordinary commission or consideration is paid to a person or company in respect of the trade; and (iv) if the selling Shareholder is an Insider or an officer of the issuer of the securities, the selling Shareholder has no reasonable grounds to believe that the issuer is in default of securities legislation. Shareholders are urged to consult their legal advisors to determine the extent of all applicable resale provisions.

United States

The following discussion is a general overview of certain requirements of U.S. federal securities laws applicable to the LMM Shares.  All holders of such shares are urged to consult with their own legal advisors to ensure that the resale of any of such shares issued to them under the Amalgamation complies with applicable U.S. federal and state securities laws.  Further information applicable to shareholders in the United States is disclosed under “Information for United States Shareholders”.

The LMM Shares received pursuant to the Amalgamation will be unregistered “restricted securities” within the meaning of Rule 144 under the U.S. Securities Act and have not been and are not expected to be registered under the U.S. Securities Act.  Therefore, the LMM Shares may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and any applicable securities laws of the states of the United States.

The LMM Shares to be issued and exchanged pursuant to the Amalgamation will be issued and exchanged in reliance on the exemption from the registration provided by Rule 802 and exemptions provided under applicable state securities laws.

This Information Circular does not constitute an offer to sell or a solicitation to purchase Earth Receipts or any underlying Earth Units, Earth Shares and Earth Warrants.

Timing

Subject to all conditions precedent to the Amalgamation being satisfied or waived by the appropriate Party, the Amalgamation will become effective upon the Effective Date. If the Meeting is held and the Amalgamation Resolution is approved by Shareholders and all other conditions are satisfied or waived, Earth Energy expects the Amalgamation will be completed on the Business Day following the date of the Meeting. Completion of the Amalgamation could be delayed, however, for a number of reasons.

Risk Factors Related to the Amalgamation

An investment in LMM Shares as a result of the combination of Earth Energy and LMM Ventures is subject to certain risks. In addition, the combination of Earth Energy and LMM Ventures also subjects the holders of Earth Securities to certain risks. Shareholders should carefully consider the risks described under the heading “Risk Factors” in Appendix E of this Information Circular and the risk factors set forth below.

In addition to the risk factors described under Appendix E in this Information Circular, the following are additional and supplemental risk factors which Shareholders and potential investors should carefully consider before making a decision regarding approving the Amalgamation Resolution.

Earth Energy and LMM Ventures May Not Realize the Anticipated Benefits of the Amalgamation

Earth Energy and LMM Ventures are proposing to complete the Amalgamation to strengthen the position of each entity in the oil and natural gas industry and to create the opportunity to realize certain benefits including, among other things, those set forth in the Information Circular under “The Amalgamation - Benefits of the Amalgamation to Shareholders”. Achieving the benefits of the Amalgamation depends in part on the ability of the combined entity to realize the anticipated growth opportunities and capital funding from combining the businesses and operations of Earth Energy and LMM Ventures. A variety of factors, including those risk factors set forth in this Information Circular and the documents incorporated by reference herein, may adversely affect the ability to achieve the anticipated benefits of the Amalgamation.

Conditions Precedent and Required Regulatory and Third Party Approvals

Risk factors related to the business of Earth Energy will generally apply to LMM Ventures after the Effective Date and will not be affected by the Amalgamation. If the Amalgamation is completed, the business and operations of, and an investment in LMM Ventures will be subject to the various risk factors set forth in Appendix E.  Potential holders of LMM Shares should consider carefully the information contained herein and in the materials incorporated by reference.

The completion of the Amalgamation is subject to a number of conditions precedent, some of which are outside the control of Earth Energy, including, without limitation, receipt of Shareholder approval and regulatory approvals (including approval of the TSXV for the listing of the LMM Shares currently issued and outstanding, as well as those LMM Shares issued pursuant to the Amalgamation and the Private Placement). There can be no certainty, nor can Earth Energy provide any assurance, that these conditions will be satisfied or, if satisfied, when they will be satisfied.

If any of the required regulatory and third party approvals cannot be obtained on terms satisfactory to the board of directors of Earth Energy or to the board of directors of LMM Ventures or at all, the Amalgamation Agreement may have to be amended in order to mitigate against the negative consequence of the failure to obtain any such approval, and accordingly, the benefits available to Shareholders resulting from the Amalgamation may be reduced. Alternatively, if the Amalgamation Agreement cannot be amended so as to mitigate against the negative consequences of the failure to obtain a required regulatory or third party approval, the Amalgamation may not proceed at all. If the Amalgamation is not completed, the market price of the Earth Shares may be adversely affected.

In addition to the foregoing, there are a number of material risks to which Earth Energy is subject relating to the Amalgamation not being completed, including the following: (a) certain costs related to the Amalgamation, such as legal and accounting fees must be paid by Earth Energy even if the Amalgamation is not completed; and (b) if the Amalgamation Agreement is terminated and the board of directors of Earth Energy decides to seek another merger or business combination, there can be no assurance that Earth Energy or its board of directors will be able to find a party willing to pay an equivalent or more attractive price than the price to be paid pursuant to the Amalgamation.

Dilution of Shareholders

The Resulting Issuer will be authorized to issue an unlimited number of LMM Shares for consideration and on terms and conditions as established by the board of directors of the Resulting Issuer, without the approval of the shareholders of Resulting Issuer.  The shareholders of the Resulting Issuer will have no pre-emptive rights in connection with such further issues. As such, the equity stake of the shareholders of the Resulting Issuer may be diluted as a direct result of future equity offerings.

Risk Factors Relating to the Activities of the Resulting Issuer and the Ownership of LMM Shares

The following is a list of certain risk factors relating to the activities of the Resulting Issuer and its affiliates and the ownership of LMM Shares following the Effective Date: (i) the level of the Resulting Issuer indebtedness from time to time could impair the Resulting Issuer ability to obtain additional financing on a timely basis to take advantage of business opportunities that may arise; (ii) the Resulting Issuer may make future acquisitions or may enter into financings or other transactions involving the issuance of securities of the Resulting Issuer which may be dilutive, such as the Private Placement; and (iii) the inability of the Resulting Issuer to manage growth effectively could have a material adverse impact on its business, operations and prospects.

Shareholders are encouraged to obtain independent legal, tax and investment advice in their jurisdictions of residence with respect to this Information Circular, the consequences of the Amalgamation and the holding of Earth Securities and LMM Securities.

Procedure for Receipt of LMM Shares

All issued and outstanding Earth Shares will be deemed to be cancelled, void and of no further force and effect without any further formality upon the Amalgamation becoming effective.  LMM Ventures shall forward certificates or agreements representing the LMM Shares to which former holders of Earth Shares are entitled to under the Amalgamation as soon as reasonably practicable after the Effective Date.

Fractional LMM Shares

No fractional LMM Shares will be issued pursuant to the Amalgamation. In the event that a registered holder of Earth Shares is entitled to a fractional LMM Share, such fractional LMM Share will be rounded to the nearest whole number of LMM Shares, as applicable. For greater certainty, where such fractional interest is greater than or equal to 0.5, the number of LMM Shares, as applicable, to be issued will be rounded up to the nearest whole number and where such fractional interest is less than 0.5, the number of LMM Shares, as applicable, to be issued will be rounded down to the nearest whole number. In calculating such fractional interest, all Earth Shares, as applicable, registered in the name of or beneficially held by such Shareholder or their nominee shall be aggregated.

Expenses of the Amalgamation

The estimated costs to be incurred by Earth Energy in connection with the Amalgamation and related matters, including, without limitation, accounting and legal fees, and the preparation, printing and mailing of this Information Circular and other related documents and agreements, are expected to aggregate approximately $275,000.

Pursuant to the terms of the Amalgamation Agreement each of Earth Energy and LMM Ventures agreed to bear its own costs and expenses in connection with the transactions contemplated therein, whether or not the Amalgamation is completed.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is, as of the date of this Information Circular, a fair summary of the principal Canadian federal income tax considerations generally applicable to a holder of Earth Securities who exchanges its Earth Securities for LMM Securities pursuant to the Amalgamation and who, for the purposes of the Tax Act and at all relevant times, holds its Earth Securities and will hold the LMM Securities as capital property, deals at arm’s length and is not affiliated with Earth Energy, LMM Ventures, LMM Subco or their agents.

This summary is not applicable to: (i) a holder that is a “financial institution”, as defined in the Tax Act for the purposes of the mark-to-market rules; (ii) a holder, an interest in which would be a “tax shelter investment” as defined in the Tax Act; (iii) a holder that is a “specified financial institution” as defined in the Tax Act; (iv) a holder that is exempt from tax under Part I of the Tax Act; (v) a holder who acquired Earth Securities upon the exercise of an employee stock option; (vi) a holder that has made or will make a functional currency reporting election pursuant to section 261 of the Tax Act; or (vii) a holder of Earth Notes.  Such persons should consult their own tax advisors for specific tax advice.  See also “Non-Canadian Income Tax Considerations” below.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder of Earth Securities.  This summary is not exhaustive of all Canadian federal income tax considerations applicable to a holder of Earth Securities.  Accordingly, holders of Earth Securities are urged to consult their own tax advisors with respect to their particular circumstances, including the application and effect of the income and other tax laws of any country, province, state or local authority.

This summary is based upon the facts set out in this Information Circular, the provisions of the Tax Act and counsel’s understanding of the current published administrative policies and assessing practices of the CRA as of the date hereof.  This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that the Tax Proposals will generally be enacted in the form proposed, although no assurance can be given that the Tax Proposals will be enacted in their current form or at all.  This summary does not otherwise take into account any changes in law or in the administrative policies or assessing practices of the CRA, whether by legislative, governmental or judicial decision or action, nor does it take into account or consider any provincial, territorial or foreign income tax considerations, which considerations may differ significantly from the Canadian federal income tax considerations discussed in this summary.

Residents of Canada

The following section of this summary applies only to holders of Earth Securities who, for the purposes of the Tax Act, are or are deemed to be resident in Canada at all relevant times and hold their Earth Securities and any LMM Securities acquired pursuant to the Amalgamation as capital property (the “Canadian Holders”).  Generally, Earth Securities or LMM Securities will be considered to be capital property of a holder unless they hold those securities in the course of carrying on a business of trading or dealing in securities or otherwise as part of a business of buying or selling securities, or the holder acquired the securities in one or more transactions considered to be part of an adventure or concern in the nature of trade.  Canadian Holders should consult with their own tax advisors as to whether they hold their Earth Securities and LMM Securities as capital property for the purposes of the Tax Act.

Holders of Earth Shares

Pursuant to the terms of the Amalgamation, each Canadian Holder of Earth Shares will receive LMM Shares in exchange for their Earth Shares.  Such Canadian Holders will be deemed to have disposed of the Earth Shares for proceeds of disposition equal to the Canadian Holder’s adjusted cost base of such Earth Shares immediately before the exchange, and to have acquired the LMM Shares at a cost equal to that adjusted cost base.  The cost of the LMM Shares acquired pursuant to the Amalgamation will be averaged with the adjusted cost base of all other LMM Shares held by such Canadian Holder as capital property for the purposes of determining the adjusted cost base of each LMM Share held by such Canadian Holder.

Holders of Earth Receipts

On the conversion of an Earth Receipt, a Canadian Holder will be considered to have acquired one Earth Unit, which is comprised of 0.25 of an Earth Share and 0.125 of an Earth Warrant.  A Canadian Holder’s aggregate cost of any Earth Shares and Earth Warrants acquired upon the conversion of such Canadian Holder’s Earth Receipts will be equal to the Canadian Holder’s adjusted cost base of such Earth Receipts immediately prior to the issuance of the Earth Shares and Earth Warrants.  Canadian Holders will be required to allocate such aggregate cost between such Earth Shares and Earth Warrants on a reasonable basis to determine their respective costs for the purposes of the Tax Act.  For its purposes, Earth Energy intends to allocate $0.2995 of the issue price of the Earth Receipt as consideration for the issuance of each Earth Share and $0.0005 of the issue price for the issue of each Earth Warrant.  Although Earth Energy believes that its allocation is reasonable, it is not binding on the CRA or the Canadian Holders.

The Canadian Holder’s adjusted cost base of each Earth Share will be determined by averaging the cost allocable to the Earth Share with the adjusted cost base to the Canadian Holder of Earth Shares held as capital property by the Canadian Holder immediately prior to the acquisition.

Holders of Earth Warrants

Pursuant to the terms of the Amalgamation, each Canadian Holder of Earth Warrants will receive LMM Warrants in exchange for their Earth Warrants.  Such Canadian Holders will be deemed to have disposed of the Earth Warrants for proceeds of disposition equal to the Canadian Holder’s adjusted cost base of such Earth Warrants immediately before the exchange, and to have acquired the LMM Warrants at a cost equal to that adjusted cost base.

Holders of Earth Options

Pursuant to the terms of the Amalgamation, each Canadian Holder of Earth Options will receive LMM Options in exchange for their Earth Options.  Provided that the fair market value of the LMM Options received upon the Amalgamation equal the fair market value of the Earth Options disposed of, no taxable benefit will arise solely as a result of the Amalgamation.  The LMM Options will be subject to different rules under the Tax Act than the Earth Options because LMM is not a “Canadian-controlled private corporation” (as defined in the Tax Act), and holders of Earth Options should seek their own specific tax advice with respect to the tax treatment of Earth Options and LMM Options.

Dividends

Dividends received or deemed to be received by a Canadian Holder on the LMM Shares will be included in computing the Canadian Holder’s income for purposes of the Tax Act.  The gross-up and dividend tax credit rules normally applicable to taxable dividends paid by taxable Canadian corporations will apply to dividends received by an individual, including the enhanced gross-up and dividend tax credit provisions where the Corporation provides notice designating the dividend as an “eligible dividend”.  Dividends received on the LMM Shares by a corporation will normally be deductible in computing such corporation’s taxable income.

A Canadian Holder that is a corporation which is a “private corporation” or a “subject corporation” for the purposes of Part IV of the Tax Act may be liable to pay a refundable tax of 33 1/3% on dividends received or deemed to be received on the LMM Shares to the extent that such dividends are deductible in computing the corporation’s taxable income.  Canadian Holders to whom these rules may be relevant should consult their own tax advisors.

Dispositions

A disposition or deemed disposition of a LMM Share (other than to LMM Ventures) by a Canadian Holder will generally result in a capital gain (or capital loss) equal to the amount by which the proceeds of disposition are greater (or less) than the aggregate of the Canadian Holder’s adjusted cost base thereof and any reasonable costs of disposition.  The adjusted cost base to a holder of LMM Shares will generally be the average cost of all LMM

Shares held by such holder as capital property at a particular time.  Any such capital gain or capital loss will be subject to the treatment described below under the heading “Taxation of Capital Gains and Capital Losses”.

Taxation of Capital Gains and Capital Losses

Generally, one-half of any capital gain (a “taxable capital gain”) realized by a Canadian Holder must be included in income for the taxation year of disposition and one-half of any capital loss (an “allowable capital loss”) may normally be deducted by the Canadian Holder against any taxable capital gains realized in the same taxation year.  Any excess of allowable capital losses over taxable capital gains for the year of disposition is generally deductible against net taxable capital gains realized in any of the three prior taxation years or in any subsequent taxation year in the circumstances and to the extent described in the Tax Act.

If the Canadian Holder is a corporation, any capital loss arising on the disposition of an LMM Share may, in certain circumstances, be reduced by the amount of any dividends which have been received or deemed to be received by such corporation on the LMM Share.  Analogous rules may apply where a corporation is, directly or through a trust or partnership, a member of a partnership or a beneficiary of a trust which owns LMM Shares.

A Canadian Holder that is throughout the year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be subject to an additional refundable tax of 6 2/3% in respect of its “aggregate investment income” (which is defined in the Tax Act to include taxable capital gains and interest income).

Alternative Minimum Tax

Taxable capital gains and dividends realized by a Canadian Holder that is an individual or a trust, other than certain specified trusts, may give rise to alternative minimum tax under the Tax Act.

Dissenting Canadian Holders

Based on our understanding of the current administrative practice of the CRA, Canadian Holders who dissent from the Amalgamation should recognize a capital gain (or capital loss) to the extent that the proceeds of disposition (excluding the portion thereof which represents a payment of interest) exceed (or are less than) the adjusted cost base of the Earth Shares to the Canadian Holder immediately before payment of the fair value of the Earth Shares.  Any interest awarded by a court to such Canadian Holder will be included in such Canadian Holder’s income for income tax purposes.

Non-Resident Holders

The following section of this summary is generally applicable to holders (“Non-Resident Holders”) who: (i) for the purposes of the Tax Act, have not been and will not be deemed to be resident in Canada at any time while they hold the Earth Securities or the LMM Securities; and (ii) do not use or hold the Earth Securities or the LMM Securities in carrying on a business in Canada.  Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer carrying on business in Canada or elsewhere.  This summary is not applicable to holders of Earth Options or LMM Options.

Dividends

Dividends paid or credited or deemed to be paid or credited to a Non-Resident Holder on the LMM Shares will generally be subject to Canadian withholding tax at the rate of 25%, subject to reduction under the provisions of an applicable income tax treaty or convention.  In the case of a Non-Resident Holder who is a resident of the United States and entitled to the benefits under the current provisions of the Canada — U.S. Tax Treaty, the rate of withholding tax on such dividends will generally be reduced to 15%.

Dispositions

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain on the disposition of Earth Securities or LMM Securities, provided that such securities do not constitute, and are not deemed to constitute, “taxable Canadian property” of the Non-Resident Holder.

The Earth Shares and Earth Warrants should not constitute taxable Canadian property of a Non-Resident Holder provided that: (i) at no time during the 60 month period immediately preceding such time more than 50% of the fair market value of such securities was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, Canadian resource properties (as defined in the Tax Act), timber resource properties (as defined in the Tax Act) or an option, an interest or right in such property, whether or not such property exists; (ii) the Non-Resident Holder has not elected under the Tax Act to treat such securities as taxable Canadian property upon ceasing to be a resident of Canada; and (iii) such securities are not otherwise deemed to be taxable Canadian property of the Non-Resident Holder under the Tax Act.

Generally, LMM Shares and LMM Warrants will not constitute taxable Canadian property of a Non-Resident Holder provided that: (i) the LMM Shares are listed on a designated stock exchange (which currently includes Tiers 1 and 2 of the TSXV but does not include the NEX) for the purposes of the Tax Act at the time of the disposition; (ii) at no time during the 60 month period immediately preceding the disposition of the LMM Shares or LMM Warrants were 25% or more of the issued shares of any class or series of the capital stock of the Corporation owned by the Non-Resident Holder, by persons with whom the Non-Resident Holder did not deal at arm’s length, or by the Non-Resident Holder together with such persons; (iii) the Non-Resident Holder has not elected under the Tax Act to treat such LMM Shares or LMM Warrants as taxable Canadian property upon ceasing to be a resident of Canada; and (iv) the LMM Shares or LMM Warrants are not otherwise deemed to be taxable Canadian property of the Non-Resident Holder under the Tax Act.  Non-Resident Holders who dispose of LMM Securities at any time that they are not listed on a designated stock exchange may be subject to different rules and should consult their own tax advisors.

A Non-Resident Holder’s capital gain (or capital loss) in respect of LMM Shares or LMM Warrants that constitute or are deemed to constitute taxable Canadian property (and are not “treaty-protected property” as defined for the purposes of the Tax Act) will generally be computed in the manner described above under the headings “Residents of Canada - Dispositions” and “Taxation of Capital Gains and Capital Losses”.

Non-Resident Holders who dispose of LMM Securities that constitute or are deemed to constitute taxable Canadian property should consult their own tax advisors.

Subject to the comments below, a Non-Resident Holder who receives LMM Shares or LMM Warrants in exchange for their Earth Shares or Earth Warrants on the Amalgamation will generally be subject to the same tax consequences as a Canadian resident holder on the Amalgamation, as discussed above under the headings “Residents of Canada - Holders of Earth Shares” and “Holders of Earth Warrants”.  Accordingly, a Non-Resident Holder who receives LMM Shares or LMM Warrants in exchange for Earth Shares or Earth Warrants on the Amalgamation will generally realize neither a capital gain nor a capital loss.

Subject to the comments below, the discussion above under the heading “Residents of Canada - Holders of Earth Receipts” should generally apply to Non-Resident Holders.

Deemed Taxable Canadian Property

Where Earth Shares and Earth Warrants held by a Non-Resident Holder are taxable Canadian property to such Non-Resident Holder, the LMM Shares and LMM Warrants acquired pursuant to the Amalgamation will be deemed to be, at any time that is within 60-months after the Amalgamation, taxable Canadian property of that Non-Resident Holder.

Dissenting Non-Resident Holders

A Non-Resident Holder who dissents from the Amalgamation and who receives a cash payment (other than interest) in exchange for such Non-Resident Holder’s Earth Securities will not be subject to tax under the Tax Act in respect of such disposition of Earth Securities, provided such securities do not constitute taxable Canadian property of the Non-Resident Holder. See the above discussion under the subheading “Dispositions” for a general discussion on when shares of a corporation will be taxable Canadian property to a Non-Resident Holder and the tax consequences applicable to dispositions thereof.  To the extent that any portion of the amount received by a Non-Resident Holder represents an amount on account or in lieu of, or in satisfaction of interest, such amount will not be subject to tax in Canada.

Tax Reporting

To the extent that LMM Securities or Earth Securities are taxable Canadian property to a Non-Resident Holder, a Non-Resident Holder may be required to file a Canadian income tax return to report the disposition of such LMM Securities or Earth Securities.  Non-Resident Holders should consult their own tax advisors in this regard.

NON-CANADIAN INCOME TAX CONSIDERATIONS

This Information Circular does not contain a summary of non-Canadian income tax consequences of the Amalgamation on holders who are subject to income tax outside of Canada.  Such holders should consult their tax advisors with respect to the tax implications of the Amalgamation, including any associated filing requirements in such jurisdictions.

ELIGIBILITY FOR INVESTMENT

In the opinion of Borden Ladner Gervais LLP, counsel to the Earth Energy, based upon the provisions of the Tax Act and the proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and counsel’s understanding of the current published administrative policy and assessing practices of the CRA, the LMM Shares and LMM Warrants will be “qualified investments” under the Tax Act for trusts governed by registered retirement savings plans, registered education savings plans, registered retirement income funds, deferred profit sharing plans, registered disability savings plans and tax-free savings accounts (“TFSA”) (collectively, “Exempt Plans”), provided that: (i) the LMM Shares are listed on a designated stock exchange (which currently includes Tiers 1 and 2 of the TSXV but not the NEX) at the time the Exempt Plan acquires the LMM Shares and LMM Warrants, and the LMM Shares and LMM Warrants continue to be so listed on such designated stock exchange; and (ii) in the case of the LMM Warrants, LMM Ventures is not, and LMM Ventures deals at arm’s length with each person that is, an annuitant, a beneficiary, an employer or a subscriber under, or a holder of, the applicable Exempt Plan.  Provided that the LMM Shares are listed on a designated stock exchange when an Exempt Plan acquires LMM Shares pursuant to the exercise of LMM Warrants, the LMM Shares will, at that time, be a qualified investment for an Exempt Plan.

In addition, based solely upon a certificate provided by an officer of LMM (the “LMM Certificate”), the LMM Shares and LMM Warrants will be qualified investments under the Tax Act for Exempt Plans after the Amalgamation but prior to the LMM Shares being listed on a designated stock exchange, provided that: (i) the facts certified in the LMM Certificate do not change before the LMM Shares are listed on a designated stock exchange; and (ii) in the case of the LMM Warrants, LMM Ventures and LMM Ventures deals at arm’s length with each person that is, an annuitant, a beneficiary, an employer or a subscriber under, or a holder of, the applicable Exempt Plan.

Notwithstanding that the LMM Warrants and/or the LMM Shares may be qualified investments for a trust governed by a TFSA, the holder of a TFSA will be subject to a penalty tax if the LMM Warrants and/or LMM Shares are a “prohibited investment” (within the meaning of the Tax Act).  The LMM Warrants and/or the LMM Shares will generally be a “prohibited investment” for a TFSA if the holder does not deal at arm’s length with LMM for the purposes of the Tax Act or if the holder has a “significant interest” (within the meaning of the Tax Act) in LMM Ventures or a corporation, partnership or trust with which LMM Ventures does not deal at arm’s length for the purposes of the Tax Act.  Generally, a holder will not have a significant interest in LMM Ventures unless the holder and/or persons not dealing at arm’s length with the holder owns, directly or indirectly, 10% or more of the issued and outstanding LMM Shares.  Prospective purchasers who intend to hold LMM Warrants and/or LMM Shares in a TFSA are urged to consult their own tax advisors as to whether LMM Warrants and/or LMM Shares purchased by them would constitute a “prohibited investment”.  Holders of a TFSA who wish to hold LMM Warrants and/or LMM Shares in their TFSA should consult their own tax advisors.

RIGHT OF DISSENT

The following description of the right to dissent and appraisal to which registered Shareholders are entitled is not a comprehensive statement of the procedures to be followed by a Dissenting Shareholder who seeks payment of the fair value of such Dissenting Shareholder’s Earth Shares and is qualified in its entirety by the reference to the full text of Section 191 of the ABCA, which is attached to this Information Circular as Appendix F. A Dissenting Shareholder who intends to exercise the right to dissent and appraisal should carefully consider and comply with the provisions of the ABCA.  Failure to adhere to the procedures established therein may result in the loss of all rights thereunder. Accordingly, each Dissenting Shareholder who might desire to exercise the Dissent Right should consult their own legal advisor.

Subject to certain tests as described below, pursuant to Section 191 of the ABCA, Dissenting Shareholders are entitled, in addition to any other right such Dissenting Shareholder may have, to dissent and to be paid by Earth Energy the fair value of the Earth Shares held by such Dissenting Shareholder in respect of which such Dissenting Shareholder dissents, determined as of the close of business on the last Business Day before the day on which the Amalgamation Resolution from which such Dissenting Shareholder’s dissent was adopted. A Dissenting Shareholder may dissent only with respect to all of the Earth Shares held by such Dissenting Shareholder or on behalf of any one beneficial owner and registered in the Dissenting Shareholder’s name. Only registered Shareholders may dissent. Persons who are beneficial owners of Earth Shares registered in the name of a broker, dealer, bank, trust company or other nominee who wish to dissent, should be aware that they may only do so through the registered owner of such Earth Shares. A registered Shareholder, such as a broker, who holds Earth Shares as nominee for beneficial holders, some of whom wish to dissent, must exercise the Dissent Right on behalf of such beneficial owners with respect to all of the Earth Shares held for such beneficial owners. In such case, the demand for dissent should set forth the number of Earth Shares covered by it.

Dissenting Shareholders must provide a written objection to the Amalgamation Resolution to Earth Energy c/o Borden Ladner Gervais LLP, 1900, 520 — 3rd Avenue S.W., Calgary, Alberta, T2P 0R3 Attention: Lloyd McLellan, by 12:00 p.m. on April 7, 2011 being the Business Day immediately preceding the date of the Meeting, or the Business Day immediately preceding the date of any adjournment of the Meeting. No Shareholder who has voted in favour of the Amalgamation Resolution shall be entitled to dissent with respect to the Amalgamation.

Earth Energy or a Dissenting Shareholder may apply to the Court of Queen’s Bench of Alberta (the “Court”), by way of an originating notice, after the approval of the Amalgamation Resolution, to fix the fair value of the Dissenting Shareholder’s Earth Shares. If such an application is made to the Court by either Earth Energy or a Dissenting Shareholder, Earth Energy must, unless the Court orders otherwise, send to each Dissenting Shareholder a written offer to pay the Dissenting Shareholder an amount, considered by the board of directors of Earth Energy, to be the fair value of the Earth Shares held by such Dissenting Shareholders. The offer, unless the Court orders otherwise, must be sent to each Dissenting Shareholder at least 10 days before the date on which the application is returnable, if Earth Energy  is the applicant, or within 10 days after Earth Energy is served a copy of the originating notice, if a Dissenting Shareholder is the applicant. Every offer will be made on the same terms to each Dissenting Shareholder of Earth Shares and contain or be accompanied with a statement showing how the fair value was determined.

A Dissenting Shareholder may make an agreement with Earth Energy for the purchase of such holder’s Earth Shares in the amount of the offer made by Earth Energy, or otherwise, at any time before the Court pronounces an order fixing the fair value of the Earth Shares.

A Dissenting Shareholder will not be required to give security for costs in respect of an application and, except in special circumstances, will not be required to pay the costs of the application or appraisal. On the application, the Court will make an order fixing the fair value of the Earth Shares of all Dissenting Shareholders who are parties to the application, giving judgment in that amount against Earth Energy and in favour of each of those Dissenting Shareholders, and fixing the time within which Earth Energy must pay the amount payable to each Dissenting Shareholder calculated from the date on which the Dissenting Shareholder ceases to have any rights as a Shareholder, until the date of payment.

On the Amalgamation becoming effective, or upon the making of an agreement between Earth Energy and the Dissenting Shareholder as to the payment to be made by Earth Energy to the Dissenting Shareholder, or upon the pronouncement of a Court order, whichever first occurs, the Dissenting Shareholder will cease to have any rights as a Shareholder other than the right to be paid the fair value of such holder’s Earth Shares in the amount of the judgment. Until one of these events occurs, the Dissenting Shareholder may withdraw the Dissenting Shareholder’s dissent, or if the Amalgamation has not yet become effective, Earth Energy may rescind the Amalgamation

Resolution, and in either event, the dissent and appraisal proceedings in respect of that Dissenting Shareholder will be discontinued.

Earth Energy shall not make a payment to a Dissenting Shareholder under Section 191 of the ABCA if there are reasonable grounds for believing that Earth Energy is or would after the payment be unable to pay its liabilities as they become due, or that the realizable value of its assets would thereby be less than the aggregate of its liabilities. In such event, Earth Energy shall notify each Dissenting Shareholder that it is unable to lawfully pay the Dissenting Shareholder for their Earth Shares, in which case the Dissenting Shareholder may, by written notice to Earth Energy within 30 days after receipt of such notice, withdraw such holder’s written objection, in which case the holder shall be deemed to have participated in the Amalgamation as a Shareholder. If the Dissenting Shareholder does not withdraw such holder’s written objection, such Dissenting Shareholder retains status as a claimant against Earth Energy to be paid as soon as Earth Energy is lawfully entitled to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of Earth Energy but in priority to its Shareholders.

All Earth Shares held by Dissenting Shareholders who exercise their Dissent Rights will, if the holders do not otherwise withdraw such holder’s written objection, be deemed to be transferred to Earth Energy under the Amalgamation, and cancelled in exchange for the fair value thereof or will, if such Dissenting Shareholders ultimately are not so entitled to be paid the fair value thereof, be treated as if the holder had participated in the Amalgamation on the same basis as a non- dissenting holder of Earth Shares, as the case may be, and in the case of a Shareholder, such Earth Shares will be deemed to be exchanged into LMM Shares on the same basis as all other Shareholders pursuant to the Amalgamation.

The above summary does not purport to provide a comprehensive statement of the procedures to be followed by Dissenting Shareholders who seek payment of the fair value of their Earth Shares. Section 191 of the ABCA, requires adherence to the procedures established therein and failure to do so may result in the loss of all rights thereunder. Accordingly, Dissenting Shareholders who might desire to exercise the right to dissent and appraisal should carefully consider and comply with the provisions of Section 191 of the ABCA, the full text of which is set out in Appendix F to this Information Circular and consult their own legal advisor.

Unless otherwise waived, it is a condition to the completion of the Amalgamation that holders of not greater than 5% of the issued and outstanding Earth Shares shall have exercised Dissent Rights in respect of the Amalgamation that have not been withdrawn as of the Effective Date.

INTERESTS OF DIRECTORS AND OFFICERS OF EARTH ENERGY IN THE AMALGAMATION

The directors and executive officers of Earth Energy, as a group, hold 6,861,222 Earth Shares representing approximately 25.98% of the issued and outstanding Earth Shares. See “The Amalgamation — Interests of Certain Persons in the Amalgamation”.  In addition, Verne Johnson, a director of Earth Energy, holds 3,000,000 LMM Shares representing approximately 3.02% of the issued and outstanding LMM Shares.

Other than as described above and elsewhere in this Information Circular, to the knowledge of the directors and executive officers of Earth Energy, there are no material interests of any director or executive officer of Earth Energy or anyone who held office as such since the commencement of the last completed financial year of Earth Energy or of any associate or affiliate of any of the foregoing in the Amalgamation.

INFORMATION CONCERNING EARTH ENERGY RESOURCES INC.

The information concerning Earth Energy contained in this Information Circular has been provided by Earth Energy. Although LMM Ventures has no knowledge that would indicate that any of such information is untrue or incomplete, LMM Ventures does not assume any responsibility for the accuracy or completeness of such information or the failure by Earth Energy to disclose events which may have occurred or may affect the completeness or accuracy of such information but which are unknown to LMM Ventures.

Earth Energy is a privately held, Canadian company working to commercialize the Ophus process — an environmentally responsible and bio-based chemical method of extracting hydrocarbons from sand and similar media.

Earth Energy’s head office is located at Suite 950, 633 - 6th Avenue SW., Calgary, Alberta, T2P 2Y5 and its registered office is located at 1900, 520-3rd Avenue S.W., Calgary, Alberta T2P 0R3. Earth Energy has one wholly-owned subsidiary, Earth Energy Resources, Inc., a corporation incorporated under the Laws of the State of Utah.  Earth Energy is not a reporting issuer under the securities laws of any jurisdiction and none of its securities are listed or posted for trading on any stock exchange.

For a description of the development of the business of Earth Energy, see Appendix D to this Information Circular.

INFORMATION CONCERNING INTERNATIONAL LMM VENTURES CORP.

The information concerning LMM Ventures contained in this Information Circular has been provided by LMM Ventures. Although Earth Energy has no knowledge that would indicate that any of such information is untrue or incomplete, Earth Energy does not assume any responsibility for the accuracy or completeness of such information or the failure by LMM Ventures to disclose events which may have occurred or may affect the completeness or accuracy of such information but which are unknown to Earth Energy.

LMM Ventures is a corporation incorporated under the laws of British Columbia.  LMM Ventures does not currently have any active business operations other than activities relating to the completion of the Amalgamation.

LMM Ventures is a reporting issuer in the provinces of British Columbia and Alberta and the LMM Shares trade on the NEX under the symbol “LMM.H”.  LMM Ventures’ head office is located at Suite 3123, Three Bentall Centre, 595 Burrard Street, P.O. Box 49139, Vancouver, BC V7X 1J1 and its registered office is located at 1600 — 609 Granville Street, P.O. Box 10068, Pacific Centre, Vancouver, BC V7Y 1C3. LMM Ventures has one subsidiary, LMM Subco.

For a description of the development of the business of LMM Ventures see Appendix C to this Information Circular.

INFORMATION CONCERNING THE RESULTING ISSUER

The Resulting Issuer will be a corporation incorporated under the laws of British Columbia, which is anticipated to be renamed “US Oil Sands Inc.” in connection with the Amalgamation.  Subsequent to the Amalgamation, it is anticipated that the Resulting Issuer will be continued as a corporation under the laws of Alberta.  The Resulting Issuer will be a reporting issuer in the Provinces of British Columbia and Alberta.  It is a condition to the Amalgamation that the common shares of the Resulting Issuer will be traded on the TSXV.

The Resulting Issuers’ registered office will be located at 1900, 520-3rd Avenue S.W., Calgary, Alberta T2P 0R3 and its head office will be located at Suite 950, 633 — 6th Avenue S.W., Calgary, Alberta T2P 2Y5.

After giving effect to the Amalgamation, the Resulting Issuer will have one wholly-owned subsidiary, being Amalco, a corporation amalgamated under the laws of Alberta and Amalco will continue to have one wholly-owned subsidiary, being, Earth Energy Resources, Inc., a corporation incorporated under the laws of the State of Utah.

Upon completion of the Amalgamation the board of directors of the Resulting Issuer shall consist of H. Douglas Hunter, Verne G. Johnson, James A. Banister, Ken M. Stephenson and Edward Chwyl. Verne G. Johnson will be the Chief Executive Officer, D. Glen Snarr will be the President, Chief Financial Officer and Corporate Secretary, Barclay E. Cuthbert will be the Vice-President, Operations and Timothy J. Wall will be the Vice-President, Engineering.

For a description of the Resulting Issuer, see Appendix E to this Information Circular.

PARTICULARS OF OTHER MATTERS TO BE ACTED UPON

Receipt of Financial Statements

At the Meeting, Shareholders will receive the annual audited financial statements for the year ended December 31, 2010, but no vote by the Shareholders with respect thereto is required or proposed to be taken.

Election of Directors

At the Meeting, it is proposed that five directors be elected until the next annual meeting of shareholders or until their successors are elected or appointed.  There are currently five directors of Earth Energy. Pursuant to the Business Corporations Act (Alberta), the current directors of the Corporation cease to hold office at the close of the Meeting.

The following table sets forth, in respect of each nominee, all positions currently held with the Earth Energy, current principal occupation or employment and the approximate number of Shares beneficially owned, or controlled or directed, directly or indirectly, as of the date hereof. The information contained herein is based upon information furnished by the respective nominees.

Name and Residence	Date Since Served as a Director	Office or Position in the Corporation, if any, and Principal Occupation	Number of Shares Owned or Subject to Control or Direction
H. Douglas Hunter	August 2005	Chairman of Earth Energy and President	1,360,000
Alberta, Canada		of RFM Capital Corporation

Verne G. Johnson	July 2006	President of KristErin Resources Ltd.	255,000
Alberta, Canada

James A. Banister	December 2005	President and Chief Executive Officer of	1,644,563
Alberta, Canada		BanCor Inc.

Ken M. Stephenson	September 2006	President of Kenaco Capital Services Inc.	355,000
Alberta, Canada

Edward Chwyl	Proposed Nominee	Retired Businessman	Nil
BC, Canada

Corporate Cease Trade Orders or Bankruptcies

Other than as set forth below, none of those persons who are proposed directors of Earth Energy is, or has been within the past ten years, a director, chief executive officer or chief financial officer of any company, including Earth Energy (and any personal holding companies of such person), that while such person was acting in that capacity, was the subject of a cease trade or similar order or an order that denied the company access to any exemption under securities legislation, for a period of more than 30 consecutive days, or after such persons ceased to be a director, chief executive officer or chief financial officer of the company, was the subject of a cease trade or similar order or an order that denied the company access to any exemption under securities legislation, for a period of more than 30 consecutive days, which resulted from an event that occurred while acting in such capacity.

Other than as set forth below, none of those persons who are proposed directors of Earth Energy is, or has been within the past ten years, a director or executive officer of any company, including Earth Energy (and any personal holding companies of such persons), that, while such person was acting in that capacity, or within a year of that person ceasing to act in that capacity became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, Amalgamation or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Mr. James A. Banister was a director of United Industrial Services Ltd. (“United”), which was a corporation listed on the Canadian Venture Exchange (the “CDNX”).  Mr. Banister resigned as a director of United on April 26, 2001.  On June 8, 2001, July 13, 2001 and July 20, 2001, each of the British Columbia, Ontario and Alberta Securities Commissions, respectively, issued a cease trade order against United for failure to file its financial statements.  The shares of United were subsequently delisted from the CDNX.

Mr. Verne G. Johnson was a director of Mystique Energy Inc. (“Mystique”) until April 24, 2007.  On that date, Mystique obtained an order from the Alberta Court of Queen’s Bench (the “Court”) for creditor protection under the Companies Creditor Arrangement Act (Canada) (the “CCAA”).  On October 29, 2009, pursuant to an order from the Court, Mystique was released and discharged from any restrictions upon its power to operate its business and affairs imposed on it under the CCAA.

Individual Penalties, Sanctions or Bankruptcies

None of the persons who are proposed directors of Earth Energy (or any personal holding companies of such persons) have, within the past ten years became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold his assets.

None of those persons who are proposed directors of Earth Energy (or any personal holding companies of such persons) have been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement with a securities regulatory authority or been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable shareholder in deciding whether to vote for a proposed director.

Appointment of Auditor

The persons named in the enclosed form of proxy intend to have nominated and to vote for the appointment of Meyers Norris Penny LLP, Chartered Accountants, of Calgary, Alberta (the “Auditors”) as auditors of the Corporation at a remuneration to be fixed by the Board and to hold such office until the next annual meeting of Earth Energy.  Meyers Norris Penny LLP were first appointed as auditors of Earth Energy on February 2005.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS AND OTHERS

As at the date of this Information Circular, none of Earth Energy’s directors or executive officers who are currently serving in those positions, or who have served in those positions since the beginning of Earth Energy’s last completed financial year, or their respective associates or affiliates, are indebted to Earth Energy.

INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as disclosed in this Information Circular, none of Earth Energy’ s directors or executive officers, nor any person who beneficially owns directly or indirectly or exercises control or direction over securities carrying more than 10% of the voting rights attaching to the Earth Shares, nor any known associate or affiliate of these persons had any material interest, direct or indirect in any transaction within the three most recently completed financial years or during the current financial year that has materially affected or is reasonably expected to materially affect Earth Energy, or in any proposed transaction which has materially affected or would materially affect Earth Energy.

AUDITOR, REGISTRAR AND TRANSFER AGENT OF EARTH ENERGY

Meyers Norris Penny LLP, Chartered Accountants, Calgary, Alberta, have served as the auditors of Earth Energy since February 2005.

Computershare Trust Company of Canada at its office located at Calgary, Alberta is the transfer agent and registrar for the Earth Shares.

ADDITIONAL INFORMATION

Copies of the Earth Energy financial statements and management’s discussion and analysis are included in Appendix D to this Information Circular and may be obtained by Shareholders by contacting the Chief Financial Officer of Earth Energy at Suite 950, 633 — 6th Avenue S.W., Calgary, Alberta T2P 2Y5, telephone: (403) 233-9366.

INTERESTS OF EXPERTS

Certain legal matters relating to the Amalgamation will be passed upon by Borden Ladner Gervais LLP on behalf of Earth Energy.

Meyers Norris Penny LLP has been the auditors of Earth Energy since February 2005. Meyers Norris Penny LLP has confirmed that it is independent of Earth Energy, in accordance with the relevant rules and related interpretation prescribed by the Institute of Chartered Accountants of Alberta.

Morgan & Company has been the auditors of LMM Ventures since April 1997. Morgan & Company has confirmed that it is independent of LMM Ventures, in accordance with the relevant rules and related interpretation prescribed by the Institute of Chartered Accountants of Alberta.

Certain information relating to Earth Energy has been audited or reviewed by Sproule. As of the date hereof, none of the partners of Sproule beneficially own, directly or indirectly, any of the outstanding Earth Shares.

OTHER MATTERS

Management of Earth Energy knows of no amendments, variations or other matters to come before the Meeting, other than the matter referred to in the Notice of Meeting; however, if any other matter properly comes before the Meeting, the accompanying form of proxy will be voted on such matter in accordance with the best judgement of the Person(s) voting the proxy.

APPENDIX A

AMALGAMATION AGREEMENT

A-1

AMALGAMATION AGREEMENT

AMONG

INTERNATIONAL LMM VENTURES CORP.

- AND -

INTERNATIONAL LMM SUBCO LTD.

- AND -

EARTH ENERGY RESOURCES INC.

MARCH 14, 2011

This agreement was negotiated at arm’s length to provide contractual protections for the parties hereto and not for purpose of disclosure to investors or any other purpose.  Accordingly, investors and potential investors are cautioned that it would be inappropriate to rely on this document in making an investment decision.

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		1
1.1	Definitions	1
1.2	Interpretation Not Affected by Headings, etc.	7
1.3	Number and Gender	7
1.4	Date for Any Action	7
1.5	Entire Agreement	7
1.6	Statute and Agreement References	7
1.7	Currency	8
1.8	Accounting Matters	8
1.9	Enforceability	8
1.10	Knowledge	8
1.11	Exhibits	8
1.12	Interpretation Not Affected by Party Drafting	8
ARTICLE 2 THE AMALGAMATION AND MEETING		8
2.1	Agreement to Amalgamate	8
2.2	Name	8
2.3	Registered Office	8
2.4	Authorized Capital and Restrictions on Share Transfers	9
2.5	Fiscal Year	9
2.6	Business	9
2.7	Number of Directors	9
2.8	Initial Directors	9
2.9	Initial Officers	9
2.10	Exchange of LMM Subco Shares and Earth Energy Shares	10
2.11	Stated Capital	10
2.12	By-laws	10
2.13	Exchange of Share Certificates	10
2.14	Dissenting Shareholders	11
2.15	Meeting and Information Circular	11
2.16	Completion of the Amalgamation and Effective Date	11
2.17	Filing Statement	11
2.18	Preparation of Filings	12
2.19	Employees and Employment Agreements	12
2.20	Recommendation of Earth Energy Board of Directors	12
2.21	LMM Guarantee	12
2.22	LMM and Exchange	12
2.23	United States Tax Considerations	13
ARTICLE 3 COVENANTS		13
3.1	Covenants of LMM and LMM Subco	13
3.2	Additional Covenants of LMM and LMM Subco	14
3.3	Covenants of Earth Energy	16
3.4	Mutual Covenants Regarding the Amalgamation	19
3.5	Covenants Regarding Non-Solicitation	20
ARTICLE 4 REPRESENTATIONS AND WARRANTIES		20
4.1	Representations and Warranties of LMM and LMM Subco	20
4.2	Representations and Warranties of Earth Energy	24
4.3	Privacy Issues	30
ARTICLE 5 CONDITIONS PRECEDENT		32
5.1	Mutual Conditions Precedent	32
5.2	Additional Conditions to Obligations of LMM	33
5.3	Additional Conditions to Obligations of Earth Energy	34
5.4	Notice and Effect of Failure to Comply with Conditions	35
5.5	Satisfaction of Conditions	35
ARTICLE 6 AMENDMENT		35
6.1	Amendment	35
ARTICLE 7 TERMINATION		35
7.1	Termination	35
ARTICLE 8 NOTICES		36

ii

8.1	Notices	36
ARTICLE 9 GENERAL		37
9.1	Binding Effect	37
9.2	Assignment	37
9.3	Public Communications	37
9.4	Costs	37
9.5	Severability	37
9.6	Further Assurances	37
9.7	Time of Essence	37
9.8	Applicable Law and Enforcement	38
9.9	Waiver	38
9.10	Counterparts	38

EXHIBIT A — Articles of Amalgamation

AMALGAMATION AGREEMENT

THIS AMALGAMATION AGREEMENT is dated as of the 14th day of March, 2011,

AMONG:

INTERNATIONAL LMM VENTURES CORP. a corporation existing under the laws of the Province of British Columbia (hereinafter referred to as “LMM”)

AND:

INTERNATIONAL LMM SUBCO LTD., a corporation existing under the laws of the Province of Alberta (hereinafter referred to as “LMM Subco”)

AND:

EARTH ENERGY RESOURCES INC., a corporation existing under the laws of the Province of Alberta (hereinafter referred to as “Earth Energy”)

WHEREAS:

A.                                   It is intended that Earth Energy and LMM Subco, a wholly-owned subsidiary of LMM, will amalgamate and form one corporation under the provisions of the ABCA (the “Amalgamation”);

B.                                     LMM is a company listed on the NEX board of the TSX Venture Exchange (as defined in the policies of the Exchange);

C                                        Upon the Amalgamation taking effect, Earth Energy Securityholders will receive securities of LMM in the proportion and to the extent set out herein; and

D                                       The Parties have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters relating to the Amalgamation.

NOW THEREFORE, in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto do hereby covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1                               Definitions

In this Agreement, the following defined terms have the meanings hereinafter set forth:

“ABCA” means the Business Corporations Act (Alberta), as amended, including the regulations promulgated thereunder;

“Agreement”, “herein”, “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to this amalgamation agreement (including the schedules and exhibits hereto) as supplemented, modified or amended, and not to any particular article, section, schedule, exhibit or other portion hereof;

“Amalco” means the corporation continuing from the Amalgamation;

“Amalco Shares” means the common shares in the capital of Amalco;

1

“Amalgamation” means the amalgamation of LMM Subco and Earth Energy under the provisions of the ABCA on the terms and conditions set forth in this Agreement;

“Amalgamation Resolution” means the special resolution in respect of the Amalgamation to be considered by the Earth Energy Shareholders at the Earth Energy Meeting;

“Applicable Canadian Securities Laws” means, collectively, and as the context may require, the applicable securities legislation of each of the provinces and territories of Canada, and the rules, regulations, instruments, orders and policies published and/or promulgated thereunder, as such may be amended from time to time prior to the Effective Date;

“Applicable Laws”, in the context that refers to one or more Persons, means any domestic or foreign, federal, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority, and any terms and conditions of any grant of approval, permission, authority or license of any Governmental Authority, that is binding upon or applicable to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or persons or its or their business, undertaking, property or securities;

“Articles of Amalgamation” means the articles of amalgamation to be prepared by Earth Energy, with the cooperation, consultation and prior approval of LMM, acting reasonably, as provided for herein, in respect of the Amalgamation set forth in Exhibit A to this Agreement;

“Bridge Loan” means the loan agreement dated February 1, 2011 between Earth Energy and a syndicate of lenders providing for the issuance of the Earth Energy Notes for gross proceeds of $3,000,000;

“Business Day” means a day other than a Saturday, Sunday or other day when banks in the City of Calgary, Alberta are not generally open for business;

“Certificate” means the certificate or other confirmation of filing to be issued by the Registrar pursuant to Subsection 185(4) of the ABCA giving effect to the Amalgamation;

“Competition Act” means the Competition Act, R.S.C. 1985, c. C-34, as amended;

“Confidentiality Provisions” means the confidentiality provisions as set forth in Sections 22 and 23 of the Letter Agreement;

“Continuing Employees” has the meaning ascribed thereto in Section 2.19;

“Contract” means, with respect to a Party, a contract, lease, instrument, note, bond, debenture, mortgage, agreement, arrangement or understanding, written or oral, to which such Party, or any of its subsidiaries, is a Party or under which such Party or any of its subsidiaries is bound, has unfulfilled obligations or contingent liabilities or is owed unfulfilled obligations, whether known or unknown, and whether asserted or not;

“Depositary” means Computershare Trust Company of Canada or such other person that may be appointed by Earth Energy for the purpose of receiving deposits of certificates formerly representing Earth Energy Shares;

“Disclosed Personal Information” has the meaning ascribed thereto in Section 4.3(b);

“Dissenting Shareholder” means a registered Earth Energy Shareholder who validly exercises and does not wish to withdraw the rights of dissent provided under the ABCA in connection with the special resolution of the Earth Energy Shareholders approving the Amalgamation;

“distribution” means “distribution” or “distribution to the public”, as the case may be, as defined under the Applicable Canadian Securities Laws; and “distribute” has a corresponding meaning; under the laws of the Province of Alberta;

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“Earth Energy” means Earth Energy Resources Inc., a corporation incorporated pursuant to the ABCA;

“Earth Energy Board of Directors” means the board of directors of Earth Energy as it may be comprised from time to time;

“Earth Energy Financial Statements” means the audited comparative consolidated financial statements of Earth Energy as at and for the fiscal years ended December 31, 2010  and 2009, together with the notes thereto and the auditors’ report thereon;

“Earth Energy Information” means the information included in the Information Circular and the Filing Statement describing the Earth Energy Parties and the business, operations and affairs of the Earth Energy Parties;

“Earth Energy Meeting” means the annual and special meeting of Earth Energy Shareholders to be called to consider and, if thought fit, authorize, approve and adopt the Amalgamation Resolution and related matters, and includes any adjournments thereof;

“Earth Energy Notes” means the outstanding promissory notes in the aggregate principal amount of $3,000,000 having a maturity date of August 1, 2011 which are (i) repayable prior to maturity; (ii) convertible into Earth Energy Shares upon maturity; or (iii) convertible into LMM Units upon the Amalgamation becoming effective;

“Earth Energy Options” means the outstanding options of Earth Energy entitling the holders to acquire an aggregate of 3,350,000 Earth Energy Shares;

“Earth Energy Parties” means Earth Energy and the Subsidiary and “Earth Energy Party” means either of them as the context requires;

“Earth Energy Receipts” means the 42,000,000 subscription receipts to be issued by Earth Energy pursuant to a private placement at a price of $0.30 per subscription receipt, each Earth Energy Receipt entitling the holder to acquire one Earth Energy Unit on conversion thereof, without payment of additional consideration;

“Earth Energy Record Date” means the date for determining Earth Energy Shareholders entitled to receive notice of and vote at the Earth Energy Meeting;

“Earth Energy Securities” means the outstanding Earth Energy Shares, Earth Energy Options, Earth Energy Receipts and Earth Energy Notes, as the case may be;

“Earth Energy Securityholders” means, collectively, Earth Energy Shareholders and holders of Earth Energy Options, Earth Energy Receipts; and Earth Energy Notes;

“Earth Energy Shareholders” means the holders of Earth Energy Shares;

“Earth Energy Shares” means the common voting shares in the capital of Earth Energy as constituted on the date hereof;

“Earth Energy Units” means the units of Earth Energy issuable upon conversion of the Earth Energy Receipts, each Earth Energy Unit being comprised of 0.25 of an Earth Energy Share and 0.125 of an Earth Energy Warrant;

“Earth Energy Warrants” means the 5,250,000 warrants of Earth Energy forming part of the Earth Energy Units, each Earth Energy Warrant entitling the holder thereof to purchase one (1) Earth Energy Share at a price of $1.60 per share and expiring on the date which is two years after the Effective Date.  For greater certainty, on the Effective Date, the Earth Energy Warrants shall be exchanged pursuant to the subscription agreements for Earth Energy Receipts and the adjustment provisions thereof for LMM Warrants;

“Effective Date” means the date of the Amalgamation as set forth in the Certificate issued to Amalco;

“Effective Time” means 12:01 a.m. (Calgary time) on the Effective Date;

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“Encumbrance” includes, without limitation, any mortgage, pledge, assignment, charge, lien, security interest, claim, trust, royalty or carried, participation, net profits or other third party interest and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

“Exchange” means the TSX Venture Exchange;

“Filing Statement” means the filing statement to be filed by LMM with the Exchange in relation to the Amalgamation;

“GAAP” has the meaning ascribed thereto in Section 1.8;

“Governmental Authority” means any

(i)

multinational, federal, provincial, state, regional, municipal, local or other government or any governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau ministry or agency, domestic or foreign;

(ii)	any subdivision, agent, commission, board or authority of any of the foregoing;

(iii)	any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; and

(iv)	any stock exchange;

“Information Circular” means the management information circular and proxy statement of Earth Energy, together with all appendices thereto to be mailed or otherwise distributed by Earth Energy to the Earth Energy Shareholders in connection with the Earth Energy Meeting, together with any amendments thereto or supplements thereof;

“Interests” has the meaning ascribed thereto in Section 4.2(h);

“ITA” means the Income Tax Act (Canada), R.S.C. 1985, c. 1 (5th Supp.), as amended, including the regulations promulgated thereunder, as amended from time to time;

“Land Acquisition” means the acquisition by Earth Energy of bituminous leases in respect of 23,850 acres of undeveloped land located in Grand County, Utah from Wind River II Corporation pursuant to a Bituminous Sands Lease Transfer Agreement dated January 14, 2011;

“Letter Agreement” means the letter agreement between Earth Energy and LMM dated January 18 2011 with respect to a proposed business combination between Earth Energy and LMM;

“LMM” means International LMM Ventures Corp., a corporation incorporated under the laws of British Columbia;

“LMM Board of Directors” means the board of directors of LMM, as it may be comprised from time to time, including any duly constituted and acting committee thereof;

“LMM Financial Statements” means the audited consolidated financial statements of LMM as at and for the fiscal years ended November 30, 2010 and 2009, together with the notes thereto and the auditor’s report thereon;

“LMM Information” means the information included in the Information Circular and Filing Statement describing LMM and LMM Subco and the business, operations and affairs of LMM and LMM Subco;

“LMM Option Plan” means the incentive stock option plan of LMM;

“LMM Options” means options to purchase LMM Shares issued pursuant to the LMM Option Plan;

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“LMM Parties” means, collectively and taken as a whole, LMM and LMM Subco and “LMM Party” means either of them as the context requires;

“LMM Securities” means LMM Shares, LMM Options, LMM Units and LMM Warrants, as the case may be;

“LMM Shares” means common shares of LMM Ventures;

“LMM Subco” means International LMM Subco Ltd., a wholly-owned subsidiary of LMM and a corporation incorporated pursuant to the ABCA;

“LMM Subco Board of Directors” means the board of directors of LMM Subco, as it may be comprised from time to time;

“LMM Subco Shares” means the common shares in the capital of LMM Subco;

“LMM Units” means units of LMM issuable to holders of Earth Energy Receipts, each being comprised of one LMM Share and one-half of one LMM warrant;

“LMM Warrants” means warrants forming part of the LMM Units, each whole LMM Warrant entitling the holder to purchase one LMM Share at a price of $0.40 per share for a period of two years from the Effective Date;

“Mailing Date” means the date on which the Information Circular and other documentation required in connection with the Earth Energy Meeting is mailed to the Earth Energy Shareholders;

“Material Adverse Change” or “Material Adverse Effect” means, with respect to a Person, any matter or action that has an effect or change that is, or would reasonably be expected to be, material and adverse to the business, results of operations, assets, capitalization, financial condition, rights, liabilities or prospects, contractual or otherwise, of such Person and its subsidiaries, if applicable, taken as a whole, other than any matter, action, effect or change relating to or resulting from: (i) a matter that has been publicly disclosed prior to the date of this Agreement, disclosed in the Information Circular or otherwise disclosed in writing by a Party to the other Party prior to the date of this Agreement; (ii) any action or inaction taken by such Person to which the other Person had consented in writing; (iii) the announcement of the transactions contemplated by the Amalgamation or the Amalgamation Agreement; (iv) conditions affecting the oil and gas industry as a whole, including changes in commodity prices or Taxes; (v) general economic, financial, currency exchange, securities, banking or commodity market conditions in the United States, Canada or worldwide; or (vi) the Amalgamation Agreement or the Amalgamation;

“Misrepresentation”, “Material Change” and “Material Fact” shall have the meanings ascribed thereto under the Applicable Canadian Securities Laws;

“Name Change” means the change of name of LMM to “US Oil Sands Inc.” or such other name as may be agreed upon by LMM and Earth Energy and approved by the Exchange;

“NEX” means the NEX board of the Exchange;

“Ordinary Resolution” has the meaning ascribed thereto in the ABCA;

“Outside Date” means April 30, 2011;

“Parties” means, collectively, the parties to this Agreement, and “Party” means any one of them, or where implied by the context, means the LMM Parties or the Earth Energy Parties, as the case may be;

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“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate group, body corporate, corporation, unincorporated association or organization, Governmental Authority, syndicate or other entity, whether or not having legal status;

“PR Spring Property” means bitumen leases owned by the Subsidiary in respect of 5,930 acres of land located in all or parts of: Sections 26, 27, 28, 33, 34, 35, 36 Twp. 15S, Rge. 23 E; Sections 31, 32, Twp. 15.5S, Rge. 24 E and Sections 4, 5, 6, 7, 8 Twp. 16S, Rge. 24 E, in the area of Unitah and Grand Counties, Utah;

“Private Placement” means the private placement of the Earth Energy Receipts;

“Public Record” means all information filed by LMM after November 30, 2010 with any securities commission or similar regulatory authority in compliance, or intended compliance, with Applicable Laws;

“Registrar” means the Registrar of Corporations or the Deputy Registrar of Corporations appointed pursuant to Section 263 of the ABCA;

“Resulting Issuer” means LMM following the completion of the Amalgamation and the Name Change;

“Special Resolution” has the meaning ascribed thereto in the ABCA;

“Securities Act” means the Securities Act (Alberta), as amended, including the regulations promulgated thereunder;

“Securities Authorities” means, collectively, the securities commissions or similar securities regulatory authorities in each of the Provinces or Territories of Canada;

“SEDAR” means the system for electronic document analysis and retrieval maintained by CDS Inc. under the website address “www.sedar.com”;

“Shareholder” includes a holder of shares of either Earth Energy or LMM, as applicable;

“Sproule Report” means the audit report dated December 7, 2009 and updated by letter dated February 23, 2011 of Sproule U.S. Limited on the Discovered Bitumen Initially in Place and Earth Energy’s work program in respect of the PR Spring Property;

“Subsidiary” means Earth Energy Resources, Inc., a corporation incorporated under the laws of the State of Utah, which is wholly owned by Earth Energy;

“subsidiary” has the meaning ascribed thereto in the Securities Act;

“Tax” or “Taxes” shall mean any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any Taxing Authority, whether computed on a separate, consolidated, unitary, combined or other basis, which taxes shall include, without limiting the generality of the foregoing, all income, earnings or profits taxes (including, but not limited to, federal income taxes and provincial income taxes), payroll and employee withholding taxes, employment insurance premiums, unemployment insurance, social insurance taxes, Canada Pension Plan contributions, sales and use taxes, value added taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, environmental taxes, capital taxes, production taxes, withholding taxes, employee health taxes, surtaxes, customs, import and export taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation and other governmental charges, any other obligations of the same or of a similar nature to any of the foregoing and any interest, penalties, additional taxes or other amounts with respect to any of the foregoing, which Earth Energy or LMM, as applicable (or any of their respective subsidiaries), as the case may be, is required to pay, withhold, remit or collect;

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“Tax Returns” shall mean all reports, estimates, elections, notices, filings, designations, forms, declarations of estimated Tax, information statements and returns relating to, or required to be supplied to any Taxing Authority in connection with, any Taxes (including any attached schedules, estimated tax returns, withholding tax returns, and information returns and reports);

“Taxing Authority” shall mean any Governmental Authority responsible for the imposition of any Tax (domestic or foreign) or the administration or collection thereof;

“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules, regulations and orders promulgated thereunder; and

“U.S. Securities Laws” means the federal and state securities legislation of the United States and all rules, regulations and orders promulgated thereunder, as amended from time to time.

1.2                               Interpretation Not Affected by Headings, etc.

The division of this Agreement into articles, sections and subsections is for convenience of reference only and does not affect the construction or interpretation of this Agreement.  The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement (including Exhibit “A” hereto) and not to any particular article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3                               Number and Gender

Words importing the singular number include the plural and vice versa, and words importing the use of any gender include all genders.

1.4                               Date for Any Action

If any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day and a business day in the place where an action is required to be taken, such action is required to be taken on the next succeeding day which is a Business Day and a business day, as applicable, in such place.

1.5                               Entire Agreement

This Agreement together with the agreements and documents herein and therein referred to, constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements (including the letter agreement dated January 18, 2011 between Earth Energy and LMM (the “Letter Agreement”)), understandings, negotiations and discussions, whether oral or written, among the Parties with respect to the subject matter hereof. For greater certainty, the Parties hereby agree that the Letter Agreement is terminated effective as of the time of execution of this Agreement by the Parties.

1.6                               Statute and Agreement References

Any reference in this Agreement to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time.  References to any agreement or document shall be to such agreement or document (together with all schedules and exhibits thereto), as it may have been or may hereafter be amended, supplemented, replaced or restated from time to time.

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1.7                               Currency

All sums of money that are referred to in this Agreement are expressed in lawful money of Canada unless otherwise noted.

1.8                               Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under Canadian generally accepted accounting principles (“GAAP”) and all determinations of an accounting nature are required to be made shall be made in a manner consistent with GAAP.

1.9                               Enforceability

All representations, warranties, covenants and opinions in or contemplated by this Agreement as to the enforceability of any covenant, agreement or document are subject to enforceability being limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally, and the discretionary nature of certain remedies (including specific performance and injunctive relief and general principals of equity).

1.10                        Knowledge

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of a Party, it refers to the actual knowledge of the senior officers of the Party after due inquiry.

1.11                        Exhibits

The following exhibits attached hereto are incorporated into and forms an integral part of this Agreement:

Exhibit “A” — Articles of Amalgamation

1.12                        Interpretation Not Affected by Party Drafting

The Parties hereto acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement, and the Parties agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party will not be applicable in the interpretation of this Agreement.

ARTICLE 2
THE AMALGAMATION AND MEETING

2.1                               Agreement to Amalgamate

LMM, LMM Subco and Earth Energy agree that LMM Subco and Earth Energy shall amalgamate pursuant to the provisions of section 181 of the ABCA as of the Effective Date and continue as one corporation on the terms and conditions set out in this Agreement.

2.2                               Name

The name of the Amalco shall be “Earth Energy Resources Inc.”.

2.3                               Registered Office

The registered office of Amalco shall be 1900, 520 — 3rd Avenue SW, Calgary, Alberta, T2P 0R3.

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2.4                               Authorized Capital and Restrictions on Share Transfers

The authorized capital of Amalco shall consist of an unlimited number of Amalco Shares and an unlimited number of preferred shares issuable in series, which shall have the rights, privileges, restrictions and conditions set out in the Articles of Amalgamation.  No shares of Amalco may be transferred except in compliance with the restrictions set out in the Articles of Amalgamation.

2.5                               Fiscal Year

The fiscal year end of Amalco shall be December 31 of each calendar year.

2.6                               Business

There shall be no restriction on the business which Amalco is authorized to carry on.

2.7                               Number of Directors

The board of directors of Amalco shall, until otherwise changed in accordance with the ABCA, consist of a minimum number of one and a maximum number of 7 directors.

2.8                               Initial Directors

The first directors of Amalco shall be the persons whose names and municipalities of residence appear below:

Name	Municipality of Residence
H. Douglas Hunter	Calgary, Alberta
Verne G. Johnson	Calgary, Alberta
Ken M. Stephenson	Calgary, Alberta
James A. Banister	Calgary, Alberta
Edward Chwyl	Calgary, Alberta

Such directors shall hold office until the first annual meeting of shareholders of Amalco or until their successors are elected or appointed.

2.9                               Initial Officers

The first officers of Amalco shall be the persons whose names and titles appear below:

Name	Title
Verne G. Johnson	Chief Executive Officer
D. Glen Snarr	President, Chief Financial Officer and Corporate Secretary
Barclay E. Cuthbert	Vice President, Operations
Timothy J. Wall	Vice President, Engineering

Such officers shall hold office until the first annual meeting of shareholders of Amalco or until their successors are elected or appointed.

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2.10                        Exchange of LMM Subco Shares and Earth Energy Shares

At the Effective Time:

(a)                                  Each issued and outstanding LMM Subco Share shall be converted into one Amalco Share;

(b)                                 Subject to subsection 2.10(c), each Earth Energy Shareholder shall be entitled to receive four (4) LMM Shares for each Earth Energy Share held by such holder:

(c)                                  No fractional LMM Shares will be issued.  In the event that an Earth Energy Shareholder would otherwise be entitled to a fractional LMM Share hereunder, the number of LMM Shares issued to such Earth Energy Shareholder shall be rounded up to the next greater whole number of LMM Shares if the fractional entitlement is equal to or greater than 0.5 and shall, without any additional compensation, be rounded down to the next lesser whole number of LMM Shares if the fractional entitlement is less than 0.5.  In calculating such fractional interests, all Earth Energy Shares registered in the name of or beneficially held by such Earth Energy Shareholder or their nominee shall be aggregated;

(d)                                 The amalgamation of LMM Subco and Earth Energy shall be effective;

(e)                                  Pursuant to the provisions of the subscription agreements for Earth Energy Receipts and the adjustment provisions of the Earth Energy Warrants, the Earth Energy Warrants will be exchanged for LMM Warrants on the basis of four (4) LMM Warrants for each Earth Energy Warrant held prior to the Effective Time; and

(f)                                    Pursuant to exchange agreements entered into by holders of Earth Energy Options, the Earth Energy Options will be exchanged for LMM Options on the basis of four (4) LMM Options for each one (1) Earth Energy Option held prior to the Effective Time, with each LMM Option having an exercise price equal to one-fourth of the exercise price of the Earth Energy Option exchanged.

2.11                        Stated Capital

Upon completion of the Amalgamation:

(a)                                  the paid-up capital of the LMM Shares will be equal to the aggregate paid-up capital of the issued shares of LMM and Earth Energy (excluding that of any Earth Energy Shares held by LMM or LMM Subco, and any Earth Energy Shares held by any other person where such shares were not exchanged for LMM Shares on the Amalgamation) immediately before the Amalgamation;

(b)                                 the paid-up capital of the Amalco Shares will be equal to the aggregate paid-up capital of the issued shares of LMM Subco and Earth Energy (excluding that of any Earth Energy Shares held by LMM Subco, and any Earth Energy Shares held by any other person where such shares were not exchanged for LMM Shares on the Amalgamation) immediately before the Amalgamation; and

(c)                                  the stated capital accounts of LMM and Amalco shall be adjusted such that the amount of stated capital for the LMM Shares and the Amalco Shares shall be equal to the paid-up capital amounts set forth in Sections 2.11(a) and (b).

2.12                        By-laws

The by-laws of Amalco, until repealed, amended or altered, shall be the by-laws of LMM Subco.

2.13                        Exchange of Share Certificates

Upon the presentation and surrender by each Earth Energy Shareholder to the Depositary of the certificates representing all of the Earth Energy Shareholder’s Earth Energy Shares which have been exchanged for LMM Shares pursuant to the Amalgamation along with a duly completed Letter of Transmittal, LMM shall as soon as

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reasonably practicable issue to such Earth Energy Shareholder a certificate representing the number of LMM Shares to which the Earth Energy Shareholder is entitled under the Amalgamation.

2.14                        Dissenting Shareholders

Earth Energy Shares which are held by a Dissenting Shareholder shall not be exchanged for LMM Shares pursuant to the Amalgamation.  However, if a Dissenting Shareholder fails to perfect or effectively withdraws such Dissenting Shareholder’s claim under section 191 of the ABCA or forfeits such Dissenting Shareholder’s right to make a claim under section 191 of the ABCA or if his rights as an Earth Energy Shareholder are otherwise reinstated, such Earth Energy Shareholder’s Earth Energy Shares shall thereupon be deemed to have been exchanged for LMM Shares as of the Effective Date as prescribed herein.  Registered Earth Energy Shareholders entitled to vote at the Earth Energy Meeting may exercise Dissent Rights with respect to their Earth Energy Shares in connection with the Amalgamation pursuant to and in the manner set forth in the Information Circular.  Earth Energy shall give LMM prompt notice of any written notice of a dissent, withdrawal of such notice, and any other instruments served pursuant to such Dissent Rights and received by Earth Energy and shall promptly provide LMM with copies of such notices and written objections and all other correspondence related thereto.

2.15                        Meeting and Information Circular

As promptly as practical following the execution of this Agreement and in compliance with Applicable Laws (including Applicable Canadian Securities Laws):

(a)                                  Earth Energy shall prepare the Information Circular and Earth Energy shall ensure that the Information Circular provides Earth Energy Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters before them, in all cases ensuring compliance in all material respects with all Applicable Canadian Securities Laws on the date of issue thereof;

(b)                                 Earth Energy shall cause the Information Circular to be mailed to applicable Earth Energy Shareholders and filed with applicable regulatory authorities and other Governmental Authorities in all jurisdictions where the same are required to be mailed and filed;

(c)                                  Earth Energy shall ensure that the Information Circular includes the recommendation of the Board of Directors of Earth Energy that the applicable Earth Energy Shareholders vote in favour of the Amalgamation Resolution, unless such recommendation has been withdrawn, modified or amended in accordance with the terms of this Agreement; and

(d)                                 LMM and Earth Energy shall cooperate in the preparation, filing and mailing of the Information Circular. Earth Energy shall provide LMM and its representatives with a reasonable opportunity to review and comment on the Information Circular and any other relevant documentation and shall incorporate all reasonable comments made by LMM and its counsel and the Information Circular shall be reasonably satisfactory to LMM before it is filed or distributed to the applicable Earth Energy Shareholders.

2.16                        Completion of the Amalgamation and Effective Date

Upon the satisfaction or waiver of the other conditions herein contained in favour of each party, Earth Energy and LMM Subco shall immediately deliver to the Registrar Articles of Amalgamation and such other documents as may be required to give effect to the Amalgamation.  The Amalgamation shall become effective at the Effective Time on the Effective Date.

2.17                        Filing Statement

As promptly as practical following the execution of this Agreement, and in compliance with Applicable Laws (including Applicable Canadian Securities Laws) and the policies of the Exchange:

(a)                                  LMM shall prepare the Filing Statement and Earth Energy shall provide to LMM the necessary Earth Energy Information to ensure that the Filing Statement provides LMM Shareholders with information in

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compliance in all material respects with all Applicable Canadian Securities Laws and Exchange policies on the date of filing thereof;

(b)                                 LMM shall cause the Filing Statement to be filed with applicable regulatory authorities and other Governmental Authorities in all jurisdictions where the same are required to be filed; and

(c)                                  LMM and Earth Energy shall cooperate in the preparation and filing of the Filing Statement.  LMM shall provide Earth Energy and its representatives with a reasonable opportunity to review and comment on the Filing Statement and any other relevant documentation and shall incorporate all reasonable comments made by Earth Energy and its counsel and the Filing Statement shall be reasonably satisfactory to Earth Energy before it is filed or distributed to the applicable regulatory authorities and other Governmental Authorities.

2.18                        Preparation of Filings

(a)                                  LMM and Earth Energy shall cooperate in the taking of all such action as may be required under the ABCA, Applicable Canadian Securities Laws and U.S. Securities Laws in connection with the transactions contemplated by this Agreement and the Amalgamation.

(b)                                  Each of LMM and Earth Energy shall promptly furnish to the other all information concerning it as may be required for the effectuation of the actions described in Section 2.1 and the foregoing provisions of this Section 2.18, and each covenants that no information furnished by it in connection with such actions or otherwise in connection with the consummation of the Amalgamation and the other transactions contemplated by this Agreement will contain any Misrepresentation or any untrue statement of a Material Fact or omit to state a Material Fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished.

2.19                        Employees and Employment Agreements

All current Earth Energy employees (the “Continuing Employees”) shall continue to be employed by LMM or Amalco, as applicable, after the Effective Date on the terms and conditions (including compensation or severance) comparable, in the aggregate, to the terms and conditions on which they are currently employed.  Upon completion of the Amalgamation, LMM shall honour the terms of all consulting agreements existing as of the date hereof between Earth Energy and its consultants.

2.20                        Recommendation of Earth Energy Board of Directors

The Earth Energy Board of Directors has unanimously determined that the Amalgamation is in the best interests of Earth Energy and the Earth Energy Shareholders, has unanimously approved the Amalgamation and the entering into of the Amalgamation Agreement and has resolved unanimously to recommend that Earth Energy Shareholders vote in favour of the Amalgamation.  Notice of such approvals, determinations and resolution shall, subject to the terms hereof, be included in the Information Circular.

2.21                        LMM Guarantee

LMM hereby unconditionally and irrevocably guarantees the due and punctual performance by LMM Subco of each and every covenant and obligation of LMM Subco arising under the Amalgamation.  LMM hereby agrees that Earth Energy shall not have to proceed first against LMM Subco before exercising its rights under this guarantee against LMM.

2.22                        LMM and Exchange

LMM shall:

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(a)                                  as soon as practicable apply to the Exchange and diligently seek the approval of the Exchange to the transactions contemplated by this Agreement;

(b)                                 as soon as practicable deliver to the Exchange the Filing Statement as contemplated by this Agreement; and

(c)                                  use its reasonable commercial efforts hereof, to consummate the transactions contemplated by this Agreement in accordance with the rules and policies of the Exchange.

2.23                        United States Tax Considerations

The Amalgamation is intended to qualify either (i) as a reorganization under Section 3 68(a) of the Code or (ii) as a Section 351 transaction.  The parties hereto agree to treat the Amalgamation as a reorganization within the meaning of Section 368(a) and/or a transaction qualifying under Section 351 of the Code for all U.S. federal income tax purposes, and to not take any position on any U.S. tax return or otherwise take any tax reporting position for U.S. federal income tax purposes inconsistent with such treatment, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code that such treatment is not correct.  Excluding the transactions contemplated by this Agreement and the Amalgamation, no party hereto currently has any intention and at closing will not have any intention to take any action, fail to take any action, cause any action to be taken or cause any action not to be taken that could reasonably be expected to prevent the Amalgamation from qualifying as a “reorganization” within the meaning of Section 368(a)(1) or a Section 351 transaction of the Code with respect to Earth Energy and the Earth Energy Shareholders.

ARTICLE 3
COVENANTS

3.1                               Covenants of LMM and LMM Subco

Each of LMM and LMM Subco covenant and agree that, from the date of this Agreement until the earlier of the Effective Date and the termination of this Agreement in accordance with Article 7, except with the prior written consent of Earth Energy (such consent not to be unreasonably withheld or delayed), and except as otherwise expressly permitted or specifically contemplated by this Agreement or required by Applicable Laws:

(a)                                  LMM and LMM Subco will use their reasonable commercial efforts to satisfy or cause the satisfaction of the conditions set forth in Section 5.1 and Section 5.3 as soon as reasonably practicable, to the extent the fulfillment of the same is within the control of LMM or LMM Subco, as the case may be;

(b)                                 LMM and LMM Subco will make all necessary filings and applications under Applicable Laws required on the part of LMM or LMM Subco, as the case may be, in connection with the transactions contemplated herein and take all reasonable action necessary to be in compliance with such Applicable Laws;

(c)                                  neither LMM nor LMM Subco shall take any action, refrain from taking any action, or permit any action to be taken or not taken, inconsistent with this Agreement, which might directly or indirectly interfere with or affect the consummation of the Amalgamation in accordance with the terms and conditions herein;

(d)                                 LMM and LMM Subco shall jointly and severally indemnify and save harmless the Earth Energy Parties and their respective directors, officers, employees, advisors and agents from and against any and all liabilities, claims, demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which an Earth Energy Party, its subsidiaries and their respective directors, officers, employees, advisors or agents may be subject or which an Earth Energy Party and their respective directors, officers, employees, advisors or agents may suffer, whether under the provisions of any statute or otherwise, in any way caused by, or arising, directly or indirectly, from or in consequence of:

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(i)

any Misrepresentation or alleged Misrepresentation in the LMM Information or in any material filed by LMM or LMM Subco in compliance or intended compliance with any Applicable Laws for the purposes of completing the Amalgamation;

(ii)

any order made or any inquiry, investigation or proceeding by any securities commission or other competent authority based upon any untrue statement or omission or alleged untrue statement or omission of a Material Fact or any Misrepresentation or any alleged Misrepresentation in any material filed by or on behalf of LMM or LMM Subco in compliance or intended compliance with Applicable Laws; and

(iii)	LMM or LMM Subco not complying with any requirement of Applicable Laws in connection with the transactions contemplated in this Agreement;

except that neither LMM nor LMM Subco shall be liable in any such case to the extent that any such liabilities, claims, demands, losses, costs, damages and expenses arise out of or are based upon any Misrepresentation or alleged Misrepresentation based on the Earth Energy Information, the negligence of an Earth Energy Party or the non-compliance by an Earth Energy Party with any requirement of Applicable Laws in connection with the transactions contemplated in this Agreement;

(e)                                  subject to Section 9.3, except for non-substantive communications with third parties and communications to legal and other advisors of LMM, LMM and LMM Subco will furnish promptly to Earth Energy:

(i)	a copy of each notice, report, schedule or other document delivered, filed or received by LMM or LMM Subco in connection with the Amalgamation from any Governmental Authority;

(ii)	any filings under Applicable Laws in connection with the Amalgamation; and

(iii)	any documents related to dealings with Governmental Authorities in connection with the transactions contemplated herein;

(f)                                    neither LMM nor LMM Subco shall take any action that would render, or may reasonably be expected to render, any representation or warranty made by LMM or LMM Subco, as the case may be, in this Agreement untrue in any material respect;

(g)                                 LMM and LMM Subco shall use reasonable commercial efforts to obtain and maintain the third party approvals applicable to either of them and provide the same to Earth Energy on or prior to the Effective Date;

(h)                                 LMM and LMM Subco shall take all commercially reasonable actions to give effect to the transactions contemplated by this Agreement and the Amalgamation, including, without limitation, executing any necessary treasury directions or related documents with the transfer agent of LMM or the Depositary to give effect to the issuance of LMM Shares pursuant to the Amalgamation; and

(i)                                     LMM shall, on the Effective Date, provide to the Depositary an irrevocable direction authorizing and directing the Depositary to issue the LMM Shares issuable under the Amalgamation to holders of the Earth Energy Shares and shall irrevocably direct the Depositary to distribute the LMM Shares to the holders of the Earth Energy Shares in accordance with the terms of the Amalgamation.

3.2                               Additional Covenants of LMM and LMM Subco

LMM and LMM Subco each further covenant and agree:

(a)                                  prior to the Effective Time, LMM and LMM Subco shall not carry on any business, enter into any transaction or effect any corporate act whatsoever, other than as contemplated herein or as

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reasonably necessary to carry out the transactions contemplated by the Amalgamation unless previously consented to in writing by Earth Energy, acting reasonably;

(b)                                 until the Effective Date, LMM and LMM Subco will not merge into or with, or amalgamate or consolidate with, or enter into any other corporate reorganization with, any other corporation or person or perform any act or enter into any transaction or negotiation which interferes or is inconsistent with the completion of the transactions contemplated hereby, other than as contemplated in this Agreement and the Private Placement, without limiting the generality of the foregoing, neither LMM or LMM Subco will:

(i)	make any distribution by way of dividend, return of capital or otherwise to or for the benefit of its securityholders;

(ii)	issue any of its shares or other securities convertible into shares (other than on exercise of presently outstanding convertible securities) or enter into any commitment or agreement therefor; or

(iii)	make any payment to any director, officer or employee;

(c)                                  until the Effective Date, to not alter or amend its constating documents as the same exist at the date of this Agreement, except in connection with the Amalgamation;

(d)                                 to furnish to Earth Energy such information, in addition to the information contained in this Agreement, relating to the financial condition, business, properties and affairs of LMM and LMM Subco as may reasonably be requested by Earth Energy, which information shall be true and complete in all material respects and shall not contain an untrue statement of any Material Fact or omit to state any Material Fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they are made, not misleading and will notify Earth Energy of any significant development or Material Change relating to LMM or LMM Subco promptly after becoming aware of any such development or change;

(e)                                  LMM shall assist Earth Energy in the preparation of the Information Circular and provide to Earth Energy, in a timely and expeditious manner, the LMM Information for inclusion in the Information Circular and any amendments or supplements thereto, in each case complying in all material respects with all Applicable Laws on the date of issue thereof;

(f)                                    to ensure that the information and financial statements relating to LMM and LMM Subco and provided by LMM and contained in the Information Circular and any related documentation to be distributed in connection with the solicitation of proxies by Earth Energy for the Earth Energy Meeting shall be true, correct and complete in all material respects and shall not contain any untrue statement of any Material Fact or omit to state any Material Fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances in which they are made;

(g)                                 to use reasonable commercial efforts to do all such other acts and things as may be necessary or desirable in order to give effect to the Amalgamation;

(h)                                to cause LMM as the sole shareholder of LMM Subco to approve by Special Resolution, the Amalgamation, together with such matters as are required to effect the Amalgamation;

(i)                                     to use reasonable commercial efforts to cause, as of the Effective Date, the board of directors of LMM to consist of H. Douglas Hunter, Verne G. Johnson, James A. Banister, Ken M. Stephenson and Edward Chwyl.

(j)                                     to cause LMM to issue, as of the Effective Date, LMM Warrants to purchase LMM Shares to the holders of Earth Energy Warrants, which warrants shall be on substantially the same terms as the Earth

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Energy Warrants, except that the exercise price and number of LMM Shares that may be purchased shall be adjusted in accordance with the terms of the Earth Energy Warrants;

(k)                                  to cause LMM to issue, as of the Effective Date, LMM Options to purchase LMM Shares to the holders of Earth Energy Options, which options shall be on substantially the same terms as the Earth Energy Options, except that the exercise price and number of LMM Shares that may be purchased shall be adjusted in accordance with the terms of the option exchange agreements entered into by the holders of Earth Energy Options with LMM and Earth Energy; and

(l)                                     they shall promptly advise Earth Energy in writing:

(i)

of any event, condition or circumstance that might be reasonably expected to cause any representation or warranty of LMM contained in this Agreement to be untrue or inaccurate in any material respect on the Effective Date (or in the case of any representation or warranty made as of a specified date, as of such specified date); and

(ii)	of any material breach by LMM of any covenant, obligation or agreement contained in this Agreement.

3.3                               Covenants of Earth Energy

From the date hereof until the earlier of the Effective Date and the termination of this Agreement in accordance with Article 7, except with the prior written consent of LMM (such consent not to be unreasonably withheld), and except as otherwise expressly permitted or specifically contemplated by this Agreement:

(a)                                  Earth Energy will use its reasonable commercial efforts to satisfy or cause the satisfaction of the conditions set forth in Section 5.1 and Section 5.2 as soon as reasonably practicable, to the extent the fulfillment of the same is within the control of Earth Energy;

(b)                                 Earth Energy will use its reasonable commercial efforts to assist LMM in carrying out the intent or effect of this Agreement and the Amalgamation;

(c)                                  Earth Energy will make all necessary filings and applications under Applicable Laws required on the part of Earth Energy in connection with the transactions contemplated herein and take all reasonable action necessary to be in compliance with such Applicable Laws;

(d)                                 Earth Energy shall not take any action, refrain from taking any action, or permit any action to be taken or not taken, inconsistent with this Agreement, which might directly or indirectly interfere with or affect the consummation of the Amalgamation in accordance with the terms and conditions herein;

(e)                                  Earth Energy will not, and will not permit any of its subsidiaries to, merge into or with, or amalgamate or consolidate with, or enter into any other corporate reorganization with, any other corporation or person or perform any act or enter into any transaction or negotiation which interferes or is inconsistent with the completion of the transactions contemplated hereby, other than as contemplated in this Agreement and, without limiting the generality of the foregoing, Earth Energy will not, and will not permit any of its subsidiaries to:

(i)	make any distribution by way of dividend, return of capital or otherwise to or for the benefit of Earth Energy’s Securityholders;

(ii)

other than the Private Placement or pursuant to the Earth Energy Notes, issue any of its shares (other than on exercise of presently outstanding convertible securities) or other securities convertible into shares or enter into any commitment or agreement therefor; or

(iii)	make any payment to any director, officer or employee except pursuant to existing employment arrangements or pursuant to new employment agreements in the ordinary course of business;

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(f)                                    until the Effective Date, Earth Energy shall not alter or amend its constating documents as the same exist at the date of this Agreement;

(g)                                 Earth Energy shall not take any action that would render, or may reasonably be expected to render, any representation or warranty made by Earth Energy in this Agreement untrue in any material respect;

(h)                                 Earth Energy shall furnish to LMM such information, in addition to the information contained in this Agreement, relating to the financial condition, business, properties and affairs of the Earth Energy Parties as may reasonably be requested by LMM, which information shall be true and complete in all material respects and shall not contain an untrue statement of any Material Fact or omit to state any Material Fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they are made, not misleading and will notify LMM of any significant development or Material Change relating to Earth Energy promptly after becoming aware of any such development or change;

(i)                                     Earth Energy shall ensure that the information and financial statements related to the Earth Energy Parties and provided by Earth Energy and contained in the Information Circular and Filing Statement and any related documentation to be distributed in connection with the solicitation of proxies by the management of Earth Energy for the Earth Energy Meeting shall be true, correct and complete in all material respects and shall not contain any untrue statement of any Material Fact or omit to state any Material Fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances in which they are made;

(j)                                     Earth Energy shall use reasonable commercial efforts to do all such other acts and things as may be necessary or desirable in order to give effect to the Amalgamation and, without limiting the generality of the foregoing, Earth Energy shall:

(i)

seek approval of the Earth Energy Shareholders by Special Resolution at the Earth Energy Meeting of the Amalgamation Resolution, together with any other such matters as are required to effect the Amalgamation and the transactions contemplated herein; and

(ii)

use reasonable commercial efforts to apply for and obtain such other consents, orders, acceptances, or approvals as counsel for Earth Energy may advise are necessary or desirable for the implementation of the Amalgamation;

(k)                                  Earth Energy shall use its reasonable commercial efforts to cause its current insurance (or re-insurance) policies for Earth Energy and any of its subsidiaries not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing satisfactory to LMM providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect, and Earth Energy or its subsidiaries, will pay all premiums in respect of such insurance policies that become due after the date hereof;

(l)                                     Earth Energy shall promptly notify LMM in writing of any Material Adverse Change with respect to Earth Energy or of any change in any representation or warranty provided by any of the Earth Energy Parties in this Agreement which change is or may be of such a nature as to render any representation or warranty misleading or untrue in any material respect and Earth Energy shall in good faith discuss with LMM any such change in circumstances (actual, anticipated, contemplated, or to the knowledge of Earth Energy, threatened) which is of such a nature that there may be a reasonable question as to whether notice need be given to LMM pursuant to this provision;

(m)                               Earth Energy shall promptly advise LMM in writing of any material breach by Earth Energy of any covenant, obligation or agreement contained in this Agreement;

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(n)                            Earth Energy shall ensure that the Information Circular complies with Applicable Laws and, without limiting the generality of the foregoing, that the Information Circular will not contain a Misrepresentation and provides Earth Energy Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters before them, and, in that regard, the Information Circular will set out the LMM Information in the form approved by LMM and the Earth Energy Information in the form approved by Earth Energy and shall include, without limitation, that the unanimous determination of the Earth Energy Board of Directors that the Amalgamation is in the best interests of Earth Energy and Earth Energy Shareholders, and include the unanimous recommendation of the Earth Energy Board of Directors that the Earth Energy Shareholders vote in favour of the Amalgamation Resolution;

(o)                                 LMM and its legal counsel shall be given a reasonable opportunity to review and comment on drafts of the Information Circular and other documents related thereto, and reasonable consideration shall be given to any comments made by LMM and its counsel, provided that all LMM Information included in the Information Circular shall be in form and content satisfactory to LMM, acting reasonably;

(p)                                 Earth Energy shall provide notice to LMM of the Earth Energy Meeting and allow LMM’s representatives and legal counsel to attend such Earth Energy Meeting;

(q)                                 Earth Energy shall assist LMM in the preparation of the Filing Statement and provide to LMM, in a timely and expeditious manner, the Earth Energy Information for inclusion in the Filing Statement and any amendments or supplements thereto, in each case complying in all material respects with all Applicable Laws on the date of issue thereof;

(r)                                    Earth Energy shall indemnify and save harmless LMM and LMM Subco and their respective directors, officers, employees, advisors and agents from and against any and all liabilities, claims, demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which LMM and LMM Subco or their respective directors, officers, employees, advisors or agents may be subject or which LMM and LMM Subco or their respective directors, officers, employees, advisors or agents may suffer, whether under the provisions of any statute or otherwise, in any way caused by, or arising, directly or indirectly, from or in consequence of:

(i)

any Misrepresentation or alleged Misrepresentation in the Earth Energy Information included in the Information Circular, the Filing Statement or in any material filed by Earth Energy in compliance or intended compliance with any Applicable Laws;

(ii)

any order made or any inquiry, investigation or proceeding by any securities commission or other competent authority based upon any untrue statement or omission or alleged untrue statement or omission of a Material Fact or any Misrepresentation or any alleged Misrepresentation in the Earth Energy Information included in the Information Circular, the Filing Statement or in any material filed by or on behalf of Earth Energy in compliance or intended compliance with Applicable Canadian Securities Laws; and

(iii)	Earth Energy not complying with any requirement of Applicable Laws in connection with the transactions contemplated in this Agreement;

except that Earth Energy shall not be liable in any such case to the extent that any such liabilities, claims, demands, losses, costs, damages and expenses arise out of or are based upon any Misrepresentation or alleged Misrepresentation of a Material Fact based solely on the LMM Information included in the Information Circular or the Filing Statement, the negligence of LMM or LMM Subco or the non-compliance by LMM or LMM Subco with any requirement of Applicable Laws in connection with the transactions contemplated by this Agreement;

(s)                                  subject to Section 9.3, except for non-substantive communications with third parties and communications to legal and other advisors of Earth Energy, Earth Energy will furnish promptly to LMM, LMM Subco or LMM’s counsel:

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(i)                                    a copy of each notice, report, schedule or other document delivered, filed or received by Earth Energy in connection with the Amalgamation from any Governmental Authority;

(ii)                                 any filings under Applicable Laws in connection with the Amalgamation; and

(iii)                              any documents related to dealings with Governmental Authorities in connection with the transactions contemplated herein;

(t)                                    management of Earth Energy shall solicit proxies to be voted at the Earth Energy Meeting in favour of matters to be considered at the Earth Energy Meeting, including the Amalgamation Resolution;

(u)                                 Earth Energy shall conduct the Earth Energy Meeting in accordance with the by-laws of Earth Energy, the ABCA, Applicable Canadian Securities Laws and any instrument governing the Earth Energy Meeting, as applicable, and as otherwise required by Applicable Laws;

(v)                                 Earth Energy shall make any necessary filings required to be made pursuant to the Competition Act with respect to the transactions described herein and pay any related fees pursuant thereto;

(w)                               Earth Energy shall use reasonable commercial efforts to obtain and maintain the third party approvals applicable to it and provide the same to LMM on or prior to the Effective Date;

(x)                                   Earth Energy will take all commercially reasonable actions to give effect to the transactions contemplated by this Agreement and the Amalgamation; and

(y)                                 Earth Energy shall promptly advise LMM of the number of Earth Energy Shares for which Earth Energy receives notices of dissent or written objections to the Amalgamation.

3.4                               Mutual Covenants Regarding the Amalgamation

From the date of this Agreement until the earlier of the Effective Date and the termination of this Agreement in accordance with Article 7, each of LMM and Earth Energy will use its reasonable commercial efforts to: (i) satisfy (or cause the satisfaction of) the conditions precedent to its obligations (and those of any of its subsidiaries) hereunder; (ii) not take, or cause to be taken, any action or cause anything to be done that would cause such obligations not to be fulfilled in a timely manner; and (iii) take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under Applicable Laws to complete the Amalgamation, including using reasonable commercial efforts:

(a)                                  to obtain all necessary consents, assignments, waivers and amendments to or terminations of any agreements and take such measures as may be appropriate to fulfill its obligations hereunder and to carry out the transactions contemplated hereby;

(b)                                 to effect all necessary registrations, filings and submissions of information requested by Governmental Authorities required to be effected by it in connection with the Amalgamation; to oppose, lift or rescind any injunction or restraining or other order seeking to stop, or otherwise adversely affecting its ability to consummate, the Amalgamation and to defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging this Agreement or the consummation of the transactions contemplated hereby; and

(c)                                  to reasonably cooperate with the other Party and its tax advisors in structuring the Amalgamation and other transactions contemplated to occur in conjunction with the Amalgamation in a tax effective manner and assist the other Party and its tax advisors in making such investigations and enquiries with respect to such Party in that regard, as the other Party and its tax advisors shall consider necessary, acting reasonably.

Each of LMM and Earth Energy will use its reasonable commercial efforts to cooperate with the other in connection with the performance by the other of their obligations under this Section 3.4 and this Agreement including, without limitation, continuing to provide reasonable access to information and to maintain ongoing

19

communications as between officers of LMM and Earth Energy, subject in all cases to the Confidentiality Provisions.

3.5                               Covenants Regarding Non-Solicitation

From the date hereof until completion of the transactions contemplated herein or the earlier termination thereof, each of the Parties will not, directly or indirectly, solicit, initiate, assist, facilitate, promote or knowingly encourage the initiation of proposals or offers from, entertain or enter into discussions or negotiations with any person other than the other party hereto, with respect to any amalgamation, merger, consolidation, arrangement, restructuring, sale of any material assets or part thereof of such party, unless such action, matter or transaction is part of the transactions contemplated in this Agreement or is necessary to carry on the normal course of business.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1                               Representations and Warranties of LMM and LMM Subco

LMM and LMM Subco represent and warrant to and in favour of Earth Energy and acknowledge that Earth Energy is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)                                  Each of LMM and LMM Subco is a corporation duly incorporated and validly subsisting under the Applicable Laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own its assets and properties as now owned and to carry on its business as now conducted.

(b)                                 Each of LMM and LMM Subco has the requisite corporate power and authority to execute this Agreement and to carry out its obligations hereunder.  The execution and delivery of this Agreement and the consummation by LMM and LMM Subco of the transactions contemplated by the Amalgamation have been duly authorized by the LMM Board of Directors and the LMM Subco Board of Directors and no other proceedings on the part of LMM or LMM Subco are necessary to authorize this Agreement or the Amalgamation.  This Agreement has been duly executed and delivered by each of LMM and LMM Subco and constitutes a legal, valid and binding obligation of each of LMM and LMM Subco enforceable against each of LMM and LMM Subco in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Applicable Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(c)                                  Except as contemplated by this Agreement:

(i)                                     neither the execution and delivery of this Agreement by LMM or LMM Subco nor the consummation of the transactions contemplated by the Amalgamation nor compliance by the LMM Parties with any of the provisions hereof will:

(A)                              violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of the LMM Parties or cause any indebtedness to come due before its stated maturity or cause any credit to cease to be available, under any of the terms, conditions or provisions of: (1) the certificate of incorporation, articles or by-laws of either LMM Party; or (2) any note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which a LMM Party is a party or to which any of them, or any of their respective properties or assets, may be subject or by which a LMM Party is bound; or

20

(B)                               subject to compliance with applicable statutes and regulations, violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to the LMM Parties or any of their properties or assets (except, in the case of each of clauses 4.1(c)(i)(A) and 4.1(c)(i)(B), for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of encumbrances which, or any consents, approvals or notices which if not given or received, would not, individually or in the aggregate significantly impede the ability of the LMM Parties to consummate the transactions contemplated by the Amalgamation); and

(ii)                                 other than in connection with or in compliance with the provisions of Applicable Laws in relation to completion of the Amalgamation or which are required to be fulfilled post Amalgamation: (A) there is no legal impediment to the LMM Parties’ consummation of the Amalgamation; and (B) no filing or registration with, or authorization, consent or approval of, any Governmental Authority in connection with the consummation of the Amalgamation, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not, individually or in the aggregate significantly impede the ability of the LMM Parties to consummate the Amalgamation.

(d)                                 The authorized capital of LMM consists of an unlimited number of LMM Shares of which as of the date hereof, 99,287,005 LMM Shares were issued and outstanding as fully paid and non-assessable, and 4,238,000 LMM Shares are issuable on exercise of all outstanding LMM Options;

(e)                                  The authorized capital of LMM Subco consists of an unlimited number of common shares of which as of the date hereof only one (1) common share of LMM Subco is issued and outstanding as fully paid and non-assessable and is held by LMM;

(f)                                    Except as described in paragraph 4.1(d) above and as contemplated by this Agreement, no person has any agreement, option, understanding or commitment (including convertible securities, warrants or convertible obligations of any nature) for the purchase or issue of or conversion into any of the unissued shares of LMM or any of its subsidiaries or any unissued securities of LMM or any of its subsidiaries;

(g)                                 The LMM Financial Statements appearing on SEDAR present fairly the financial position of LMM at the relevant dates and the results of its operations and the changes in its financial position for the periods indicated in the said statements, and have been prepared in accordance with GAAP;

(h)                                 Since November 30, 2010 and except with respect to expenses being incurred in connection with the transactions contemplated herein:

(i)                                     there has not been any Material Adverse Change respecting LMM from the position set forth in the LMM Financial Statements;

(ii)                                  there have been no Material Facts, transactions, events or occurrences which to the knowledge of LMM, could reasonably be expected to result in a Material Adverse Change respecting LMM;

(iii)                               LMM has conducted its business only in the ordinary and normal course, consistent with past practice; and

(iv)                              no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) material to LMM has been incurred other than in the ordinary and normal course of business, consistent with past practice;

(i)                                     There are reasonable grounds for believing that no creditor of LMM or LMM Subco will be materially prejudiced by the Amalgamation;

(j)                                     Each of LMM and LMM Subco is presently able to pay its liabilities as they become due;

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(k)                                 Other the issuance of 2,100,000 LMM Shares to Endeavour Financial Ltd. pursuant to LMM’s mandate agreement with Endeavour Financial Ltd., neither LMM nor LMM Subco has incurred any liability for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement, or the Amalgamation;

(l)                                    There are no known or anticipated material liabilities of LMM or LMM Subco of any kind whatsoever (including absolute, accrued or contingent liabilities) nor any commitments whether or not determined or determinable, in respect of which LMM or LMM Subco is or may become liable other than the liabilities disclosed on, reflected in or provided for in the LMM Financial Statements or incurred in the ordinary course of business;

(m)                              LMM does not have any subsidiaries other than LMM Subco, which is wholly-owned by LMM, and is not a party to any agreement to acquire or lease any other businesses or business operations;

(n)                                 The corporate records and minute books of each of LMM and LMM Subco as required to be maintained by it under the laws of its jurisdiction of incorporation are up to date and contain complete and accurate minutes of all meetings of its directors and shareholders and all resolutions consented to in writing;

(o)                                 Each of LMM and LMM Subco has duly filed on a timely basis all Tax Returns required to be filed by it and has paid all Taxes which are due and payable, and has paid all assessments and reassessments, and all other Taxes, governmental charges, penalties, interest and fines due and payable on or before the date hereof; adequate provision has been made for Taxes payable for the current period for which Tax Returns are not yet required to be filed; there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Return by, or payment of any Tax, governmental charge or deficiency against LMM or LMM Subco; as far as LMM and LMM Subco are aware, there are no actions, suits, proceedings, investigations or claims now threatened or pending against LMM or LMM Subco in respect of Taxes, governmental charges or assessments, or any matters under discussion with any governmental authority relating to Taxes, governmental charges or assessments asserted by any such authority;

(p)                                 Each of LMM and LMM Subco has been, is now and will, at all relevant times be a “taxable Canadian corporation” as defined in the ITA;

(q)                                 All filings made by the LMM under which it has received or is entitled to government incentives have been made in all material respects in accordance with all applicable legislation and contain no misrepresentations of material fact and do not omit to state any material fact which could cause any amount previously paid or previously accrued on its accounts to be recovered or disallowed;

(r)                                    There are no assessments or reassessments of any Taxes that have been issued and are outstanding, or pursuant to which there are any amounts owing.  No Governmental Authority has challenged, disputed or questioned any LMM Party in respect of Taxes or of any returns, filings or other reports filed under any statute providing for Taxes.  No LMM Party is negotiating any draft assessment or reassessment with any Governmental Authority.  LMM is not aware of any contingent liabilities for Taxes or any grounds for an assessment or reassessment in respect of any LMM Party including, without limitation, aggressive treatment of income, expenses, credits or other claims for deduction under any return or notice other than as disclosed in its audited financial statements as at and for the year ended November 30, 2010.  No LMM Party has received any indication from any Governmental Authority that an assessment or reassessment is proposed in respect of any Taxes, regardless of its merits.  No LMM Party has executed or filed with any Governmental Authority any agreement extending the period for the filing of any Returns or for the assessment, reassessment or collection of any Taxes.  No LMM Party has requested, or entered into any agreement or other arrangement, or executed any waiver providing for, any extension of time within which: (i) to file any Return with respect to any Taxes for which it is or may be liable; (ii) to file any elections, designations or similar documents or instruments relating to Taxes for which it is or may be liable; (iii) it is required to pay or remit any Taxes or amounts on account thereof; or (iv) any Governmental Authority may assess, reassess or collect Taxes for which either it is or may be liable;

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(s)                                       There are no circumstances existing which could result in the application of either section 78 or section 80 of the ITA or any equivalent provincial provision to any LMM Party;

(t)                                         The LMM Parties have never acquired or had the use of any of their respective property and assets from a person with whom such LMM Party was not dealing at arm’s length within the meaning of the ITA. The LMM Parties have never disposed of any property or asset to such a person for proceeds less than the fair market value thereof;

(u)                                 Each of the LMM Parties have withheld from each payment made to any of their present or former employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the ITA, all amounts required by law and will continue to do so until the Effective Time and have remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority.  The LMM Parties have remitted all Canada Pension Plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by them in respect of their employees and have or will have remitted such amounts to the proper Governmental Authority within the time required by applicable law.  Each LMM Party has charged, collected and remitted on a timely basis all Taxes as required by applicable law on any sale, supply or delivery whatsoever, made by such LMM Party;

(v)                                 LMM has not received notice of any material violation of or investigation relating to any federal, provincial or local law, regulation or ordinance with respect to its assets, business or operations and LMM holds all permits, licenses and other authorizations which are required under federal, provincial or local laws relating to LMM’s assets, business or operations, except where the failure to comply with the foregoing would not have a Material Adverse Effect on LMM;

(w)                               LMM is, and will at the Effective Time and at all relevant times thereafter be, a “public corporation” for the purposes of the ITA;

(x)                                   Other than the trading halt of the LMM Shares by the Exchange in connection with the transactions contemplated hereby, no securities commission or similar regulatory authority, or stock exchange in Canada has issued any order which is currently outstanding preventing or suspending trading in any securities of LMM, no such proceeding is, to the knowledge of LMM, pending, contemplated or threatened and LMM is not, to its knowledge, in default of any requirement of any Applicable Laws;

(y)                                 The common shares of LMM are at present listed and posted for trading on NEX and on no other stock exchange but are currently halted from trading;

(z)                                   Each of LMM and LMM Subco is not, and will not be at the time of the Amalgamation, a “non-resident” as that term is used for the purposes of the ITA;

(aa)                            LMM is a reporting issuer in British Columbia and Alberta, and has not been, to the best of its knowledge, the subject of a cease trade order or investigation under the securities legislation in any of those jurisdictions, has not been, as far as it is aware, the subject of any investigation by the Exchange (or its predecessors) or any other regulatory or administrative authority or body, is current with all filings required to be made under the securities legislation in any of those jurisdictions, and is not aware of any deficiencies in the filing of any documents or reports with the Exchange or with the securities commissions in any of those jurisdictions that would cause it to be placed on the defaulting reporting issuers list;

(bb)                          The only material assets of LMM consist of one (1) common share of LMM Subco and cash and cash equivalents, all of which are owned by LMM directly or indirectly, free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances or demands whatsoever;

(cc)                            Neither LMM nor LMM Subco has, sold or otherwise disposed of or entered into any agreement to sell or otherwise dispose of any of its assets;

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(dd)                          The information and statements set forth in the Public Record as at the date hereof, as relates to LMM, are true, correct, and complete and did not contain any Misrepresentation, as of the respective dates of such information or statements, and no Material Change has occurred in relation to LMM which is not disclosed in the Public Record, and LMM has not filed any confidential material change reports which continue to be confidential;

(ee)                            The information in the Information Circular and the Filing Statement relating to LMM and LMM Subco will be true, correct and complete in all material respects. The information in the Information Circular relating to LMM and LMM Subco will not contain any untrue statement of any material fact, nor does it omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the context in which they are to be made;

(ff)                                There are no claims, actions, suits, proceedings, investigations, arbitrations, audits, grievances, assessments or reassessments in existence or pending or, to the knowledge of LMM, threatened, affecting or that would reasonably be expected to affect the LMM Parties or affecting or that would reasonably be expected to affect any of their respective properties or assets at law or in equity or before or by any court or Governmental Authority which claim, action, suit, proceeding, investigation, arbitration, audit, grievance, assessment or reassessment involves a possibility of any judgment against or liability of the LMM Parties which would reasonably be expected to significantly impede the ability of the LMM Parties to consummate the Amalgamation;

(gg)                          The LMM Parties, along with their affiliates (as defined under the Competition Act), do not have aggregate assets in Canada, nor do they have aggregate gross revenues from sales in, from or into Canada, in excess of $5,000,000, for the purposes of determining whether the threshold set out in subsection 109(1) of the Competition Act is met;

(hh)                          Each of LMM and LMM Subco is a “foreign private issuer” as defined in Rule 3b-4 under the United States Securities Exchange Act of 1934, as amended;

(ii)                                  Each of LMM and LMM Subco (and all entities it controls) does not hold assets located in the United States with a fair market value of greater than US$65.2 million and has not made aggregate sales in or into the United States of over US$65.2 million in its most recent fiscal year;

(jj)                                  Neither of LMM nor LMM Subco is incorporated in the United States, is organized under the laws of the United States or has its principal offices within the United States; and

(kk)                            There are no payments owing or that will become owing in connection with the Amalgamation to directors, officers, and employees of LMM under any contract settlements, bonus plans, retention arrangements, change of control agreements or severance obligations (whether resulting from termination or alteration of duties).

4.2                               Representations and Warranties of Earth Energy

Earth Energy represents and warrants to and in favour of the LMM Parties and acknowledges that the LMM Parties are relying upon such representations and warranties in connection with the matters contemplated by this Agreement and the consummation of the Amalgamation:

(a)                                  Each of the Earth Energy Parties has been duly incorporated, and is validly subsisting under the Applicable Laws of its jurisdiction of incorporation and has the requisite power and authority to own its assets and properties as now owned and to carry on its business as now conducted.  Each member of the Earth Energy Parties is duly registered or authorized to conduct its affairs or do business, as applicable, and each is in good standing in each jurisdiction in which the character of its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such registration or authorization necessary, except where the failure to be so registered or authorized would not, individually or in the aggregate, have a Material Adverse Effect on Earth Energy. Copies of the constating documents of each of

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the Earth Energy Parties provided to LMM, together with all amendments to date, are accurate and complete as of the date hereof and have not been amended or superseded;

(b)                                 Earth Energy has the requisite corporate power and authority to execute this Agreement and to carry out its obligations hereunder.  The execution and delivery of this Agreement and the consummation by Earth Energy of the transactions contemplated by the Amalgamation has been duly authorized by the Earth Energy Board of Directors and, subject to the requisite approval of the Earth Energy Shareholders, no other proceedings on the part of Earth Energy are necessary to authorize this Agreement or the Amalgamation.  This Agreement has been duly executed and delivered by Earth Energy and constitutes a legal, valid and binding obligation of Earth Energy enforceable against it in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Applicable Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered;

(c)                                  Except as contemplated by this Agreement:

(i)                                    neither the execution and delivery of this Agreement by Earth Energy nor the consummation of the transactions contemplated by the Amalgamation nor compliance by the Earth Energy Parties with any of the provisions hereof will:

(A)                              violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of the Earth Energy Parties or cause any indebtedness to come due before its stated maturity or cause any credit to cease to be available, under any of the terms, conditions or provisions of: (1) the certificate of incorporation, articles or by-laws of either Earth Energy Party; or (2) any note, bond, mortgage, indenture, loan agreement, deed of trust agreement, lien, contract or other instrument or obligation to which a member of the Earth Energy Parties is a party or to which any of them, or any of their respective properties or assets, may be subject or by which a member of the Earth Energy Parties is bound; or

(B)                               subject to compliance with applicable statutes and regulations, violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to the Earth Energy Parties or any of their respective properties or assets (except, in the case of each of clauses 4.2(c)(i)(A) and 4.2(c)(i)(B), for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of encumbrances which, or any consents, approvals or notices which if not given or received, would not, individually or in the aggregate, have any Material Adverse Effect on Earth Energy, or significantly impede the ability of the Earth Energy Parties to consummate the transactions contemplated by the Amalgamation); or

(C)                               cause the suspension or revocation of any authorization, consent, approval or license currently in effect which would, individually or in the aggregate, have a Material Adverse Effect on Earth Energy;

(ii)                                 other than in connection with or in compliance with the provisions of Applicable Laws in relation to the completion of the Amalgamation or which are required to be fulfilled post Amalgamation, and except for the requisite approval of applicable Earth Energy Securityholders:

(A)                              there is no legal impediment to the Earth Energy Parties’ consummation of the Amalgamation; and

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(B)                               no filing or registration with, or authorization, consent or approval of, any Governmental Authority in connection with the consummation of the Amalgamation, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not, individually or in the aggregate, have a Material Adverse Effect on Earth Energy, or significantly impede the ability of the Earth Energy Parties to consummate the Amalgamation;

(d)                                 there are no claims, actions, suits, proceedings, investigations, arbitrations, audits, grievances, assessments or reassessments in existence or pending or, to the knowledge of Earth Energy, threatened or for which there is a reasonable basis, affecting or that would reasonably be expected to affect the Earth Energy Parties or affecting or that would reasonably be expected to affect any of their respective properties or assets at law or in equity or before or by any court or Governmental Authority which claim, action, suit, proceeding, investigation, arbitration, audit, grievance, assessment or reassessment involves a possibility of any judgment against or liability of the Earth Energy Parties which would reasonably be expected to cause, individually or in the aggregate, a Material Adverse Change to Earth Energy, or would significantly impede the ability of the Earth Energy Parties to consummate the Amalgamation other than proceedings relating to the Notice of Intention to Commence Large Mining Operations granted by the Utah Division of Oil, Gas and Mining on September 19, 2009 disclosed in the Information Circular;

(e)                                  As of their respective dates the Earth Energy Information did not contain any untrue statement of a Material Fact or omit to state a Material Fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading in any material respect and complied in all material respects with all Applicable Laws.  The Earth Energy Financial Statements were prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial position, results of operations and changes in financial position of Earth Energy and the Subsidiary on a consolidated basis as of the dates thereof and for the periods indicated therein;

(f)                                    except for the Amalgamation or any action taken in accordance with this Agreement, since December 31, 2010:

(i)	Earth Energy has conducted its business only in the ordinary course of business substantially consistent with past practice;

(ii)	no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) material to Earth Energy has been incurred other than in the ordinary course of business; and

(iii)	there has been no Material Adverse Change in respect of Earth Energy or the Subsidiary;

(g)                                 The operations and business of Earth Energy and the Subsidiary are and have been carried out in compliance with and not in violation of any Applicable Laws, other than non-compliance or violation which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Earth Energy or would significantly impact the ability of the Earth Energy Parties to consummate the Amalgamation, and Earth Energy has not received any notice of any alleged violation of any such Applicable Laws other than where such notice would not reasonably be expected to have a Material Adverse Effect on Earth Energy or would significantly impact the ability of the Earth Energy Parties to consummate the Amalgamation;

(h)                                 Although it does not warrant title, Earth Energy is not aware of any defects, failures or impairments in the title of the Subsidiary to its oil sands properties which in the aggregate, could have a Material Adverse Effect on Earth Energy or the Subsidiary, as the case may be;

(i)                                     Neither Earth Energy or the Subsidiary has any material liabilities of any nature (matured or unmatured, fixed or contingent), other than:

(i)                                     the Bridge Loan;

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(ii)                                  those incurred in the ordinary course of business and consistent with past practice; and

(iii)                               those incurred in connection with the execution of this Agreement.

(j)                                     Earth Energy does not have any knowledge of any outstanding rights of first refusal or other pre-emptive rights of purchase which entitle any Person to acquire any of the rights, title, interests, property, licenses or assets of Earth Energy or the Subsidiary that will be triggered or accelerated by the Amalgamation, which would have a Material Adverse Effect on Earth Energy;

(k)                                  The Earth Energy Parties have not retained nor will they retain any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement, any transaction contemplated hereby or any transaction presently ongoing or contemplated, except that Earth Energy agreed to pay a finder’s fee to Peninsula Merchant Syndications Corp. and Endeavour Financial Ltd. in connection with the Private Placement;

(l)                                     Policies of insurance that are in force as of the date hereof naming any member of the Earth Energy Parties as an insured adequately and reasonably cover all risks as are customarily covered by oil and gas producers in the industry in which the Earth Energy Parties operate and having regard to the nature of the risk insured and the relative cost of obtaining insurance protect such member of the Earth Energy Parties’ interests.  All such policies shall remain in force and effect and shall not be cancelled or otherwise terminated as a result of the transactions contemplated by this Agreement;

(m)                              The Earth Energy Board of Directors has unanimously endorsed the Amalgamation and approved this Agreement, has unanimously determined that the Amalgamation and this Agreement are in the best interests of Earth Energy and the Earth Energy Securityholders, and has resolved to unanimously recommend approval of the Amalgamation by applicable Earth Energy Securityholders;

(n)                                 the authorized capital of Earth Energy consists of an unlimited number of common shares and preferred shares issuable in series of which as of the date hereof, 26,407,831 Earth Energy Shares were issued and outstanding as fully paid and non-assessable, and Earth Energy currently has no share purchase warrants or stock options outstanding other than the Earth Energy Options;

(o)                                 Earth Energy has not received notice of any material violation of or investigation relating to any federal, provincial, state or local law, regulation or ordinance with respect to its assets, business or operations and Earth Energy holds all permits, licenses and other authorizations which are required under federal, provincial, state or local laws relating to Earth Energy’s current assets, business or operations, except where the failure to comply with the foregoing would not have a Material Adverse Effect on Earth Energy;

(p)                                 No securities commission or similar regulatory authority, or stock exchange in Canada has issued any order which is currently outstanding preventing or suspending trading in any securities of Earth Energy, no such proceeding is, to the knowledge of Earth Energy, pending, contemplated or threatened and Earth Energy is not, to its knowledge, in default of any requirement of any Applicable Laws;

(q)                                 Except as described in paragraph 4.2(n) above and as contemplated by this Agreement, no Person has any agreement, option, understanding or commitment (including convertible securities, warrants or convertible obligations of any nature) for the purchase or issue of or conversion into any of the unissued shares of Earth Energy or any of its subsidiaries or any unissued securities of Earth Energy or any of its subsidiaries;

(r)                                    The Earth Energy Financial Statements and the financial statements of Earth Energy to be contained in the Information Circular will present fairly the financial position of the Earth Energy Parties at the relevant dates and the results of their operations and the changes in their respective financial position for the periods indicated in the said statements and have been prepared in accordance with GAAP;

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(s)                                  There are reasonable grounds for believing that no creditor of Earth Energy will be prejudiced by the Amalgamation;

(t)                                    Each of Earth Energy and the Subsidiary is presently able to pay its liabilities as they become due;

(u)                                 Apart from the Bridge Loan, there are no known or anticipated material liabilities of Earth Energy of any kind whatsoever (including absolute, accrued or contingent liabilities) nor any commitments whether or not determined or determinable, in respect of which Earth Energy is or may become liable other than the liabilities disclosed on, reflected in or provided for in the financial statements referred to in Section 4.2(r) hereof and liabililties incurred in the ordinary course of business;

(v)                                 Earth Energy has no subsidiaries other than the Subsidiary and is not a party to any agreement to acquire or lease any other businesses or business operations;

(w)                               The corporate records and minute books of the Earth Energy Parties as required to be maintained by it under the laws of their respective jurisdictions of incorporation are up to date and contain complete and accurate minutes of all meetings of its directors and shareholders and all resolutions consented to in writing;

(x)                                  Earth Energy and its subsidiaries have duly filed on a timely basis all Tax Returns required to be filed by them and have paid all Taxes which are due and payable, and has paid all assessments and reassessments, and all other Taxes, governmental charges, penalties, interest and fines due and payable on or before the date hereof, except where such failure to file a Tax Return or pay any and all assessments related thereto would not have a Material Adverse Effect; all such Tax Returns are true, correct and complete in all material respects, adequate provision has been made for Taxes payable for the current period for which Tax Returns are not yet required to be filed; there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Return by, or payment of any Tax, governmental charge or deficiency against Earth Energy or any of its subsidiaries; as far as it is aware, there are no actions, suits, proceedings, investigations or claims now threatened or pending against Earth Energy or any of its subsidiaries in respect of Taxes, governmental charges or assessments, or any matters under discussion with any governmental authority relating to Taxes, governmental charges or assessments asserted by any such authority;

(y)                                 Each of the Earth Energy Parties has been, is now and will, at all relevant times be a “taxable Canadian corporation” as defined in the ITA;

(z)                                   All filings made by the Earth Energy Parties under which any of them has received or are entitled to government incentives have been made in all material respects in accordance with all applicable legislation and contain no misrepresentations of material fact and do not omit to state any material fact which could cause any amount previously paid or previously accrued on its accounts to be recovered or disallowed;

(aa)                            There are no assessments or reassessments of any Taxes that have been issued and are outstanding, or pursuant to which there are any amounts owing.  No Governmental Authority has challenged, disputed or questioned any Earth Energy Party in respect of Taxes or of any returns, filings or other reports filed under any statute providing for Taxes.  No Earth Energy Party is negotiating any draft assessment or reassessment with any Governmental Authority. Earth Energy is not aware of any contingent liabilities for Taxes or any grounds for an assessment or reassessment in respect of any Earth Energy Party including, without limitation, aggressive treatment of income, expenses, credits or other claims for deduction under any return or notice other than as disclosed in its audited financial statements as at and for the year ended December 31, 2010.  No Earth Energy Party has received any indication from any Governmental Authority that an assessment or reassessment is proposed in respect of any Taxes, regardless of its merits. No Earth Energy Party has executed or filed with any Governmental Authority any agreement extending the period for the filing of any Returns or for the assessment, reassessment or collection of any Taxes. No Earth Energy Party has requested, or entered into any agreement or other arrangement, or executed any waiver providing for, any extension of time within which: (i) to file any Return with respect to any Taxes for which it is or may be liable; (ii) to file any

28

elections, designations or similar documents or instruments relating to Taxes for which it is or may be liable; (iii) it is required to pay or remit any Taxes or amounts on account thereof; or (iv) any Governmental Authority may assess, reassess or collect Taxes for which either it is or may be liable;

(bb)                          There are no circumstances existing which could result in the application of either section 78 or section 80 of the ITA or any equivalent provincial provision to any Earth Energy Party;

(cc)                            The Earth Energy Parties have never acquired or had the use of any of their respective property and assets from a person with whom such Earth Energy Party was not dealing at arm’s length within the meaning of the ITA. The Earth Energy Parties have never disposed of any property or asset to such a person for proceeds less than the fair market value thereof;

(dd)                          Each of the Earth Energy Parties have withheld from each payment made to any of their present or former employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the ITA, all amounts required by law and will continue to do so until the Effective Time and have remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority. Except for payments to consultants, the Earth Energy Parties have remitted all Canada Pension Plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by them in respect of their employees and have or will have remitted such amounts to the proper Governmental Authority within the time required by applicable law. Each Earth Energy Party has charged, collected and remitted on a timely basis all Taxes as required by applicable law on any sale, supply or delivery whatsoever, made by such Earth Energy Party;

(ee)                            all agreements, permits, licenses, approvals, certificates or other rights or authorizations material to the conduct of the Earth Energy Parties’ current operations are valid and subsisting and the Earth Energy Parties are not in material default under any such agreements, permits, licences, approvals, certificates and other rights and authorizations, except where a failure to hold such licenses or the result of any such default would not have a Material Adverse Effect or materially affect or delay the ability of Earth Energy to perform its obligations hereunder;

(ff)                                Earth Energy is not a “reporting issuer” or the equivalent under Applicable Canadian Securities Laws;

(gg)                          No securities commission or similar regulatory authority or stock exchange in Canada or the United States has issued any order which is currently outstanding preventing or suspending trading in any securities of an Earth Energy Party, no such proceeding is, to the knowledge of Earth Energy, pending, contemplated or threatened and Earth Energy is not in default of Applicable Canadian Securities Laws or U.S. Securities Laws;

(hh)                          The information, data and other material (financial or otherwise) in respect of the Earth Energy Parties to be included in the Information Circular will be complete and correct in all material respects at the date thereof and will not contain any misrepresentations or any untrue statement of a material fact in respect of the Earth Energy Parties and will not omit to state a material fact in relation to the Earth Energy Parties necessary to make such information not misleading in light of the circumstances under which it is presented;

(ii)                                  The information, data and other material (financial or otherwise) in respect of the Earth Energy Parties to be included in the Filing Statement will be complete and correct in all material respects at the date thereof and will not contain any misrepresentations or any untrue statement of a material fact in respect of the Earth Energy Parties and will not omit to state a material fact in relation to the Earth Energy Parties necessary to make such information not misleading in light of the circumstances under which it is presented;

(jj)                                  As of the date hereof, there is no event of default or breach of any covenant under Earth Energy’s existing banking and lending agreements;

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(kk)                           To the best of the knowledge of Earth Energy, neither Earth Energy nor any of the Earth Energy Shareholders is a party to any unanimous shareholder agreement, pooling agreement, voting trust or other similar type of arrangements in respect of outstanding securities of Earth Energy;

(ll)                                 Earth Energy does not have in place a shareholder rights protection plan;

(mm)                     Except for the Bridge Loan, no director, officer, insider or other party not at arm’s length to any Earth Energy Party is indebted to any Earth Energy Party and no Earth Energy Party is a party to or bound by any agreement, guarantee, indemnification or endorsement or like commitment of the obligations, liabilities, (contingent or otherwise) or indebtedness of any person, firm or corporation;

(nn)                          No director, officer, insider or other non-arm’s length party to any Earth Energy Party, or any associate or affiliate thereof, has any right, title or interest in (or the right to acquire any right, title or interest in) any royalty, interest, carried interest, participation interest or any other interest whatsoever which are based on production from or in respect of any properties of any Earth Energy Party which will be effective after the Effective Date;

(oo)                          There is no non-competition, exclusivity or other similar agreement, commitment or understanding in place to which any Earth Energy Party is a party or by which it is otherwise bound that would now or hereafter in any way limit its business or operations in a particular manner or to a particular locality or geographic region or for a specified period of time and the execution, delivery and performance of this Agreement does not and will not result in any restriction of any Earth Energy Party from engaging in its business or from competing with any person or in any geographic area other than the Canwest Royalty Agreement dated March 4, 2005 between Earth Energy, West Peak Ventures of Canada Ltd. and Canwest Petroleum Corporation;

(pp)                          No Earth Energy Party has carried on a material portion of its business outside the Province of Alberta and the State of Utah;

(qq)                          the Earth Energy Shares are not listed or quoted on any stock exchange;

(rr)                                Earth Energy is not, and will not be at the time of the Amalgamation, a “non-resident “ as that term is used for the purposes of the ITA;

(ss)                            Earth Energy has not, since December 31, 2010, sold or otherwise disposed of or entered into any agreement to sell or otherwise dispose of any of Earth Energy’s property or assets;

(tt)                                Earth Energy is a “foreign private issuer” as defined in Rule 3b-4 under the United States Securities Exchange Act of 1934, as amended;

(uu)                          Earth Energy (and all entities it controls) does not hold assets located in the United States with a fair market value of greater than US$65.2 million and has not made aggregate sales in or into the United States of over US$65.2 million in its most recent fiscal year; and

(vv)                          Earth Energy is not incorporated in the United States, is not organized under the laws of the United States and does not have its principal offices within the United States.

4.3                               Privacy Issues

(a)                                  For the purposes of this Section 4.3, the following definitions shall apply:

(i)                                     “applicable law” means, in relation to any Person, transaction or event, all applicable provisions of Applicable Laws by which such Person is bound or having application to the transaction or event in question, including applicable privacy laws;

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(ii)                                  “applicable privacy laws” means any and all applicable laws relating to privacy and the collection, use and disclosure of Personal Information (as such term is defined in subsection (iv) hereof) in all applicable jurisdictions, including but not limited to the Personal Information Protection and Electronic Documents Act (Canada) and/or any comparable provincial law including the Personal Information Protection Act (Alberta);

(iii)                               “authorized authority” means, in relation to any Person, transaction or event, any (a) federal, provincial, municipal or local governmental body (whether administrative, legislative, executive or otherwise), both domestic and foreign, (b) agency, authority, commission, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, (c) court, arbitrator, commission or body exercising judicial, quasi-judicial, administrative or similar functions, and (d) other body or entity created with the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange, in each case having jurisdiction over such Person, transaction or event; and

(iv)                              “Personal Information” means information about an individual transferred to a Party in accordance with this Agreement and/or as a condition of the Amalgamation.

(b)                                      The Parties hereto acknowledge that they are responsible for compliance at all times with applicable privacy laws which govern the collection, use or disclosure of Personal Information disclosed to either Party pursuant to or in connection with this Agreement (the “Disclosed Personal Information”).

(c)                                       The Parties shall not use the Disclosed Personal Information for any purposes other than those related to the performance of this Agreement and the completion of the Amalgamation.

(d)                                      Each Party acknowledges and confirms that the disclosure of the Disclosed Personal Information is necessary for the purposes of determining if the Parties shall proceed with the Amalgamation, and that the Disclosed Personal Information relates solely to the carrying on of each Party’s respective business or the completion of the Amalgamation.

(e)                                       Each Party acknowledges and confirms that it has taken and shall continue to take reasonable steps to, in accordance with applicable law, prevent accidental loss or corruption of the Disclosed Personal Information, unauthorized input or access to the Disclosed Personal Information, or unauthorized or unlawful collection, storage, disclosure, recording, copying, alteration, removal, deletion, use or other processing of such Disclosed Personal Information.

(f)                                         Subject to the following provisions, each Party shall at all times keep strictly confidential all Disclosed Personal Information provided to it, and shall instruct those employees or advisors responsible for processing such Disclosed Personal Information to protect the confidentiality of such information in a manner consistent with the Parties’ obligations hereunder. Prior to the completion of the Amalgamation, each Party shall take reasonable steps to ensure that access to the Disclosed Personal Information shall be restricted to those employees or advisors of the respective Party who have a bona fide need to access to such information in order to complete the Amalgamation.

(g)                                      Where authorized by Applicable Law, each Party shall promptly notify the other Party to this Agreement of all inquiries, complaints, requests for access, variations or withdrawals of consent and claims of which the Party is made aware in connection with the Disclosed Personal Information. To the extent permitted by applicable law, the Parties shall fully co-operate with one another, with the persons to whom the Personal Information relates, and any authorized authority charged with enforcement of applicable privacy laws, in responding to such inquiries, complaints, requests for access, variations or withdrawals of consent and claims.

(h)                                      Upon the expiry or termination of this Agreement, or otherwise upon the reasonable request of either Party, the other Party shall forthwith cease all use of the Disclosed Personal Information acquired by it in connection with this Agreement and will return to the requesting Party or, at the requesting Party’s

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request, destroy in a secure manner, the Disclosed Personal Information (and any copies thereof) in its possession.

ARTICLE 5
CONDITIONS PRECEDENT

5.1          Mutual Conditions Precedent

The respective obligations of the Parties to consummate the transactions contemplated hereby, and in particular the completion of the Amalgamation, are subject to the satisfaction, on or before the Effective Date or such other time specified, of the following conditions:

(a)                                  the Amalgamation Resolution shall have been passed by the holders of Earth Energy Shares in form and substance satisfactory to each of the Parties, acting reasonably;

(b)                                 the Articles of Amalgamation to be filed with the Registrar in accordance with the Amalgamation shall be in form and substance satisfactory to each of the Parties, acting reasonably;

(c)                                  LMM, as the sole shareholder of LMM Subco, shall have approved the Amalgamation;

(d)                                 the Exchange shall have conditionally approved the Amalgamation and the other transactions contemplated by this Agreement under the rules and policies of the Exchange, subject to compliance with the usual requirements of such stock exchange;

(e)                                  all other consents, orders, regulations and approvals, including regulatory and judicial approvals and orders, necessary or desirable for the completion of the transactions provided for in this Agreement and the Amalgamation shall have been obtained or received from the Persons, authorities or bodies having jurisdiction in the circumstances;

(f)                                    there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement and the Amalgamation;

(g)                                 the exchange of Earth Energy Shares for LMM Shares, Earth Energy Warrants for LMM Warrants and Earth Energy Options for LMM Options and the certificates representing such securities will have been approved by all necessary corporate action to permit such securities to be issued, if applicable, as fully paid and non-assessable and will be exempt from the registration requirements of the U.S. Securities Act and the registration and prospectus requirements of applicable securities laws in each of the Provinces of Canada in which holders of Earth Energy Shares, Earth Energy Warrants and Earth Energy Options are resident; and such LMM securities will not be subject to hold periods under the securities laws of Canada or the United States except as may be imposed by Rules 144 and 145 under the U.S. Securities Act with respect to affiliates or except as disclosed in the Information Circular;

(h)                                 this Agreement shall not have been terminated under Article 7;

(i)                                    the Private Placement shall have been completed, the Earth Energy Receipts have been converted to Earth Energy Units and the Earth Energy Notes shall have been repaid;

(j)                                    Dissent Rights shall not have been exercised with respect to the Amalgamation by holders of Earth Energy Shareholders which will in the aggregate represent 5% or more of the Earth Energy Shares outstanding on the Earth Energy Record Date;

(k)                                  there shall be no action taken under any existing Applicable Law, that:

(i)                                     makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Amalgamation or any other transactions contemplated herein; or

32

(ii)                                  results in a judgment or assessment of material damages directly or indirectly relating to the transactions contemplated herein.

The foregoing conditions are for the mutual benefit of LMM on the one hand and Earth Energy on the other hand and may be waived, in whole or in part, jointly by the Parties at any time. If any of the foregoing conditions are not satisfied or waived on or before the Outside Date, then a Party may terminate this Agreement (save and except for Section 4.3, Section 2.23 and Section 9.4 hereof which shall survive such termination and remain in full force and effect) by written notice to the other Party in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of such terminating Party’s breach of this Agreement.

5.2          Additional Conditions to Obligations of LMM

The obligation of LMM to consummate the transactions contemplated hereby, and in particular to complete the Amalgamation, is subject to the satisfaction, on or before the Effective Date or such other time specified, of the following conditions:

(a)                                  each of the acts and undertakings of Earth Energy to be performed on or before the Effective Date pursuant to the terms of this Agreement shall have been duly performed by Earth Energy;

(b)           Earth Energy shall have furnished LMM with:

(i)                                     certified copies of the resolutions duly passed by the board of directors of Earth Energy approving this Agreement and the consummation of the transactions contemplated hereby; and

(ii)                                  certified copies of the resolutions of Earth Energy Shareholders, duly passed at the Earth Energy Meeting, approving the Amalgamation Resolution;

(c)                                  no act, action, suit, proceeding, objection or opposition shall have been taken against or affecting Earth Energy before or by any domestic or foreign court, tribunal or Governmental Agency or other regulatory or administrative agency or commission by any elected or appointed public official or private person in Canada or elsewhere, whether or not having the force of law and no law, regulation, policy, judgment, decision, order, ruling or directive (whether or not having the force of law) shall have been enacted, promulgated, amended or applied, which in the sole judgment of Earth Energy, acting reasonably, in either case has had or, if the Amalgamation was consummated, would result in a Material Adverse Change respecting Earth Energy or would materially impede the ability of the Parties to complete the Amalgamation;

(d)                                 except as affected by the transactions contemplated by this Agreement, all of the representations and warranties of Earth Energy contained in this Agreement shall be true in all material respects as at the Effective Date with the same force and effect as though such representations and warranties had been made at and as of such time and Earth Energy shall have complied in all material respects with its covenants in this Agreement and LMM shall have received a certificate to that effect dated the Effective Date from the President of Earth Energy, acting solely on behalf of Earth Energy and not in his personal capacity, to the best of his information and belief having made reasonable inquiry, and LMM will have no knowledge to the contrary; and

(e)           there shall not have occurred any Material Adverse Change of an Earth Energy Party.

The conditions in this Section 5.2 are for the exclusive benefit of LMM and may be asserted by LMM regardless of the circumstances or may be waived by LMM in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which LMM may have.

33

5.3          Additional Conditions to Obligations of Earth Energy

The obligations of Earth Energy to consummate the transactions contemplated hereby, and in particular to complete the Amalgamation, is subject to the satisfaction, on or before the Effective Date or such other time specified, of the following conditions:

(a)                                  all current officers and directors of LMM shall have resigned, effective as of the Effective Date and provided a release in favour of LMM in a form acceptable to Earth Energy.  Earth Energy shall be satisfied, acting reasonably, as to all documentation and terms with respect to such terminations and resignations prior to their negotiation and execution and no related payments or settlements shall be made or required;

(b)                                 each of the acts and undertakings of LMM to be performed on or before the Effective Date pursuant to the terms of this Agreement shall have been duly performed by LMM;

(c)                                  LMM shall have furnished Earth Energy with certified copies of the resolutions duly passed by the Board of Directors of LMM and consent resolutions of a majority of LMM shareholders approving this Agreement and the consummation of the transactions contemplated hereby;

(d)                                 there shall not have occurred any Material Adverse Change of LMM or LMM Subco;

(e)                                  except as affected by the transactions contemplated by this Agreement, all of the representations and warranties of the LMM Parties contained in this Agreement shall be true and correct in all material respects as at the Effective Date with the same effect as though such representations and warranties had been made at and as of such time and the LMM Parties shall have complied in all material respects with its covenants in this Agreement and Earth Energy shall have received certificates to that effect dated the Effective Date from the president of LMM, acting solely on behalf of LMM and not in his personal capacity, to the best of his information and belief having made reasonable inquiry and Earth Energy will have no knowledge to the contrary;

(f)                                    no act, action, suit, proceeding, objection or opposition shall have been taken against or affecting LMM before or by any domestic or foreign court, tribunal or Governmental Agency or other regulatory or administrative agency or commission by any elected or appointed public official or private person in Canada or elsewhere, whether or not having the force of law and no law, regulation, policy, judgment, decision, order, ruling or directive (whether or not having the force of law) shall have been enacted, promulgated, amended or applied, which in the sole judgment of Earth Energy, acting reasonably, in either case has had or, if the Amalgamation was consummated, would result in a Material Adverse Change respecting LMM or would materially impede the ability of the Parties to complete the Amalgamation;

(g)                                 at the time of the closing of the Amalgamation, each of the current directors and officers of LMM and LMM Subco shall have provided their resignations and such officers shall have delivered mutual releases in favour of LMM and Earth Energy, in form and substance satisfactory to Earth Energy and such persons, acting reasonably; and

(h)                                 LMM shall not have disposed of a material interest in any of its assets or otherwise enter into any material transaction with, or incur any material liability to, any other corporation or other Person or perform any act or enter into any transaction or negotiation which interferes or is inconsistent with the completion of the transactions contemplated hereby, other than as contemplated in this Agreement, without the consent of Earth Energy thereto, such consent not to be unreasonably withheld.

The conditions in this Section 5.3 are for the exclusive benefit of Earth Energy and may be asserted by Earth Energy regardless of the circumstances or may be waived by Earth Energy in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which Earth Energy may have.

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5.4          Notice and Effect of Failure to Comply with Conditions

Each of LMM and Earth Energy shall give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof to the Effective Date of any event or state of facts which occurrence or failure would, or would be likely to: (i) cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any material respect; or (ii) result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Party hereunder; provided, however, that no such notification will affect the representations or warranties of the Parties or the conditions to the obligations of the Parties hereunder.

5.5             Satisfaction of Conditions

The conditions set out in this Article 5 are conclusively deemed to have been satisfied, waived or released when, with the agreement of the Parties, Articles of Amalgamation are filed under the ABCA to give effect to the Amalgamation.

ARTICLE 6
AMENDMENT

6.1          Amendment

This Agreement may at any time and from time to time before or after the holding of the Earth Energy Meeting be amended by written agreement of the Parties hereto without, subject to Applicable Law, further notice to or authorization on the part of their respective securityholders and any such amendment may, without limitation:

(a)                                  change the time for performance of any of the obligations or acts of the Parties;

(b)                                 waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)                                  waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; or

(d)                                 waive compliance with or modify any other conditions precedent contained herein;

provided that no such amendment reduces or materially adversely affects the consideration to be received by a Earth Energy Securityholder without approval by the affected securityholders given in the same manner as required for the approval of the Amalgamation.

ARTICLE 7
TERMINATION

7.1                               Termination

(a)                                  This Agreement may be terminated at any time prior to the Effective Date in each of the following circumstances:

(i)                                     an agreement to terminate is executed and delivered by all Parties; and

(ii)                                  the failure to satisfy a particular condition precedent as provided in Sections 5.1, 5.2 or 5.3.

(b)                                 If this Agreement is terminated in accordance with the foregoing provisions of this Section 7.1, this Agreement shall forthwith become void and no Party shall have any liability or further obligation to the other Parties hereunder except for each Party’s obligations under the Confidentiality Provisions and pursuant to Section 9.4 hereunder, which shall survive such termination, and provided that neither

35

the termination of this Agreement nor anything contained in this Section 7.1(b) shall relieve any Party from any liability for any breach by it of this Agreement, including from any inaccuracy in any of its representations and warranties and any nonperformance by it of its covenants made herein, prior to the date of such termination.

ARTICLE 8
NOTICES

8.1          Notices

All notices that may or are required to be given pursuant to any provision of this Agreement are to be given or made in writing and served personally, delivered by overnight courier or sent by facsimile transmission:

(a)	in the case of LMM or LMM Subco, to:
International LMM Ventures Corp.
Suite 3123 - Three Bentall Centre
595 Burrard Street - P.O. Box 49139
Vancouver, BC, V7X 1J1

Attention: Gordon Keep
Facsimile: 604.609.6145

with a copy to:

Anfield Sujir Kennedy & Durno LLP
PO Box 10068, Pacific Centre
Suite 1600, 609 Granville Street
Vancouver, BC, V7Y 1C3

	Attention:	Jay Sujir
	Facsimile:	604.669.3877

(b)	in the case of Earth Energy, to:

Earth Energy Resources Inc.
#950, 633 — 6th Avenue SW
Calgary, AB, T2P 2Y5

Attention: D. Glen Snarr, President & CFO
Facsimile: 403.290.0045

with a copy to:

Borden Ladner Gervais LLP
1900, 520 - 3rd Avenue SW
Calgary, AB T2P 4H2

Attention: Lloyd McLellan
Facsimile: 403.266.1395

or such other address as the Parties may, from time to time, advise the other Parties hereto by notice in writing. The date or time of receipt of any such notice will be deemed to be the date of delivery or the time such facsimile transmission is received.

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ARTICLE 9
GENERAL

9.1          Binding Effect

This Agreement shall be binding upon and enure to the benefit of the Parties hereto and their respective successors and permitted assigns.

9.2          Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties hereto.

9.3          Public Communications

Each of LMM and Earth Energy agree to consult with each other prior to issuing any press releases or otherwise making public statements with respect to this Agreement or the Amalgamation or making any filing with any Governmental Authority with respect thereto. Without limiting the generality of the foregoing, no Party shall issue any press release regarding the Amalgamation, this Agreement or any transaction relating to this Agreement without first providing a draft of such press release to the other Party and reasonable opportunity for comment; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any such disclosure required in accordance with Applicable Laws. If such disclosure is required and the other Party has not reviewed or commented on the disclosure, the Party making such disclosure shall use all commercially reasonable efforts to give prior oral or written notice to the other Party, and if such prior notice is not possible, to give such notice promptly following such disclosure.

9.4          Costs

All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such cost or expense, whether or not the Amalgamation is completed.

9.5          Severability

If any one or more of the provisions or parts thereof contained in this Agreement should be or become invalid, illegal or unenforceable in any respect, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be severable therefrom and the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.6          Further Assurances

Each Party hereto shall, from time to time and at all times hereafter, at the request of the other Parties hereto, but without further consideration, do all such further acts, and execute and deliver all such further documents and instruments and provide all such further assurances as may be reasonably required in order to fully perform and carry out the terms and intent hereof.

9.7          Time of Essence

Time shall be of the essence of this Agreement.

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9.8          Applicable Law and Enforcement

This Agreement shall be governed, including as to validity, interpretation and effect, by the Applicable Laws of the Province of Alberta and the Applicable Laws of Canada applicable therein. The Parties hereby irrevocably submit and attorn to the non-exclusive jurisdiction of the courts of the Province of Alberta located in Calgary, in respect of all matters arising out of this Agreement, without prejudice to the rights of the Parties to take proceedings in any other jurisdiction. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is, accordingly, agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the Province of Alberta having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, subject to the provisions of this Agreement.

9.9          Waiver

Any Party may, on its own behalf only, (i) extend the time for the performance of any of the obligations or acts of the other Party, (ii) waive compliance with the other Party’s agreements or the fulfillment of any conditions to its own obligations contained herein, or (iii) waive inaccuracies in the other Party’s representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

9.10        Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

INTERNATIONAL LMM VENTURES CORP.

By: (signed) “Jay Sujir”

Jay Sujir,
Director

INTERNATIONAL LMM SUBCO LTD.

By: (signed) “Jay Sujir”

Jay Sujir,
Director

EARTH ENERGY RESOURCES INC.

By: (signed) “D. Glen Snarr”

D. Glen Snarr,
President and Chief Financial Officer

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EXHIBIT I

ARTICLES OF AMALGAMATION

ALBERTA
REGISTRIES
ARTICLES OF AMALGAMATION

1.	NAME OF AMALGAMATED CORPORATION: EARTH ENERGY RESOURCES INC.	2.	CORPORATE ACCESS NO.:

3.	THE CLASSES AND ANY MAXIMUM NUMBER OF SHARES THAT THE CORPORATION IS AUTHORIZED TO ISSUE: Per attached Schedule “A”.

4.	RESTRICTIONS, IF ANY, ON SHARE TRANSFERS: No share of the Corporation shall be transferred without the approval of the Board of Directors of the Corporation.

5.	NUMBER (OR MINIMUM AND MAXIMUM NUMBER) OF DIRECTORS: The Corporation shall have a minimum of one (1) and a maximum of seven (7) Directors.

6.	RESTRICTIONS, IF ANY, ON BUSINESS THE CORPORATION MAY CARRY ON: No restrictions.

7.	OTHER PROVISIONS, IF ANY: Per attached Schedule “B”.

8.
	NAME OF AMALGAMATING CORPORATIONS:		CORPORATE ACCESS NO.:
	EARTH ENERGY RESOURCES INC.		2010335814

	INTERNATIONAL LMM SUBCO LTD.		2015880632

DATE	SIGNATURE	TITLE

SCHEDULE “A”

Attached to and forming part of the Articles of Amalgamation of

EARTH ENERGY RESOURCES INC.

THE CLASSES OF SHARES AND ANY MAXIMUM NUMBER OF SHARES THAT THE CORPORATION IS AUTHORIZED TO ISSUE ARE:

1. An unlimited number of Common shares, the holders of which are entitled:

(a)                                  to receive notice of and to attend and vote at all meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote;

(b)                                 to receive any dividend declared by the Corporation on this class of shares; provided that the Corporation shall be entitled to declare dividends on the Preferred shares, or on any of such classes of shares without being obliged to declare any dividends on the Common shares of the Corporation;

(c)                                  subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Corporation, to receive the remaining property of the Corporation upon dissolution in equal rank with the holders of all other Common shares of the Corporation; and

(d)                                 to the rights, privileges and restrictions normally attached to common shares;

2. An unlimited number of Preferred shares, which as a class, have attached thereto the following rights, privileges, restrictions and conditions:

(a)                                  the Preferred shares may from time to time be issued in one or more series, and the Directors may fix from time to time before such issue the number of Preferred shares which is to comprise each series and the designation, rights, privileges, restrictions and conditions attaching to each series of Preferred shares including, without limiting the generality of the foregoing, any voting rights, the rate or amount of dividends or the method of calculating dividends, the dates of payment thereof, the terms and conditions of redemption, purchase and conversion if any, and any sinking fund or other provisions;

(b)                                 the Preferred shares of each series shall, with respect to the payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other return of capital or distribution of the assets of the Corporation amongst its shareholders for the purpose of winding up its affairs, be entitled to preference over the voting and non-voting Common shares and over any other shares of the Corporation ranking by their terms junior to the Preferred shares of that series. The Preferred shares of any series may also be given such other preferences, not inconsistent with these Articles, over the Common shares and any other such Preferred shares as may be fixed in accordance with clause (2)(a); and

(c)                                  if any cumulative dividends or amounts payable on the return of capital in respect of a series of Preferred shares are not paid in full, all series of Preferred shares shall participate ratably in respect of accumulated dividends and return of capital.

SCHEDULE “B”

Attached to and forming part of the Articles of Amalgamation of

EARTH ENERGY RESOURCES INC.

OTHER RULES OR PROVISIONS

1.                                       The directors may, between annual meetings, appoint one or more additional directors of the Corporation to serve until the next annual meeting, but the number of additional directors shall not at any time exceed one-third (1/3) of the number of directors who held office at the expiration of the last annual meeting of the Corporation.

APPENDIX B

AMALGAMATION RESOLUTION

“BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.                                       the amalgamation (the “Amalgamation”) under sections 182 and 183 of the Business Corporations Act (Alberta) (the “Act”) involving Earth Energy Resources Inc. (“Earth Energy”), International LMM Subco Ltd. (“LMM Subco”) and International LMM Ventures Corp. (“LMM Ventures”), substantially as set out in the amalgamation agreement dated March 14, 2011 between Earth Energy, LMM Subco, and LMM Ventures (the “Amalgamation Agreement”) is hereby authorized, approved and adopted;

2.             the Amalgamation Agreement is hereby confirmed, ratified and approved;

3.                                       notwithstanding that this resolution has been passed (and the Amalgamation adopted) by the shareholders of Earth Energy, the directors of Earth Energy are hereby authorized and empowered to: (a) amend the Amalgamation Agreement to the extent permitted by the Amalgamation Agreement; and (b) not to proceed with the Amalgamation without future notice to or approval of the shareholders of Earth Energy, but only if the Amalgamation Agreement is terminated in accordance with the terms of the Amalgamation Agreement;

4.                                       any officer or director of Earth Energy is hereby authorized and directed for and on behalf of Earth Energy to execute, under the corporate seal of Earth Energy or otherwise, and to deliver articles of Amalgamation, and such other documents as are necessary or desirable, to the Registrar under the Act in accordance with the Amalgamation Agreement for filing; and

5.                                       any officer or director of Earth Energy is hereby authorized and directed for an on behalf of Earth Energy to execute or cause to be executed, under the seal of Earth Energy or otherwise, and to delivery or cause to be delivered all such other documents and instruments and to perform or cause to be preformed all such other acts and things as in such person’s opinion my be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such termination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the taking of any such act or thing.”

B-1

APPENDIX C

INFORMATION CONCERNING INTERNATIONAL LMM VENTURES CORP.

CORPORATE STRUCTURE

Name and Incorporation

International LMM Ventures Corp. (“LMM” or the “Company”) was incorporated pursuant to the provisions of the British Columbia Company Act on August 24, 1990 under the name “Harlow Ventures Inc.”, with an authorized capital of 10,000,000 common shares without par value.  On May 5, 2005, it passed a special resolution to increase its authorized capital to an unlimited number of common shares without par value.  On May 20, 2005, it made the application for transition into the current Business Corporations Act (British Columbia).  On July 19, 2007, the Company changed its name to “International LMM Ventures Corp.”.  The registered office of LMM is located at Suite 1600, 609 Granville Street, Vancouver, British Columbia, V7Y 1C3, and its head office address is located at Suite 3123, 595 Burrard Street, Vancouver, British Columbia, V7X 1J1.

The authorized share capital of LMM consists of an unlimited number of common shares (the “LMM Shares”), without nominal or par value, of which 99,287,005 LMM Shares are currently issued and outstanding.  All share capital amounts and related numbers have been adjusted to reflect the January 4, 2010 stock split on a 1 old for 5 new basis.

The LMM shareholders are entitled to receive notice of and attend all meetings of the LMM shareholders and are entitled to one vote in respect of each LMM Share held at such meetings.  In the event of the liquidation, dissolution or winding-up of LMM, the LMM shareholders are entitled to share rateably in the remaining assets of LMM.  No dividends have been paid on any class of shares of LMM since the date of its incorporation.

General Development of the Business

History

On September 20, 1995, the LMM Shares commenced trading on the Vancouver Stock Exchange.  The Company operated primarily in the area of mineral exploration until it became inactive and on October 21, 2003 its shares were transferred to the NEX board of the TSXV.  On January 18, 2011, trading of the LMM Shares was halted at its request pending the announcement of the Earth Energy Acquisition (as defined below).

LMM does not have business operations or assets other than cash, and currently has no written or oral agreements in principle for the acquisition of an asset or business other than the Amalgamation Agreement (as defined below).

Amalgamation Agreement

On January 18, 2011, LMM entered into a letter agreement (the “LOI”) with Earth Energy Resources Inc. (“Earth Energy”) pursuant to which LMM agreed to enter into a transaction under which it would acquire (the “Earth Energy Acquisition”) all of the outstanding securities of Earth Energy on the basis of the issuance four (4) LMM Shares for every one (1) common share of Earth Energy (an “Earth Energy Share”), which will result in the issuance of an aggregate of 105,631,324 LMM Shares to the holders of Earth Energy Shares.  In addition, stock options to purchase 13,400,000 LMM Shares will be granted to the holders of outstanding Earth Energy options based on the same exchange ratio.

Following entering into the LOI, LMM and Earth Energy entered into a formal amalgamation agreement (the “Amalgamation Agreement”) pursuant to which the parties agreed that the Earth Energy Acquisition would be effected by a statutory amalgamation of Earth Energy with a wholly owned subsidiary of LMM.

Selected Financial Information and Management’s Discussion and Analysis

A summary of selected financial information of LMM for the financial years ended November 30, 2010, 2009 and 2008 is as follows:

	Fiscal Year ended November 30, 2008	Fiscal Year ended November 30, 2009	Fiscal Year ended November 30, 2010
Total expenses	$289,436	$309,044	$326,693

Management’s Discussion and Analysis

The MD&A for the financial year ended November 30, 2010 provides a discussion and analysis of the financial condition and results of operations to enable a reader to assess material changes in the financial condition and results of operations for the relevant period.  The MD&A should be read in conjunction with the audited financial statements and notes thereto of LMM for the financial year ended November 30, 2010, which are attached hereto as Exhibit 1.  Such financial statements have been prepared in accordance with GAAP and all amounts included in the MD&A are in Canadian dollars, unless otherwise specified.

Year Ended November 30, 2010

Description of Business

LMM is incorporated under the laws of British Columbia and publicly listed on the NEX board of the TSXV.  LMM had no active business during this period.

Overall Performance

On January 6, 2010, the LMM Shares were split on a 1 old for 5 new basis.  The push-out method was used to effect the split.  All figures set out herein have been restated to present post-split amounts.

On December 23, 2009, a new board of directors was appointed and LMM entered into a financial advisory and office rental agreement with Endeavour Financial Ltd.  In connection with the new appointments, an aggregate of 4,250,000 incentive stock options were granted to directors, officers, consultants, and charities at a price of $0.10 share.

During the year ended November 30, 2010, 31,250,000 share purchase warrants were exercised for gross proceeds of $687,500.  Total assets increased to $751,521 at November 30, 2010 from $307,004 at November 30, 2009.  The most significant asset at November 30, 2010 was cash of $746,288 (November 30, 2009: $3,921).  The increase in cash during the year was a result of $687,500 in proceeds received on the exercise of warrants and $54,867 provided by operating activities.

Selected Annual Financial Information

A summary of selected financial information for LMM is as follows and has been prepared in accordance with GAAP:

	Financial Year ended November 30, 2009 ($)	Financial Year ended November 30, 2010 ($)
Statement of Loss
Net loss	(309,044)	(397,833)
Basic and diluted loss per LMM Share	(0.01)	(0.00)
Balance Sheet
Working capital	280,277	735,809
Total assets	307,004	751,521
Long term financial liabilities	Nil	Nil

The increase in net loss from fiscal 2009 to fiscal 2010 was mostly the result of the write-off of deferred acquisition costs of $72,733. The increase in total assets from November 30, 2009 to November 30, 2010 was mainly the result of $687,500 in proceeds received on exercise of warrants.

Results of Operations

LMM recorded a net loss of $397,833 during the year ended November 30, 2010 (2009: $309,044), which was largely due to stock-based compensation of $165,865 (2009: nil) on options granted and vested during the period.  Other significant expenses included professional fees of $59,728 (2009 $45,105) and consulting fees of $55,000 (2009: $54,500).  Property investigation costs in the amount of $72,733 (2009: nil) relating to a potential resource property acquisition were written off, as the related property is no longer being investigated.  The consulting fees consisted of payments made to Endeavour Administration Services Ltd. in accordance with a financial advisory agreement and the professional fees consisted of audit, accounting and legal fees.  Expenses for the financial year ended November 30, 2010 are detailed as follows:

Consulting	$55,000
Office and administration	12,739
Professional fees	59,728
Stock-based compensation	165,865
Transfer agent and regulatory	15,952
Travel	17,409
$326,693

Liquidity and Capital Resources

As at November 30, 2010, LMM had cash of $746,288 and working capital of $735,809.  LMM has sufficient cash resources to settle outstanding liabilities and fund its acquisition program costs.  LMM has no bank debt or banking credit facilities in place.

Related Party Transactions and Amounts Due

During the year ended November 30, 2010, LMM incurred legal fees of $26,111 (2009: $nil) for services provided by a law firm in which a partner is a director of LMM.

Outstanding Share Data at March 14, 2011

	Expiry Date	Exercise Price	Securities Outstanding	LMM Shares On Exercise
LMM Shares	N/A	N/A	99,287,005	N/A
Stock Options	December 23, 2019	$0.10	4,238,000	4,238,000

Description of Securities

Common Shares

The authorized capital of LMM consists of an unlimited number of common shares without par value.  As at the date hereof, there are 99,287,005 LMM Shares issued and outstanding as fully paid and non-assessable.

The LMM shareholders are entitled to dividends, if, as and when declared by the board of directors, to one vote per LMM Share at meetings of the LMM shareholders and, upon liquidation, to share equally in such assets of LMM as are distributable to the holders of LMM Shares.  The LMM Shares do not carry any pre-emptive, subscription or conversion rights.

Stock Option Plan and Options Granted

The LMM stock option plan was approved and adopted by LMM shareholders on January 27, 2010.  The LMM stock option plan provides that the board of directors of LMM may, from time to time, in its discretion, and in accordance with the TSXV requirements, grant to directors, officers, employees, charitable organizations and consultants of LMM, options to purchase LMM Shares, provided that the number of LMM Shares reserved for issuance does not exceed ten percent (10%) of the then issued and outstanding LMM Shares.  The exercise price for the options is determined by the directors of LMM, which will in no event be less than the current market price of LMM Shares at the time of grant.  In connection with the foregoing, the number of LMM Shares reserved for issuance to any individual director or officer will not exceed five percent (5%) of the then issued and outstanding LMM Shares and the number available to any one consultant will not exceed two percent (2%) of the issued and outstanding LMM Shares.  Subject to board approval, options may be exercised no later than 90 days, or such other day as determined in the discretion of the board, following cessation of the optionee’s position with LMM, provided that if the cessation of office, directorship, or consulting arrangement was by reason of death, such option may be exercised within a maximum period of one year after such death, subject to the expiry date of such option.  LMM expects that in compliance with TSXV policies its stock option plan will be placed before LMM shareholders for re-approval at the next annual meeting.

As at the date hereof, LMM has 4,238,000 stock options outstanding.

Prior Sales

Since January 1, 2010, securities of LMM have been issued as follows:

Date Issued	Type of Security Issued	Number of Securities	Issue Price Per Security	Aggregate Issue Price	Nature of Consideration
January 6, 2010	Common Shares	79,420,005	Nil	N/A	Stock Split (1)
February 11, 2011	Common Shares	12,000	$0.10	$1,200	Exercise of Stock Option

Note:

(1)                               Stock Split on the basis of 5 new LMM Shares for 1 old LMM Share.

Stock Exchange Price

The LMM Shares have been posted for trading on the NEX trading board of the TSXV since October 21, 2003.  The following table sets out trading information for the LMM Shares for the periods indicated as reported by NEX.

Period	High	Low	Trading Volume
March 1 - 14, 2011 (1)	N/A	N/A	Nil
February 1 - 28, 2011 (1)	N/A	N/A	Nil
Month ended January 31, 2011 (1)	0.360	0.315	303,000
Month ended December 31, 2010	0.390	0.235	744,500
Month ended November 30, 2010	0.260	0.230	136,000
Month ended October 31, 2010	0.300	0.210	168,000
Month ended September 30, 2010	0.220	0.175	120,000
Quarter ended August 31, 2010	0.220	0.180	720,000
Quarter ended May 31, 2010	0.285	0.195	1,458,250
Quarter ended February 28, 2010	1.150	0.220	1,421,150
Quarter ended November 30, 2009	0.350	0.250	16,013
Quarter ended August 31, 2009	0.320	0.230	88,000
Quarter ended May 31, 2009	0.215	0.115	9,000
Quarter ended February 28, 2009	0.120	0.105	1,120

Note:

(1)                               At the request of LMM, trading in the LMM Shares was halted January 18, 2011 pending the announcement of the Earth Energy Acquisition.

STATEMENT OF EXECUTIVE COMPENSATION

Named Executive Officers Compensation

In accordance with the provisions of applicable securities legislation, LMM had three (3) Named Executive Officers during the financial year ended November 30, 2010, namely Thomas O’Neill who has served as President and Chief Executive Officer of LMM since December 23, 2009, Peter Leitch, who has served as Secretary and Chief Financial Officer of LMM since December 23, 2009, and David Ross, who served as Chief Executive Officer, Chief Financial Officer and President of LMM from February 26, 2009 to December 23, 2009.

Named Executive Officers — Compensation Discussion and Analysis

In the most recent financial year of LMM ended November 30, 2010, no executive officer received any cash compensation from LMM.  In the event LMM is in a position to pay a base salary to any officer, such a base salary would be determined by the Board of Directors and may be based on performance contributions for the year and sustained performance contributions over a number of years.  Officers would also be eligible to receive discretionary bonuses as determined by the Board of Directors based on each officer’s responsibilities, his achievement of corporate objectives and LMM’s financial performance.

In addition, officers and directors are eligible under LMM’s stock option plan to receive grants of stock options.  The stock option plan is an important part of LMM’s long-term incentive strategy for its officers, permitting them to participate in any appreciation of the market value of the LMM Shares over a stated period of time.  The stock option plan is intended to reinforce commitment to long-term growth in profitability and shareholder value.  The size of stock option grants to officers is dependent on each officer’s level of responsibility, authority and importance to LMM and the degree to which such officer’s long term contribution to LMM will be key to its long-term success.

There are no employment contracts in place for the officers of LMM.

The following table sets out certain information respecting the compensation paid to the CEO and CFO of LMM during the financial year ended November 30, 2010.  These individuals are referred to collectively as “Named Executive Officers” or “NEOs”.

Named Executive Officers — Summary Compensation Table

						Non-equity incentive plan compensation
Name and principal position	Period Ended November 30	Salary	Share- based awards	Option- based awards		Annual Incentive Plans	Long- term incentive plans	Pension value	All other compensation	Total Compensation
Thomas O’Neill (1)	2009	Nil	Nil	Nil		Nil	Nil	Nil	Nil	Nil
President and CEO	2010	Nil	Nil	$9,757	(4)	Nil	Nil	Nil	Nil	$9,757

Peter Leitch (2)	2009	Nil	Nil	Nil		Nil	Nil	Nil	Nil	Nil
Secretary and CFO	2010	Nil	Nil	$9,757	(4)	Nil	Nil	Nil	Nil	$9,757

David Ross (3)	2009	Nil	Nil	Nil		Nil	Nil	Nil	Nil	Nil
Former President	2010	Nil	Nil	Nil		Nil	Nil	Nil	Nil	Nil

Notes:

(1)                               Thomas O’Neill has served as the President and Chief Executive Officer and a director of LMM since December 23, 2009.

(2)                               Peter Leitch has served as the Secretary and Chief Financial Officer of LMM since December 23, 2009.

(3)                               David Ross served as President of LMM from February 26, 2009 to December 23, 2009.

(4)                               Thomas O’Neill and Peter Leitch were each granted stock options on December 23, 2009 entitling each of them to purchase up to 250,000 LMM Shares at a price of $0.10 each until December 23, 2019.  Using the Black-Scholes fair value method for stock-based compensation, the value of this stock option was $9,757 assuming a risk-free interest rate of 3.96%, assuming an average expected remaining life of 10 years, a 75% annualized volatility rate, and a 0.00% dividend rate.

Named Executive Officers — Incentive Plan Awards

The following table sets forth information concerning all awards outstanding at the end of the financial year ended November 30, 2010, for each of the Named Executive Officers of LMM.

NAMED EXECUTIVE OFFICERS — OUTSTANDING SHARE-BASED AWARDS AND OPTION-BASED AWARDS TABLE

	Option-based Awards			Share-based Awards (1)
NEO Name	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the- money options ($)		Number of shares or units of shares that have not vested (#) (1)	Market or payout value of share-based awards that have not vested ($) (1)
Thomas O’Neill	250,000	$0.10	December 23, 2019	32,500	(2)	Nil	N/A
Peter Leitch	250,000	$0.10	December 23, 2019	32,500	(2)	Nil	N/A
David Ross	Nil	N/A	N/A	Nil		Nil	N/A

Notes:

(1)                               LMM has not granted any share-based awards.

(2)                               The LMM Shares did not trade during the period November 20, 2010 to and including November 30, 2010.  The closing price of the LMM Shares on November 19, 2010 was $0.23.  This amount represents the difference between the $0.10 exercise price and the November 19, 2010 closing price of $0.23.

Named Executive Officers — Incentive Plan Awards — Value Vested or Earned During the Year Ended November 30, 2010

As at the year ended November 30, 2010, LMM had an aggregate of 4,250,000 stock options issued and outstanding.

An aggregate of 500,000 stock options were granted and vested to the Named Executive Officers during the year ended November 30, 2010.  No stock options were exercised by the Named Executive Officers of LMM during the year ended November 30, 2010.  The following table summarizes, for the Named Executive Officers of LMM, the value of options vested or earned during the year ended November 30, 2010.

Named Executive Officers — Incentive Plan Awards —
Value Vested or Earned During the Year Ended November 30, 2010

Name	Option-based awards – Value vested during the year (1) ($)	Share-based awards – Value vested during the year (2) ($)	Non-equity Incentive plan compensation – Value earned during the year ($)
Thomas O’Neill	Nil	N/A	Nil
Peter Leitch	Nil	N/A	Nil
David Ross	Nil	N/A	Nil

Notes:

(1)                               This amount is the aggregate dollar value that would have been realized if the options under the option based awards had been exercised on the vesting date.  It is determined by the difference between the exercise price of the option and the market price on the date of vesting.  The LMM Shares did not trade during the period December 5, 2009 to and including the December 23, 2009 vesting date.  The closing price of the LMM Shares on December 4, 2009 was $0.053.

(2)                               LMM has not granted any share-based awards.

Option Based Awards

Common Share Purchase Plan

LMM has in effect a stock option plan in order to provide effective incentives to directors, officers, senior management personnel and employees of LMM and to enable LMM to attract and retain experienced and qualified individuals in those positions by permitting such individuals to directly participate in an increase in per share value created for LMM Shareholders.  An aggregate of 4,250,000 stock options were granted under LMM’s stock option plan during the most recently completed financial year ended November 30, 2010.  The significant terms of LMM’s stock option plan are set out above under the heading “Stock Option Plan and Options Granted”.

Outstanding Share-Based Awards and Option-Based Awards

At November 30, 2010, there were no outstanding share-based awards granted to the Named Executive Officers and a total of $9,757 option-based awards granted to each of Thomas O’Neill and Peter Leitch.  As at the date hereof LMM has 4,238,000 stock options outstanding exercisable until December 23, 2019 at a price of $0.10 per LMM Share.

Incentive Plan Awards — Value Vested Or Earned During The Year

During the year ended November 30, 2010, 4,250,000 incentive plan awards were vested or earned.

Termination and Change of Control Benefits

During the year ended November 30, 2010, LMM did not have any contracts, agreements, plans or arrangements in place with any NEO that provides for payment following or in connection with any termination, resignation, retirement, a change of control of LMM or a change in a NEO’s responsibilities.

Directors Compensation

There are no arrangements under which directors were compensated by LMM and its subsidiaries during the most recently completed financial year end for their services in their capacity as directors or consultants.  The following table sets out certain information respecting the compensation paid to the directors of LMM during the financial years ended November 30, 2010 and 2009.

Directors Compensation — Summary Compensation Table

						Non-equity incentive plan compensation
Name of Director	Period Ended November 30	Salary	Share- based awards	Option- based awards		Annual Incentive Plans	Long- term incentive plans	Pension value	All other compensation	Total Compensation
Gordon Keep	2009	Nil	Nil	Nil		Nil	Nil	Nil	Nil	Nil
	2010	Nil	Nil	$9,757	(3)	Nil	Nil	Nil	Nil	$9,757

Jay Sujir	2009	Nil	Nil	Nil		Nil	Nil	Nil	Nil	Nil
	2010	Nil	Nil	$9,757	(3)	Nil	Nil	Nil	Nil	$9,757

Paul Zihali (1)	2009	Nil	Nil	Nil		Nil	Nil	Nil	Nil	Nil
	2010	Nil	Nil	Nil		Nil	Nil	Nil	Nil	Nil

Zeny Manalo (2)	2009	Nil	Nil	Nil		Nil	Nil	Nil	Nil	Nil
	2010	Nil	Nil	Nil		Nil	Nil	Nil	Nil	Nil

Notes:

(1)                               Paul Zihali was a director of the Corporation from December 18, 2008 until December 23, 2009.

(2)                               Zeny Manalo was a director of the Corporation from May 28, 2007 until December 23, 2009.

(3)                               Gordon Keep and Jay Sujir were each granted stock options on December 23, 2009 entitling each of them to purchase up to 250,000 LMM Shares at a price of $0.10 each until December 23, 2019.  Using the Black-Scholes fair value method for stock-based compensation, the value of this stock option was $9,757 assuming a risk-free interest rate of 3.96%, assuming an average expected remaining life of 10 years, a 75% annualized volatility rate, and a 0.00% dividend rate.

Directors — Incentive Plan Awards

The following table sets forth information concerning all awards outstanding at the end of the financial year ended November 30, 2010, for each director of LMM other than Named Executive Officers.

DIRECTORS — OUTSTANDING SHARE-BASED AWARDS AND OPTION-BASED AWARDS TABLE

	Option-based Awards					Share-based Awards (1)
Name	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the- money options ($)		Number of shares or units of shares that have not vested (#) (1)	Market or payout value of share-based awards that have not vested ($) (1)
Gordon Keep	250,000	$0.10	December 23, 2019	32,500	(2)	Nil	N/A
Jay Sujir	250,000	$0.10	December 23, 2019	32,500	(2)	Nil	N/A
Paul Zihali	Nil	N/A	N/A	N/A		Nil	N/A
Zeny Manalo	Nil	N/A	N/A	N/A		Nil	N/A

Notes:

(1)                               LMM has not granted any share-based awards.

(2)                               The LMM Shares did not trade during the period November 20, 2010 to and including November 30, 2010.  The closing price of the LMM Shares on November 19, 2010 was $0.23.  This amount represents the difference between the $0.10 exercise price and the November 19, 2010 closing price of $0.23.

Directors — Incentive Plan Awards — Value Vested or Earned During the Year

As at the year ended November 30, 2010, the Corporation had an aggregate of 4,250,000 stock options issued and outstanding.

During the year ended November 30, 2010, an aggregate of 500,000 stock options were granted and vested to the directors of LMM other than Named Executive Officers.  The following table summarizes, for each of the directors of LMM, other than Named Executive Officers, the value of options vested or earned during the year ended November 30, 2010.

Directors— Incentive Plan Awards —
Value Vested or Earned During the Year Ended November 30, 2010

Name	Option-based awards – Value vested during the year (1) ($)	Share-based awards – Value vested during the year (2) ($)	Non-equity Incentive plan compensation – Value earned during the year ($)
Gordon Keep	Nil	N/A	Nil
Jay Sujir	Nil	N/A	Nil
Paul Zihali	Nil	N/A	Nil
Zeny Manalo	Nil	N/A	Nil

Notes:

(1)                               This amount is the aggregate dollar value that would have been realized if the options under the option based awards had been exercised on the vesting date.  It is determined by the difference between the exercise price of the option and the market price on the date of vesting.  The LMM Shares did not trade during the period December 5, 2009 to and including the December 23, 2009 vesting date.  The closing price of the LMM Shares on December 4, 2009 was $0.053.

(2)                               LMM has not granted any share-based awards.

Securities Authorized for Issuance under Equity Compensation

The following tables set forth information with respect to all compensation plans under which equity securities are authorized for issuance as of November 30, 2010:

Equity Compensation Plan Information as of November 30, 2010

Plan Category	A Number of securities to be issued upon exercise of outstanding options, warrants and rights	B Weighted average exercise price of outstanding options, warrants and rights	C Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by securityholders (1)	4,250,000	$0.10	5,677,500
Equity compensation plans not approved by securityholders	Nil	N/A	Nil
TOTALS:	4,250,000		5,677,500

Note:

(1)                               Represents the stock option plan of LMM.  As at November 30, 2010, the stock option plan reserved shares equal to a maximum of 10% of the issued and outstanding LMM Shares from time to time for issue pursuant to the stock option plan.

Management Contracts

Except as disclosed below, management functions of LMM are, and since the beginning of the most recently completed financial year have been, performed by the directors and senior officer of LMM, and are not to any substantial degree performed by any other person or corporation:

1.                                       Financial advisory agreement with Endeavour Financial Ltd. (“Endeavour”) dated December 23, 2009 pursuant to which Endeavour agreed to provide general corporate financial advice and consulting services to LMM, including with respect to structuring, negotiating and closing of a transaction, and corporate management and administration services.  Endeavour received a monthly work fee of $5,000 and reimbursement of $1,000 per month for use of its office facilities and out of pocket expenses.  Effective May 1, 2010, this agreement was replaced by the May 1, 2010 financial advisory and consulting services agreement with Endeavour and the May 1, 2010 corporate administration services agreement with Endeavour Administration Services Limited as more particularly described below.

2.                                       May 1, 2010 financial advisory and consulting services agreement with Endeavour whereby Endeavour would be paid a monthly work fee of $10,000 after initiating work on a transaction.  A success fee is payable to Endeavour on completion of any business combination or similar transaction equal to 2% of the value of the transaction and a success fee of 1% of the gross proceeds of any equity offering completed by LMM.  The term of this agreement is for a period of twelve months and shall continue thereafter on a month-to-month basis, subject to termination on 30 days written notice.

3.                                       May 1, 2010 corporate administration services agreement with Endeavour Administration Services Limited whereby Endeavour Administration Services Limited is paid a monthly work fee of $5,000 and is reimbursed $1,000 per month for the use of its office facilities and out of pocket expenses.  The term of this agreement is for a period of twelve months and shall continue thereafter on a month-to-month basis, subject to termination on 30 days written notice.

Non-Arm’s Length Transactions

The Earth Energy Acquisition is an Arm’s Length Transaction within the meaning of the policies of the TSXV.  LMM has not entered into any transactions involving Non-Arm’s Length Parties.

Legal Proceedings

There are no legal proceedings to which LMM is, or has been, a party or of which any of its property is, or has been, the subject matter.  Additionally, to the reasonable knowledge of the management of LMM, there are no such proceedings contemplated.

Auditor, Transfer Agents and Registrars

Auditor

The auditors of LMM are Morgan & Company located at Suite 1488, 700 West Georgia Street, Vancouver, British Columbia, V7Y 1A1.  Morgan & Company were first appointed auditors of LMM on April 7, 1997.

Transfer Agent and Registrar

LMM’s transfer agent and registrar is Computershare Trust Company of Canada, at its Vancouver office located at 510 Burrard Street, 3rd Floor, Vancouver, British Columbia, V6C 3B9.

Material Contracts

LMM has not entered into any material contracts, except in the ordinary course of business, other than:

(a)                                  the Amalgamation Agreement;

(b)                                May 1, 2010 financial advisory and consulting services agreement with Endeavour Financial Ltd.; and

(c)                                 May 1, 2010 corporate administration services agreement with Endeavour Administration Services Limited.

Copies of the foregoing agreements will be available for inspection at the registered offices of LMM, Suite 1600, 609 Granville Street, Vancouver, British Columbia, V7Y 1C3, during ordinary business hours, until completion of the Earth Energy Acquisition and for a period of thirty (30) days thereafter.

EXHIBIT 1 TO APPENDIX C
FINANCIAL STATEMENTS OF LMM

Financial Statements of

International LMM Ventures Corp.

Years ended November 30, 2010 and 2009

AUDITORS’ REPORT

To the Shareholders of

International LMM Ventures Corp.

We have audited the balance sheets of International LMM Ventures Corp. as at November 30, 2010 and 2009, and the statements of operations, comprehensive loss and deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at November 30, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

Vancouver, Canada	“Morgan & Company”

February 11, 2011	Chartered Accountants

Tel: (604) 687-5841	P.O. Box 10007 Pacific Centre
Fax: (604) 687-0075	Suite 1488 - 700 West Georgia Street
www.morgan-cas.com	Vancouver, B.C. V7Y 1A1

International LMM Ventures Corp.

Balance Sheets

As at November 30, 2010 and 2009

(expressed in Canadian dollars)

	2010	2009

Assets
Current assets
Cash	$746,288	$3,921
Amounts receivable	4,816	3,083
Prepaid expenses	417	—
Advances (Note 3)	—	300,000
	751,521	307,004

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$15,712	$26,727

Shareholders’ equity
Share capital (Note 5(b))	3,573,516	2,784,791
Contributed surplus (Note 5(b))	165,865	101,225
Deficit	(3,003,572)	(2,605,739)
	735,809	280,277
	$751,521	$307,004

Nature and continuance of operations (Note 1)

Subsequent events (Notes 5(d), 11)

Approved by the Board of Directors:

“Gordon Keep”	Director

“Thomas O’Neill”	Director

See accompanying notes to the financial statements

International LMM Ventures Corp.

Statements of Operations, Comprehensive Loss and Deficit

For the years ended November 30, 2010 and 2009

(expressed in Canadian dollars)

	2010	2009

Expenses
Consulting (Note 7)	$55,000	$54,500
Office and administration	12,739	139,861
Professional fees (Note 6)	59,728	45,105
Stock-based compensation (Note 5(d))	165,865	—
Transfer agent and regulatory	15,952	11,418
Travel	17,409	58,160
	326,693	309,044

Other Items
Property investigation costs (Note 4)	(72,733)	—
Interest and other income	1,593	—
	(71,140)	—

Net loss and comprehensive loss for the year	(397,833)	(309,044)
Deficit, beginning of year	(2,605,739)	(2,296,695)
Deficit, end of year	$(3,003,572)	$(2,605,739)

Loss per common share - basic and diluted	$(0.00)	$(0.01)

Weighted average number of common shares outstanding	98,161,991	48,076,370

See accompanying notes to the financial statements

International LMM Ventures Corp.

Statements of Cash Flows

For the years ended November 30, 2010 and 2009

(expressed in Canadian dollars)

	2010	2009

Operating activities
Net loss	$(397,833)	$(309,044)
Item not involving cash:
Stock-based compensation (Note 5(d))	165,865	—
Net changes in non-cash working capital balances:
Amounts receivable	(1,733)	(1,393)
Prepaid expenses	(417)	—
Advances (Note 3)	300,000	(300,000)
Accounts payable and accrued liabilities	(11,015)	8,091
	54,867	(602,346)

Financing activities
Proceeds on issuance of shares, net	—	442,000
Proceeds on exercise of warrants (Note 5(c))	687,500	—
Loan payable repayments	—	(3,445)
	687,500	438,555

Increase (decrease) in cash	742,367	(163,790)
Cash, beginning of year	3,921	167,712
Cash, end of year	$746,288	$3,921

Supplemental Cash Flow Information:

Interest paid	$—	$—
Income taxes paid	$—	$—

See accompanying notes to the financial statements

International LMM Ventures Corp.

Notes to the Financial Statements

November 30, 2010 and 2009

(expressed in Canadian dollars)

1.                          NATURE AND CONTINUANCE OF OPERATIONS

International LMM Ventures Corp. (the “Company”) is incorporated under the laws of British Columbia and publicly listed on the NEX board of the TSX Venture Exchange. The Company’s principal business activity is the acquisition and exploration of natural resource properties.

The Company has not generated significant revenues from operations.  These financial statements are prepared on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business.  The Company’s ability to continue as a going concern depends on its ability to successfully raise additional financing.  Although the Company presently has sufficient financial resources to undertake its currently planned acquisition program and has been successful in the past in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to the Company.

2.                           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“GAAP”).  The significant accounting policies followed by the Company, which have been consistently applied, are outlined below:

(a)         Cash

Cash includes cash on hand and demand deposits.

(b)         Stock-based compensation

All stock-based awards made to employees and non-employees are measured and recognized using a fair value based method. The fair value of stock options and share purchase warrants is determined by the Black-Scholes option pricing model with assumptions for risk-free interest rates, dividend yields, volatility and the expected life of the options or warrants. Forfeitures are recorded based on actual occurrences.  The fair value of options is accrued and charged to operations or capitalized on a straight-line basis over the vesting period, with an offsetting credit to contributed surplus, The fair value of warrants is recorded as reductions to proceeds from related common share issuance, with an offsetting credit to contributed surplus.  If the stock options or warrants are ultimately exercised, the applicable amounts of contributed surplus are transferred to share capital.

(c)   Loss per share

Basic loss per share is calculated using the weighted average number of common shares issued and outstanding during the period.

The Company uses the treasury stock method to compute the dilutive effect of options, warrants and similar instruments.  For the years presented, this calculation proved to be anti-dilutive.

International LMM Ventures Corp.

Notes to the Financial Statements

November 30, 2010 and 2009

(expressed in Canadian dollars)

2.                          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(d)   Use of estimates and measurement uncertainty

The preparation of financial statements in conformity with Canadian GAAP requires the Company’s management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes.  Significant areas where estimates are used relate to stock-based compensation, share purchase warrant valuation assumptions and the future income tax asset valuation allowance.  Actual results could differ from those estimates. By their nature, these estimates are subject to measurement uncertainty, and the impact on the financial statements of future changes in such estimates could be material.

(e)      Income Taxes

Future income taxes are recorded using the asset and liability method whereby future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Future tax assets and liabilities are measured using the enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled.  The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that substantive enactment or enactment occurs.  To the extent that the Company does not consider it more likely than not that a future tax asset will be recovered, it provides a valuation allowance against the excess.

(f)            Financial Instruments

The Company’s financial instruments consist of cash, amounts receivable, advances and accounts payable and accrued liabilities. Cash is designated as held-for-trading and therefore carried at fair value, with the unrealized gain or loss recorded in the statement of operations. Amounts receivable and advances are classified as loans and receivables, which are measured at amortized cost.  Accounts payable and accrued liabilities is classified as other financial liabilities, which are measured at amortized cost.

(g)         Share Issue Costs

Costs directly identifiable with the raising of share capital financing are charged against share capital. Share issue costs incurred in advance of share subscriptions are recorded as non-current deferred assets. Share issue costs related to uncompleted share subscriptions are charged to operations.

(h)         Adoption of new standards

Financial Instruments — Disclosures

In June 2009, the CICA amended Section 3862, Financial Instruments — Disclosures that includes additional disclosure requirements about fair value measurements for financial instruments and liquidity risk disclosures. This amendment entails a three level hierarchy that takes into account the significance of the inputs used in making the fair value measurements. The adoption of this standard did not have a material impact on the Company’s financial statements.

International LMM Ventures Corp.

Notes to the Financial Statements

November 30, 2010 and 2009

(expressed in Canadian dollars)

2.                          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(i)            Recent accounting pronouncements

International Financial Reporting Standards

In February 2008 the Accounting Standards Board confirmed that International Financial Reporting Standards (“IFRS”) will replace Canadian GAAP for publicly accountable enterprises for financial periods beginning on and after January 1, 2011. The Company’s first mandatory filing under IFRS, which will be the first quarter of 2012, will contain IFRS-compliant information on a comparative basis, as well as reconciliations for that quarter and as at the December 1, 2010 transition date.

3.                          ADVANCES

On July 1, 2009, the Company advanced $300,000 to Sovereign Gold Corp. pursuant to a property investigation agreement. The amount was fully refundable and bore no interest. During the year ended November 30, 2010, the agreement was terminated and the full amount was refunded.

4.                          PROPERTY INVESTIGATION COSTS

During the year ended November 30, 2010, the Company capitalized $72,733 (2009: $nil) in costs related to a potential resource property acquisition. The amount was written off as the property the costs relate to is no longer being investigated.

5.                          SHARE CAPITAL AND CONTRIBUTED SURPLUS

(a)         Authorized

Unlimited number of common shares without par value

(b)         Issued and fully paid common shares

On January 6, 2010, the Company’s common shares were split on a 1 old for 5 new basis. The push-out method was used to effect the split. All figures in these financial statements have been retroactively restated to present post-split amounts.

	Number of shares	Amount	Contributed surplus

Balance, November 30, 2008	36,775,000	$2,444,016	$—
Issued pursuant to private placement	31,250,000	385,492	114,508
Share issue costs	—	(44,717)	(13,283)

Balance, November 30, 2009	68,025,000	2,784,791	101,225
Exercise of warrants (Note 5(c))	31,250,000	788,725	(101,225)
Treasury order entitlement rounding	5	—	—
Stock option grant (Note 5(d))	—	—	165,865

Balance, November 30, 2010	99,275,005	$3,573,516	$165,865

International LMM Ventures Corp.

Notes to the Financial Statements

November 30, 2010 and 2009

(expressed in Canadian dollars)

5.                          SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

(b)         Issued and fully paid common shares (continued)

During the year ended November 30, 2009, the Company completed a non-brokered private placement of 31,250,000 units at $0.016 (post-split) per unit for gross proceeds of $500,000. Each unit consisted of one common share and one transferable common share purchase warrant. Each whole warrant will enable the holder to acquire one common share at $0.022 (post-split) per share for a period of one year. The Company paid a finder’s fee and expenses of $58,000 relating to the private placement.

(c)          Share Purchase Warrants

During the year ended November 30, 2010, 31,250,000 share purchase warrants were exercised for gross proceeds of $687,500. During the year ended November 30, 2009, 31,250,000 share purchase warrants were issued pursuant to the private placement discussed in note 5(b), and 26,050,000 share purchase warrants expired unexercised.

A summary of the changes in warrants is presented below:

	Number of warrants	Weighted average exercise price

Balance, November 30, 2008	26,050,000	$0.06
Expired	(26,050,000)	(0.06)
Issued	31,250,000	0.02

Balance, November 30, 2009	31,250,000	0.02

Exercised	(31,250,000)	(0.02)

Balance, November 30, 2010	—	$—

(d)         Stock Options

On December 23, 2009, the Company adopted a “rolling” Stock Option Plan (the “Plan”) in compliance with the TSX Venture Exchange policy for granting options.  Under the Plan, the number of shares reserved for issuance may not exceed 10% of the total number of issued and outstanding shares and, to any one optionee, may not exceed 5% of the issued shares on a yearly basis.  The exercise price of each option shall not be less than the market price of the Company’s stock at the date of grant with a minimum exercise price of $0.10.  Options can be granted for a maximum term of ten years and will vest on issuance unless otherwise determined by the board of directors.

International LMM Ventures Corp.

Notes to the Financial Statements

November 30, 2010 and 2009

(expressed in Canadian dollars)

5.                          SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

(d)         Stock Options (continued)

A summary of the changes in stock options is presented below:

		Weighted average
	Number of options	exercise price

Balance, November 30, 2008 and 2009	—	$—
Granted	4,250,000	0.10
Balance, November 30, 2010	4,250,000	$0.10

On December 23, 2009, the Company granted options to directors, officers, charities and consultants of the Company to purchase up to 4,250,000 shares of the Company at a price of $0.10 per share with an expiry date of December 23, 2019.

Using the fair value method for stock-based compensation, the value of the 4,250,000 stock options that were granted and vested during the year ended November 30, 2010 was $165,865, which has been recorded as stock-based compensation in the statement of operations, comprehensive loss and deficit.

The following assumptions were used for the Black-Scholes valuation of stock options:

Risk-free interest rate	3.96%
Expected life	10 years
Annualized volatility	75%
Dividend rate	0.00%

The following table summarizes information about the stock options outstanding at November 30, 2010:

			Remaining
Outstanding and		Expiry	contractual life
exercisable	Exercise price	date	(years)

4,250,000	$0.10	December 23, 2019	9.1

Subsequent to year-end, 12,000 stock options were exercised for proceeds of $1,200.

6.                          RELATED PARTY TRANSACTIONS

During the year ended November 30, 2010, the Company incurred legal fees of $26,111 (2009: $nil) for services provided by a law firm in which a partner is a director of the Company. These transactions are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

International LMM Ventures Corp.

Notes to the Financial Statements

November 30, 2010 and 2009

(expressed in Canadian dollars)

7.                          COMMITMENTS

Effective May 1, 2010, the Company entered into a financial advisory and office rental agreement with Endeavour Administration Services Ltd. (“Endeavour”).  Endeavour charges $5,000 per month for the advisory services and $1,000 per month for the rent, and may also earn success fees on certain transactions.  The initial term of the agreement is for one year after which it will continue in force on a month-to-month basis.

8.                          INCOME TAXES

Income tax expense varies from the amount that would be computed by applying the Canadian federal and provincial statutory rate of 28.6% (2009:  30.0%) to earnings before income taxes as shown in the following table:

	2010	2009

Combined Canadian federal and provincial taxes at expected rate	$(114,000)	$(92,000)
Non-deductible expenses	48,000	—
Changes in long-term tax rates	14,000	14,000
Losses for which no tax benefit has been recognized	52,000	78,000
	$—	$—

The composition of the future tax assets are as follows:

	2010	2009
Future income tax assets

Non-capital losses	$357,000	$309,000
Capital losses	33,000	35,000
Mineral properties	74,000	74,000
Share issue costs	21,000	30,000
Total gross future tax assets	485,000	448,000
Valuation allowance	(485,000)	(448,000)
Net future income tax assets	$—	$—

In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future tax assets will be realized.  The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

International LMM Ventures Corp.

Notes to the Financial Statements

November 30, 2010 and 2009

(expressed in Canadian dollars)

8.                          INCOME TAXES (continued)

As at November 30, 2010, the Company had approximately $1,429,000 (2009: $1,235,000) of non-capital losses available for carry forward.  These losses, if not utilized, will expire as follows:

2014	83,000
2015	122,000
2026	138,000
2027	170,000
2028	314,000
2029	333,000
2030	269,000
$1,429,000

The Company has available the following approximate amounts which may be deducted in determining taxable income of future years:

Canadian exploration expense	$124,000
Canadian development expense	118,000
Foreign exploration and development expense	55,000
$297,000

9.                          FINANCIAL INSTRUMENTS

Financial Risk Management

The Board of Directors has overall responsibility for the establishment and oversight of the Company’s risk management framework.  The Company’s financial instruments consist of cash, amounts receivable, advances and accounts payable and accrued liabilities.

Cash is designated as held-for-trading and therefore carried at fair value, with the unrealized gain or loss recorded in the statement of operations. Amounts receivable and advances are classified as loans and receivables, which are measured at amortized cost.  Accounts payable and accrued liabilities is classified as other financial liabilities, which are measured at amortized cost.

The fair values of cash, amounts receivable, advances and accounts payable and accrued liabilities approximate their carrying values because of the short-term nature of these instruments.

Financial Instrument Risk Exposure

The Company is exposed in varying degrees to a variety of financial instrument related risks.  The Board approves and monitors the risk management processes.

Credit Risk

Credit risk arises from the potential for non-performance by counterparties of contractual financial obligations.  The Company’s exposure to credit risk includes cash, amounts receivable, and advances.  The Company reduces its credit risk by maintaining its bank accounts at large international financial institutions.  The maximum exposure to credit risk is equal to the fair value or carrying value of the financial assets.

International LMM Ventures Corp.

Notes to the Financial Statements

November 30, 2010 and 2009

(expressed in Canadian dollars)

9.                          FINANCIAL INSTRUMENTS

Financial Instrument Risk Exposure (continued)

Liquidity Risk

The Company’s cash is held in bank accounts and is available on demand. Management has concluded that the Company has adequate financial resources to settle obligations as at November 30, 2010.

Market Risk

The only significant market risk to which the Company is exposed is interest rate risk.  The Company’s bank account earns interest at variable rates.  The fair value of its cash is relatively unaffected by changes in short-term interest rates.  The Company’s future interest is exposed to short-term rate fluctuations.

10.               MANAGEMENT OF CAPITAL

The Company’s objective when managing capital is to safeguard the Company’s ability to continue as a going concern such that it can continue to provide returns for shareholders and benefits for other stakeholders.

The Company considers the items included in shareholders’ equity as capital.  The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets.  In order to maintain or adjust its capital structure, the Company may issue new shares, sell assets to settle liabilities or return capital to its shareholders.  The Company is not exposed to externally imposed capital requirements.

11.                   SUBSEQUENT EVENT

On January 18, 2011, the Company entered into a letter of intent to acquire all of the outstanding securities of Earth Energy Resources Inc. (“Earth Energy”), an Alberta corporation that is engaged in the development of oil sands properties located in the State of Utah, using its patent-pending extraction and remediation technologies.

Earth Energy, through its wholly owned Utah subsidiary, owns a 100% leasehold interest in 7,835 acres of Utah State land and has developed an environmentally responsible process to extract hydrocarbons from solids. The patent-pending process effectively extracts bitumen from water-wet and oil-wet oil sands. Earth Energy has successfully developed the process at its facility in Grande Prairie, Alberta. Since inception, Earth Energy has devoted its efforts to commercialize the water efficient and scalable process, which has no requirement for tailings ponds.

Pursuant to the terms of the letter of intent, the Company has agreed to acquire all of the issued and outstanding common shares of Earth Energy (“Earth Energy Shares”), by the issuance of 105,631,324 common shares of the Company (“Common Shares”), such that Earth Energy will become a wholly-owned subsidiary of the Company. Common Shares will be issued on the basis of four (4) Common Shares for every one (1) Earth Energy Share. In addition, it is intended that 13,400,000 options to purchase Common Shares will be issued to security holders of Earth Energy in exchange for their outstanding Earth Energy options based on the same exchange ratio.

International LMM Ventures Corp.

Notes to the Financial Statements

November 30, 2010 and 2009

(expressed in Canadian dollars)

11.                   SUBSEQUENT EVENT (continued)

Prior to the closing of the transaction, Earth Energy expects to complete a private placement of subscription receipts which will convert on closing of the Proposed Transaction into up to 42,000,000 units of the Company at a price of $0.30 per unit, each unit consisting of one Common Share and one-half of one Common Share purchase warrant exercisable at a price of $0.40 per share for a period of two years, for gross proceeds of $12,600,000 (the “Financing”).  The net proceeds of the Financing will be used by the Corporation to finance the development of its oil sands properties and its extraction and remediation technology. Earth Energy will pay finder’s fees in the amount of 6% of the gross proceeds of the Financing.

Financial Statements of

INTERNATIONAL LMM VENTURES CORP.

Years ended November 30, 2009 and 2008

AUDITORS’ REPORT

To the Shareholders of

International LMM Ventures Corp.

We have audited the balance sheets of International LMM Ventures Corp. as at November 30, 2009 and 2008, and the statements of operations, comprehensive loss and deficit, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at November 30, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

Vancouver, Canada	“Morgan & Company”

February 10, 2010	Chartered Accountants

Tel: (604) 687-5841	P.O. Box 10007 Pacific Centre
Fax: (604) 687-0075	Suite 1488 - 700 West Georgia Street
www.morgan-cas.com	Vancouver, B.C. V7Y 1A1

INTERNATIONAL LMM VENTURES CORP.

Balance Sheets

as at November 30

(expressed in Canadian dollars)

	2009	2008
ASSETS

Current
Cash	$3,921	$167,712
GST receivable	3,083	1,690
Advances (Note 3)	300,000	—
	$307,004	$169,402

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$26,727	$18,636
Loan payable (Note 5)	—	3,445
	26,727	22,081
Shareholders’ equity
Share capital (Note 4(b))	2,784,791	2,444,016
Contributed surplus (Note 4(b))	101,225	—
Deficit	(2,605,739)	(2,296,695)
	280,277	147,321
	$307,004	$169,402

Nature and continuance of operations (Note 1)

Subsequent events (Notes 3, 4(b), 4(c), 9)

Approved by the Board of Directors:

“Gordon Keep”	Director

“Thomas O’Neill”	Director

See accompanying notes to the financial statements

INTERNATIONAL LMM VENTURES CORP.

Statements of Operations, Comprehensive Loss and Deficit

for the years ended November 30

(expressed in Canadian dollars)

	2009	2008
EXPENSES
Administration	$30,000	$30,000
Consulting fees	54,500	71,758
Interest and bank charges	446	10,938
Management fees	30,000	30,000
Office	37,415	42,117
Professional fees	45,105	52,475
Rent	42,000	42,000
Transfer agent and regulatory	11,418	10,148
Travel	58,160	—

Net loss and comprehensive loss for the year	(309,044)	(289,436)

Deficit, beginning of year	(2,296,695)	(2,007,259)
Deficit, end of year	$(2,605,739)	$(2,296,695)

Loss per common share - basic and diluted	$(0.01)	$(0.01)

Weighted average number of common shares outstanding	48,076,370	21,472,405

See accompanying notes to the financial statements

INTERNATIONAL LMM VENTURES CORP.

Statements of Cash Flows

for the years ended November 30

(expressed in Canadian dollars)

	2009	2008
OPERATING ACTIVITIES
Net loss	$(309,044)	$(289,436)
Net changes in non-cash working capital balances:
GST receivable	(1,393)	(305)
Advances	(300,000)	—
Accounts payable and accrued liabilities	8,091	(353,302)
Cash used in operating activities	(602,346)	(643,043)

FINANCING ACTIVITIES
Issuance of shares (Note 4(b))	500,000	1,250,400
Share issue costs (Note 4(b))	(58,000)	(125,040)
Loan payable repayments (Note 5)	(3,445)	(314,651)
Cash provided by financing activities	438,555	810,709

(Decrease) Increase in cash	(163,791)	167,666

Cash, beginning of year	167,712	46
Cash, end of year	$3,921	$167,712

Supplemental Cash Flow Information:

Interest paid	$—	$126,027
Income taxes paid	$—	$—

See accompanying notes to the financial statements

INTERNATIONAL LMM VENTURES CORP.

Notes to the Financial Statements

for the years ended November 30, 2009 and 2008

1.                          NATURE AND CONTINUANCE OF OPERATIONS

The Company is incorporated under the laws of British Columbia and publicly listed on the NEX board of the TSX Venture Exchange. The Company’s principal business activity is the acquisition and exploration of natural resource properties.

The Company has not generated significant revenues from operations.  These financial statements are prepared on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business.  The Company’s ability to continue as a going concern depends on its ability to successfully raise additional financing.  Although the Company presently has sufficient financial resources to undertake its currently planned acquisition program and has been successful in the past in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to the Company.

2.                          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles.  The significant accounting policies followed by the Company, which have been consistently applied, are outlined below:

(a)         Cash

Cash includes cash on hand, cash held in trust and demand deposits.

(b)         Stock-based compensation and share purchase warrants

All stock-based awards made to employees and non-employees are measured and recognized using a fair value based method. The fair value of stock options and share purchase warrants is determined by the Black-Scholes option pricing model with assumptions for risk-free interest rates, dividend yields, volatility and the expected life of the options or warrants. Forfeitures are recorded based on actual occurrences.  The fair value of options is accrued and charged to operations or capitalized on a straight-line basis over the vesting period, with an offsetting credit to contributed surplus,  The fair value of warrants is recorded as reductions to proceeds from related common share issuance, with an offsetting credit to contributed surplus.  If the stock options or warrants are ultimately exercised, the applicable amounts of contributed surplus are transferred to share capital.

(c)   Loss per Share

Basic loss per share is calculated using the weighted average number of common shares issued and outstanding during the period.

The Company uses the treasury stock method to compute the dilutive effect of options, warrants and similar instruments.  For the years presented, this calculation proved to be anti-dilutive.

INTERNATIONAL LMM VENTURES CORP.

Notes to the Financial Statements

for the years ended November 30, 2009 and 2008

2.                          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(d)   Use of Estimates and Measurement Uncertainty

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires the Company’s management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes.  Significant areas where estimates are used relate to stock-based compensation, share purchase warrant valuation assumptions and the future income tax asset valuation allowance.  Actual results could differ from those estimates. By their nature, these estimates are subject to measurement uncertainty, and the impact on the financial statements of future changes in such estimates could be material.

(e)      Income Taxes

Future income taxes are recorded using the asset and liability method whereby future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Future tax assets and liabilities are measured using the enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled.  The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that substantive enactment or enactment occurs.  To the extent that the Company does not consider it more likely than not that a future tax asset will be recovered, it provides a valuation allowance against the excess.

(f)            Financial Instruments

The Company’s financial instruments consist of cash, GST receivable and accounts payable and accrued liabilities. Cash is classified as held-for-trading and recorded at fair value. GST receivable is classified as loans and receivables and recorded at amortized cost. Accounts payable and accrued liabilities are classified as other financial liabilities and recorded at amortized cost.

(g)         Share Issue Costs

Costs directly identifiable with the raising of share capital financing are charged against share capital. Share issue costs incurred in advance of share subscriptions are recorded as non-current deferred assets. Share issue costs related to uncompleted share subscriptions are charged to operations.

INTERNATIONAL LMM VENTURES CORP.

Notes to the Financial Statements

for the years ended November 30, 2009 and 2008

2.                          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(h)     Changes in Accounting Policies

General Standards of Financial Statement Presentation - Going Concern

CICA Handbook Section 1400, General Standards of Financial Statement Presentation has been amended to include requirements for management to assess and disclose an entity’s ability to continue as a going concern. This standard is effective for interim and annual financial statements beginning on or after January 1, 2008. This standard requires that management make an assessment of the Company’s ability to continue as a going concern and to use the going concern basis in the preparation of the financial statements unless management either intends to liquidate the Company or to cease trading, or has no realistic alternative but to do so. When management is aware, in making its assessment, of material uncertainties related to events or conditions that may cast significant doubt upon the Company’s ability to continue as a going concern, those uncertainties should be disclosed. The Company adopted this new standard on December 1, 2008.

Credit Risk and the Fair Value of Financial Assets and Financial Liabilities

In January 2009, the Canadian Institute of Chartered Accountants (“CICA”) issued EIC - 173, Credit Risk and the Fair Value of Financial Assets and Financial Liabilities. The guidance requires that an entity’s own credit risk and the credit risk of the counterparty should be taken into account in determining the fair value of financial assets and financial liabilities, including derivative instruments. This guidance is applicable to fiscal periods ending on or after January 20, 2009. Adoption of this section has had no impact on the Company’s financial statements.

Mining Exploration Costs

In March 2009 the CICA approved EIC 174, Mining Exploration Costs. The guidance clarified that an enterprise that has initially capitalized exploration costs has an obligation in the current and subsequent accounting periods to test such costs for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The guidance is applicable to fiscal periods ending after the issuance date. Adoption of this section has had no impact on the Company’s financial statements.

Goodwill and Intangible Assets

In February 2008, the CICA issued Section 3064, Goodwill and Intangible Assets, replacing Section 3062, Goodwill and Other Intangible Assets and Section 3450, Research and Development Costs. The new pronouncement establishes standards for the recognition, measurement, presentation, and disclosure of goodwill subsequent to its initial recognition and of intangible assets by profit-oriented enterprises.  Standards concerning goodwill are unchanged from the standards included in the previous Section 3062.  Effective December 1, 2008, the Company adopted Section 3064 and the new standard has not had a material impact on the Company’s financial statements.

INTERNATIONAL LMM VENTURES CORP.

Notes to the Financial Statements

for the years ended November 30, 2009 and 2008

2.                          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(h)     Changes in Accounting Policies (continued)

Business Combinations

In January 2009, the CICA issued Handbook Sections 1582 — Business Combinations, 1601 — Consolidated Financial Statements and 1602 — Non-controlling Interests which replace CICA Handbook Sections 1581 — Business Combinations and 1600 — Consolidated Financial Statements. Section 1582 establishes standards for the accounting for business combinations that is equivalent to the business combination accounting standard under International Financial Reporting Standards (“IFRS”). Section 1582 is applicable for the Company’s business combinations with acquisition dates on or after January 1, 2011.  Early adoption of this Section is permitted. Section 1601 together with Section 1602 establishes standards for the preparation of consolidated financial statements.  Early adoption of this Section is permitted.  If the Company chooses to early adopt any one of these Sections, the other two sections must also be adopted at the same time.  Effective December 1, 2008, the Company has chosen to early adopt Handbook Sections 1582, 1601 and 1602. Adoption of these sections has had no impact on the Company’s financial statements.

3.                            ADVANCES

On July 1, 2009, the Company advanced $300,000 to Sovereign Gold Corp. pursuant to a property investigation agreement. The amount was fully refundable and bore no interest. Subsequent to November 30, 2009, the agreement was terminated and the full amount was refunded.

4.                          SHARE CAPITAL AND CONTRIBUTED SURPLUS

(a)         Authorized

Unlimited number of common shares without par value

(b)         Issued and fully paid common shares

On January 6, 2010, the Company’s common shares were split on a 1 old for 5 new basis. The push-out method was used to effect the split. All figures in these financial statements have been retroactively restated to present post-split amounts.

	Number of shares	Amount	Contributed surplus

Balance, November 30, 2007	10,725,000	$1,318,656	$—

Issued pursuant to private placement	26,050,000	1,250,400
Share issue costs	—	(125,040)	—

Balance, November 30, 2008	36,775,000	$2,444,016	$—

Issued pursuant to private placement	31,250,000	385,492	114,508
Share issue costs	—	(44,717)	(13,283)

Balance, November 30, 2009	68,025,000	$2,784,791	$101,225

INTERNATIONAL LMM VENTURES CORP.

Notes to the Financial Statements

for the years ended November 30, 2009 and 2008

4.                          SHARE CAPITAL AND CONTRIBUTED SURPLUS

(b)         Issued and fully paid common shares

During the year ended November 30, 2009, the Company completed a non-brokered private placement of 31,250,000 units at $0.016 (post-split) per unit for gross proceeds of $500,000. Each unit consisted of one common share and one transferable common share purchase warrant. Each whole warrant will enable the holder to acquire one common share at $0.022 (post-split) per share for a period of one year. The Company paid a finder’s fee and expenses of $58,000 relating to the private placement.

During the year ended November 30, 2008, the Company completed a non-brokered private placement of 26,050,000 units at $0.048 (post-split) per unit. Each unit consisted of one common share and one transferable common share purchase warrant. Each whole warrant enabled the holder to acquire one common share at $0.064 (post-split) per share for a period of one year, until May 20, 2009. The Company paid a finder’s fee and expenses of $125,040 relating to the private placement.

(c)          Share Purchase Warrants

A summary of the changes in warrants is presented below:

	Number of warrants	Weighted average exercise price

Balance, November 30, 2007	—	$—
Issued	26,050,000	0.06
Balance, November 30, 2008	26,050,000	0.06

Expired	(26,050,000)	0.06
Issued	31,250,000	0.02

Balance, November 30, 2009	31,250,000	$0.02

The following table summarizes information about the warrants outstanding as at November 30, 2009:

Outstanding & exercisable	Exercise price	Expiry date

31,250,000	$0.02	July 22, 2010

The following weighted average assumptions were used for the Black-Scholes valuation of the warrants:

Risk-free interest rate	1.33%
Expected life	1 year
Annualized volatility	75%
Dividend rate	0.00%

Subsequent to November 30, 2009, the 31,250,000 outstanding warrants were exercised.

INTERNATIONAL LMM VENTURES CORP.

Notes to the Financial Statements

for the years ended November 30, 2009 and 2008

5.                          RELATED PARTY TRANSACTIONS AND AMOUNTS DUE

Related party transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties and are as follows:

	2009	2008

Consulting Fees	$6,200	$6,500

As at November 30, 2009, the Company had borrowed a total of $Nil (2008 - $3,445) from a shareholder.  The loan was unsecured, bore interest at 12% per annum and was payable on demand.

6.                          INCOME TAXES

Income tax expense varies from the amount that would be computed by applying the Canadian federal and provincial statutory rate of 30.0% (2008:  31.3%) to earnings before income taxes as shown in the following table:

	2009	2008

Combined Canadian federal and provincial taxes at expected rate	$(91,943)	$(90,605)
Changes in long-term tax rates	13,846	79,000
Losses for which no tax benefit has been recognized	78,097	11,605
	$—	$—

The composition of the future tax assets are as follows:

	2009	2008
Future income tax assets

Non-capital losses	$308,663	$257,000
Capital losses	34,625	—
Mineral properties	74,250	77,000
Share issue costs	30,356	26,000
Total gross future tax assets	447,894	360,000

Valuation allowance	(447,894)	(360,000)
Net future income tax assets	$—	$—

In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future tax assets will be realized.  The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

INTERNATIONAL LMM VENTURES CORP.

Notes to the Financial Statements

for the years ended November 30, 2009 and 2008

6.                          INCOME TAXES (continued)

As at November 30, 2009, the Company had approximately $1,235,000 (2008: $987,000) of non-capital losses available for carry forward.  These losses, if not utilized, will expire as follows:

2010	$65,000
2014	83,000
2015	122,000
2026	138,000
2027	170,000
2028	314,000
2029	343,000

$1,235,000

The Company has available the following approximate amounts which may be deducted, at the annual rates indicated, in determining taxable income of future years:

Canadian exploration expense	$124,000
Canadian development expense	118,000
Foreign exploration and development expense	55,000
$297,000

7.                          FINANCIAL INSTRUMENTS

Financial Risk Management

The Board of Directors has overall responsibility for the establishment and oversight of the Company’s risk management framework.  The Company’s financial instruments consist of cash, GST receivable, advances and accounts payable and accrued liabilities.

Cash is designated as held-for-trading and therefore carried at fair value, with the unrealized gain or loss recorded in the statement of operations.  GST receivable and advances are classified as loans and receivables, which are measured at amortized cost.  Accounts payable and accrued liabilities are classified as other financial liabilities, which are measured at amortized cost.

The fair values of cash, GST receivable, advances and accounts payable and accrued liabilities approximate their carrying values because of the short-term nature of these instruments.

Financial Instrument Risk Exposure

The Company is exposed in varying degrees to a variety of financial instrument related risks.  The Board approves and monitors the risk management processes.

Credit Risk

Credit risk arises from the potential for non-performance by counterparties of contractual financial obligations.  The Company’s exposure to credit risk includes cash, GST receivable, and advances.  The Company reduces its credit risk by maintaining its bank accounts at large international financial institutions.  The maximum exposure to credit risk is equal to the fair value or carrying value of the financial assets.

INTERNATIONAL LMM VENTURES CORP.

Notes to the Financial Statements

for the years ended November 30, 2009 and 2008

7.                          FINANCIAL INSTRUMENTS (continued)

Financial Instrument Risk Exposure (continued)

Liquidity Risk

The Company ensures that there is sufficient capital in order to meet short-term business requirements, after taking into account the Company’s holdings of cash.  The Company’s cash is held in bank accounts and is available on demand.

Market Risk

The only significant market risk to which the Company is exposed is interest rate risk.  The Company’s bank account earns interest at variable rates.  The fair value of its cash is relatively unaffected by changes in short-term interest rates.  The Company’s future interest is exposed to short-term rate fluctuations.

8.                          MANAGEMENT OF CAPITAL

The Company’s objective when managing capital is to safeguard the Company’s ability to continue as a going concern such that it can continue to provide returns for shareholders and benefits for other stakeholders.

The Company considers the items included in shareholders’ equity as capital.  The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets.  In order to maintain or adjust its capital structure, the Company may issue new shares, sell assets to settle liabilities or return capital to its shareholders.  The Company is not exposed to externally imposed capital requirements.

9.                          SUBSEQUENT EVENTS

Effective December 23, 2009, the Company entered into a financial advisory and office rental agreement with Endeavour Financial Ltd. (“Endeavour”).  Endeavour charges $5,000 per month for the advisory services and $1,000 per month for the rent, and may also earn success fees on certain transactions.  The initial term of the agreement is for one year after which it will continue in force on a month-to-month basis.

On December 23, 2009, an aggregate of 4,250,000 incentive stock options were granted to directors, officers, consultants, and charities at a price of $0.10 per share.

APPENDIX D

INFORMATION CONCERNING EARTH ENERGY RESOURCES INC.

CORPORATE STRUCTURE

Name and Incorporation

Earth Energy was incorporated pursuant to the provisions of the ABCA on February 26, 2003 as 1033581 Alberta Ltd.  Earth Energy filed articles of amendment on June 11, 2003, to change its name to “Earth Energy Resources Inc.” and further amended its articles on April 8, 2004 and August 17, 2004 to change the authorized share capital and to remove private company restrictions.

The head office of Earth Energy is located at Suite 950, 633 — 6th Avenue S.W. Calgary, Alberta T2P 2Y5 and the registered office of Earth Energy is located at 1900, 520 — 3rd Avenue SW, Calgary, Alberta T2P 0R3.

Intercorporate Relationships

Earth Energy has one wholly owned subsidiary being Earth Energy Resources, Inc., a corporation incorporated under the laws of the State of Utah on February 11, 2005.

GENERAL DEVELOPMENT OF THE BUSINESS

History

Earth Energy is engaged in the exploration, exploitation and development of oil sands properties located in the State of Utah, United States. Earth Energy, through its wholly owned subsidiary, has a 100% interest in bitumen leases covering 7,835 acres of Utah State land.  The oil sands leases currently held by Earth Energy were acquired in a series of transactions between 2005 and 2010. As at date hereof, Earth Energy holds only oil sands leases and does not have any production or reserves.

Earth Energy plans to develop its oil sands properties using its patent-pending Ophus Process.  The Ophus Process is an environmentally responsible and bio-based chemical method of extracting hydrocarbons from sand and similar media.  The enabling technology is ideally suited to bitumen extraction opportunities in the continental United States and northern Alberta, Canada and, due to the characteristics of the process, is targeted for successful deployment on a smaller scale than oil sands projects commissioned to date.  Earth Energy completed construction of a modular oil sands extraction unit that implements the Ophus Process in 2007.  Since this time, Earth Energy has focused its efforts on technology development, regulatory permitting and resource delineation.

Since incorporation, Earth Energy has invested $16.2 million on the development of its extraction technology, land acquisition and resource delineation, and regulatory permitting.

Recent Developments

On January 14, 2011, Earth Energy entered into a Bituminous Sands Lease Transfer Agreement with an arm’s length private company in respect of the Land Acquisition. The leases relate to undeveloped lands on which there has not been any prior expenditures.  Closing is expected to occur in May, 2011.

On February 1, 2011, Earth Energy entered into a loan agreement with four arm’s length lenders whereby the lenders advanced the $3 million Bridge Loan to Earth Energy for a six month term without interest until maturity. The Bridge Loan was secured by the Earth Notes.  The Amalgamation is conditional on the repayment of the Earth Notes. If the Amalgamation is not completed by the maturity date, the Bridge Loan will be convertible into 3,750,000 Earth Shares at a price of $0.80 per share. The proceeds from the Bridge Loan will be used to fund the Land Acquisition and to provide working capital for certain operating activities, including a coring program and engineering activities.

Prior to the closing of the Amalgamation, Earth Energy intends to complete the Private Placement of 42,000,000 Earth Receipts at a price of $0.30 per Earth Receipt for gross proceeds of $12,600,000. Each Earth Receipt shall, without the payment of any additional consideration and without any further action on the part of the holder thereof, be exercised immediately prior to the Amalgamation for one (1) Earth Unit, each Earth Unit consisting of 0.25 of an Earth Share and 0.125 of an Earth Warrant.  Such Earth Shares shall be exchanged under the Amalgamation for LMM Shares on the basis of four (4) LMM Shares for each Earth Share.  Holders of Earth Receipts will have agreed pursuant to the terms of subscription agreements respecting the subscription for Earth Receipts, to exchange their Earth Warrants for LMM Warrants on the basis of four (4) LMM Warrants for each Earth Warrant. See “Information Concerning the Resulting Issuer — Available Funds and Principal Purposes” in Appendix E to this Information Circular.

NARRATIVE DESCRIPTION OF THE BUSINESS

PR Spring, Utah— Uinta Basin

Property Description and Location

Earth Energy’s PR Spring Property is located in the State of Utah, U.S., 70 miles south of the town of Vernal, Utah. Vernal is 170 miles east of Salt Lake City. The PR Spring Property is located in all or parts of: Sections 26, 27, 28, 33, 34, 35, 36 Twp. 15S, Rge. 23 E; Sections 31, 32, Twp. 15.5S, Rge. 24 E and Sections 4, 5, 6, 7, 8 Twp. 16S, Rge. 24 E.

The PR Spring Property is situated on the East Tavaputs Plateau, a remote, arid region of northeast Utah, where the ground elevation is over 8,000 feet above sea level. There is conventional oil and gas production in the area, evidenced by a number of active gas wells and pipelines in the project area.

The following is a map of the project area.

Geology Description

The Uinta Basin is a major structural basin that formed in the Early Tertiary when tectonic events resulted in dramatic topographic elevation of surrounding highlands. The Basin was and is flanked by the Uinta Mountains on the north, Douglas Creek Arch along the eastern margin, southwest and southeast highlands in the form of the San Rafael Swell and Uncompahgre Plateau, respectively. It is bounded along the west by the Wasatch Plateau and mountains. (Covington, 1964). Contemporaneous with the Uinta Basin, the Piceance Creek Basin, rich in oil shale deposits, formed in northwestern Colorado. Sediments eroding from surrounding highlands flowed into the Lake Uinta basin forming a thick sequence of organic-rich shale, limestone, and sandstone, providing all the elements necessary for the oil shale and oil sand present today in the southern part of the Uinta Basin. Rocks range from Cretaceous age Mancos shale, Mesa Verde Group, and Tuscher Formation, to Tertiary age Wasatch Formation Paleocene-Eocene, and Green River Formation (Eocene).

The Green River Formation is composed of marlstone, oil shale, shale, mudstone, sandstone, siltstone, limestone, and tuff.  It has been divided into four units (Gwynn, 1970) with the youngest to oldest as follows: Evacuation Creek Member, Parachute Creek Member, Garden Gulch Member, and Douglas Creek Member.  Bitumen saturation is found in five distinct oil sand zones, lettered “A” (lowest) to “E” (highest). The “E” zone is in the Parachute Creek Member and “A” through “D” zones are in the Douglas Creek Member. The Mahogany Oil Shale, a major stratigraphic marker in the area, divides these two Members.

Resource Estimate

The resource estimate set forth below is an internal estimate prepared by Earth Energy based on interpreted technical data including published geological and geophysical maps, reports and studies prepared by State (Utah Geological Survey) and Federal (United States Geological Survey) agencies, well logs and stratigraphic sections, resistivity surveys and reports prepared by Worley-Parsons Komex, engineering materials, published information and personal knowledge of non-independent qualified reserves evaluators employed by Earth Energy of the geology and economics of oil sand exploration, development and production in the State of Utah.

Sproule prepared the Sproule Report as of December 7, 2009 whereby it opined that the resource estimates were determined in accordance with industry practices and the guidelines and definitions contained in the Canadian Oil & Gas Evaluation Handbook, were free of material misstatement and were a reasonable representation of the quantities of bitumen originally-in-place within the C and D zones of the Douglas Creek Member in the PR Spring Property and the technical uncertainties associated with them. Sproule confirmed to Earth Energy that the Sproule Report remained valid as of February 23, 2011.

A summary of certain of Earth Energy’s interests in the PR Spring Property in the State of Utah, U.S., as of December 31, 2010, is presented in the table below. No proved or probable reserves have been assigned to these lands and they have been evaluated as an unproved property.

Summary of Properties and Discovered Resources(1)(2)(3)

(As of December 31, 2010)

			Discovered Resources (DBIIP MMbbl)
Location	Gross Acres	Net Acres	Low Estimate(4)	Best Estimate(5)	High Estimate(6)
NW Leases, Utah	1904.88	1904.88	Not Yet Evaluated
PR Spring, Utah	5930.29	5930.29	108.8	177.8	257.3
Totals:	7835.17	7835.17	108.8	177.8	257.3
Sproule U.S. Audit (December 7, 2009) Totals:			108.8	177.8	257.3

Notes:

(1)                                  Gross in place volumes estimated within the Douglas Creek “C” and “D” beds only. Insufficient deep core data at time of estimate to quantify volumes contained in underlying “A” and “B” beds.

(2)                                  Discovered Resources (Discovered Bitumen Initially-In-Place) means that quantity of bitumen that is estimated, as of a given date, to be contained in known accumulations prior to production. The recoverable portion of Discovered Bitumen Initially-In-Place includes production, reserves, and contingent resources; the remainder is unrecoverable. Further review of Earth Energy’s resource evaluation procedures is required to assign the estimate of Discovered Bitumen Initially-In-Place to a more specific resource category.

(3)                                  These resource estimates have not been risked for chance of development (technical, economic, regulatory, market and facility, corporate commitment or political risks). There is no certainty that any portion of the resources will be developed or, if developed, there is no certainty as to the timing of such development or whether it will be commercially viable to produce any portion of the resources. A significant factor relevant to the above resource estimate is the regulatory permitting process. Regulatory permitting for the initial bitumen extraction operation has been a focus for Earth Energy for the last four years.  See “Legal Proceedings” below.

(4)                                  Low Estimate: This is considered to be a conservative estimate of the quantity that will actually be recovered. It is likely that the actual remaining quantities recovered will exceed the low estimate. If probabilistic methods are used, there should be at least a 90 percent probability (P90) that the quantities actually recovered will equal or exceed the low estimate.

(5)                                  Best Estimate: This is considered to be the best estimate of the quantity that will actually be recovered. It is equally likely that the actual remaining quantities recovered will greater or less than the best estimate. If probabilistic methods are used, there should be at least a 50 percent probability (P50) that the quantities actually recovered will equal or exceed the best estimate.

(6)                                  High Estimate: This is considered to be an optimistic estimate of the quantity that will actually be recovered. It is unlikely that the actual remaining quantities recovered will exceed the high estimate. If probabilistic methods are used, there should be at least a 10 percent probability (P10) that the quantities actually recovered will equal or exceed the high estimate.

Exploration and Development

Earth Energy has planned a comprehensive exploration program in the summer of 2011 whereby it will drill, log and assay approximately 150 core holes on its 5,930 acre contiguous lease parcel at the PR Spring Property. The coring program consists of a 50-60 hole high density program in the immediate vicinity of the initial mine plan as well as a 40 acre-spaced program over the balance of the ore-bearing acreage of the contiguous lease parcel. The program will include: electric logging of wellbores, field logging and high resolution photography of recovered core, laboratory assays of core and preparation of a NI 51-101 compliant resource report by Sproule.

Earth Energy is in receipt of all required permits and is preparing to commence the exploration program in April 2011. The delineation program, as planned and permitted, has been accepted by Sproule as being a reasonable and prudent approach to the further quantification and possible development of these resources.

The Ophus Process

Background

Earth Energy plans to develop its oil sands properties using its patent-pending and environmentally responsible Ophus Process.  The Ophus Process makes use of a bio-based solvent to rapidly liberate the hydrocarbons, reducing the mechanical energy and eliminating the pH control typically used to recover bitumen in surface mineable projects.  Bitumen recoveries from oil sand exceed 96%, while over 98% of the bio-based solvent is recovered and recycled.  The modular process plants can be scaled to maintain mobility and match the size of resource and available water supplies. With over 95% of engaged process water recycled with the process, the use of tailing ponds is not required thereby allowing concurrent reclamation of mine pits and minimizing further liabilities.

Management of Earth Energy believes that the Ophus Process is an improvement over other common oil sands extraction methods.  With oil sands that are surface mined, the contained bitumen is separated from the sand and recovered using what is commonly referred to as the Clark hot water extraction process.  The hot water extraction process is the standard process for recovering bitumen from the sand and other material in which it is bound.  The bitumen is then upgraded to obtain synthetic crude oil.  The standard Clark process requires a high volume of water and the use of tailing ponds which expose producers to increased environmental liability, necessitating a large environmental mine footprint.

Process Description

The Ophus Process begins by sending the oil sands through a crusher. The sand then travels to a water/sand slurry tumbler where a bio-based solvent is introduced. Once mixed, the slurry travels to the first recovery tower where the bitumen separates from the slurry and floats to the top while the slurry continues to the second and third recovery towers where any residual oil is captured.

The sand and clay fines that are produced pass through a solids dewatering unit that removes most of the water and are then conveyed away and piled. The sand and clay will then be returned to the open pit for reclamation. At this point the sand and clay contain less than 0.5% hydrocarbons (based on independent and internal laboratory tests). The bio-based solvent is recovered and re-used.

Throughout the Ophus Process water is continuously recycled with the only make-up required being that which leaves the system in the form of residual moisture in the clean, “damp-dry” produced sand tailings.

The following schematic outlines the general steps involved in the Ophus Process.

Engineering, Testing and Development

Earth Energy has established important working relationships with independent engineering and industry suppliers.  Stantec Consulting Ltd. was initially contracted to complete a technical feasibility report including extensive process simulations and evaluations of the Ophus Process prototype.  Subsequent contracts have advanced to the design, process component specification and detailed engineering stage with a scale-up to 2,000 Bbl/d commercial unit to commence in the second quarter of 2011.  Earth Energy expects detailed engineering to be complete in the fourth quarter of 2011 with equipment procurement and fabrication to follow.  It is expected that the process plant will be ready for deployment in late 2012. Depending on the timing of deployment and in consideration of seasonal winter working conditions, Earth Energy may defer start-up to the spring of 2013.

Proprietary Protection

Patents on the chemicals used in the Ophus Process and the mechanical process itself, for which applications have been filed, will form the backbone of the intellectual property strategy of Earth Energy.  Patent protection has been applied for in countries where the Ophus Process is anticipated to be used.  This will allow Earth Energy to use its proprietary solution without the risk of the Ophus Process being used by other competitors.  In addition, rights to the product can be assigned more easily to partners and/or potential licensees.

Earth Energy is currently in the national phase of the Patent Cooperation Treaty (“PCT”) application process.  The application is under examination at the United States Patent & Trademark Office (“USPTO”) and the Examiner’s Report asserts that Earth Energy’s claims are obvious to a person skilled in the art or science in regard to existing patents.  This assertion is currently under appeal with the USPTO.  Earth Energy also published the patent application in Canada.  At the Canadian Intellectual Property Office (“CIPO”), a similar assertion to USTPO was rendered by the Examiner with respect to obviousness, but this assertion is still under examination with CIPO.  In Venezuela, which is not a signatory to the PCT, the patent application was published in the Industrial Property Bulletin on May 8, 2007.  The Opposition Period to the claims made in the patent application ended on June 10,

2007 and no claims were received.  All patent application processes have been stopped in Venezuela in the last five (5) years by decision of the current administration.

Competitive Conditions

The oil and natural gas industry is intensely competitive in all its phases.  Earth Energy competes with numerous other participants in the search for, and the acquisition and development of, oil sands properties. Earth Energy’s competitors include resource companies which have greater financial resources, staff and facilities than those of Earth Energy. Competitive factors in the distribution and marketing of oil include price and methods and reliability of delivery.  Earth Energy believes that its competitive position is equivalent to that of other oil issuers of similar size and at a similar stage of development.  See “Information Concerning the Resulting Issuer - Risk Factors” in Appendix E to this Information Circular.

Environmental Matters

The oil and gas industry is subject to environmental regulations pursuant to applicable legislation.  Such legislation provides for restrictions and prohibitions on release or emission of various substances produced in association with certain oil and gas industry operations, and requires that well and facility sites be abandoned and reclaimed to the satisfaction of environmental authorities. Earth Energy maintains an insurance program consistent with industry practice to protect against losses due to accidental destruction of assets, pollution and other operating accidents or disruptions. Earth Energy also has operational and emergency response procedures and safety and environmental programs in place to reduce potential loss exposure.  No assurance can be given that the application of environmental laws to the business and operations of Earth Energy will not result in a material increase in the costs of production, development or exploration activities or otherwise adversely affect Earth Energy’s financial condition, results of operations or prospects.  See “Information Concerning the Resulting Issuer - Risk Factors” in Appendix E to this Information Circular.

Personnel

As at December 31, 2010, Earth Energy had eight full time employees or consultants and one part time consultant based in its offices in Calgary and Grande Prairie, Alberta.  Earth Energy also retains the services of a geologist based in Salt Lake City, Utah.

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND

MANAGEMENT’S DISCUSSION AND ANALYSIS

Selected Financial Information

The following table sets out certain selected financial information of Earth Energy for the years ended December 31, 2010, 2009 and 2008. The selected financial information has been derived from Earth Energy’s audited financial statements for the years ended December 31, 2010, 2009 and 2008. The following information should be read in conjunction with Earth Energy’s financial statements attached hereto as Exhibit 1. The financial results are not necessarily indicative of the results that may be expected for any other period.  Earth Energy’s financial statements are presented in Canadian dollars and are prepared in accordance with GAAP.

	Year ended December 31, 2010	Year ended December 31, 2009	Year ended December 31, 2008
Revenues	nil	nil	nil
Expenses	1,204,665	1,384,167	1,803,847
Net loss	(1,204,705)	(1,378,341)	(1,865,098)

Current assets	677,145	745,049	1,923,856
Total assets	3,673,863	3,763,048	4,951,600
Liabilities	177,979	219,221	123,500
Deficit	(12,843,595)	(11,638,890)	(10,260,549)

Management’s Discussion and Analysis

Year Ended December 31, 2010

The Management’s Discussion and Analysis (“MD&A”) for the year ended December 31, 2010 is included in Exhibit 2 to this Appendix.  This MD&A is a review of the operations and financial position of Earth Energy for the year ended December 31, 2010, as compared to the prior year and should be read in conjunction with the accompanying audited financial statements for the year ended December 31, 2010 and the notes thereto all of which have been prepared in accordance with GAAP.  All dollar amounts are in Canadian dollars unless otherwise stated.

Year Ended December 31, 2009

The MD&A for the year ended December 31, 2009 is included in Exhibit 2 to this Appendix.  This MD&A is a review of the operations and financial position of Earth Energy for the year ended December 31, 2009, as compared to the prior year and should be read in conjunction with the accompanying audited financial statements for the year ended December 31, 2009 and the notes thereto all of which have been prepared in accordance with GAAP.  All dollar amounts are in Canadian dollars unless otherwise stated.

DESCRIPTION OF SHARE CAPITAL

Common Shares

Earth Energy is authorized to issue an unlimited number of Earth Shares without nominal or par value.  As at the date hereof, 26,407,831 Earth Shares are issued and outstanding as fully paid and non assessable.  The holders of Earth Shares are entitled to one vote per share at meetings of the shareholders of the Corporation.  Subject to the rights of holders of Preferred Shares, holders of Earth Shares are entitled to dividends, if, as and when declared by the board of directors and, upon liquidation, to share equally in such assets of Earth Energy as are distributable to the holders of Earth Shares.

Preferred Shares

Earth Energy is also authorized to issue, in series, an unlimited number of Preferred Shares, the rights and restrictions relating to which shall be set by the board of directors prior to the issuance thereof.  The Preferred Shares of each series shall be given preference over all voting and non voting common shares of Earth Energy and any other shares of Earth Energy ranking by their terms junior to the Preferred Shares of that series, with respect to the payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding up of Earth Energy or with respect to any other return of capital; if any cumulative dividends or amounts payable on the return of capital in respect of a series of Preferred Shares are not paid in full, every series of Preferred Shares shall participate rateably in respect of accumulated dividends and return of capital.  No Preferred Shares are issued and outstanding as of the date hereof.

CONSOLIDATED CAPITALIZATION

The following table summarizes Earth Energy’s consolidated capitalization as at December 31, 2010 before and after giving effect to the Private Placement.  The table should be read in conjunction with the financial statements of Earth Energy including the notes thereto, included in Exhibit 1 to this Appendix.

Description	Amount Authorized	Outstanding as at December 31, 2010 (audited) (1)(2)	Outstanding as at December 31, 2010 After Giving Effect to the Private Placement (Unaudited) (1)(2)(3)

Earth Shares	Unlimited	$14,936,398 (26,407,831 Earth Shares)(4)	$25,757,432 (36,907,831 Earth Shares)

Earth Warrants	5,250,000 Earth Warrants	Nil	$847,966 (5,250,000 Earth Warrants)

Earth Options	3,350,000 Earth Options	$Nil (3,350,000 Earth Options)	$Nil (3,350,000 Earth Options)

Preferred Shares	Unlimited	Nil	Nil

Earth Notes	$3,000,000	Nil	Nil

Notes:

(1)                                  Does not include Earth Shares issuable upon the exercise of Earth Options.  As at the date of this circular, Earth Energy had 3,350,000 Earth Options outstanding.

(2)                                  As at December 31, 2010, Earth Energy’s contributed surplus, reflecting additional paid in capital, was $1,403,081 and Earth Energy’s deficit as at December 31, 2010 was $12,843,595.

(3)                                  Assumes: (i) repayment of the Earth Notes; and (ii) the exercise of 42,000,000 Earth Receipts in accordance with their terms into 42,000,000 Earth Units, each Earth Unit being comprised of 0.25 of an Earth Share and 0.125 of an Earth Warrant. In connection with the Amalgamation, such Earth Shares and Earth Warrants shall be exchanged for LMM Shares and LMM Warrants on the basis of four (4) LMM Share for each Earth Share and four (4) LMM Warrants for each Earth Warrant.

(4)                                  As at December 31, 2010, there were 25,800,528 Earth Shares issued and outstanding.  Pursuant to an agreement with Earth Energy dated September 15, 2005 (the “Envoy Agreement”), Envoy Capital Management Ltd. (“Envoy”) was entitled to receive 3,510,916 Earth Shares, which were fully paid for and allocated to Envoy, but not yet issued (and therefore such Earth Shares did not have a right to vote at meetings of Shareholders).  As at December 31, 2010, 607,303 Earth Shares remained in treasury as allocated but unissued.  On January 31, 2011, the remaining 607,303 Earth Shares were issued to Envoy.  As these allocated but unissued Earth Shares were fully paid for as at December 31, 2010 and have since been issued, the consolidated capitalization table reflects the share capital of Earth Energy as though they had been issued as at December 31, 2010.

PRIOR SALES

Since January 1, 2010, the following securities of Earth Energy have been issued:

Date	Number of Securities	Issue Price Per Security	Aggregate Issue Price	Nature of Consideration Received

January 29, 2010	867,000 Earth Shares	$1.25	$1,083,750	Cash

January 29, 2010	540,000 Earth Shares(1)	Nil	Nil	N/A

June 18, 2010	1,350,000 Earth Options(2)	N/A	N/A	N/A

January 31, 2011	607,303 Earth Shares(1)	Nil	Nil	N/A

February 1, 2011	Earth Notes(3)	$3,000,000	$3,000,000	Cash

Notes:

(1)                                  Pursuant to the Envoy Agreement dated September 15, 2005, Envoy was entitled to receive 3,510,916 Earth Shares, which were fully paid for and allocated to Envoy, but not yet issued (and therefore such Earth Shares did not have a right to vote at meetings of Shareholders).  On January 29, 2010, 540,000 Earth Shares were issued to Envoy and on January 31, 2011, the remaining 607,303 Earth Shares were issued to Envoy.

(2)                                  The expiry date of July 7, 2010 of Earth Options to purchase 850,000 Earth Shares at a exercise price of $0.50 per share was extended to July 7, 2013.  The expiry date of Earth Options to purchase 500,000 Earth Shares at an exercise price of $1.00 per share was extended to August 11, 2013.

(3)                                  Issued pursuant to the Bridge Loan.

EXECUTIVE COMPENSATION

Overview

The board of directors of Earth Energy is responsible for setting the overall compensation strategy of Earth Energy and evaluating and making determinations for the compensation of its directors and executive officers.  The board of directors annually reviews and determines base salary, incentive compensation and long-term compensation for Earth Energy’s directors and executive officers.

Objectives of Compensation Program

It is the objective of Earth Energy’s compensation program to attract and retain highly qualified executives and to link incentive compensation to performance and shareholder value.  It is the goal of the board of directors to endeavour to ensure that the compensation of executive officers is sufficiently competitive to achieve the objectives of the executive compensation program.  The board of directors gives consideration to Earth Energy’s performance as well to the qualitative aspects of the individual’s performance and achievements.

Role of Executive Officers in Compensation Decisions

The board of directors of Earth Energy will receive and review recommendations of the President and Chief Financial Officer relating to the general compensation structure and policies and programs and the salary and benefit levels for the executive officers.

Elements of the Compensation Program

Earth Energy’s compensation program is comprised of three elements: (i) base salary and benefits; (ii) discretionary bonus; and (iii) stock options.  Each element is designed to effectively retain and provide incentives to the executive officers to achieve the corporate goals and objectives.  Each component of Earth Energy’s compensation program is addressed separately below.

Base Salaries and Benefits

Salaries for executive officers are reviewed annually by the board of directors based on corporate and personal performance and on individual levels of responsibility.  Salaries of the executive officers are not determined based on a specific formula.  The board of directors considers and, if thought appropriate, approves salaries recommended by the President for the other executive officers of Earth Energy.  The board of directors is responsible for determining the salary for the President and Chief Financial Officer.

Salaries of the executive officers are believed to be similar to, or less than, salaries provided in comparable companies.  As the executive officers are also shareholders and optionholders of Earth Energy, it is expected that the executive officers will be involved with Earth Energy on a long term basis and accordingly the long term incentive of capital appreciation plays a greater role in the compensation program than salaries.

Other components of compensation include personal benefits as determined by the board of directors that are consistent with the overall compensation strategy.  There is no formula for how personal benefits are utilized in the total compensation package.  Earth Energy does not provide any pension or retirement benefits to its executive officers.

Discretionary Bonus

The board of directors considers and, if thought appropriate, approves annual bonuses to other executive officers of Earth Energy as recommended by the President.  The board of directors is responsible for determining the bonus for the President and Chief Financial Officer.

Stock Options

The board of directors administers the granting of incentive stock options that are designed to provide a long-term incentive that is linked to shareholder value.  The board of directors determines the number of options to be granted to each executive officer based on the level of responsibility and experience required for the position and sets the number of options as appropriate to attract and retain qualified and talented employees.  The board of directors reviews and, where appropriate, adjusts the number of options granted to individuals and determines the vesting provisions of such options.

Summary Compensation Table

The following table sets forth all annual and long term compensation for services in all capacities to Earth Energy during Earth Energy’s three completed fiscal years ending on December 31, 2008, 2009 and 2010 in respect of D. Glen Snarr, President and Chief Financial Officer (“CFO”), Barclay E. Cuthbert, Vice-President, Operations and Timothy J. Wall, Vice-President, Engineering (the “Named Executive Officers”).

						Non-Equity Incentive Plan Compensation
Name and Principal Position	Year Ended December 31	Salary ($)		Share- Based Awards ($)	Option- Based Awards ($)(4)	Annual Incentive Plans ($)	Long-Term Incentive Plans ($)	Pension Value ($)	All Other Compensation ($)	Total Compensation ($)
D. Glen Snarr	2010	139,088	(1)	Nil	Nil	Nil	Nil	Nil	Nil	139,088
President & CFO	2009	143,925	(1)	Nil	Nil	Nil	Nil	Nil	Nil	143,925
	2008	141,150	(1)	Nil	115,903	Nil	Nil	Nil	Nil	257,053
Barclay E. Cuthbert	2010	160,962	(2)	Nil	Nil	Nil	Nil	Nil	Nil	160,962
VP, Operations	2009	155,000		Nil	Nil	Nil	Nil	Nil	Nil	155,000
	2008	143,228		Nil	115,903	Nil	Nil	Nil	Nil	259,131
Tim J. Wall	2010	137,115	(2) (3)	Nil	Nil	Nil	Nil	Nil	Nil	137,115
VP, Engineering	2009	79,177	(3)	Nil	Nil	Nil	Nil	Nil	Nil	79,177
	2008	132,622		Nil	115,903	Nil	Nil	Nil	Nil	248,525

Notes:

(1)           These amounts are paid to BanCor Inc. (“BanCor”), of which D. Glen Snarr is an officer and employee.  BanCor is a company controlled by James A. Banister, a director of Earth Energy.  BanCor is paid a monthly maximum of $12,000 pursuant to the terms of a secondment agreement dated August 31, 2005 between Earth Energy and BanCor (the “Secondment Agreement”).  In the event Earth Energy terminates the services of BanCor, BanCor shall be entitled to receive a contract termination fee in an amount equal to a notice period of six (6) months maximum monthly billing at the rate in effect at the date of termination (the “Notice Period”).  The Notice Period shall be increased by one month for every completed year of service, up to a maximum amount of twenty-four (24) months.  As at December 31, 2010, $12,000 (net of GST) was owing to BanCor in respect of the Secondment Agreement.

(2)           During 2010, there were 27 pay periods resulting in earnings in excess of the normal annual base salary of $155,000.

(3)           During 2009 and 2010, Mr. Wall took a voluntary and significant reduction in work hours and corresponding compensation.  Mr. Wall’s annual base salary is $155,000.

(4)           The value of the option-based awards represents the fair value, on the date of grant, of awards under the stock option plan of Earth Energy. The grant date fair value has been calculated using the Black Scholes Merton model and reflects assumptions for risk-free interest rate, expected life, expected stock price volatility and expected dividend yield.

Incentive Plan Awards

Outstanding Share-Based Awards and Option-Based Awards

The following table sets forth details of all option-based awards and share-based awards for each Named Executive Officer of Earth Energy outstanding as of the most recent financial year end.

	Option-based Awards				Share-based Awards
Name and Position	Number of Securities Underlying Unexercised Options	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised In-The-Money Options(1) ($)	Number of Shares or Units of Shares That Have Not Vested	Market or Payout Value of Share- Based Awards That Have Not Vested($)

D. Glen Snarr, President and CFO	500,000	$1.25	Aug 7, 2013	Indeterminable	N/A	N/A

Barclay E. Cuthbert, VP, Operations	500,000	$1.25	Aug 7, 2013	Indeterminable	N/A	N/A

Timothy. J Wall, VP, Engineering	500,000	$1.25	Aug 7, 2013	Indeterminable	N/A	N/A

Note:

(1)           The Earth Shares do not trade on any stock exchange or organized market and accordingly no closing market price can be attributed as of December 31, 2010.  Therefore the value of the unexercised-in-the-money options is indeterminable.

Incentive Plan Awards — Value Vested or Earned During the Year

The following table set forth details of all awards which vested or were earned during the most recently completed financial year for each Named Executive Officer.

Name and Position	Option-based Awards – Value Vested During the Year ($)(1)	Share-based Awards – Value Vested During the Year ($)	Non-Equity Incentive Plan Compensation – Value Earned During the Year ($)

D. Glen Snarr, President and CFO	Indeterminable	N/A	Nil

Barclay E. Cuthbert, VP, Operations	Indeterminable	N/A	Nil

Timothy. J Wall, VP, Engineering	Indeterminable	N/A	Nil

Note:

(1)           The Earth Shares do not trade on any stock exchange or organized market and accordingly no closing market price can be attributed as of December 31, 2010.  Therefore the value of the unexercised-in-the-money options that vested during the year is indeterminable.

Termination and Change of Control Benefits

Earth Energy has entered into employment agreements with each of Barclay Cuthbert, Vice-President, Operations and Timothy Wall, Vice-President, Engineering which entitle each of the Named Executive Officer to certain benefits in the event of a termination of the Named Executive Officer without cause or upon the Named Executive Officer exercising a right to terminate based on a change to a material and fundamental term of their employment without their consent. Similar benefits are provided to BanCor in the Secondment Agreement entered into by Earth Energy in relation to the services of Glen Snarr as President and CFO of Earth Energy.

Pursuant to the employment agreements, the Named Executive Officers are entitled to compensation in an amount equal to a notice period of six (6) months sum of base salary plus an average bonus calculated on a monthly basis over the preceding three years, if any.  The notice period shall be increased by one month for every completed year of service, up to a maximum amount of twenty-four (24) months.

All unvested Earth Options shall immediately vest and the Named Executive Officer may exercise the Earth Options, provided such exercise occurs at any time on or before the earlier of the option expiration date and a date that is a minimum of 30 days and a maximum period equal to the notice period.

The following table sets forth estimates of the amounts payable to each of the Named Executive Officers in the event of an involuntary termination or termination without cause, if such Named Executive Officer was terminated effective December 31, 2010.

Compensation pursuant to	D. Glen Snarr ($)(1)	Barclay E. Cuthbert ($)	Timothy J. Wall ($)
Base Salary	132,000	142,083	129,167

Bonuses	Nil	Nil	Nil

Health care plan benefits	Nil	Nil	Nil

Total	132,000	142,083	129,167

Note:

(1)           These amounts would be paid to BanCor of which D. Glen Snarr is an officer and employee.  BanCor is a company controlled by James A. Banister, a director of Earth Energy.  Mr. Snarr provides his services to Earth Energy pursuant to the terms of the Secondment Agreement.  In the event Earth Energy terminates the services of BanCor, BanCor shall be entitled to receive a contract termination fee in an amount equal to the amount that would otherwise be payable as Notice Period compensation, as if Mr. Snarr had been a direct employee of Earth Energy.

Compensation of Directors

The directors do not receive fees as they are also significant shareholders of Earth Energy and it is expected that they are to be involved with Earth Energy, or its successors, on a long term basis.  Accordingly, long term incentives are their compensation.  Earth Energy reimburses directors for reasonable expenses incurred in order to attend meetings.

The following table sets forth information in respect of all amounts of compensation provided to the directors during the Earth Energy’s financial year ended December 31, 2010.

Name	Fees earned ($)	Share- based awards ($)	Option- based awards ($)	Non-equity incentive plan compensation ($)	Pension value ($)	All other compensation (2) ($)	Total ($)

Kevin J. Ophus (1)	Nil	Nil	187,851	Nil	Nil	3,471	191,332

H. Douglas Hunter	Nil	Nil	62,962	Nil	Nil	3,170	66,132

James A. Banister	Nil	Nil	62,962	Nil	Nil	Nil	62,962

Verne G. Johnson	Nil	Nil	Nil	Nil	Nil	3,170	3,170

Ken M. Stephenson	Nil	Nil	Nil	Nil	Nil	Nil	Nil

Notes:

(1)           Through his consulting company, Kalmic Ventures Inc. (“Kalmic”), Mr. Ophus also serves as the Chief Technology Officer.  Mr. Ophus was compensated for those services as Chief Technology Officer, and not in his capacity as a director, in the amount of $49,500.  An amount of $8,250 (net of GST) was payable by Earth Energy at December 31, 2010.

(2)           Certain directors participate in Earth Energy’s health care benefit program.

Incentive Plan Awards

Outstanding Share-Based Awards and Option-Based Awards

The following table sets forth details of all option-based awards and share-based awards outstanding for each director of Earth Energy as of the most recent financial year end.

	Option-based Awards				Share-based Awards
Name	Number of Securities Underlying Unexercised Options	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised In-The-Money Options(1) ($)	Number of Shares or Units of Shares That Have Not Vested	Market or Payout Value of Share- Based Awards That Have Not Vested($)

Kevin J. Ophus	250,000	$0.50	July 7, 2013	Indeterminable	Nil	Nil

H. Douglas Hunter	250,000	$1.00	Aug. 11, 2013	Indeterminable	Nil	Nil

James A. Banister	250,000	$1.00	Aug. 11, 2013	Indeterminable	Nil	Nil

Verne G. Johnson	250,000	$1.25	Aug 7, 2013	Indeterminable	Nil	Nil

Ken M. Stephenson	250,000	$1.25	Aug 7, 2013	Indeterminable	Nil	Nil

Note:

(1)           The Earth Shares do not trade on any stock exchange or organized market and accordingly no closing market price can be attributed as of December 31, 2010.  Therefore the value of the unexercised-in-the-money options is indeterminable.

Incentive Plan Awards — Value Vested or Earned During the Year

The following table set forth details of all option-based awards and share-based awards which vested or were earned during the most recently completed financial year for each director.

Name	Option-based Awards – Value Vested During the Year ($)(1)	Share-based Awards – Value Vested During the Year ($)	Non-Equity Incentive Plan Compensation – Value Earned During the Year ($)

Kevin J. Ophus	Indeterminable	N/A	Nil

H. Douglas Hunter	Indeterminable	N/A	Nil

James A. Banister	Indeterminable	N/A	Nil

Verne G. Johnson	Indeterminable	N/A	Nil

Ken M. Stephenson	Indeterminable	N/A	Nil

Note:

(1)           The Earth Shares do not trade on any stock exchange or organized market and accordingly no closing market price can be attributed as of December 31, 2010.  Therefore the value of the unexercised-in-the-money options that vested during the year is indeterminable.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as at December 31, 2010 with respect to Earth Energy’s compensation plans under which equity securities of Earth Energy are authorized for issuance.

Plan Category	Number of Earth Shares to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)

Equity compensation plans approved by securityholders	Nil	N/A	N/A
Equity compensation plans not approved by securityholders	3,350,000	$1.02	N/A
Total	3,350,000	$1.02	N/A

Note:

(1)           All Earth Shares are reserved for issuance pursuant to individual stock option agreements between Earth Energy and directors, officers, employees and consultants of Earth Energy.  Earth Energy has not adopted a formal stock option plan.  While the individual stock option agreements do vary (more particularly with Earth Options granted in the early stages of Earth Energy), in general, Earth Options granted to employees and consultants vest as to one-half immediately and one-quarter on each of the first and second anniversaries of the date of grant while those granted to directors vest immediately.  In the event the optionee terminates their position held with Earth Energy, the optionee is provided 30 days to purchase option shares that have vested and are exercisable.  In the event the optionee’s position with Earth Energy is terminated by Earth Energy, the optionee is provided a minimum of 30 days and a maximum period equal to the notice period to exercise all remaining unexercised Earth Options.

NON-ARM’S LENGTH PARTY TRANSACTIONS

Other than with respect to executive compensation, there have been no non-arm’s length party transactions within the past 5 years from the date hereof.

LEGAL PROCEEDINGS

Earth Energy is not aware of any existing or contemplated legal proceedings material to Earth Energy to which Earth Energy is a party or to which any of its property is the subject other than as set forth below.

Earth Energy was granted a Notice of Intention to Commence Large Mining Operations (“NOI”) on September 19, 2009 by the Utah Division of Oil, Gas and Mining (“DOGM”).  An environmental group filed an objection to the NOI, however, following an informal conference held on November 23, 2009, the NOI permit was upheld by the Director of DOGM on December 22, 2009.  A second conference was heard on July 27, 2010 and the Director again upheld the NOI permit in his September 13, 2010 decision.  The Director’s decision was again appealed on September 27, 2010 and the Request for Agency Action was set to be heard by DOGM’s Board of Directors on December 8, 2010.  The appellant requested and was granted a continuance to January 26, 2011 and this hearing was again continued to February 23, 2011.  Following the February 23, 2011 hearing date, the board of directors of the DOGM advised that further hearing dates will be announced as there was inadequate time to complete the hearing activities.  Once the Request for Agency Action hearings are complete, it is expected that a decision would follow within 30 to 60 days.

MATERIAL CONTRACTS

Earth Energy has not entered any material contracts, other than contracts entered into in the ordinary course of business, within the two years before the date of this Information Circular and other than a Bituminous Sands Lease Transfer Agreement dated January 14, 2011 relating to the Land Acquisition and the Earth Notes.

EXHIBIT 1 TO APPENDIX D
FINANCIAL STATEMENTS OF EARTH ENERGY

Earth Energy Resources Inc.

(A Development Stage Company)

Consolidated Financial Statements

For the years ended December 31, 2010, 2009 and 2008

Management’s Responsibility

To the Shareholders of Earth Energy Resources Inc.:

Management is responsible for the preparation and presentation of the accompanying consolidated financial statements, including responsibility for significant accounting judgments and estimates in accordance with Canadian generally accepted accounting principles. This responsibility includes selecting appropriate accounting principles and methods, and making decisions affecting the measurement of transactions in which objective judgment is required.

In discharging its responsibilities for the integrity and fairness of the consolidated financial statements, management designs and maintains the necessary accounting systems and related internal controls to provide reasonable assurance that transactions are authorized, assets are safeguarded and financial records are properly maintained to provide reliable information for the preparation of financial statements.

The Board of Directors is composed primarily of Directors who are neither management nor employees of the Company. The Board is responsible for overseeing management in the performance of its financial reporting responsibilities, and for approving the financial information included in the annual report. The Board fulfils these responsibilities by reviewing the financial information prepared by management and discussing relevant matters with management and external auditors.  The Board is also responsible for recommending the appointment of the Company’s external auditors.

Meyers Norris Penny LLP, an independent firm of Chartered Accountants, is appointed by the shareholders to audit the consolidated financial statements and report directly to them; their report follows. The external auditors have full and free access to, and meet periodically and separately with, both the Board and management to discuss their audit findings.

February 3, 2011

Signed by “D. Glen Snarr”
D. Glen Snarr
President and Chief Financial Officer

2

Independent Auditors’ Report

To the Shareholders of Earth Energy Resources Inc.:

We have audited the accompanying consolidated financial statements of Earth Energy Resources Inc. and its subsidiary, which comprise the consolidated balance sheets as at December 31, 2010, 2009, and 2008 and the consolidated statements of loss and comprehensive loss and deficit and cash flows for the years then ended, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with Canadian generally accepted accounting principles, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal controls relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal controls.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Earth Energy Resources Inc. and its subsidiary as at December 31, 2010, 2009, and 2008 and the results of their operations and their cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

Emphasis of Matter - Going Concern and Financing

In forming our opinion on the consolidated financial statements, which is not qualified, we have considered the adequacy of the disclosure made in note 2 to the consolidated financial statements concerning the Company’s and its subsidiary’s ability to continue as a going concern.  The Company has not generated positive cash flows from operations to date and has an accumulated deficit of $12,843,595 (2009 - $11,638,890; 2008 - $10,260,549).  The Company will require additional third party financing in order to attain profitable operations and generate revenues.  This condition indicates the existence of a material uncertainty which may cast significant doubt about the Company’s and its subsidiary’s ability to continue as a going concern.  These consolidated financial statements do not reflect the adjustments or reclassification of assets and liabilities which would be necessary if the Company were unable to continue its operations.

Calgary, Alberta

February 3, 2011	Chartered Accountants

3

Earth Energy Resources Inc.

(A Development Stage Company)

Consolidated Balance Sheets

As at December 31

	2010	2009	2008
Assets
Cash	226,869	395,992	1,460,537
Accounts receivable (Note 5)	377,546	278,219	359,857
Goods and Services Tax receivable	9,784	9,416	15,560
Prepaid expenses and deposits	62,946	61,422	87,702
	677,145	745,049	1,923,656

Equipment (Note 6)	323,148	451,414	635,638
Petroleum properties (Note 7)	1,015,236	915,284	778,008
Deferred development costs (Note 8)	130,516	130,516	130,516
Technology and patents (Note 9)	1,438,269	1,426,699	1,420,637
Reclamation bonds	89,549	94,086	63,146
	3,673,863	3,763,048	4,951,601

Liabilities
Current
Accounts payable and accruals	113,032	150,878	85,832
Asset retirement obligations (Note 10)	64,947	68,343	37,668
	177,979	219,221	123,500

Going concern (Note 2)
Commitments (Note 15)
Subsequent events (Note 16)
Contingency (Note 17)

Shareholders’ Equity
Share capital (Note 13)	14,936,398	13,852,648	13,853,962
Deficit	(12,843,595)	(11,638,890)	(10,260,549)
Contributed surplus (Note 13)	1,403,081	1,330,069	1,234,688
	3,495,884	3,543,827	4,828,101
	3,673,863	3,763,048	4,951,601

Approved by the directors

Signed “H. Douglas Hunter”	Signed “James A. Banister”
Director	Director

The accompanying notes are an integral part of these consolidated financial statements.

4

Earth Energy Resources Inc.

(A Development Stage Company)

Consolidated Statements of Loss, Comprehensive Loss and Deficit

For the years ended December 31

	2010	2009	2008
Expenses
Amortization	135,658	189,676	249,112
Consulting fees	150,897	178,400	167,386
Insurance	48,626	54,111	50,850
Occupancy costs	207,387	224,016	167,612
Office and administration	50,424	30,561	44,081
Professional fees	151,265	98,586	90,646
Property evaluation	—	70,080	31,715
Repairs and maintenance	2,204	4,437	8,721
Salaries, wages and benefits	322,346	358,671	420,825
Stock based compensation	73,012	95,381	440,023
Technology and development	21,965	43,485	67,267
Travel and entertainment	40,881	36,763	65,609
	1,204,665	1,384,167	1,803,847

Other income (expense)
Interest income	3,147	5,656	50,397
Foreign exchange loss	(8,021)	(8,834)	(1,369)
Gain (loss) on disposal of assets	4,834	10,021	(109,790)
	(40)	6,843	(60,762)
Loss before income taxes	(1,204,705)	(1,377,324)	(1,864,609)
Provision for income taxes
Current	—	1,017	489
Net loss and comprehensive loss	(1,204,705)	(1,378,341)	(1,865,098)
Deficit, beginning of year	(11,638,890)	(10,260,549)	(8,395,451)
Deficit, end of year	(12,843,595)	(11,638,890)	(10,260,549)

The accompanying notes are an integral part of these consolidated financial statements.

5

Earth Energy Resources Inc.

(A Development Stage Company)

Statements of Cash Flows

For the years ended December 31

	2010	2009	2008
Cash provided by (used for) the following activities
Operating activities
Net loss and comprehensive loss	(1,204,705)	(1,378,341)	(1,865,098)
Amortization	135,658	189,676	249,112
(Gain) loss on disposal of assets	(4,834)	(10,021)	109,790
Stock based compensation	73,012	95,381	440,023
Net effect of foreign currency translation	8,021	8,834	(5,688)
	(992,848)	(1,094,471)	(1,071,861)

Changes in working capital accounts
Accounts payable and accruals	(37,846)	65,047	(101,005)
Accounts receivable	(99,327)	81,638	(20,570)
Goods and Services Tax receivable	(368)	6,144	(1,407)
Prepaid expenses and deposits	3,011	(4,662)	(6,594)
	(1,127,378)	(946,304)	(1,201,437)

Financing activities
Issue of common shares	1,083,750	—	2,078,625
Share issue costs	—	(1,314)	(20,516)
	1,083,750	(1,314)	2,058,109

Investing activities
Purchases of equipment	(7,392)	(5,452)	(349,306)
Proceeds on disposal of equipment	—	—	25,520
Purchase of petroluem properties	(106,533)	(105,413)	(176,981)
Expenditures on technology and patents	(11,570)	(6,062)	(658)
Proceeds from SR&ED capital claim	—	—	163,618
	(125,495)	(116,927)	(337,807)

Increase (decrease) in cash resources	(169,123)	(1,064,545)	518,865
Cash resources, beginning of year	395,992	1,460,537	941,672
Cash resources, end of year	226,869	395,992	1,460,537

The accompanying notes are an integral part of these consolidated financial statements.

6

Earth Energy Resources Inc.

(A Development Stage Company)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2010, 2009 and 2008

1.                            Incorporation and operations

Earth Energy Resources Inc. (the “Company”) was incorporated in the Province of Alberta on February 23, 2003.  The Company is a technology development company in the oil and gas industry.

Since inception, the efforts of the Company have been devoted to the development of the Ophus Process extraction technology (the “Ophus Process”) which uses a chemical process aid to quickly and efficiently separate oil from oil sand and leaves no toxins or tailing ponds behind.  It is believed that the Ophus Process is a clean and efficient technology that exceeds all current soil remediation and extraction technologies and will be marketable in the near future.

In October 2004, the Company filed a patent application for the Ophus Process described above.  The patent was published on April 20, 2006.

To date, the Company has not earned significant revenues and is considered to be in the development stage.

2.                            Going concern

These financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the payment of liabilities in the ordinary course of business.  The Company has accumulated losses amounting to $12,843,595 at December 31, 2010 (2009 - $11,638,890; 2008 - $10,260,549). Cash flows from operations, before the net change in non-cash working capital items, was negative $992,848 (2009 - $1,094,471; 2008 — $1,071,861).  Should the Company be unable to continue as a going concern, it may be unable to realize the carrying value of its assets and to meet its liabilities as they become due.

The Company’s ability to continue as a going concern is dependent upon its ability to attain profitable operations and generate funds therefrom, and to continue to obtain financing from third parties sufficient to meet current and future obligations.  These financial statements do not reflect the adjustments or reclassification of assets and liabilities which would be necessary if the Company were unable to continue its operations.

3.                            Significant accounting policies

The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles as issued by the Accounting Standards Board in Canada using the following significant accounting policies:

Basis of presentation

These consolidated financial statements include the accounts of the Company and its wholly owned United States subsidiary Earth Energy Resources, Inc.  All Intercompany transactions and balances have been eliminated.

Petroleum properties

The Company capitalizes all costs related to the acquisition of, exploration for and development of petroleum reserves, including asset retirement costs, in one United States cost centre.  Such costs include land and lease acquisition costs, geological and geophysical costs, regulatory permitting costs, water rights and access, annual charges on non-producing properties and facilities dedicated to production from the properties.  Depletion of the petroleum properties and facilities will be calculated over the life of the proved reserves on a unit of production basis, commencing when commercial production begins.

Impairment of petroleum properties

Impairment is determined when the carrying amount of the property exceeds the sum of the undiscounted cash flows expected to result from the Company’s proved reserves.  If the carrying amount is impaired, the amount of impairment is measured by comparing the carrying amount of the property to an amount equal to the estimated net present value of future cash flows from proved plus probable reserves. The expected future cash flows are discounted using the Company’s risk -free interest rate.  Any excess carrying value above the estimated net present value of future cash flows would be recorded as an impairment, and charged to earnings.  The Company excludes its unproved petroleum properties from this test, and reviews unproved properties separately for impairment.

7

Earth Energy Resources Inc.

(A Development Stage Company)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2010, 2009 and 2008

3.                            Significant accounting policies (Continued from previous page)

Technology and patents

Technology and patents are recorded at cost.  Amortization will commence when the technology reaches commercial production.

Deferred development costs

The Company expenses development costs incurred during the year except where commercial production is anticipated and the costs meet the criteria for deferral and subsequent amortization in accordance with the guidance in CICA 3450 Research and Development Costs, in which case the costs are capitalized and amortized over the estimated period of production.  When it is determined that costs will not likely be recovered by future revenue, such costs are expensed.

Equipment

Property and equipment are initially recorded at cost.  Amortization is provided using methods and rates intended to amortize the cost of assets over their estimated useful lives.

	Method	Rate
Automotive equipment	declining balance	30%
Computer hardware and software	declining balance	30%
Leasehold improvements	straight-line	6 years
Office furniture and equipment	declining balance	20%
Processing equipment	declining balance	30%
Shop and laboratory equipment	declining balance	30%

Long-lived assets

Long-lived assets consist of equipment, petroleum properties, technology and patents, and deferred development costs. They are measured and amortized as described in the applicable accounting policies.

The Company performs impairment testing on long-lived assets held for use whenever events or changes in circumstances indicate that the carrying value of an asset, or group of assets, may not be recoverable.  Impairment losses are recognized when undiscounted future cash flows from its use and disposal are less than the assets’ carrying amount.  Impairment is measured as the amount by which the assets’ carrying value exceeds its fair value.  Any impairment is included in loss for the year.

Discounted cash flows are used to measure fair value of long-lived assets.

Asset retirement obligations

An asset retirement obligation is recognized at its fair value when the related asset is constructed and a reasonable estimate of its fair value is determinable.  Prices for similar liabilities are used to measure fair value.

When a liability is recognized, a corresponding asset retirement cost is capitalized to the carrying amount of the related asset.  The asset retirement cost is amortized over the estimated useful life of the related asset.

The Company recognizes changes to the liability arising from revisions to the timing or amount of expected future cash flows as an increase or decrease to the carrying amounts of the asset retirement obligation and the related asset retirement capitalized cost.

Future income taxes

The Company follows the asset and liability method of accounting for future income taxes.  Under this method, future income tax assets and liabilities are recorded based on temporary differences between the carrying amount of balance sheet items and their corresponding tax bases.  In addition, the future benefits of income tax assets, including unused tax losses, are recognized, subject to a valuation allowance, to the extent that it is more likely than not that such future benefits will ultimately be realized.  Future income tax assets and liabilities are measured using substantively enacted tax rates and laws expected to apply when the tax liabilities or assets are to be either settled or realized.

8

Earth Energy Resources Inc.

(A Development Stage Company)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2010, 2009 and 2008

3.                            Significant accounting policies (Continued from previous page)

Stock-based compensation

The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which were fully transferable with no vesting restrictions.  Under this method, compensation cost is charged directly to earnings.  Direct awards of stock granted to employees are recorded at fair value on the date of grant and the associated expense is amortized over the vesting period with a corresponding credit to contributed surplus. When stock options are exercised, the proceeds, together with the amount recorded in contributed surplus, are recorded in share capital.  This option valuation model requires the input of highly subjective assumptions including the expected stock price volatility, expected lives of the options, expected dividends to be paid by the Company and risk free interest rates.  Because the Company’s stock options have characteristics significantly different from those of traded options and because changes in the input assumptions can materially affect the fair value estimate, such value is subject to measurement uncertainty.  The effect on the consolidated financial statements from changes in such estimates in future years could be significant.

Investment tax credits

Investment tax credits are accounted for using the cost reduction method whereby such credits are deducted from the expenditures to which they relate, when there is reasonable assurance that the investment tax credits will be received.

Management has estimated the amount of investment tax credits to be received based upon their assessment of qualifying expenditures.

Measurement uncertainty

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The financial statement areas requiring significant management estimates include future income taxes, investment tax credits, impairment of long-lived assets and stock based compensation expense.

These estimates and assumptions are reviewed periodically and, as adjustments become necessary they are reported in earnings in the periods in which they become known.

Foreign currency translation

Transaction amounts denominated in foreign currencies are translated into their Canadian dollar equivalents at exchange rates prevailing at the transaction dates.  Carrying values of monetary assets and liabilities reflect the exchange rates at the balance sheet date.  Gains and losses on translation or settlement are included in the determination of net income for the current period.

The Company has an wholly owned subsidiary that is an integrated foreign operation.  Accordingly, the temporal method is used to measure the investment in this operation.  Monetary assets and liabilities, and non-monetary items carried at market value, are translated to Canadian dollars using the exchange rate in effect at the balance sheet date.  All other assets and liabilities are translated at historical rates.  Revenues and expenses are translated at the weighted average exchange rate for the year, except depreciation, which is translated at the historical rate applicable to the related asset.

Comprehensive income (loss)

Comprehensive income (loss) includes all changes in equity of the Company, except those resulting from investments by owners and distributions to owners.  Comprehensive income (loss) is the total of net income (loss) and other comprehensive income (loss).  Other comprehensive income (loss) comprises revenues, expenses, gains and losses that, in accordance with Canadian generally accepted accounting principles, require recognition, but are excluded from net income (loss). The Company does not have any items giving rise to other comprehensive income, nor is there any accumulated balance of other comprehensive income.

9

Earth Energy Resources Inc.

(A Development Stage Company)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2010, 2009 and 2008

3.                            Significant accounting policies (Continued from previous page)

Recent accounting pronouncements

Business combinations

CICA Handbook Section 1582 Business Combinations replaces corresponding Section 1581 and establishes new standards for the accounting for business combinations. The new standard requires that the acquisition method (formerly, the purchase method) continue to be applied to business combinations, the acquirer recognize and measure the acquiree as a whole, and the assets and liabilities assumed be recognized and measured at their fair values as of the acquisition date. Section 1582 provides the Canadian equivalent to International Financial Reporting Standard (IFRS) 3 Business Combinations.

This standard applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after January 1, 2011.

Consolidated financial statements and non-controlling interests

CICA Handbook Section 1601 Consolidated Financial Statements, together with Section 1602 Non-Controlling Interests, replaces Section 1600 Consolidated Financial Statements. Section 1601 establishes standards on the preparation of consolidated financial statements while Section 1602 establishes standards for accounting for a non-controlling interest in a subsidiary in consolidated financial statements subsequent to a business combination.  Section 1602 provides the Canadian equivalent to International Financial Reporting Standard IAS 27 Consolidated and Separate Financial Statements.

These standards apply to interim and annual consolidated financial statements relating to fiscal years beginning on or after January 1, 2011.

Adoption of International Financial Reporting Standards

The Canadian Accounting Standards Board (AcSB) has confirmed that International Financial Reporting Standards (IFRS) will replace current Canadian GAAP for fiscal years beginning on or after January 1, 2011 for publicly accountable enterprises. For the Company, financial statements, including comparative information, for annual and interim periods beginning on or after January 1, 2011 will be prepared in accordance with IFRS.

Management is required to provide progress updates on the entity’s IFRS changeover plan at each annual reporting period up until the changeover date. An external advisor has been engaged by the Company to assist with the development of a conversion strategy and timetable and to perform a detailed review of major differences between Canadian GAAP and IFRS.

The Company is developing a changeover plan to adopt IFRS on January 1, 2010, the transition date.  The key elements of the plan include assessing the impact of adopting IFRS and taking preparatory action for transition. The key elements identified and addressed include:

•                  Assessing the key differences identified between Canadian GAAP, as currently applied by the Company, and IFRS; and

•                  Determining management actions that will allow the Company to properly prepare for reporting in accordance with IFRS.

10

Earth Energy Resources Inc.

(A Development Stage Company)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2010, 2009 and 2008

3.                            Significant accounting policies (Continued from previous page)

Upon transition to IFRS, IFRS 1 First-time Adoption of International Financial Reporting Standards provides exemptions from full or partial retrospective application of certain IFRS if management of the Company elects to use such exemptions. In addition, IFRS 1 details mandatory exceptions to retrospective application of certain standards.  The following are transitional arrangements as permitted by IFRS 1 on changeover to IFRS, for which management has elected to adopt:

Exemptions:

•                  The Company has elected not to apply IFRS 2 Share-based Payments to equity instruments granted on or before November 7, 2002 or that were granted after November 7, 2002 but vested before the date of transition.

•                  The Company has elected to use carrying amount under previous GAAP as the deemed cost for all items of property and equipment, and all intangible assets.

•                  The Company has elected to measure oil and gas exploration and evaluation assets at the date of transition at an amount determined under previous GAAP. The Company has elected to measure oil and gas assets in the development or production phases at an amount determined for the cost centre under previous GAAP.

•                  The Company has adopted the transition provisions of IFRIC 4 for determining whether an arrangement contains a Lease (IAS 7) with respect to leases existing at the date of transition to IFRS on the basis of facts and circumstances existing at the date of transition rather than on the date the lease agreements were signed.

•                  The Company has elected to recognize all cumulative translation differences for all foreign operations at the date of transition. From this point, any gain or loss on the disposal of any foreign operation will exclude translation differences that arose before the date of transition and will include later translation differences.

•                  The Company elected to apply exemption from full retrospective application of asset retirement obligations as allowed under IFRS 1.  As such the Company has re-measured the provisions as at January 1, 2008 under IAS 37, estimated the amount to be included in the cost of the related asset by discounting the liability to the date at which the liability first arose using best estimates of the pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation, and recalculated the accumulated depreciation , depletion and amortization under IFRS.

Exceptions:

•                  Estimates made in accordance with IFRSs at the date of transition are consistent with estimates made in accordance with Canadian GAAP on the same date, unless there is objective evidence exists that indicates that those estimates were in error. Any estimates made at January 1, 2011 that were not required under Canadian GAAP reflect conditions that existed at that date.

•                  The Company has not recognized any financial assets or financial liabilities under IFRS that were derecognized under Canadian GAAP unless they qualify for recognition as a result of a later transaction or event.

The Company has identified the following accounting policies to have a significant effect on the financial statements under IFRS:

•                  IAS 36: Impairment of assets

Under Canadian GAAP, the Company accounts for the impairment of assets in accordance with CICA Handbook Section 3062 Impairment of long-lived assets.  Under IFRS, the Company will account for the impairment of assets in accordance with IAS 36.  Reporting under IAS 36 will require the Company to recognize an impairment loss when the recoverable amount of the asset is less than the carrying amount.  IAS 36 also requires the reversal of an impairment loss when the recoverable amount changes.  The adjustments, if any, required to reflect this change in accounting policy are not yet known.

11

Earth Energy Resources Inc.

(A Development Stage Company)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2010, 2009 and 2008

3.                                      Significant accounting policies  (Continued from previous page)

•                  IAS 16: Property, plant and equipment

Under Canadian GAAP, the Company accounts for property and equipment in accordance with CICA Handbook Section 3061 Property, plant and equipment .  Under IFRS, the Company will account for property and equipment in accordance with IAS 16.  IAS 16 requires that amounts initially recognized as an item of property and equipment be allocated into its significant components and depreciated separately.  IAS 16 also gives the option to record assets using the revaluation or cost method.  The adjustments, if any, required to reflect this change in accounting policy are not yet known.

•                  IFRS 6: Exploration for and evaluation of mineral resources

Under Canadian GAAP, the Company accounts for the exploration and evaluation of mineral resources in accordance with CICA Handbook Section 3061 Property, plant and equipment and Accounting Guideline 16 Oil and gas accounting - full cost.  Under IFRS, the Company will account for oil and gas assets in the exploration and evaluation phase in accordance with IFRS 6.  IFRS 6 requires that the Company identify and account for pre-exploration, exploration and evaluation and development expenditures separately.  The Company must therefore develop a separate accounting policy for expenditures related to the pre-exploration phase, exploration and evaluation phase and the development and production phase.  Existing full cost assets must be separated into these three categories and the Company is only allowed to continue using its current accounting policy for the exploration and evaluation phase.  The adjustments, if any, required to reflect this change in accounting policy are not yet known.

•                  IAS 37: Provisions and contingent liabilities

Under Canadian GAAP, the Company accounts for its asset retirement obligations in accordance with CICA Handbook Section 3110 Asset retirement obligations.  Under IFRS, the Company will account for its asset retirement obligations in accordance with IAS 37.  Reporting under IAS 37 will require the recognition of a provision when an entity has a present legal or constructive obligation as a result of a past event; it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation; and a reliable estimate can be made of the amount of the obligation. The provision is measured as the best estimate of the expenditure to be incurred and should be discounted using an appropriate pre-tax rate.  The adjustments, if any, required to reflect this change in accounting policy are not yet known.

•                  IFRS 2: Share-based payments

Under Canadian GAAP, the Company accounts for stock-based compensation in accordance with CICA Handbook Section 3870 Stock-based compensation and other stock-based payments.  IFRS 2 requires that an estimation of forfeitures must be factored into the calculation of the stock-based option compensation expense.  In addition, when an entity enters into a share-based payment transaction that vests in installments (graded vesting), IFRS 2 require that each tranche within the award be treated as a separate award.  Compensation cost for each tranche is recognized over its own distinct vesting period.  The Company will therefore have to update its stock option calculation in order to meet the requirements of IFRS 2.  Furthermore, the adoption of IFRS 2 could impact the systems and processes that the Company has in place to track stock options and related information.  The adjustments, if any, required to reflect this change in accounting policy are not yet known.

•                  IAS 21: The effects of changes in foreign exchange rates

Under Canadian GAAP, the Company accounts for foreign currency translation in accordance with CICA Handbook Section 1651 Foreign currency translation.  Under IFRS, the Company will account for foreign currency translation in accordance with IAS 21.  Reporting under IAS 21 will require the Company to determine the functional currency of the parent and subsidiary, determine the appropriate method for reporting the foreign currency transactions in the functional currency, and choose the presentation currency under which the Company will present the consolidated financial statements.  The adjustments required to reflect this change in accounting policy are not yet known.

12

Earth Energy Resources Inc.

(A Development Stage Company)

Notes to the Consolidated Financial Statements
For the years ended December 31, 2010, 2009 and 2008

3.                                      Significant accounting policies  (Continued from previous page)

Currently, the International Accounting Standards Board (IASB) has a number of projects underway that could have a significant impact on the Company’s financial position, results and cash flows upon initial adoption of IFRS. These potential changes and impacts have been disclosed below.

•                  Consolidated financial statements — The IASB issued an exposure draft that proposes to adopt a new consolidation standard, replacing IAS 27 Consolidated and Separate Financial Statements and SIC-12 Consolidation — Special Purpose Entities. The exposure draft proposes a revised definition of control so a single model can be applied to all entities, and enhanced disclosures about consolidated and unconsolidated entities.

•                  Fair value measurement — The IASB issued an exposure draft that proposes to incorporate into IFRS the new standard on fair value measurement. The exposure draft defines the term fair value, establishes a framework for measuring fair value and requires disclosures about fair value measurements.

•                  Financial instruments: amortized cost and impairment — The IASB issued an exposure draft that proposes a new standard on amortized cost measurement and impairment of financial assets to replace the corresponding requirements in IAS 39 Financial Instruments: Recognition and Measurement. The new standard will replace the incurred loss model currently used to recognize and measure impairment of financial assets with an expected loss model that would recognize impairment sooner.

•                  Measurement of liabilities in IAS 37 — The IASB issued an exposure draft that proposes to align the criteria in IAS 37 for recognizing a liability with those in other IFRSs, to eliminate some differences between IAS 37 and US GAAP, and to clarify the measurement of liabilities in IAS 37.

4.                                      Change in accounting policies

Financial instruments

Effective January 1, 2009, the Company prospectively adopted Canadian Institute of Chartered Accountants (CICA) Section 3855, “Financial Instruments - Recognition and Measurement” and CICA Section 3862, “Financial Instruments - Disclosures”.

Section 3855 prescribes when a financial asset, financial liability,  or derivative is to be recognized on the balance sheet, and at what amount; requiring fair value at initial measurement and fair value or cost-based measures at subsequent measurement depending on its classification.  A financial asset is cash or a contractual right to receive cash or another financial asset, including equity, from another party.  A financial liability is the contractual obligation to deliver cash or another financial asset to another party.

In June 2009, the Canadian Institute of Chartered Accountants amended Section 3862 “Financial Instruments - Disclosures” to include enhanced disclosures relating to fair value measurements.  The amendment establishes new requirements for disclosing fair value measurements recognized in the balance sheet using a three-tier fair value hierarchy based on the lowest level input that is significant to that fair value measurement.

This amendment is effective for annual financial statements relating to fiscal years ending after September 30, 2009.  This disclosure did not have a material impact on the consolidated financial statements.

Goodwill and intangible assets

Effective January 1, 2010, the Company adopted the Canadian Institute of Chartered Accountants’ new recommendations for goodwill and intangible assets under CICA 3064 Goodwill and Intangible Assets. The new Section replaces CICA 3062 Goodwill and Other Intangible Assets and CICA 3450 Research and Development Costs. In response to the release of the new section, AcG-11 Enterprises in the Development Stage was amended and EIC-27 Revenues and Expenditures During the Pre-Operating Period was withdrawn. The new recommendations establish standards for the recognition, measurement and disclosure of goodwill and intangible assets, including those that are internally generated. Specifically, the new standards help to clarify which costs meet the definition of an asset and thus, may be capitalized. Pursuant to the recommendations, the change was applied retrospectively. The adoption of this accounting policy did not have an effect on the consolidated financial statements.

13

Earth Energy Resources Inc.

(A Development Stage Company)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2010, 2009 and 2008

5.                                      Investment tax credits

Investment tax credits (net of professional fees) of $375,488 (2009 - $277,706; 2008 - $359,245) have been deducted from qualifying expenditures with an offsetting amount recorded within accounts receivable.  Investment tax credits for 2008 were submitted and payment was received during 2009.  Investment tax credits for 2009 were submitted and payment was received during 2010.  The investment tax credit receivable for 2010 will be submitted in 2011.  Based on the experience of prior claims, it is managements’ assessment that the claim will be approved.

6.                                      Equipment

			2010	2009	2008
		Accumulated	Net book	Net book	Net book
	Cost	amortization	value	value	value

Processing equipment	760,124	564,917	195,207	278,867	398,381
Computer hardware and software	24,639	19,545	5,094	5,259	7,515
Shop and laboratory equipment	554,956	448,909	106,047	147,007	203,413
Leasehold improvements	16,333	10,889	5,444	8,166	10,889
Office furniture and equipment	30,812	20,619	10,193	10,454	13,067
Automotive equipment	15,000	13,837	1,163	1,661	2,373

	1,401,864	1,078,716	323,148	451,414	635,638

During 2008, the Company filed a SR&ED investment tax credit claim for capital assets in the research and development activities of the Company during 2006 and 2007.  The Company’s claim of $163,618 was approved and received during 2008 and applied against the cost of the shop and laboratory equipment.

During 2008, the Company sold equipment with a net book value of $129,556 for proceeds of $25,520 (less sale commissions of $5,754 paid to an equipment broker).  The loss of $109,790 has been included in the income statement.

7.                                      Petroleum properties

			2010	2009	2008
		Accumulated	Net book	Net book	Net book
	Cost	depletion	value	value	value

Petroleum properties	1,015,236	—	1,015,236	915,284	778,008

Petroleum properties comprise certain lands, seismic and regulatory permitting costs relating to oil sands properties in the State of Utah, which were considered unproved properties at December 31, 2010.  Accordingly, these costs were not subject to depletion.

8.                                      Deferred development costs

Deferred development costs are as follows:

	2010	2009	2008

Ophus Process	130,516	130,516	130,516

Deferred development costs consist of costs related to the development of the Ophus Process.  These costs are not currently being amortized as commercial production has not been achieved.

14

Earth Energy Resources Inc.

(A Development Stage Company)

Notes to the Consolidated Financial Statements
For the years ended December 31, 2010, 2009 and 2008

9.                                      Technology and patents

Technology and patents are as follows:

	2010	2009	2008

Technology and patents, beginning of year	1,426,699	1,420,637	1,419,979
Additions	11,570	6,062	658

Technology and patents, end of year	1,438,269	1,426,699	1,420,637

Technology and patents consist of costs incurred to acquire and maintain the patent on the Ophus Process.  These costs are not currently being amortized, as commercial production has not been achieved.  At such time, an amortization period will be determined base on a systematic and rational matching costs with related benefits.

10.                               Asset retirement obligation

The Company is liable for its share of reclamation of its properties upon abandonment.  At December 31, 2010 the Company had recorded a $64,947 (2009 - $68,343; 2008 - $37,668) liability for existing asset retirement obligations.  This asset retirement obligation is the undiscounted balance as it is the Company’s intention to either abandon and reclaim the site, or more likely, to begin construction of a large mine within one year which fully encompasses the area requiring reclamation.

11.                               Income taxes

The components of the net future income tax asset (liability) are as follows:

	2010	2009	2008

Canada

Equipment and petroleum properties	$671,601	733,189	684,223
Technology and patents	(424,567)	(389,304)	(387,788)
SRED expenditures	579,808	418,362	353,471
Eligible capital	5,228	4,565	4,908
Share issue costs	2,249	4,128	25,094
Non-capital loss carryforwards	1,519,035	1,349,148	1,132,810
Valuation allowance	(2,353,354)	(2,120,088)	(1,812,718)

Canada net future income tax asset	—	—	—

United States

Equipment and petroleum properties	121,740	93,676	210,593
Asset retirement obligation	(24,390)	(27,850)	—
Valuation allowance	(97,350)	(65,826)	(210,593)

United States net future income tax asset	—	—	—

Total net future income tax asset	$—	—	—

As at December 31, 2010, the Company has, for tax purposes, non-capital losses in Canada available to carry forward to future years totalling $6,076,139 (2009 - $5,396,591; 2008 - $4,531,240).

15

Earth Energy Resources Inc.

(A Development Stage Company)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2010, 2009 and 2008

11.                               Income taxes  (Continued from previous page)

The non-capital loss carry-forwards reflected above expire as follows:

Year of expiry	Amount
2014	$756,914
2015	2,445,021
2026	515,693
2027	458,571
2028	77,555
2029	1,101,184
2030	721,201

Research and development investment tax credit carryforwards available until:

Year of expiry	Amount
2023	$16,886
2024	8,190

12.                               Related party transactions

In addition to related party transactions disclosed elsewhere in the notes, the Company enters into transactions with related parties, in the normal course of business.  The transactions are measured at the exchange amount, which is the consideration established and agreed to by the related party and were as follows:

Included in the current year loss are consulting fees of $188,588 (2009 - $204,975; 2008 - $194,225) paid to Companies owned by officers, directors or persons who acted in the capacity of officers or directors at a time during the year.  $21,673 of these fees are included in accounts payable at year end (2009 - $73,243; 2008 - $23,963). Included in consulting fees are $37,691 (2009 - $32,341; 2008 - $26,839) of qualifying expenditures used in the calculation of investment tax credits (note 5).

13.                               Share capital

a)  Authorized

Unlimited number of common voting shares, no par value

Unlimited number of preferred shares

b)  Issued

Preferred shares - none

Common shares

		2010		2009		2008
	Number	Amount	Number	Amount	Number	Amount
Beginning of year	24,393,528	13,852,648	24,393,528	13,853,962	22,680,628	11,795,853
Issued as allocated (Note 13 (e))	540,000	—	—	—	50,000	—
Issued for cash	867,000	1,083,750	—	—	1,662,900	2,078,625
Share issue costs	—	—	—	(1,314)	—	(20,516)

End of year	25,800,528	14,936,398	24,393,528	13,852,648	24,393,528	13,853,962

16

Earth Energy Resources Inc.

(A Development Stage Company)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2010, 2009 and 2008

13.                               Share capital  (Continued from previous page)

(c) Warrants

		2010		2009		2008
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price

Outstanding, beginning of year	350,000	0.25	350,000	0.25	350,000	0.25
Expired	(350,000)	(0.25)	—	—	—	—

Outstanding, end of year	—	—	350,000	0.25	350,000	—

(d) Options

The Company had the following outstanding stock options issued to directors, officers, employees, consultants and other key personnel:

		2010		2009		2008
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Outstanding, beginning of year	3,350,000	1.02	3,350,000	1.02	3,350,000	1.77
Granted	—	—	—	—	2,000,000	1.25
Exercised	—	—	—	—	—	—
Expired	—	—	—	—	—	—
Cancelled	—	—	—	—	(2,000,000)	2.50
Outstanding, end of year	3,350,000	1.02	3,350,000	1.02	3,350,000	1.02

The following table summarizes information about stock options outstanding and exercisable:

Exercise Price	Number Outstanding	Number Exercisable	Expiry Date
0.50	850,000	850,000	July 7, 2013
1.00	500,000	500,000	August 11, 2013
1.25	2,000,000	2,000,000	August 7, 2013

Of the options outstanding, 3,350,000 were exercisable at December 31, 2010 (2009 — 2,975,000; 2008 — 2,600,000).

The Company issues stock options to certain directors, officers, employees, and consultants pursuant to individual stock option agreements.  The exercise price, terms of vesting and expiry date of stock options are fixed by directors of the Company at the time of grant.  Vesting of the stock options depends on the capacity of the individual.  Typically, director’s options vest immediately while options issued to employees vest as to one half immediately and one quarter on each of the first and second anniversaries of the date of grant.

The Board will proportionately adjust the number of option shares in the event the option holder is diluted by way of a change in the shares through subdivision, consolidation, corporate reorganization or other dilutive transaction other than in the ordinary course.  All unexercised and unvested outstanding options vest and become immediately exercisable in the event an unsolicited offer for at least one half of the issued and outstanding shares is made.  Where an offer for shares other than an unsolicited offer is made, the Board may, by resolution, accelerate the vesting of the unexercised and unvested outstanding options.  All unexercised and unvested outstanding options vest and become immediately exercisable in the event of a sale of all or substantially all the Company’s assets, a change of control or a going public event.

On June 18, 2010, the Company modified the expiry dates of 1,350,000 stock options.  850,000 of the previous options were set to expire on July 7, 2010 with the remaining 500,000 set to expire on August 11, 2010.  The expiry dates of the modified options have been extended by three years and are now set to expire on July 7, 2013 and August 11, 2013 respectively.  Stock based compensation expense relating to the modification of $47,053 was calculated using a risk free rate of 1.72%, an expected life of three years, expected volatility of 0.0% and zero dividends per share. The stock based compensation expense was recorded in earnings for the year.

17

Earth Energy Resources Inc.

(A Development Stage Company)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2010, 2009 and 2008

13.                               Share capital  (Continued from previous page)

(e) Allocated and unissued shares

Pursuant to an agreement with the Company dated September 15, 2005, Envoy Capital Management Ltd. (“Envoy”), an unrelated party, is entitled to receive 3,510,916 common shares of the Company which shall remain in treasury as allocated but unissued, but which are fully earned and paid up. These unissued common shares cannot be voted until issued.  Envoy was engaged by the Company to provide corporate finance services, including facilitating the acquisition of the technology assets. As the services provided were broad in nature, no expense or capital has been recorded in the account of the Company.

During the year, Envoy requested the issuance of 540,000 of such common shares (2009 — nil; 2008 — 50,000). At year end 607,303 common shares (2009 - 1,147,303; 2008 — 1,147,303), remain unissued.

(f) Stock-based compensation

The Black-Scholes option pricing model, with the following weighted average assumptions was used to estimate the fair value of options and warrants on the date of the grant, for the inclusion as stock-based compensation expense:

2008
Risk free interest rate	4.1%
Expected life (years)	5.0
Expected volatility	0.0%
Dividend per share	0.0

The weighted average fair value of stock options granted was 0.23 for the year-ended December 31, 2008, and 0.60 for the options modified on June 18, 2010.

The impact of stock-based compensation on contributed surplus is as follows:

	2010	2009	2008

Balance, beginning of year	1,330,069	1,234,688	794,665
Stock based compensation expense	73,012	95,381	440,023

Balance, end of year	1,403,081	1,330,069	1,234,688

14.                               Financial instruments

The Company as part of its operations carries a number of financial instruments. All financial instruments must be classified into one of the following five categories: held-for-trading, held-to-maturity, loans and receivables, available-for-sale, or other financial liabilities.  The Company has classified its financial instruments as follows: cash (held-for-trading), accounts receivable (loans and receivables), deposits (held-for-trading), and accounts payable and accruals (other financial liabilities).

In June 2009, the Canadian Institute of Chartered Accountants amended Section 3862 “Financial Instruments - Disclosures” to include enhanced disclosures relating to fair value measurements.  The amendment established new requirements for disclosing fair value measurements recognized in the balance sheet using a three-tier fair value hierarchy based on the lowest level input that is significant to that fair value measurement.  This disclosure did not have a material impact on the consolidated financial statements.

It is management’s opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments except as otherwise disclosed.

18

Earth Energy Resources Inc.

(A Development Stage Company)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2010, 2009 and 2008

14.                               Financial instruments  (Continued from previous page)

Fair value of financial instruments

The carrying amount of cash, accounts receivable, accounts payable and accruals is approximated by their fair value due to their short-term nature.

Foreign currency risk

The Company enters into transactions denominated in United States currency for which the related expenses and accounts payable balances are subject to exchange rate fluctuations.  As at December 31, 2010, the following items are denominated in United States currency:

	2010	2009	2008
	CAD$	CAD$	CAD$

Cash	5,132	8,841	1,761
Accounts payable	16,023	4,775	1,830

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates.

Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting obligations associated with financial liabilities.  The Company enters into transactions for which repayment is required at various maturity dates.  Liquidity risk is measured by reviewing the Company’s future net cash flows for the possibility of a negative net cash flow.

15.                               Commitments

The Company has entered into various operating lease agreements with estimated minimum annual payments as follows:

2011	173,158
2012	173,158
2013	73,663

419,979

The Company has entered into property lease agreements related to the oil sands development program with estimated minimum annual payments in U.S. dollars as follows:

2011	62,542
2012	62,542
2013	62,542
2014	62,542
2015	46,699
Thereafter, to 2018	113,726

410,593

19

Earth Energy Resources Inc.

(A Development Stage Company)

Notes to the Consolidated Financial Statements

For the years ended December 31, 2010, 2009 and 2008

16.                               Subsequent events

On January 18, 2011, the Company entered into a letter of intent (the “Letter of Intent”) with an arms-length public company (“Pubco”).  Pursuant to the Letter of Intent, Pubco will acquire all of the outstanding securities of the Company such that the Company will become a wholly-owned subsidiary of Pubco.  Pubco Common Shares will be issued on the basis of four (4) Common Shares for every one (1) Company share (the “Proposed Transaction”).

It is expected that the Proposed Transaction will occur by way of plan of arrangement or other business combination subject to review of tax, accounting, corporate and securities law issues. In connection with the Proposed Transaction, it is expected that Pubco will apply to be classified as a Tier 2 oil and gas issuer under the policies of the TSX Venture Exchange and that it will continue the business currently carried on by the Company.

Completion of the Proposed Transaction is subject to a number of conditions, including, but not limited to, completion of due diligence, the entering into of a formal agreement between Pubco and the Company, completion of the Financing and Pre-closing Acquisition described below and receipt of all required regulatory and shareholder approvals, as applicable.

Prior to the closing of the Proposed Transaction, the Company expects to complete a private placement of subscription receipts which will convert on closing of the Proposed Transaction into up to 42,000,000 units of Pubco at a price of $0.30 per unit, each unit consisting of one Common Share and one-half of one Common Share purchase warrant exercisable at a price of $0.40 per share for a period of two years, for gross proceeds of $12,600,000 (the “Financing”).

On February 3, 2011, some of the placees of the financing loaned $3,000,000 to the Company (the “Bridge Loan”) to fund the acquisition of an additional 23,850 acres of undeveloped oil sands leases in the State of Utah (the “Pre-closing Acquisition”) and to provide working capital for certain operating activities, including a coring program and engineering activities. The parties agree that in the event the Proposed Transaction does not proceed, the Bridge Loan will be converted to 3,750,000 Common Shares of the Company at a deemed value of $0.80 per share.

17.                               Contingency

During the year ended December 31, 2009, the Company established a US$30,000 term deposit and corresponding Letter of Credit with their financial institution, in favour of the Bureau of Land Management, as a reclamation bond for development of a future water well and pipeline.

18.                               Capital management

The Company sets the amount of capital in proportion to risk and manages the capital structure and makes adjustments to it in light of changes to economic conditions and the risk characteristics of the underlying assets.  The Company does not have any external restrictions on capital.

19.                               Comparative figures

Certain comparative figures have been reclassified to conform with current year presentation.

20

EXHIBIT 2 TO APPENDIX D
MANAGEMENT’S DISCUSSION AND ANALYSIS OF EARTH ENERGY

Earth Energy Resources Inc.

Management’s Discussion and Analysis

Of Financial Condition and Results of Operations

Year End Report — December 31, 2010 and 2009

The financial statements and MD&A have been prepared taking into account information available as at February 23, 2011 and should be read in conjunction with the accompanying financial statements and related notes.

The following discussion is management’s assessment and analysis of the results and financial condition of Earth Energy Resources Inc. (the “Company”). The preparation of financial data is in accordance with Canadian generally accepted accounting principles and all figures are reported in Canadian dollars unless otherwise indicated.

Description of Business

The Company is a private company and is incorporated under the laws of Alberta.  The Company’s principal business activity is technology development in the oil and gas industry.  In addition to the Company’s oil sand extraction technology, it is developing an oil sands property in the State of Utah.

Proposed Transaction

On January 18, 2011, the Company entered into a letter of intent (the “Letter of Intent”) with an arms-length public company (“Pubco”).  Pursuant to the Letter of Intent, Pubco will acquire all of the outstanding securities of the Company such that the Company will become a wholly-owned subsidiary of Pubco.  Pubco Common Shares will be issued on the basis of four (4) Common Shares for every one (1) Company share (the “Proposed Transaction”).

It is expected that the Proposed Transaction will occur by way of plan of arrangement or other business combination subject to review of tax, accounting, corporate and securities law issues. In connection with the Proposed Transaction, it is expected that Pubco will apply to be classified as a Tier 2 oil and gas issuer under the policies of the TSX Venture Exchange and that it will continue the business currently carried on by the Company.

Completion of the Proposed Transaction is subject to a number of conditions, including, but not limited to, completion of due diligence, the entering into of a formal agreement between Pubco and the Company, completion of the Financing and Pre-closing Acquisition described below and receipt of all required regulatory and shareholder approvals, as applicable.

Prior to the closing of the Proposed Transaction, the Company expects to complete a private placement of subscription receipts which will convert on closing of the Proposed Transaction into up to 42,000,000 units of Pubco at a price of $0.30 per unit, each unit consisting of one Common Share and one-half of one Common Share purchase warrant exercisable at a price of $0.40 per share for a period of two years, for gross proceeds of $12,600,000 (the “Financing”).

On February 3, 2011, some of the placees of the financing loaned $3,000,000 to the Company (the “Bridge Loan”) to fund the acquisition of an additional 23,850 acres of undeveloped oil sands leases in the State of Utah (the “Pre-closing Acquisition”) and to provide working capital for certain operating activities, including a coring program and engineering activities. The parties

1

agree that in the event the Proposed Transaction does not proceed, the Bridge Loan will be converted to 3,750,000 Common Shares of the Company at a deemed value of $0.80 per share.

Overall Performance and Results of Operations

On January 29, 2010, the Company completed a shareholder offering issuing 867,000 Common Shares for gross proceeds of $1,083,750.

Pursuant to an agreement dated September 15, 2005, Envoy Capital Management Inc. “(Envoy”) was entitled to receive 3,510,916 Common Shares of the Company “Envoy Entitlement Shares” which shall remain in treasury as allocated but unissued, but which are fully earned and paid up.  At December 31, 2009, 1,147,303 such Envoy Entitlement Shares remained in treasury.  On January 29, 2010, the Company issued 540,000 Envoy Entitlement Shares to Envoy pursuant to the agreement.  The remaining balance of 607,303 Envoy Entitlement Shares were issued from the Company’s treasury on January 31, 2011.

Total assets decreased to $3,673,863 at December 31, 2010 from $3,763,048.  In the current year, current assets decreased $67,904 from the prior year to $677,145 and consist mainly of cash, SR&ED receivable and prepaid deposits.  At December 31, 2010 non-current assets included equipment of $323,148 (2009 — $451,414), petroleum properties of $1,015,236 (2009 — $915,284), deferred development costs of $130,516 (2009 — $130,516), technology and patents of $1,438,269 (2009 - $1,426,699) and reclamation bonds of $89,549 (2009 - $94,086).

Total liabilities as at December 31, 2010 were $177,979, decreasing by $41,242 from the prior year.  Accounts payable and accrued liabilities were $113,032 (2009 - $150,878).  The Company’s asset retirement obligation was $64,947 (2009 - $68,343).

The Company recorded a net loss of $1,204,705 during the year ended December 31, 2010.   Significant expenses included salary, wages and benefits of $322,346 (2009 - $358,671), occupancy costs of $207,387 (2009 - $224,016), professional fees of $151,265 (2009 - $98,586) consulting fees of $150,897 (2009 — $178,400), amortization of $135,658 (2009 - $189,676) and stock based compensation of $73,012 (2009 - $95,381).

The main source of cash funding operations for the year was the above-mentioned shareholder offering of $1,083,750.  Subsequent to year end, the Company entered into the Letter of Intent.

Fourth Quarter

As the Company is not a currently reporting issuer, it has not prepared or reported quarterly financial statements.

2

Selected Annual Information

	December 31	December 31	December 31
	2010	2009	2008

Total assets	$3,673,863	$3,763,048	$4,951,601

Total revenue	—	—	—

Net loss for the year	(1,204,705)	(1,378,341)	(1,865,098)

Basic loss per share	(0.05)	(0.06)	(0.08)

Dividends declared	—	—	—

The decrease in the net loss for 2010 to 2009 was $173,636.  Most significantly amortization expense decreased $54,018, professional fees expense increased $52,679, property evaluation expense decreased $70,080.  For the year ended December 31, 2010, total assets declined by $89,185 from December 31, 2009.  Working capital declined by $30,058 while long term assets decreased by $21,281.  Included in long term assets was a decrease in the net book value of equipment of $128,266 and an increase in petroleum properties of $99,952.

The decrease in the net loss for 2009 to 2008 was $486,757.  During the year ended December 31, 2009, significant changes in expenses included a decrease of $59,436 in amortization expense, $62,154 in salaries, wages and benefits, $344,642 in stock based compensation, while occupancy costs increased by $56,404.  For the year ended December 31, 2009, total assets declined by $1,188,533 from December 31, 2008.  Working capital declined by $1,243,653 while long term assets remained consistent year over year.  The main change in working capital was a decrease of $1,064,545 in cash as the Company did not issue any shares from treasury during the year.  Included in long term assets was a decrease in the net book value of equipment of $184,224, and an increase in petroleum properties of $137,276.

Summary of Quarterly Results

As the Company is not a currently reporting issuer, it has not prepared or reported quarterly financial statements.

Liquidity and Capital Resources

As at December 31, 2010, the Company has cash of $226,869 and net working capital of $564,113.  The Company has sufficient cash resources to settle immediate outstanding liabilities and, together with SR&ED receivables of $375,488 and other working capital assets,

3

the Company can maintain operations into the second quarter of 2011.  In connection with ongoing financing efforts, the Company intends to complete the Proposed Transaction described above.  As of the date of this report, the $3,000,000 Bridge Loan has been received, allowing the Company to initiate certain time sensitive activities including a coring program and engineering activities.

The Company has no bank debt or banking credit facilities in place.

Related Party Transactions

During the year ended December 31, 2010, the company incurred consulting fees of $188,588 (2009 - $204,975).  Deducted from this amount for financial statement purposes was $37,691 (2009 - $32,341) as a portion of these expenses were qualifying expenditures for Scientific Research and Experimental Development tax credit.  The consulting fees were incurred in the normal course of business for the provision of management services and paid to companies controlled by directors of the Company.

Commitments

The Company has two forms of future commitments.

The Company leases office and office/development premises in Calgary and Grande Prairie Alberta respectively.  The lease on the Calgary office space is a three year term expiring December 31, 2013 with gross annual rental fees of $40,498.  The office and technology development facility lease terminates on March 31, 2013 and has gross annual rental fees of $132,660.

The Company’s resource properties are leased from the State of Utah.  With 7,835 acres held under six separate leases, each having differing terms.  In aggregate, minimum annual payments are US$62,542.

Outstanding Share Data

As of the date of this report, there were 26,407,831 common shares issued and outstanding.  As of the date of this report, there were 3,350,000 options and no warrants outstanding.

Critical Accounting Estimates

The Company’s financial statements are prepared in accordance with Canadian generally accepted accounting principles.  A summary of the Company’s significant accounting policies is contained in Note 3 to the annual audited financial statements for the year ended December 31, 2010.  The Company’s significant accounting policies are subject to estimates and key judgements about future events, many of which are beyond management’s control.  The Company believes the following are the most critical accounting estimates used in the determination of its financial results.

4

Long-lived assets

Long-lived assets consist of equipment, petroleum properties, technology and patents, and deferred development costs. They are measured and amortized as described in the applicable accounting policies.

The Company performs impairment testing on long-lived assets held for use whenever events or changes in circumstances indicate that the carrying value of an asset, or group of assets, may not be recoverable.  Impairment losses are recognized when undiscounted future cash flows from its use and disposal are less than the assets’ carrying amount.  Impairment is measured as the amount by which the assets’ carrying value exceeds its fair value.  Any impairment is included in loss for the year.

Discounted cash flows are used to measure fair value of long-lived assets.

Asset retirement obligations

An asset retirement obligation is recognized at its fair value when the related asset is constructed and a reasonable estimate of its fair value is determinable.  Prices for similar liabilities are used to measure fair value.

When a liability is recognized, a corresponding asset retirement cost is capitalized to the carrying amount of the related asset.  The asset retirement cost is amortized over the estimated useful life of the related asset.

The Company recognizes changes to the liability arising from revisions to the timing or amount of expected future cash flows as an increase or decrease to the carrying amounts of the asset retirement obligation and the related asset retirement capitalized cost.

Future income taxes

The Company follows the asset and liability method of accounting for future income taxes.  Under this method, future income tax assets and liabilities are recorded based on temporary differences between the carrying amount of balance sheet items and their corresponding tax bases.  In addition, the future benefits of income tax assets, including unused tax losses, are recognized, subject to a valuation allowance, to the extent that it is more likely than not that such future benefits will ultimately be realized.  Future income tax assets and liabilities are measured using substantively enacted tax rates and laws expected to apply when the tax liabilities or assets are to be either settled or realized.

5

Stock-based compensation

The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which were fully transferable with no vesting restrictions.  Under this method, compensation cost is charged directly to earnings.  Direct awards of stock granted to employees are recorded at fair value on the date of grant and the associated expense is amortized over the vesting period with a corresponding credit to contributed surplus. When stock options are exercised, the proceeds, together with the amount recorded in contributed surplus, are recorded in share capital.  This option valuation model requires the input of highly subjective assumptions including the expected stock price volatility, expected lives of the options, expected dividends to be paid by the Company and risk free interest rates.  Because the Company’s stock options have characteristics significantly different from those of traded options and because changes in the input assumptions can materially affect the fair value estimate, such value is subject to measurement uncertainty.  The effect on the consolidated financial statements from changes in such estimates in future years could be significant.

Investment tax credits

Investment tax credits are accounted for using the cost reduction method whereby such credits are deducted from the expenditures to which they relate, when there is reasonable assurance that the investment tax credits will be received.

Management has estimated the amount of investment tax credits to be received based upon their assessment of qualifying expenditures.

Critical Accounting Policies

A detailed summary of all the Company’s significant accounting policies in included in Note 3 to the annual financial statements for the year ended December 31, 2010.

Adoption of New Accounting Standards

Financial Instruments — Disclosures

In June 2009, the Canadian Institute of Chartered Accountants amended Section 3862 “Financial Instruments - Disclosures” to include enhanced disclosures relating to fair value measurements.  The amendment establishes new requirements for disclosing fair value measurements recognized in the balance sheet using a three-tier fair value hierarchy based on the lowest level input that is significant to that fair value measurement.  This amendment is effective for annual financial statements relating to fiscal years ending after September 30, 2009.  This disclosure did not have a material impact on the consolidated financial statements.

6

Goodwill and Intangible Assets

Effective January 1, 2010, the Company adopted the Canadian Institute of Chartered Accountants’ new recommendations for goodwill and intangible assets under CICA 3064 Goodwill and Intangible Assets. The new Section replaces CICA 3062 Goodwill and Other Intangible Assets and CICA 3450 Research and Development Costs. In response to the release of the new section, AcG-11 Enterprises in the Development Stage was amended and EIC-27 Revenues and Expenditures During the Pre-Operating Period was withdrawn. The new recommendations establish standards for the recognition, measurement and disclosure of goodwill and intangible assets, including those that are internally generated. Specifically, the new standards help to clarify which costs meet the definition of an asset and thus, may be capitalized. Pursuant to the recommendations, the change was applied retrospectively. The adoption of this accounting policy did not have an effect on the consolidated financial statements.

Recent Accounting Standards Not Yet Effective

International Financial Reporting Standards (“IFRS”)

The Canadian Accounting Standards Board (AcSB) has confirmed that International Financial Reporting Standards (IFRS) will replace current Canadian GAAP for fiscal years beginning on or after January 1, 2011 for publicly accountable enterprises. For the Company, financial statements, including comparative information, for annual and interim periods beginning on or after January 1, 2011 will be prepared in accordance with IFRS.

Management is required to provide progress updates on the entity’s IFRS changeover plan at each annual reporting period up until the changeover date. An external advisor has been engaged by the Company to assist with the development of a conversion strategy and timetable and to perform a detailed review of major differences between Canadian GAAP and IFRS.

The Company is developing a changeover plan to adopt IFRS on January 1, 2010, the transition date.  The key elements of the plan include assessing the impact of adopting IFRS and taking preparatory action for transition. The key elements identified and addressed include:

•                  Assessing the key differences identified between Canadian GAAP, as currently applied by the Company, and IFRS; and

•                  Determining management actions that will allow the Company to properly prepare for reporting in accordance with IFRS

7

Upon transition to IFRS, IFRS 1 First-time Adoption of International Financial Reporting Standards provides exemptions from full or partial retrospective application of certain IFRS if management of the Company elects to use such exemptions. In addition, IFRS 1 details mandatory exceptions to retrospective application of certain standards.  Note 3 to the annual financial statements for the year ended December 31, 2010 more fully describes the transitional arrangements as permitted by IFRS 1 on changeover to IFRS, for which management has elected to adopt.

Based on management’s assessment, the Company expects no material differences in any key line items; however quantification of the impact on disclosures is currently underway.

Based on management’s review of the current processes, minimal impact is expected on information technology and data systems, and internal controls over financial reporting.  Management’s assessment indicates that there will be revisions to the Company’s financial statement disclosures on adoption of IFRS, but does not expect any major financial impact.

Risks and Uncertainties

As at December 31, 2010, the Company has sufficient working capital to finance near term operations; however maintaining continued operations and development of its oil sand project will require additional funding.  The sources of funds currently available to the Company include the sale of equity or joint venture arrangements.  There is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms acceptable to the Company.  On January 18, 2011, the Company entered into a Letter of Intent with International LMM Ventures Corp. (“LMM”), a publicly traded company, whereby LMM will acquire all of the issued and outstanding shares of the Company.  Prior to closing of the Proposed Transaction, the Company expects to complete a $12,600,000 private placement of subscription receipts that will convert on closing of the Proposed Transaction into shares of LMM.  The net proceeds of the financing is sufficient to fund ongoing operations of the Company together with the development of the Company’s oil sand properties and extraction and remediation technology.

Financial Instruments and Other Instruments

Financial Risk Management

The Board of Directors has overall responsibility for the establishment and oversight of the Company’s risk management framework.  The Company’s has classified its financial instruments as follows: cash (held-for-trading), accounts receivable (loans and receivables), deposits (held-for-trading), and accounts payable and accruals (other financial liabilities).

8

Financial Instrument Risk Exposure

The Company is exposed in varying degrees to a variety of financial instrument related risks.  The Board approves and monitors the risk management process

Fair Value of Financial Instruments

The carrying amount of cash, accounts receivable, deposits and accounts payable and accruals approximate their fair value due to the short-term nature of these instruments.

Foreign Currency Risk

The Company enters into transactions denominated in United States currency for which the related expenses and accounts payable balances are subject to exchange rate fluctuations.

Liquidity Risk

The Company’s cash is held in bank accounts and is available on demand.  Management has concluded that the Company has adequate financial resources to settle obligations as at December 31, 2010.

9

Earth Energy Resources Inc.

Management’s Discussion and Analysis

Of Financial Condition and Results of Operations

Year End Report — December 31, 2009 and 2008

The financial statements and MD&A have been prepared taking into account information available as at February 23, 2011 and should be read in conjunction with the accompanying financial statements and related notes.

The following discussion is management’s assessment and analysis of the results and financial condition of Earth Energy Resources Inc. (the “Company”). The preparation of financial data is in accordance with Canadian generally accepted accounting principles and all figures are reported in Canadian dollars unless otherwise indicated.

Description of Business

The Company is a private company and is incorporated under the laws of Alberta.  The Company’s principal business activity is technology development in the oil and gas industry.  In addition to the Company’s oil sand extraction technology, it is developing an oil sands property in the State of Utah.

Proposed Transaction

On January 18, 2011, the Company entered into a letter of intent (the “Letter of Intent”) with an arms-length public company (“Pubco”).  Pursuant to the Letter of Intent, Pubco will acquire all of the outstanding securities of the Company such that the Company will become a wholly-owned subsidiary of Pubco.  Pubco Common Shares will be issued on the basis of four (4) Common Shares for every one (1) Company share (the “Proposed Transaction”).

It is expected that the Proposed Transaction will occur by way of plan of arrangement or other business combination subject to review of tax, accounting, corporate and securities law issues. In connection with the Proposed Transaction, it is expected that Pubco will apply to be classified as a Tier 2 oil and gas issuer under the policies of the TSX Venture Exchange and that it will continue the business currently carried on by the Company.

Completion of the Proposed Transaction is subject to a number of conditions, including, but not limited to, completion of due diligence, the entering into of a formal agreement between Pubco and the Company, completion of the Financing and Pre-closing Acquisition described below and receipt of all required regulatory and shareholder approvals, as applicable.

Prior to the closing of the Proposed Transaction, the Company expects to complete a private placement of subscription receipts which will convert on closing of the Proposed Transaction into up to 42,000,000 units of Pubco at a price of $0.30 per unit, each unit consisting of one Common Share and one-half of one Common Share purchase warrant exercisable at a price of $0.40 per share for a period of two years, for gross proceeds of $12,600,000 (the “Financing”).

On February 3, 2011, some of the placees of the financing loaned $3,000,000 to the Company (the “Bridge Loan”) to fund the acquisition of an additional 23,850 acres of undeveloped oil sands leases in the State of Utah (the “Pre-closing Acquisition”) and to provide working capital for certain operating activities, including a coring program and engineering activities. The parties

1

agree that in the event the Proposed Transaction does not proceed, the Bridge Loan will be converted to 3,750,000 Common Shares of the Company at a deemed value of $0.80 per share.

Overall Performance and Results of Operations

During 2009, the Company did not issue any shares from treasury.  2009 operations were funded from working capital on hand.

Pursuant to an agreement dated September 15, 2005, Envoy Capital Management Inc. “(Envoy”) was entitled to receive 3,510,916 Common Shares of the Company “Envoy Entitlement Shares” which shall remain in treasury as allocated but unissued, but which are fully earned and paid up.  At December 31, 2009, 1,147,303 such Envoy Entitlement Shares remained in treasury.  On January 29, 2010, the Company issued 540,000 Envoy Entitlement Shares to Envoy pursuant to the agreement.  The remaining balance of 607,303 Envoy Entitlement Shares were issued from the Company’s treasury on January 31, 2011.

Total assets decreased to $3,763,048 at December 31, 2009 from $4,951,601.  In the current year, current assets decreased $1,178,607 from the prior year to $745,049 and consist mainly of cash, SR&ED receivable and prepaid deposits.  At December 31, 2009 non-current assets included equipment of $451,414 (2008 — $635,638), petroleum properties of $915,284 (2008 — $778,008), deferred development costs of $130,516 (2008 — $130,516), technology and patents of $1,426,699 (2008 - $1,420,637) and reclamation bonds of $94,086 (2008 - $63,146).

Total liabilities as at December 31, 2009 were $219,221, increasing by $95,721 from the prior year.  Accounts payable and accrued liabilities were $150,878 (2008 - $85,832).  The Company’s asset retirement obligation was $68,343 (2008 - $37,668).

The Company recorded a net loss of $1,378,341 during the year ended December 31, 2009.   Significant expenses included salary, wages and benefits of $358,671 (2008 - $420,825), occupancy costs of $224,016 (2008 - $167,612), amortization of $189,676 (2008 - $249,112) consulting fees of $178,400 (2008 — $167,386), professional fees of $98,586 (2008 - $90,646), and stock based compensation of $95,381 (2008 - $440,023).

Fourth Quarter

As the Company is not a currently reporting issuer, it has not prepared or reported quarterly financial statements.

2

Selected Annual Information

	December 31	December 31	December 31
	2009	2008	2007

Total assets	$3,763,048	$4,951,601	$4,419,817
Total revenue	—	—	—
Net loss for the year	(1,378,341)	(1,865,098)	(1,438,182)
Basic loss per share	(0.06)	(0.08)	(0.06)
Dividends declared	—	—	—

The decrease in the net loss for 2009 to 2008 was $486,757.  During the year ended December 31, 2009, significant changes in expenses included a decrease of $59,436 in amortization expense, $62,154 in salaries, wages and benefits, $344,642 in stock based compensation, while occupancy costs increased by $56,404.  For the year ended December 31, 2009, total assets declined by $1,188,533 from December 31, 2008.  Working capital declined by $1,243,653 while long term assets remained consistent year over year.  The main change in working capital was a decrease of $1,064,545 in cash as the Company did not issue any shares from treasury during the year.  Included in long term assets was a decrease in the net book value of equipment of $184,224, and an increase in petroleum properties of $137,276.

The increase in the net loss for 2008 to 2007 was $426,916.  Most significantly stock based compensation increased $290,879, salary wages and benefits increased $46,132 and the company experience a loss on disposal of capital assets of $109,790.  Certain expenses decreased year over year including an amortization expense decrease of $52,940.  For the year ended December 31, 2008, total assets increased by $531,784 from December 31, 2007.  Working capital increased by $585,295 and long term assets increased by $47,493.  During 2008, the Company completed a shareholder offering of treasury shares for net proceeds of $2,058,109 with the remaining balance of cash being $1,460,537 at December 31, 2008.  Included in long term assets was a decrease in the net book value of equipment of $176,953 and an increase in petroleum properties of $176,981.

Summary of Quarterly Results

As the Company is not a currently reporting issuer, it has not prepared or reported quarterly financial statements.

3

Liquidity and Capital Resources

As at December 31, 2009, the Company has cash of $395,992 and net working capital of $594,171.  The Company has sufficient cash resources to settle immediate outstanding liabilities and, together with SR&ED receivables of $277,706 and other working capital assets, the Company can maintain operations into the second quarter of 2010.  The Company completed a shareholder offering of treasury shares for net proceeds of $1,083,750 on January 29, 2010.

The Company has no bank debt or banking credit facilities in place.

Related Party Transactions

During the year ended December 31, 2009, the company incurred consulting fees of $204,975 (2008 - $194,225).  Deducted from this amount for financial statement purposes was $32,341 (2008 - $26,839) as a portion of these expenses were qualifying expenditures for Scientific Research and Experimental Development tax credit.  The consulting fees were incurred in the normal course of business for the provision of management services and paid to companies controlled by directors of the Company.

Commitments

The Company has two forms of future commitments.

The Company leases office and office/development premises in Calgary and Grande Prairie Alberta respectively.  The lease on the Calgary office space expired October 31, 2010 with gross annual rental fees of $81,000.  During 2010, the Company secured a new lease on the Calgary office space with a three year term expiring December 31, 2013 with gross annual rental fees of $40,498.  The office and technology development facility lease terminates on March 31, 2013 and has gross annual rental fees of $132,660.

The Company’s resource properties are leased from the State of Utah.  With 7,835 acres held under six separate leases, each having differing terms.  In aggregate, minimum annual payments are US$62,542.

Outstanding Share Data

As of the date of this report, there were 26,407,831 common shares issued and outstanding.  As of the date of this report, there were 3,350,000 options and no warrants outstanding.

Critical Accounting Estimates

The Company’s financial statements are prepared in accordance with Canadian generally accepted accounting principles.  A summary of the Company’s significant accounting policies is contained in Note 3 to the annual audited financial statements for the year ended December 31, 2009.  The Company’s significant accounting policies are subject to estimates and key

4

judgements about future events, many of which are beyond management’s control.  The Company believes the following are the most critical accounting estimates used in the determination of its financial results.

Long-lived assets

Long-lived assets consist of equipment, petroleum properties, technology and patents, and deferred development costs. They are measured and amortized as described in the applicable accounting policies.

The Company performs impairment testing on long-lived assets held for use whenever events or changes in circumstances indicate that the carrying value of an asset, or group of assets, may not be recoverable.  Impairment losses are recognized when undiscounted future cash flows from its use and disposal are less than the assets’ carrying amount.  Impairment is measured as the amount by which the assets’ carrying value exceeds its fair value.  Any impairment is included in loss for the year.

Discounted cash flows are used to measure fair value of long-lived assets.

Asset retirement obligations

An asset retirement obligation is recognized at its fair value when the related asset is constructed and a reasonable estimate of its fair value is determinable.  Prices for similar liabilities are used to measure fair value.

When a liability is recognized, a corresponding asset retirement cost is capitalized to the carrying amount of the related asset.  The asset retirement cost is amortized over the estimated useful life of the related asset.

The Company recognizes changes to the liability arising from revisions to the timing or amount of expected future cash flows as an increase or decrease to the carrying amounts of the asset retirement obligation and the related asset retirement capitalized cost.

Future income taxes

The Company follows the asset and liability method of accounting for future income taxes.  Under this method, future income tax assets and liabilities are recorded based on temporary differences between the carrying amount of balance sheet items and their corresponding tax bases.  In addition, the future benefits of income tax assets, including unused tax losses, are recognized, subject to a valuation allowance, to the extent that it is more likely than not that such future benefits will ultimately be realized.  Future income tax assets and liabilities are measured using substantively enacted tax rates and laws expected to apply when the tax liabilities or assets are to be either settled or realized.

5

Stock-based compensation

The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which were fully transferable with no vesting restrictions.  Under this method, compensation cost is charged directly to earnings.  Direct awards of stock granted to employees are recorded at fair value on the date of grant and the associated expense is amortized over the vesting period with a corresponding credit to contributed surplus. When stock options are exercised, the proceeds, together with the amount recorded in contributed surplus, are recorded in share capital.  This option valuation model requires the input of highly subjective assumptions including the expected stock price volatility, expected lives of the options, expected dividends to be paid by the Company and risk free interest rates.  Because the Company’s stock options have characteristics significantly different from those of traded options and because changes in the input assumptions can materially affect the fair value estimate, such value is subject to measurement uncertainty.  The effect on the consolidated financial statements from changes in such estimates in future years could be significant.

Investment tax credits

Investment tax credits are accounted for using the cost reduction method whereby such credits are deducted from the expenditures to which they relate, when there is reasonable assurance that the investment tax credits will be received.

Management has estimated the amount of investment tax credits to be received based upon their assessment of qualifying expenditures.

Critical Accounting Policies

A detailed summary of all the Company’s significant accounting policies in included in Note 3 to the annual financial statements for the year ended December 31, 2009.

Adoption of New Accounting Standards

Financial Instruments — Disclosures

In June 2009, the Canadian Institute of Chartered Accountants amended Section 3862 “Financial Instruments - Disclosures” to include enhanced disclosures relating to fair value measurements.  The amendment establishes new requirements for disclosing fair value measurements recognized in the balance sheet using a three-tier fair value hierarchy based on the lowest level input that is significant to that fair value measurement.  This amendment is effective for annual financial statements relating to fiscal years ending after September 30, 2009.  This disclosure did not have a material impact on the consolidated financial statements.

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Goodwill and Intangible Assets

Effective January 1, 2010, the Company adopted the Canadian Institute of Chartered Accountants’ new recommendations for goodwill and intangible assets under CICA 3064 Goodwill and Intangible Assets. The new Section replaces CICA 3062 Goodwill and Other Intangible Assets and CICA 3450 Research and Development Costs. In response to the release of the new section, AcG-11 Enterprises in the Development Stage was amended and EIC-27 Revenues and Expenditures During the Pre-Operating Period was withdrawn. The new recommendations establish standards for the recognition, measurement and disclosure of goodwill and intangible assets, including those that are internally generated. Specifically, the new standards help to clarify which costs meet the definition of an asset and thus, may be capitalized. Pursuant to the recommendations, the change was applied retrospectively. The adoption of this accounting policy did not have an effect on the consolidated financial statements.

Recent Accounting Standards Not Yet Effective

International Financial Reporting Standards (“IFRS”)

The Canadian Accounting Standards Board (AcSB) has confirmed that International Financial Reporting Standards (IFRS) will replace current Canadian GAAP for fiscal years beginning on or after January 1, 2011 for publicly accountable enterprises. For the Company, financial statements, including comparative information, for annual and interim periods beginning on or after January 1, 2011 will be prepared in accordance with IFRS.

Management is required to provide progress updates on the entity’s IFRS changeover plan at each annual reporting period up until the changeover date. An external advisor has been engaged by the Company to assist with the development of a conversion strategy and timetable and to perform a detailed review of major differences between Canadian GAAP and IFRS.

The Company is developing a changeover plan to adopt IFRS on January 1, 2010, the transition date.  The key elements of the plan include assessing the impact of adopting IFRS and taking preparatory action for transition. The key elements identified and addressed include:

•      Assessing the key differences identified between Canadian GAAP, as currently applied by the Company, and IFRS; and

•      Determining management actions that will allow the Company to properly prepare for reporting in accordance with IFRS

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Upon transition to IFRS, IFRS 1 First-time Adoption of International Financial Reporting Standards provides exemptions from full or partial retrospective application of certain IFRS if management of the Company elects to use such exemptions. In addition, IFRS 1 details mandatory exceptions to retrospective application of certain standards.  Note 3 to the annual financial statements for the year ended December 31, 2010 more fully describes the transitional arrangements as permitted by IFRS 1 on changeover to IFRS, for which management has elected to adopt.

Based on management’s assessment, the Company expects no material differences in any key line items; however quantification of the impact on disclosures is currently underway.

Based on management’s review of the current processes, minimal impact is expected on information technology and data systems, and internal controls over financial reporting.  Management’s assessment indicates that there will be revisions to the Company’s financial statement disclosures on adoption of IFRS, but does not expect any major financial impact.

Risks and Uncertainties

As at December 31, 2009, the Company has sufficient working capital to finance near term operations; however maintaining continued operations and development of its oil sand project will require additional funding.  The sources of funds currently available to the Company include the sale of equity or joint venture arrangements.  There is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms acceptable to the Company.  On January 29, 2010, the Company closed a shareholder offering of treasury shares for net proceeds of $1,083,750.  On January 18, 2011, the Company entered into a Letter of Intent with International LMM Ventures Corp. (“LMM”), a publicly traded company, whereby LMM will acquire all of the issued and outstanding shares of the Company.  Prior to closing of the Proposed Transaction, the Company expects to complete a $12,600,000 private placement of subscription receipts that will convert on closing of the Proposed Transaction into shares of LMM.  The net proceeds of the financing is sufficient to fund ongoing operations of the Company together with the development of the Company’s oil sand properties and extraction and remediation technology.

Financial Instruments and Other Instruments

Financial Risk Management

The Board of Directors has overall responsibility for the establishment and oversight of the Company’s risk management framework.  The Company’s has classified its financial instruments as follows: cash (held-for-trading), accounts receivable (loans and receivables), deposits (held-for-trading), and accounts payable and accruals (other financial liabilities).

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Financial Instrument Risk Exposure

The Company is exposed in varying degrees to a variety of financial instrument related risks.  The Board approves and monitors the risk management process

Fair Value of Financial Instruments

The carrying amount of cash, accounts receivable, deposits and accounts payable and accruals approximate their fair value due to the short-term nature of these instruments.

Foreign Currency Risk

The Company enters into transactions denominated in United States currency for which the related expenses and accounts payable balances are subject to exchange rate fluctuations.

Liquidity Risk

The Company’s cash is held in bank accounts and is available on demand.  Management has concluded that the Company has adequate financial resources to settle obligations as at December 31, 2009.

9

APPENDIX E

INFORMATION CONCERNING THE RESULTING ISSUER

Name and Incorporation

The corporate name of the Resulting Issuer will be “US Oil Sands Inc.” or any another name as may be determined by LMM Ventures and Earth Energy and acceptable to the TSXV. The Resulting Issuer will be governed by the Business Corporations Act (British Columbia). Following completion of the Amalgamation, it is anticipated that the Resulting Issuer will be continued under the laws of Alberta and that its registered office will be located at 1900, 520 — 3rd Avenue S.W., Calgary, Alberta T2P 0R3 and its head office will be located at Suite 950, 633 — 6th Avenue S.W., Calgary, Alberta T2P 2Y5.

Intercorporate Relationships

After giving effect to the Amalgamation, the Resulting Issuer will have one wholly-owned subsidiary being Amalco, a corporation amalgamated under the laws of Alberta and Amalco will have one wholly-owned subsidiary being Earth Energy Resources, Inc. a corporation incorporated under the laws of the State of Utah.

Narrative Description of the Business

Upon completion of the Amalgamation, the Resulting Issuer intends to carry on the business of Earth Energy as a junior oil sands development company. See “Information Concerning Earth Energy Resources Inc. — Narrative Description of the Business” in Appendix D to this Information Circular.

Stated Business Objectives and Milestones

The Resulting Issuer’s objective is to execute a two-part core drilling program on Earth Energy’s PR Spring Property in the summer of 2011.  For a complete description of the two-part core drilling program and the events to occur to meet this objective, including expected timing and costs, see “Exploration and Development Activities” below.

Exploration and Development Activities

The Resulting Issuer plans to execute a two-part core drilling program on Earth Energy’s PR Spring Property in the summer of 2011. The program consists of a high density 57 hole program on the initial mine plan area, for detailed mine planning purposes, as well as an 88 hole 40 acre-spaced program for generation of a NI 51-101 compliant resource estimate on the 3,241 ore-bearing acres of the PR Spring Property contiguous lease parcel. Core holes will be drilled to depths ranging between 225 and 300 feet, depending on the surface topography.

The coring program is tentatively scheduled to begin in April 2011. Two coring rigs will be contracted in conjunction with a 30-man drill camp. Earth Energy is in receipt of all permits required to undertake the program. Recovered core will be field logged, photographed and transferred to core boxes for shipment to a core assay lab in Salt Lake City. The core laboratory will produce a detailed report of sampling and assays conducted at specified core intervals. This report will then be forwarded to Sproule for generation of the follow-on resource report.

Initial coring operations will be undertaken on the approved mine area and immediate vicinity to infill existing core data and facilitate detailed mine planning. The rigs will then move to the 40 acre-spaced program and drill out the balance of the prepared locations. Field drilling is scheduled to be complete in approximately 3 months, with assays and final reporting taking an additional two months. Cost estimate for the combined program is $4.7 million which consists of the following:

Core Program	Scheduled Completion Date	Cost Estimate

50 — 60 hole high density program	August, 2011	$1.4 million

40 acre-spaced resource program	August, 2011	$2.5 million

Core lab assays and report	October, 2011	$0.8 million

Total		$4.7 million

Acquired field data and assay results will also be uploaded to the Resulting Issuer’s geologic modeling/mine planning software to enable detailed interpretation, mine design and operational planning.

DESCRIPTION OF SECURITIES

The Resulting Issuer will have authorized capital which consists of an unlimited number of LMM Shares and an unlimited number of preferred shares without nominal or par value.  Upon completion of the Amalgamation, assuming completion of the Private Placement, approximately 249,018,329 LMM Shares will be issued and outstanding as fully paid and non-assessable.

LMM Shares

The Resulting Issuer will be authorized to issue an unlimited number of LMM Shares without nominal or par value.  The holders of LMM Shares will be entitled to one vote per share at meetings of the shareholders of the Resulting Issuer. Subject to the rights of holders of preferred shares, holders of LMM Shares are entitled to dividends, if, as and when declared by the board of directors of the Resulting Issuer and, upon liquidation, to share equally in such assets of the Resulting Issuer as are distributable to the holders of LMM Shares.

Preferred Shares

The Resulting Issuer will be authorized to issue, in series, an unlimited number of preferred shares, the rights and restrictions relating to which shall be set by the board of directors of the Resulting Issuer prior to the issuance thereof.  The preferred shares of each series shall be given preference over all voting and non voting common shares of the Resulting Issuer and any other shares of the Resulting Issuer ranking by their terms junior to the preferred shares of that series, with respect to the payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding up of the Resulting Issuer or with respect to any other return of capital; if any cumulative dividends or amounts payable on the return of capital in respect of a series of preferred shares are not paid in full, every series of preferred shares shall participate rateably in respect of accumulated dividends and return of capital.  No preferred shares are issued and outstanding as of the date hereof.

SELECTED PRO FORMA FINANCIAL INFORMATION

The following selected pro forma financial information was derived from the Resulting Issuer’s pro forma financial statements and is based on the assumptions described in the notes to the pro forma financial statements, attached hereto as Exhibit 1.  The pro forma financial statements are not necessarily indicative of what the Resulting Issuer’s financial position or results of operations would have been if the events reflected therein had been in effect on the dates indicated, nor do they purport to project the Resulting Issuer’s financial position or results of operation for any future period.

	As at November 30, 2010 After Giving Effect to the Amalgamation and Prior to Giving Effect to the Private Placement	As at November 30, 2010 After Giving Effect to the Amalgamation and the Private Placement
Current assets	$1,429,866	$12,998,866
Total assets	$4,426,584	$15,995,584
Liabilities	$193,691	$193,691
Deficit	$12,843,595	$13,874,595

PRO FORMA CONSOLIDATED CAPITALIZATION

The following table sets forth the estimated capitalization of the Resulting Issuer as at the Effective Date:

	Authorized	Outstanding After Giving Effect to the Amalgamation and Prior to Giving Effect to the Private Placement(1)	Outstanding After Giving Effect to the Amalgamation and the Private Placement (2)

LMM Shares	Unlimited	207,018,329 shares	249,018,329 shares

Preferred Shares	Unlimited	Nil	Nil

Long Term Debt	Nil	Nil	Nil

LMM Options	10% of LMM Shares(3)	17,638,000 options(4)	17,638,000 options(4)

LMM Warrants	N/A	Nil	21,000,000 warrants(5)

Notes:

(1)           Assumes: (i) there are no Dissenting Shareholders; (ii) no Earth Options or LMM Options were exercised after the date hereof and prior to the Effective Date; and (iii) repayment of the Earth Notes.  Includes 2,100,000 LMM Shares issuable to Endeavour.  The closing of the Amalgamation is conditional upon the closing of the Private Placement.

(2)           Assumes: (i) there are no Dissenting Shareholders; (ii) no Earth Options or LMM Options were exercised after the date hereof and prior to the Effective Date; (iii) repayment of the Earth Notes and (iv) 42,000,000 Earth Receipts were issued under the Private Placement.  See “The Amalgamation — The Private Placement”.  Includes 2,100,000 LMM Shares issuable to Endeavour.

(3)           The Option Plan (as defined herein) permits the Resulting Issuer to grant options to acquire up to 10% of the issued and outstanding LMM Shares, from time to time.

(4)           Includes 13,400,000 LMM Options issuable to holders of existing Earth Options.

(5)           Includes 21,000,000 LMM Warrants issuable pursuant to the exchange of Earth Warrants issuable upon conversion of the Earth Receipts.

FULLY DILLUTED SHARE CAPTIAL

In addition to the information set out in the capitalization table above, the following table sets out the anticipated fully diluted share capital of the Resulting Issuer after giving effect to the Amalgamation, before and after giving effect to the Private Placement:

Description of Security	Outstanding After Giving Effect to the Amalgamation and Prior to Giving Effect to the Private Placement(1)%			Outstanding After Giving Effect to the Amalgamation and the Private Placement(2)%

LMM Shares	207,018,329		92.15%	249,018,329		86.57%

LMM Options	17,638,000	(3)	7.85%	17,638,000	(3)	6.13%

LMM Warrants	Nil		0%	21,000,000	(4)	7.30%

Total	224,656,329		100%	287,656,329		100%

Notes:

(1)           Assumes: (i) there are no Dissenting Shareholders; (ii) no Earth Options or LMM Options were exercised after the date hereof and prior to the Effective Date; and (iii) repayment of the Earth Notes.  Includes 2,100,000 LMM Shares issuable to Endeavour.  The closing of the Amalgamation is conditional upon the closing of the Private Placement.

(2)           Assumes: (i) there are no Dissenting Shareholders; (ii) no Earth Options or LMM Options were exercised after the date hereof and prior to the Effective Date; (iii) repayment of the Earth Notes and (iv) 42,000,000 Earth Receipts were issued under the Private Placement.  See “The Amalgamation — The Private Placement”.  Includes 2,100,000 LMM Shares issuable to Endeavour.

(3)           Includes 13,400,000 LMM Options issuable to holders of existing Earth Options.

(4)           Includes 21,000,000 LMM Warrants issuable pursuant to the exchange of Earth Warrants issuable upon conversion of the Earth Receipts.

AVAILABLE FUNDS AND PRINCIPAL PURPOSES

Funds Available

As at February 28, 2011, LMM Ventures estimates that it had working capital of approximately $650,000 and Earth Energy estimates that it had working capital of approximately $3,236,833 (including after giving effect to the Bridge Loan).  Prior to giving effect to the Private Placement and after the estimated costs of the Amalgamation in the amount of $275,000, the total funds available to the Resulting Issuer are estimated to be approximately $3,611,833.

After giving effect to the Private Placement ($11,844,000 net of finder’s fees) and the estimated costs of the Amalgamation and Private Placement in the amount of $275,000, the total funds available to the Resulting Issuer are estimated to be approximately $15,455,833.  Management intends to continue to use such funds as set forth below under the heading “Principal Purposes of Funds”.

Principal Purposes of Funds

The following table sets forth the proposed use of the available funds by the Resulting Issuer upon: (a) completion of the Amalgamation; and (b) completion of the Amalgamation and the Private Placement:

Principal Uses	After Giving Effect to the Amalgamation and Prior to Giving Effect to the Private Placement	After Giving Effect to the Amalgamation and the Private Placement

Repayment of Earth Notes	$3,000,000	$3,000,000
Exploration Core Drilling Program	$—	$4,700,000
Land Acquisition and Annual Rent	$—	$1,250,000
Water Source and Supply	$—	$1,000,000
Engineering	$—	$1,500,000
Site Facilities	$—	$600,000
Regulatory and Bonding	$—	$416,055
General and Administrative expenses for the next 12 months	$611,833	$2,000,000
Working Capital	$—	$989,778
Total	$3,611,833	$15,455,833

The Resulting Issuer will spend the funds available to it upon completion of the Amalgamation to further its business objectives. See “Narrative Description of the Business” above. There may be circumstances where, for sound business reasons, a reallocation of the funds may be necessary.

Dividends

The Resulting Issuer does not intend to pay dividends on the LMM Shares in the foreseeable future. The future payment of dividends will be dependent upon the financial requirements of the Resulting Issuer to fund future growth, the financial condition of the Resulting Issuer and other factors which the board of directors of the Resulting Issuer may consider appropriate in the circumstances.  It is the intended policy of the board of directors of the Resulting Issuer to retain any earnings to finance the growth and development of the Resulting Issuer’s business and, therefore, the proposed management of the Resulting Issuer does not anticipate paying any dividends in the immediate or foreseeable future.

PRINCIPAL SECURITYHOLDERS

To the knowledge of the directors and senior officers of Earth Energy and LMM Ventures, it is anticipated that no person or company will beneficially own, directly or indirectly, or exercise control or direction over, voting securities of the Resulting Issuer carrying more than 10% of the voting rights attached to the LMM Shares

DIRECTORS OFFICERS AND PROMOTERS

The following are the names and municipalities of residence of the individuals who will hold office as directors and officers of Resulting Issuer upon completion of the Amalgamation, their proposed positions and offices with the Resulting Issuer, their number and percentage of LMM Shares that the proposed director or officer will own, or over which control or direction will be exercised following the Amalgamation, the period served as a director or officer of Earth Energy and their principal occupations during the last five years.

Name, Expected Position and Municipality of Residence	Principal Occupation for the Previous 5 Years	Number and Percentage of LMM Shares After Giving Effect to the Amalgamation and Prior to Giving Effect to the Private Placement(3)	Number and Percentage of LMM Shares After Giving Effect to the Amalgamation and the Private Placement(4)

Verne G. Johnson(2) Chief Executive Officer and Director Calgary, Alberta

President of KristErin Resources Ltd., a private family company since January 2000, prior thereto, various senior capacities with companies such as Paragon Petroleum Ltd., ELAN Energy Inc., Ziff Energy Group and Enerplus Resources Group from 1981 to 2000.

		4,020,000 (1.94%)	4,853,000 (1.95%)

D. Glen Snarr President, Chief Financial Officer and Corporate Secretary Calgary, Alberta	President and Chief Financial Officer of Earth Energy since August 2005; Vice President of Finance at BanCor Inc., a private investment firm and successor company to Travis Chemicals Inc since 1994.	673,972 (0.33%)	743,972 (0.30%)

Barclay E. Cuthbert Vice-President, Operations Calgary, Alberta

Vice President, Operations of Earth Energy since August 2005; prior thereto, Project Manager, Business Development of LUKoil Overseas Services Limited, an oil and gas company from October 2004 to July 2005.

		488,000 (0.24%)	558,000 (0.22%)

Timothy J. Wall Vice-President, Engineering Calgary, Alberta	Vice-President, Engineering of Earth Energy since May 2006; prior thereto, senior project manager at IOR Kearl Oil Sands, Colt-Esso Alliance from January 2004 to March 2006.	360,000 (0.17%)	400,000 (0.16%)

H. Douglas Hunter(2) Director and Chairman Calgary, Alberta	President of RFM Capital Corporation, a private investment company since 1983.	5,440,000 (2.63%)	6,440,000 (2.59%)

James A. Banister(2) Director Calgary, Alberta	President and Chief Executive Officer of BanCor Inc., a private investment firm and successor company to Travis chemicals Inc. since 1985.	6,578,252 (3.18%)	7,411,252 (2.98%)

Ken M. Stephenson(2) Director Calgary, Alberta	President of Kenaco Capital Services Inc., a private investment firm since 1986.	1,420,000 (0.69%)	1,753,000 (0.70%)

Edward Chwyl(2) Director Victoria, British Columbia	Retired businessman with over 35 years of experience in the oil and gas industry in North America, most notably as President and Chief Executive Officer of Tarragon Oil and	Nil	Nil

Gas Limited from 1989 to 1998. Prior thereto, various technical and executive positions within the oil and gas industry in Canada and the United States.

Notes:

(1)           Upon completion of the Amalgamation, Verne G. Johnson, H. Douglas Hunter and James A. Banister will comprise the Audit Committee of the Resulting Issuer.

(2)           The terms of all directors of the Resulting Issuer will expire on the date of the first annual meeting of the shareholders of the Resulting Issuer.

(3)           Assumes: (i) there are no Dissenting Shareholders; (ii) no Earth Options or LMM Options were exercised after the date hereof and prior to the Effective Date; and (iii) repayment of the Earth Notes.  Includes 2,100,000 LMM Shares issuable to Endeavour.  The closing of the Amalgamation is conditional upon the closing of the Private Placement.

(4)           Assumes: (i) there are no Dissenting Shareholders; (ii) no Earth Options or LMM Options were exercised after the date hereof and prior to the Effective Date; (iii) repayment of the Earth Notes; and (iv) 42,000,000 Earth Receipts were issued under the Private Placement.  See “The Amalgamation — The Private Placement”.  Includes 2,100,000 LMM Shares issuable to Endeavour.

After giving effect to the Amalgamation, the holdings of the proposed directors and officers of the Resulting Issuer, and their associates and affiliates, as a group, whether, beneficial, direct or indirect, will represent 18,980,224 LMM Shares and 10,000,000 LMM Options prior to giving effect to the Private Placement, representing approximately 9.17% of the outstanding LMM Shares and 56.7% of the outstanding LMM Options and 22,159,224 LMM Shares after giving effect to the Private Placement, representing approximately 8.90% of the outstanding LLM Shares and 56.7% of the outstanding LMM Options.

Management of the Resulting Issuer

If the Amalgamation is approved at the Meeting and the Amalgamation is completed, the following individuals are anticipated to be the management and key personnel of the Resulting Issuer:

Verne G. Johnson — Age 66 — Chief Executive Officer and Director

Verne Johnson has enjoyed a long and varied career as an engineer in the oil and gas industry, beginning with roles with large oil and gas companies like Imperial Oil Limited and later moving to the independent sector of the industry in various senior capacities, including President and Chief Executive Officer of ELAN Energy Inc. from 1989 to 1997.  In recent years, Mr. Johnson has been engaged in advisory and restructuring roles and has served as a director of a number of energy and other companies.  As well, Mr. Johnson has served on many community and industry organizations, including as a member of the boards of directors of the Calgary Opera, the Independent Petroleum Association of Canada and the Canadian Association of Petroleum Producers.  In 1995, Mr. Johnson was chosen for the Gold Medal by The Wall Street Transcript and in 1996 was a member of the Zimmerman Committee of the Investment Dealers Association which developed the current regulations for corporate takeovers in Canada.  Mr. Johnson received his Bachelors of Engineering from the University of Manitoba.  It is anticipated that Mr. Johnson will devote 50% of his time to the Resulting Issuer.  Earth Energy is currently conducting an executive search for a new Chief Executive Officer, upon which appointment, Mr. Johnson has agreed to step down as Chief Executive Officer of the Resulting Issuer but will continue to remain a director of the Resulting Issuer.

D. Glen Snarr — Age 49 — President, Chief Financial Officer and Corporate Secretary

Since 1994, Glen Snarr has been involved in the senior financial management of numerous companies as Vice President of Finance at BanCor Inc., a private investment firm and successor company to Travis Chemicals Inc. He was treasurer of Decarson Rentals (2000) Inc. until it was sold to Builders Energy Services Trust in January 2005. Mr. Snarr is currently a director of ESG Filtration Ltd. Prior to joining Travis Chemicals Inc. in 1994, Mr. Snarr worked 13 years for Deloitte & Touche LLP, Chartered Accountants, where he concentrated on mergers & acquisitions, public company auditing and reporting.  Mr. Snarr received his Bachelors of Business Administration from the University of Regina and is a Chartered Accountant.  It is anticipated that Mr. Snarr will devote 100% of his time to the Resulting Issuer.

Barclay E. Cuthbert — Age 41 — Vice-President, Operations

Barclay Cuthbert has over 15 years of experience in the oil and gas industry, working with oil companies and oilfield service companies in Canada, Russia and the Middle East. Mr. Cuthbert worked with LUKoil Overseas to develop international exploration and production operations, focusing principally on projects in Latin America including analysis of several heavy oil deposits in the region. Prior to that, Mr. Cuthbert, managed the western partners’ interest in a production chemical joint venture with LUKoil in Western Siberia.  Mr. Cuthbert received his Master of Business Administration from Queen’s University and his Bachelors of Science (Chemistry) with distinction, from the University of Calgary.  It is anticipated that Mr. Cuthbert will devote 100% of his time to the Resulting Issuer.

Timothy J. Wall — Age 51 — Vice-President, Engineering

Timothy Wall has over 30 years of energy industry project engineering and senior project management experience.  Prior to joining Earth Energy, he was a senior project manager with a major oil company in Calgary, where he was responsible for geophysical and geotechnical field investigations and infrastructure planning for a $10 billion oil sands mine/bitumen production operation in the Athabasca Oil Sands region of northern Alberta.  Mr. Wall’s experience in conventional oil and gas production includes a senior management position with a major pipeline construction firm and numerous senior project management and engineering positions involved with oil and gas pipelines, gas plant construction, refinery operations and maintenance and the construction of open pit coal mines. Mr. Wall received his Bachelors of Applied Science from the University of British Columbia and is a professional engineer registered in Alberta. It is anticipated that Mr. Wall will devote 100% of his time to the Resulting Issuer.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

Other than as set forth below, no proposed director or officer of the Resulting Issuer or a securityholder anticipated to hold sufficient securities of the Resulting Issuer to affect materially the control of the Resulting Issuer, has, within the last ten years been a director or officer of any reporting issuer that, while such person was acting in that capacity, was the subject of a cease trade or similar order or an order that denied the other issuer access to any exemptions under applicable securities laws for a period of more than 30 consecutive days or became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or been subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of that person.

Mr. Verne G. Johnson was a director of Mystique Energy Inc. (“Mystique”) until April 24, 2007.  On that date, Mystique obtained an order from the Alberta Court of Queen’s Bench (the “Court”) for creditor protection under the Companies Creditor Arrangement Act (Canada) (the “CCAA”).  On October 29, 2009, pursuant to an Order from the Court, Mystique was released and discharged from any restrictions on its powers to operate its business and affairs imposed on it under the CCAA.

Mr. James A. Banister was a director of United Industrial Services Ltd. (“United”), which was a corporation listed on the Canadian Venture Exchange (the “CDNX”).  Mr. Bannister resigned as a director of United on April 26, 2001.  On June 8, 2001, July 13, 2001 and July 20, 2001, each of the British Columbia, Ontario and Alberta Securities Commissions, respectively, issued a cease trade order against United for failure to file its financial statements.  The shares of United were subsequently delisted from the CDNX.

Penalties or Sanctions

No proposed director or officer of the Resulting Issuer or a securityholder anticipated to hold sufficient securities of the Resulting Issuer to affect materially the control of the Resulting Issuer, has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, or has been subject to any other penalties or sanctions imposed by a court or regulatory body, including a self-regulatory body, that would be likely to be considered important to a reasonable investor making an investment decision.

Personal Bankruptcies

No proposed director or officer of the Resulting Issuer, or a securityholder anticipated to hold sufficient securities of the Resulting Issuer to affect materially the control of the Resulting Issuer, or a personal holding company of any such persons, has, within the 10 years preceding the date of this Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or been subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the individual.

Conflicts of Interest

There are potential material conflicts of interests to which the proposed directors and officers of the Resulting Issuer would be subject in connection with the operations of the Resulting Issuer.  Proposed directors and officers have been and will continued to be engaged in different areas of oil and gas production and exploration and in the identification and evaluation of potential projects with a view to potential acquisition of interests in businesses and companies on their own behalf and on behalf of other companies, and situations might arise where the proposed directors and officers would be in competition with the Resulting Issuer.  In accordance with the ABCA, a director or officer who is a party to a material contract or proposed material contract or is a director or officer of or has a material interest in any entity who is a party to a material contract or a proposed material contract with the Resulting Issuer is required, subject to certain exceptions, to disclose that interest and generally abstain from voting on any resolution to approve the contract. In addition, the proposed directors are required to act honestly and in good faith with a view to the best interest of the Resulting Issuer. The proposed directors of the Resulting Issuer have either other full-time employment or other business or time restrictions placed on them and accordingly, the Resulting Issuer will not constitute the only business interest of these directors and officers.

OTHER REPORTING ISSUER EXPERIENCE

The following table sets out the proposed directors and officers of the Resulting Issuer that are, or have been within the last five years, directors, officers or promoters of other reporting issuers.

Name	Name of Reporting Issuer	Exchange	Position	From	To

H. Douglas Hunter	Buffalo Resources Corp. (formerly Buffalo Oil Corp.)	TSXV	Director	2004	2009
	Viking Energy Royalty Trust	TSX	Chairman	1996	2006
	Wellco Energy Services Trust	TSX	Director	2002	2006

Verne G. Johnson	Petromanas Energy Inc.	TSXV	Director	2010	Present
	Gran Tierra Energy Inc.	AMEX, TSX	Director	2005	Present
	Veresen Inc. (formerly Fort Chicago Energy Partners L.P.)	TSX	Director	1997	Present
	Excelsior Energy Limited	TSXV	Director	2010	2010
	Essential Energy Services Ltd. (formerly Essential Energy Services Trust)	TSX	Director	2004	2010
	Suroco Energy Inc.	TSXV	Director	2006	2009
	Harvest Energy Trust	TSX, NYSE	Director	2002	2009
	Mystique Energy Inc.	TSXV	Director	2005	2007
	Blue Mountain Energy Ltd.	TSX	Director	2002	2006

James A. Banister	Essential Energy Services Ltd. (formerly Essential Energy Services Trust)	TSX	Chairman	2008	Present
	Builders Energy Services Trust	TSX	Director	2005	2008
	Kane Investment Corp.	TSXV	Director	1994	2008
	Galvanic Applied Sciences Inc.	TSXV	Director	1996	2007
	Blue Mountain Energy Ltd.	TSXV	Director	2002	2006

Ken M. Stephenson	Donnybrook Energy Inc. (formerly Coastport Capital Inc.)	TSXV	Director	2010	Present
	Calvalley Petroleum Inc.	TSX	Director	2006	Present

Edward Chwyl	WestFire Energy Ltd.	TSX	Director	2007	Present
	Baytex Energy Corp. (formerly Baytex Energy Trust)	TSX, NYSE	Director	2003	Present
	Karel Capital Corporation	TSXV	Director	2008	2010

EXECUTIVE COMPENSATION

Detailed disclosure of the executive compensation for the current directors and officers of Earth Energy is set forth in Appendix D to this Information Circular.  Set out below is a summary of the anticipated compensation for each of the Resulting Issuer’s three most highly compensated executive officers, in addition to the proposed Chief Executive Officer and Chief Financial Officer, for the 12 month period after giving effect to the Amalgamation:

					Non-Equity Incentive Plan Compensation
Name and Principal Position	Year Ended December 31	Salary ($)	Share- Based Awards ($)	Option- Based Awards ($)	Annual Incentive Plans ($)	Long- Term Incentive Plans ($)	Pension Value ($)	All Other Compensation ($)	Total Compensation ($)

Verne G. Johnson CEO	2011	Nil(1)	Nil	(2)	Nil	Nil	Nil	unknown(3)	unknown(3)

D. Glen Snarr President, CFO and Corporate Secretary	2011	144,000(1)	Nil	(2)	Nil	Nil	Nil	unknown(3)	unknown(3)

Barclay E. Cuthbert VP, Operations	2011	155,000(1)	Nil	(2)	Nil	Nil	Nil	unknown(3)	unknown(3)

Timothy J. Wall VP, Engineering	2011	155,000(1)	Nil	(2)	Nil	Nil	Nil	unknown(3)	unknown(3)

Notes:

(1)                                  Expected salary for the 12 months following completion of the Amalgamation or as otherwise may be determined by the Board of Directors of the Resulting Issuer for such period.

(2)                                  The Resulting Issuer may issue LMM Options to its directors, officers, employees and consultants upon completion of the Amalgamation.  LMM Options, if issued, will be at the sole discretion of the board of directors of the Resulting Issuer in accordance with the Option Plan.  See “Options to Purchase Securities” below.

(3)                                  As at the date hereof, it is unknown whether the Resulting Issuer will pay or award any additional compensation to its Named Executive Officers other than the compensation disclosed herein.

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

None of the directors and officers of Earth Energy or LMM Ventures nor any of their associates or affiliates is now or has been indebted to Earth Energy or LMM Ventures or any of their subsidiaries at any time in the most recently completed financial year, nor is any indebtedness of any such person the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Earth Energy, LMM Ventures or any of their subsidiaries.

INVESTOR RELATIONS ARRANGEMENTS

Neither Earth Energy nor LMM Ventures has entered into any written or oral agreement or understanding with any person or company to provide any promotional or investor relation services for the Resulting Issuer or its securities.

OPTIONS TO PURCHASE SECURITIES

The Resulting Issuer will adopt and continue LMM Ventures’ incentive stock option plan (the “Option Plan”) which provides that the board of directors of the Resulting Issuer may from time to time, in its discretion, and in accordance with the TSXV requirements, grant to directors, officers, employees, charitable organizations and consultants to the Resulting Issuer, non-transferable options to purchase LMM Shares, provided that the number of LMM Shares reserved for issuance does not exceed ten percent (10%) of the then issued and outstanding LMM Shares.  The exercise price for the options is determined by the directors of the Resulting Issuer, which in no event will be less than the current market price of LMM Shares at the time of grant.  In connection with the foregoing, the number of LMM Shares reserved for issuance to any individual director or officer will not exceed five percent (5%) of the then issued and outstanding LMM Shares and the number available to any one consultant will not exceed two percent (2%) of the issued and outstanding LMM Shares.  Subject to board approval, LMM Options may be exercised not later than 90 days, or such other day as determined in the discretion of the board, following cessation of the optionee’s position with the Resulting Issuer, provided that if the cessation of office, directorship, or consulting arrangement was by reason of death, such option may be exercised within a maximum period of one year after such death, subject to the expiry date of such option.  Any LMM Shares acquired by persons who will be principals of the Resulting Issuer pursuant to the exercise of options prior to the completion of the Amalgamation, must be deposited in escrow and will be subject to escrow until the Final Exchange Bulletin is issued.  See “Escrowed Securities” below. Upon completion of the Amalgamation, there will be 17,638,000 options outstanding, as set forth below:

The following table sets out the number of options of the Resulting Issuer that will be outstanding upon completion of the Amalgamation.

Group and Number of Persons in Group	Number of LMM Shares Under Option	Exercise Price Per LMM Share	Expiry Date
Resulting Issuer Directors (3)(1)	2,000,000	$0.25	August 11, 2013
	1,000,000	$0.3125	August 7, 2013
Resulting Issuer Officers (4)(2)	7,000,000	$0.3125	August 7, 2013
LMM Ventures former Directors(3)	500,000	$0.10	December 23, 2019
LMM Ventures former Officers(4)	488,000	$0.10	December 23, 2019
Employees (3)	2,400,000	$0.125	July 7, 2013
Consultants (1) (5)	1,000,000	$0.125	July 7, 2013
LMM Ventures Consultant(1)	2,000,000	$0.10	December 23, 2019
LMM Ventures Others (3)	1,250,000	$0.10	December 23, 2019
Total	17,638,000

Notes:

(1)                                  Directors of the Resulting Issuer who are not also executive officers, consisting of H. Douglas Hunter, James A. Banister and Ken M. Stephenson.

(2)                                 Includes executive officers who also may be directors of the Resulting Issuer consisting of Verne G. Johnson, D. Glen Snarr, Barclay E. Cuthbert and Timothy J. Wall.  In addition, Verne G. Johnson has options to purchase Earth Shares which after the Amalgamation, will be equal to options to purchase 560,000 LMM Shares at a price of $0.375 until October 4, 2011, from a non-arms’ length party.

(3)                                  Current directors of LMM Ventures consisting of Gordon Keep and Jay Sujir.

(4)                                  Includes current executive officers of LMM Ventures consisting of Thomas O’Neil and Peter Leitch.

(5)                                  Held by Kevin Ophus, a current director of Earth Energy

ESCROWED SECURITIES

Escrowed Securities on Reverse Takeover

In connection with the Amalgamation, the TSXV has discretion, in certain circumstances, to impose escrow provisions on the LMM Shares being issued to certain shareholders of Earth Energy. Management anticipates that 18,980,224 LMM Shares, representing approximately 9.17% of the outstanding LMM Shares after giving effect to the Amalgamation or 7.62% of the outstanding LMM Shares after giving effect to the Amalgamation and the Private Placement, will be placed in escrow pursuant to a value security escrow agreement (the “Value Security Escrow Agreement”) among the Resulting Issuer, the Transfer Agent and certain shareholders, which LMM Shares held under the Value Security Escrow Agreement will be released from escrow as set forth below:

Percentage of Shares Released	Release Date
10%	Date of the exchange notice confirming the completion of the Amalgamation (the “Exchange Notice”)
15%	Six months from the Exchange Notice
15%	Twelve months from the Exchange Notice
15%	Eighteen months from the Exchange Notice
15%	Twenty four months from the Exchange Notice
15%	Thirty months from the Exchange Notice
15%	Thirty six months from the Exchange Notice
100%

The escrowed shares held pursuant to the value security escrow agreement described above may not be sold, assigned, transferred, redeemed, surrendered or otherwise dealt with in any manner except provided by such agreement.  Securities may be transferred within escrow to an individual who is a director or senior officer of the Resulting Issuer or a material operating subsidiary of the Resulting Issuer, provided that certain requirements of the TSXV are met, including that the new proposed transferee agrees to be bound by the terms of the agreement.  In the event of the bankruptcy of the securityholder, the shares held by such holder may be transferred within escrow to the trustee in bankruptcy or other person legally entitled to such securities provided that certain prescribed TSXV requirements are met.  Shares held in escrow may also be transferred within escrow by a securityholder to a registered retirement savings plan (“RRSP”) or a registered retirement income fund (“RRIF”) provided that the TSXV receives proper notice of the same, the securityholder is the sole beneficiary of the RRSP or RRIF and the trustee of the RRSP or RRIF agrees to be bound by the terms of the Value Security Escrow Agreement.  In the event of the death of a securityholder, the shares held in escrow shall be released to the legal representatives of the deceased securityholder.

Escrowed shareholders who are not individuals will provide undertakings to the TSXV that they will not issue securities of their own issue or effect or permit a transfer of ownership of securities of their own issue that would have the effect of changing the beneficial ownership of, or control or direction over, the escrowed shares.

The following table sets out, as at the date hereof, the number of LMM Shares that will be held in escrow pursuant to a Value Security Escrow Agreement to be entered into by the Principals of the Resulting issuer in connection with the Amalgamation.

Name and Municipality of Residence of Shareholder	Number and Percentage of LMM Shares After Giving Effect to the Amalgamation and Prior to Giving Effect to the Private Placement(1)	Number and Percentage of LMM Shares After Giving Effect to the Amalgamation and the Private Placement(2)
Verne G. Johnson	4,020,000 (1.94%)	4,020,000 (1.61%)
D. Glen Snarr	673,972 (0.33%)	673,972 (0.27%)
Barclay E. Cuthbert	488,000 (0.24%)	488,000 (0.20%)
Timothy J. Wall	360,000 (0.17%)	360,000 (0.14%)
H. Douglas Hunter	5,440,000 (2.63%)	5,440,000 (2.18%)
James A. Banister	6,578,252 (3.18%)	6,578,252 (2.64%)
Ken M. Stephenson	1,420,000 (0.69%)	1,420,000 (0.57%)
Total	18,980,224 (9.17%)	18,980,224 (7.62%)

Notes:

(1)                                  Assumes: (i) there are no Dissenting Shareholders; (ii) no Earth Options or LMM Options were exercised after the date hereof and prior to the Effective Date; and (iii) repayment of the Earth Notes.  Includes 2,100,000 LMM Shares issuable to Endeavour.  The closing of the Amalgamation is conditional upon the closing of the Private Placement.

(2)                                  Assumes: (i) there are no Dissenting Shareholders; (ii) no Earth Options or LMM Options were exercised after the date hereof and prior to the Effective Date; (iii) repayment of the Earth Notes; and (iv) 42,000,000 Earth Receipts were issued under the Private Placement.  See “The Amalgamation — The Private Placement”.  Includes 2,100,000 LMM Shares issuable to Endeavour.

Seed Share Resale Restrictions

In addition, the TSXV has discretion, in certain circumstances, to impose seed share resale restrictions (each, a “SSRR”) on the LMM Shares being issued to certain shareholders of Earth Energy.  SSRRs are TSXV hold periods of various lengths which apply where seed shares are issued to non-principals by private companies in connection with the Amalgamation. The terms of the SSRRs are based on the length of time such Earth Shares have been held and the price at which such shares were originally issued. In the case of the Resulting Issuer, pursuant to SSRRs, as at the date of this Information Circular, it is estimated that a total of 17,660,268 LMM Shares (representing approximately 8.53% of the outstanding LMM Shares after giving effect to the Amalgamation or 7.09% of the outstanding LMM Shares after giving effect to the Amalgamation and the Private Placement) held by three (3) shareholders, will be subject to certain hold periods pursuant to the policies of the TSXV. In general, 10% of SSRR shares will be released from escrow on issuance of the Final Exchange Bulletin (the “Initial Release”) and 15% will be released every 6 months after the Initial Release. The final determination of the number of SSRRs will be determined by the TSXV.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of the Resulting Issuer will be Meyers Norris Penny LLP, Calgary, Alberta.

Computershare Trust Company of Canada through its principal office in Calgary, Alberta, will be the transfer agent and registrar for the LMM Shares.

RISK FACTORS

The current business of Earth Energy will be the business of the Resulting Issuer upon completion of the Amalgamation. Due to the nature of that business, the legal and economic climate in which the Resulting Issuer operates and the present stage of development of its business, the Resulting Issuer may be subject to significant risks. The Resulting Issuer’s future development and actual operating results may be very different from those expected as at the date of this Information Circular. There can be no certainty that the Resulting Issuer will be able to implement successfully the strategy set out in this Information Circular. No representation is or can be made as to the future performance of the Resulting Issuer and there can be no assurance that the Resulting Issuer will achieve its objectives. Accordingly, readers should carefully consider the following discussion of risks that pertain to the Resulting Issuer.

The Resulting Issuer Has No Operating Revenue

The Resulting Issuer has no operating revenue. There is no assurance that the Resulting Issuer will produce revenue, operate profitably or provide shareholders with a return on their investment in the future. There can be no assurance that the Resulting Issuer will not suffer losses in the near future or that the Resulting Issuer will ever be profitable. The future operations of the Resulting Issuer is dependent on its ability to successfully raise capital.

Substantial Capital Requirements

The Resulting Issuer anticipates making substantial capital expenditures for the acquisition, exploration, development and production of oil sands properties in the future. As the Resulting Issuer may not be able to finance such capital expenditures, the Resulting Issuer may be required to reduce capital expenditures. There can be no assurance that debt or equity financing, or cash generated by operations will be available or sufficient to meet these requirements or for other corporate purposes or, if debt or equity financing is available, that it will be on terms acceptable to the Resulting Issuer. The inability of the Resulting Issuer to access sufficient capital for its operations could have a material adverse effect on the Resulting Issuer’s business, financial condition, results of operations and prospects.

Issuance of Debt

From time to time, the Resulting Issuer may enter into transactions to acquire assets or the shares of other corporations. These transactions may be financed partially or wholly with debt, which may increase the Resulting Issuer’s debt levels above industry standards. Neither the Resulting Issuer’s articles nor its by-laws limit the amount of indebtedness that the Resulting Issuer may incur. The level of the Resulting Issuer’s indebtedness from time to time could impair the Resulting Issuer’s ability to obtain additional financing in the future on a timely basis to take advantage of business opportunities that may arise.

Conflicts of Interest

Certain of the directors of the Resulting Issuer are also directors and officers of other companies, some of which may be in the oil and gas sector, and conflicts of interest may arise between their duties as directors of the Resulting

Issuer and as officers and directors of such other companies. Such conflicts must be disclosed in accordance with, and are subject to such other procedures and remedies as apply under the applicable corporate statute.

Dilution and Future Issuances of LMM Shares

The Resulting Issuer may issue additional LMM Shares in the future, which may dilute a shareholder’s holdings in the Resulting Issuer. The Resulting Issuer’s articles permit the issuance of an unlimited number of LMM Shares and an unlimited number of preferred shares, issuable in series, and the shareholders of the Resulting Issuer will have no pre-emptive rights in connection with such further issuances. The board of directors of the Resulting Issuer has the discretion to determine the provisions attaching to any series of preferred shares and the price and the terms of issue of further issuances of LMM Shares.

The Resulting Issuer is Dependant on its Key Personnel

The Resulting Issuer will be dependent upon its proposed management team. The loss of services of any member of the management team could have a material adverse impact on the Resulting Issuer. The Resulting Issuer will face significant competition for qualified personnel and there can be no assurance that it will be able to attract and retain such personnel. The Resulting Issuer does not currently have a formal succession program or management training program in place for succession or training of management.

Volatility of Oil Prices

The Resulting Issuer’s results of operations and financial condition will be dependent on the market prices for oil. Oil prices have fluctuated widely during recent years and are subject to fluctuations in response to relatively minor changes in supply, demand, market uncertainty and other factors that are beyond the Resulting Issuer’s control. These factors include, but are not limited to, worldwide political instability, foreign supply of oil and natural gas, the level of consumer product demand, government regulations and taxes, the price and availability of alternative fuels and the overall economic environment. Any decline in oil or natural gas prices could have a material adverse effect on the Resulting Issuer’s operations, financial condition and the level of expenditures for the development of its resources. No assurance can be given that oil and natural gas prices will be at levels which will generate profits for the Resulting Issuer. The economics of developing some of the Resulting Issuer’s properties may change as a result of lower oil prices. The Resulting Issuer might also elect not to develop or delay development of certain properties at lower oil prices. All of these factors could result in a material decrease in the Resulting Issuer’s development activities.

Competitive Conditions

The Resulting Issuer will actively compete for resource acquisitions, exploration leases, licenses and concessions and skilled industry personnel with a substantial number of other oil and gas companies, many of which have significantly greater financial resources than the Resulting Issuer. The Resulting Issuer’s competitors include major integrated oil and natural gas companies and numerous other independent oil and natural gas companies and individual producers and operators.

The oil and gas industry is highly competitive. The Resulting Issuer’s competitors for the acquisition, exploration, production and development of oil and natural gas properties, and for capital to finance such activities, include companies that have greater financial and personnel resources available to them than the Resulting Issuer.

Certain of the Resulting Issuer’s customers and potential customers are themselves exploring for oil and natural gas, and the results of such exploration efforts could affect the Resulting Issuer’s ability to sell or supply oil or gas to these customers in the future. The Resulting Issuer’s ability to successfully bid on and acquire additional property rights, to discover resources, to participate in drilling opportunities and to identify and enter into commercial arrangements with customers will be dependent upon developing and maintaining close working relationships with its future industry partners and its ability to select and evaluate suitable properties and to consummate transactions in a highly competitive environment.

Operating Hazards and Other Uncertainties

Acquiring, developing and exploring for oil and natural gas involves many risks, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. These risks include, but are not limited to, encountering unexpected formations or pressures, premature declines of reservoirs, blow-outs, equipment failures and other accidents, cratering, sour gas releases, uncontrollable flows of oil, natural gas or well fluids, adverse weather conditions, pollution, other environmental risks, fires and spills. Although the Resulting Issuer will maintain insurance in accordance with customary industry practice, the Resulting Issuer will not be fully insured against all of these risks. Losses resulting from the occurrence of these risks could have a material adverse impact on the Resulting Issuer. Like other oil and gas companies, the Resulting Issuer will attempt to conduct its business and financial affairs so as to protect against political and economic risks applicable to operations in the jurisdictions where the Resulting Issuer operates but there can be no assurance that the Resulting Issuer will be successful in so protecting itself. The Resulting Issuer will also be subject to deliverability uncertainties related to the proximity of its resources to pipeline and processing facilities and the possible inability to secure space on pipelines, which deliver oil and natural gas to commercial markets.

Nature of oil sands exploration and development

Oil sands exploration and development are very competitive and involve many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome. As with any petroleum property, there can be no assurance that commercial deposits of bitumen will be produced from our permit lands in the State of Utah. Furthermore, the marketability of any resource will be affected by numerous factors beyond our control. These factors include, but are not limited to, market fluctuations of prices, proximity and capacity of pipelines and processing equipment, equipment and labour availability and government regulations (including, without limitation, regulations relating to prices, taxes, royalties, land tenure, allowable production, importing and exporting of oil and gas and environmental protection). The extent of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital.

Reserves and resources

The Resulting Issuer will not have yet established any reserves. There are numerous uncertainties inherent in estimating quantities of bitumen resources and reserves, including many factors beyond our control, and no assurance can be given that the recovery of bitumen will be realized. In general, estimates of resources and reserves are based upon a number of factors and assumptions made as of the date on which the resources and reserves estimates were determined, such as geological and engineering estimates which have inherent uncertainties, the assumed effects of regulation by governmental agencies and estimates of future commodity prices and operating costs, all of which may vary considerably from estimated results. All such estimates are, to some degree, uncertain and classifications of resources and reserves are only attempts to define the degree of uncertainty involved. For these reasons, estimates of reserves and resources, the classification of such resources and reserves based on risk of recovery, prepared by different engineers or by the same engineers at different times, may vary substantially. Investors are cautioned not to assume that all or any part of a resource is economically or legally extractable.

Independent reviews

Although third parties have prepared reviews, reports and projections relating to the evaluation, viability and expected performance of our technology, resources and plans for development thereof, no assurance can be given that these reports, reviews and projections and the assumptions on which they are based will, over time, prove to be accurate.

Title Defects

Although title reviews will generally be conducted prior to the purchase of most oil and natural gas producing properties or the commencement of drilling wells, such reviews may not discover unforeseen title defects that could adversely affect our title to the property or entitlement to revenue from the property.

Expiration of Leases or Permits

The Resulting Issuer’s properties will be held in the form of leases and permits and working interests in leases and permits. If the Resulting Issuer or the holder of the lease or permit fails to meet the specific requirement of a lease or permit, the lease or permit may terminate or expire. There can be no assurance that any of the obligations required to maintain each lease or permit will be met. The termination or expiration of the Resulting Issuer’s leases or permits or the working interests relating to a lease or permit may have a material adverse effect on the Resulting Issuer’s business, financial condition, results of operations and prospects.

Royalty Regimes

In the event that the PR Spring Property or any of the Resulting Issuer’s other properties are commercially developed and become operational, the Resulting Issuer’s revenue and expenses will be directly affected by the royalty regime applicable to such projects. The economic benefit of future capital expenditures for such projects is, in many cases, dependent on a satisfactory royalty regime. There can be no assurance that the State of Utah will not adopt new royalty regimes which will make capital expenditures uneconomic or that the regime currently in place will remain unchanged. An increase in royalties would reduce the Resulting Issuer’s earnings and could make future capital expenditures or the Resulting Issuer’s operations uneconomic and could, in the event of a material increase in royalties, make it more difficult to service and repay the Resulting Issuer’s debt. Any material increase in royalties would also significantly reduce the value of the Resulting Issuer’s associated assets.

Abandonment and Reclamation Costs

Estimates of the Resulting Issuer’s abandonment and reclamation costs will be a function of regulatory requirements existing at the time that the estimates are made, which are subject to change in the future. In addition, the value of the salvaged equipment may be more or less than the abandonment and reclamation costs. Consequently, the estimates may or may not accurately reflect these future costs. In addition, in the future the Resulting Issuer or the operator of the Resulting Issuer’s projects may determine it prudent, or be required by applicable laws or regulations, to establish and fund one or more reclamation funds to provide for payment of future abandonment and reclamation costs, which could result in a material increase in the cost of the Resulting Issuer’s projects.

Reliance on New Technology

The intellectual property and proprietary systems developed by Earth Energy, including in particular, the Ophus Process, have not previously been used in a commercial project. As such, the project carries with it a greater degree of technological risk than similar projects that employ commercially proven technologies. Despite the steps taken to reduce the risk of using these new processes through the utilization of an experienced and qualified process development and engineering team to anticipate and mitigate the majority of the process and the mechanical challenges (including the development of the modular extraction unit), it is not possible to anticipate all the technical challenges that might arise until the modular extraction unit is operated commercially.

Since a major portion of the processes used in the modular extraction unit are based on commercially unproven technologies and the detailed design is still being finalized, the cost estimate may be subject to more variation than would be expected for commercially proven technology. If major process design changes are needed, the current cost contingency may not be adequate.

Reliance on Intellectual Property Rights and Proprietary Technology

The success and ability of the Resulting Issuer to successfully complete development of the PR Spring Property and to be economically viable will depend to a significant extent on the intellectual property and proprietary technology of Earth Energy. The ability of the Resulting Issuer to prevent others from copying such proprietary technologies will be critical to sustaining the project’s commercial advantage. Earth Energy currently relies on intellectual property rights and other contractual or proprietary rights, including (without limitation) copyright, trade-mark laws, trade secrets, confidentiality procedures, contractual provisions, licences and patents, to protect its proprietary technology.   However, some of Earth Energy’s intellectual property are currently under patent pending applications.  Earth Energy intends to continue to seek patent protection for the Orphus process.  The Resulting Issuer’s success depends, in large part, on its ability to obtain and maintain patent protection on the Orphus process.  Earth Energy’s patent process is uncertain and involves complex legal and factual questions.  Without patent and other similar projection, other companies could offer substantially identical products for sale without incurring the sizeable development costs that Earth Energy has incurred.  The Resulting Issuer’s ability to recover these expenditures and realize profits upon the development of its technologies could be diminished.  The process of obtaining patents can be time consuming and expensive, with no certainty of success.  Even if Earth Energy and the Resulting Issuer spend the necessary time and money, a patent may not be issued or it may insufficiently protect the technology it was intended to protect.  If Earth Energy’s pending patent applications are not approved for any reason, or if Earth Energy, the degree of future protection for its proprietary technology will remain uncertain.

The Resulting Issuer may have to engage in litigation in order to protect their patents or other intellectual property rights, or to determine the validity or scope of the proprietary rights of others. This type of litigation can be time-consuming and expensive, regardless of whether or not the Resulting Issuer is successful. The process of seeking patent protection can itself be long and expensive, and there can be no assurance that any pending or future patent applications of the Resulting Issuer or Earth Energy will actually result in issued patents, or that, even if patents are issued, they will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to the Resulting Issuer. Furthermore, others may develop technologies that are similar or superior to the technology of Earth Energy or design around the patents owned by Earth Energy. Despite the efforts of the Resulting Issuer and Earth Energy, the intellectual property rights, particularly existing or future patents, of Earth Energy may be invalidated, circumvented, challenged, infringed or required to be licensed to others. It cannot be assured that any steps the Resulting Issuer may take to protect its intellectual property rights and other rights to such proprietary technologies that are central to the Resulting Issuer’s operations will prevent misappropriation or infringement of the right to use or licence others to use the Ophus Process and accordingly may conduct an oil sands extraction operation similar to that of the Resulting Issuer.

Risk of Third Party Claims for Infringement

A third party may claim that the use of the Ophus Process has infringed such third party’s rights or may challenge the right of Earth Energy of the Resulting Issuer to their intellectual property. In such event, the Resulting Issuer will undertake a review to determine what, if any, action should be taken with respect to such claim. Any claim, whether or not with merit, could be time consuming to evaluate, result in costly litigation, cause delays in the operations of the Resulting Issuer or the development of the PR Spring Property or require Earth Energy or the Resulting Issuer to enter into licensing arrangements that may require the payment of a licence fee or royalties to the owner of the intellectual property. Such royalty or licensing arrangements, if required, may not be available on terms acceptable to the Resulting Issuer.

Governmental Regulation

The oil and gas business is subject to regulation and intervention by governments in such matters as the awarding of exploration and production interests, the imposition of specific drilling obligations, environmental protection controls, control over the development and abandonment of fields (including restrictions on production) and possibly expropriation or cancellation of contract rights. As well, governments may regulate or intervene with respect to prices, taxes, royalties and the exportation of oil and natural gas. Such regulation may be changed from time to time in response to economic or political conditions. The implementation of new regulations or the modification of existing regulations affecting the oil and natural gas industry could reduce demand for oil and natural gas, increase the Resulting Issuer’s costs and have a material adverse impact on the Resulting Issuer.

Climate change legislation

Environmental legislation regulating carbon fuel standards in jurisdictions that import crude and synthetic crude oil in the United States could result in increased costs and/or reduced revenue. For example, both California and the United States federal governments have passed legislation which, in some circumstances, considers the lifecycle greenhouse gas emissions of purchased fuel and which may negatively affect our business, or require the purchase of emissions credits, which may not be economically feasible.

Environmental Protection Requirements

All phases of the oil and natural gas business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of international conventions and federal, provincial, state and municipal laws and regulations. Environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and natural gas operations. The legislation also requires that wells and facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities.

Compliance with such legislation can require significant expenditures and a breach may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner expected to result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to liabilities to foreign governments and third parties and may require the Resulting Issuer to incur costs to remedy such discharge. No assurance can be given that environmental laws will not result in a curtailment of development activities or a material increase in the costs of production, development or exploration activities or otherwise adversely affect the Resulting Issuer’s financial condition, results of operations or prospects.

Environmental and Regulatory Compliance

The Resulting Issuer could incur substantial costs to obtain and maintain permits and approvals from a variety of environmental regulatory authorities at various stages of exploration and development and to comply with federal, state, provincial and local environmental laws and regulations, and such costs could materially adversely affect the Resulting Issuer’s ability to operate as planned. Environmental laws often make the ability to obtain necessary permits and approvals uncertain and impose significant penalties for non-compliance. In addition, they can require parties to pay for remedial action or to pay damages regardless of fault or knowledge. Environmental laws also can often impose post-operation obligations and liability with respect to divested or terminated operations, even if the operations were terminated or divested many years ago. The Resulting Issuer’s exploration activities and drilling programs will be subject to extensive laws and regulations governing prospecting, development, production, exports, taxes, labour standards, occupational health, waste disposal, protection and remediation of the environment, protection of endangered and protected species, operational safety, toxic substances and other matters. Exploration and drilling will also subject to risks and liabilities associated with pollution of the environment and disposal of waste products. Compliance with these laws and regulations will impose substantial costs on the Resulting Issuer and will subject the Resulting Issuer to significant potential liabilities. In addition, should there be changes to existing laws or regulations, our competitive position within the oil sands industry may be adversely affected, as many industry players have greater resources than the Resulting Issuer does. The absence of a distinct overlying shale formation on portions of the Resulting Issuer’s leases may make it more difficult or costly to obtain regulatory approvals. There is no assurance that regulatory approvals for development will be obtained at all or with conditions acceptable to the Resulting Issuer.

Regulatory Approvals

The construction, operation and decommissioning of the PR Springs Property and any additional projects that the Resulting Issuer undertakes are and will be conditional upon various environmental and regulatory approvals issued by governmental authorities, including but not limited to the approval of the Utah Division of Oil, Gas and Mining. There is no assurance such approvals will be issued, or, once issued or renewed, that they will not contain terms and conditions which make the development of the PR Spring Property or such other projects uneconomic, or cause the Resulting Issuer to significantly alter its exploration and development plans. Further, the construction, operation and decommissioning projects will be subject to regulatory approvals and statutes and regulations relating to environmental protection and operational safety. Although Earth Energy believes that the development of the PR Spring Property or its other projects will be in general compliance with applicable environmental and safety regulatory approvals, statutes and regulations, risks of substantial costs and liabilities are inherent in oil sands extraction and remediation operations and there can be no assurance that substantial costs and liabilities will not be incurred or that the Resulting Issuer will be permitted to carry on operations on the PR Spring Property. Moreover, it is possible that other developments, such as increasingly strict environmental and safety statutes, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations of the Resulting Issuer’s projects, could result in substantial costs and liabilities to the Resulting Issuer or delays to or abandonment of the development of the PR Spring Property.

EXHIBIT 1 TO APPENDIX E
PRO FORMA FINANCIAL STATEMENTS

	International LMM	Earth Energy			Proforma
	Ventures Corp.	Resources Inc.	Proforma		US Oil Sands Inc.
	November 30, 2010	December 31, 2010	Adjustments	Notes	November 30, 2010
Assets

Cash	$746,288	$226,869	$11,570,200	Note 3	$12,543,357
Accounts receivable	4,816	377,546			382,362
Goods and Services Tax receivable	—	9,784			9,784
Prepaid expenses and deposits	417	62,946			63,363
Current Assets	751,521	677,145	11,570,200		12,998,866

Equipment	—	323,148			323,148
Petroleum properties	—	1,015,236			1,015,236
Deferred development costs	—	130,516			130,516
Technology and patents	—	1,438,269			1,438,269
Reclamation bonds	—	89,549			89,549

Total Assets	$751,521	$3,673,863	$11,570,200		$15,995,584

Liabilities and Shareholders’ Equity

Liabilities

Accounts payable and accruals	$15,712	$113,032			$128,744
Current Liabilities	15,712	113,032	—		128,744

Asset retirement obligations	—	64,947			64,947
Total Liabilities	15,712	177,979	—		193,691

Shareholders’ Equity

Share capital	3,573,516	14,936,398	11,753,234	Note 4	27,425,441
			(3,573,516)	Note 4
			735,809	Note 4
Warrants			847,966	Note 4	847,966
Contributed surplus	165,865	1,403,081	(165,865)	Note 4	1,403,081
Deficit	(3,003,572)	(12,843,595)	1,972,572	Note 4	(13,874,595)
Total Shareholders’s Equity	735,809	3,495,884	11,570,200		15,801,893

Total Liabilities and Shareholders’ Equity	$751,521	$3,673,863	$11,570,200		$15,995,584

US Oil Sands Inc.

(a continuation of Earth Energy Resources Inc.)

NOTES TO THE PROFORMA CONSOLIDATED BALANCE SHEET

November 30, 2010

Unaudited and Prepared by Management

1.     Nature of Operations

The principal business activity of US Oil Sands Inc. through its wholly owned subsidiary, Earth Energy Resources Inc., is technology development in the oil and gas industry.  In addition to the Company’s oil sand extraction technology, it is developing an oil sands property in the State of Utah.

2.     Basis of Presentation

The accompanying unaudited proforma consolidated balance sheet of US Oil Sands Inc. as at November 30, 2010 has been prepared to reflect the acquisition of Earth Energy Resources Inc. (“Earth Energy”) by a wholly owned subsidiary of International LMM Ventures Corp. (“LMM Ventures”).  LMM Ventures will change its name to US Oil Sands Inc. upon completion of the transactions described herein. The substance of LMM Ventures’ common share issuances and the proposed reorganization is a transaction which results in Earth Energy becoming a wholly owned subsidiary of LMM Ventures, a listed public entity. While the pro forma balance sheet and share capital are of LMM Ventures as a legal entity, the assets, liabilities and dollar amounts attributed to share capital are those of Earth Energy. Future financial statements will present a combination of LMM Ventures’ and Earth Energy’s businesses and the combined entity will become the Resulting Issuer.

The proforma consolidated balance sheet has been prepared based on information derived from, and should be read in conjunction with, the following:

•     LMM Venture’s audited annual financial statements as at November 30, 2010 included in the LMM Ventures filing statement and the Earth Energy information circular; and

•     Earth Energy’s audited annual financial statements as at December 31, 2010 included in the LMM Ventures filing statement and the Earth Energy information circular.

The unaudited proforma consolidated balance sheet has been prepared by management of Earth Energy in accordance with Canadian generally accepted accounting principles (“GAAP”).  The proforma consolidated balance sheet may not be indicative of the results that actually would have occurred if the events reflected therein had been in effect on the dates indicated or of the results which may be obtained in the future.

Accounting policies used in the preparation of the proforma consolidated balance sheet is consistent with those in Earth Energy’s audited annual financial statements as at and for the year ended December 31, 2010.

In the opinion of management, the proforma consolidated balance sheet includes all the necessary adjustments for the presentation of the ongoing entity in accordance with Canadian GAAP.

1

US Oil Sands Inc.

(a continuation of Earth Energy Resources Inc.)

NOTES TO THE PROFORMA CONSOLIDATED BALANCE SHEET

November 30, 2010

Unaudited and Prepared by Management

3.     Proforma Transactions

The proforma consolidated balance sheet gives effect to the following assumptions and adjustments as if they had occurred at November 30, 2010.

LMM Ventures and Earth Energy have entered into an Amalgamation Agreement (the “Amalgamation”) whereby the shareholders of Earth Energy will receive four (4) common shares of LMM Ventures in exchange for each issued and outstanding share of Earth Energy.  LMM Ventures will change its name to US Oil Sands Inc.  Earth Energy will amalgamate with the newly created wholly-owned subsidiary of International LMM Ventures Corp., International LMM Subco Ltd., and continue as one corporation, Earth Energy Resources Inc., wholly owned by US Oil Sands Inc.

It is a condition to the Amalgamation that Earth Energy complete a private placement for 42,000,000 subscription receipts (“Earth Receipts”) of Earth Energy at a price of $0.30 per Earth Receipt for aggregate gross proceeds of up to $12.6 million (the “Private Placement”).  Earth Energy will pay a finder’s fee of $756,000.  Each Earth Receipt shall, without the payment of any additional consideration and without any further action on the part of the holder thereof, be exchanged immediately prior to the Amalgamation for 0.25 of an Earth Share and 0.125 of a common share purchase warrant of Earth Energy (“Earth Warrant”) with each whole Earth Warrant entitling the holder to acquire one Earth Share at a price of $1.60 per share for a period of two years from the effective date of the Amalgamation.  Such Earth Shares shall be exchanged under the Amalgamation for LMM Shares on the basis of four (4) LMM Shares for each Earth Share.  Holders of Earth Receipts will have agreed to exchange their Earth Warrants for common share purchase warrants of LMM Ventures (“LMM Warrants”) on the basis of four (4) LMM Warrants for each Earth Warrant.  Each LMM Warrant will entitle the holder to acquire one LMM Share at a price of $0.40 per share for a period of two years from the effective date of the Amalgamation.

As at November 30, 2010, LMM Ventures had 4,250,000 options (“LMM Options”) outstanding, expiring December 23, 2019 and exercisable at $0.10.  Based on the halted price of LMM Ventures at January 18, 2011 of $0.36, these LMM Options are in the money.

After completion of the $12,600,000 financing and as a result of the Amalgamation, Earth Energy will control approximately 59.8% of the issued and outstanding shares of LMM Ventures. As Earth Energy shareholders will become the controlling shareholder of LMM Ventures, the transaction has been accounted for as a reverse takeover in accordance with guidance provided in Emerging Issues Committee Abstract 10 — “Reverse Takeover Accounting” (“EIC 10”).  For accounting purposes, Earth Energy is the deemed acquirer and LMM Ventures the deemed acquired company. As LMM Ventures did not qualify as a business for accounting purposes, according to the definition in Emerging Issues Committee Abstract 124 — “Definition of a Business (“EIC 124”), the transaction has been accounted for as a capital transaction whereby

2

US Oil Sands Inc.

(a continuation of Earth Energy Resources Inc.)

NOTES TO THE PROFORMA CONSOLIDATED BALANCE SHEET

November 30, 2010

Unaudited and Prepared by Management

Earth’s shares are issued for the net monetary assets of LMM Ventures. For purposes of this unaudited pro-forma consolidated balance sheet, it has been assumed that all conditions of the Amalgamation have been met. These financial statements reflect the accounts of Earth Energy at carrying value since it is deemed to be the purchaser.

As the transaction is accounted for as a continuation of Earth Energy, new shares are issued for the net monetary assets of LMM Ventures less any transaction costs. The share capital, contributed surplus and deficit of LMM Ventures are credited to share capital of the Resulting Issuer.

The Resulting Issuer will pay a cash finder’s fee of $756,000.  In addition, professional fees and other due diligence costs are estimated to be $275,000.  In accordance with the recommendations in EIC 10, the total transaction costs are charged to retained earnings.

In connection with the Amalgamation, Earth Energy received a loan of $3,000,000 (the “Bridge Loan”) to fund the acquisition of an additional 23,850 acres of undeveloped oil sands leases in the State of Utah and to provide working capital for certain operating activities. The parties agree that in the event the Amalgamation does not proceed, the Bridge Loan will be converted to 3,750,000 Common Shares of Earth Energy at a deemed value of $0.80 per share.  As the Bridge Loan is to be repaid with the funds received from the Private Placement, it has not been reflected in the pro forma consolidated balance sheet as it would have no net effect.

3

US Oil Sands Inc.

(a continuation of Earth Energy Resources Inc.)

NOTES TO THE PROFORMA CONSOLIDATED BALANCE SHEET

November 30, 2010

Unaudited and Prepared by Management

4.     Share Capital

Subsequent to the proposed transaction, US Oil Sands Inc. will have issued and outstanding:

Unlimited common shares without par value:

	Number	Amount
Common shares held by the former shareholders of LMM Ventures as at November 30, 2010	99,275,005	$3,573,516
Common shares issued to former shareholders of LMM Ventures upon exercise of stock options prior to closing	12,000	1,200
Common shares held by the shareholders of Earth Energy as at December 31, 2010	25,800,528	14,936,398
Common shares released from Treasury by Earth Energy subsequent to December 31, 2010	607,303	—
Share exchange (1)	105,631,324	735,809
Elimination of Earth Energy shares and LMM Ventures share capital	(26,407,831)	(3,573,516)
Common shares issued to Endeavour Financial Ltd. pursuant to its mandate agreement with LMM Ventures	2,100,000	—
Common shares issued pursuant to private placement	42,000,000	11,752,034
	249,018,329	$27,425,441

Note:

(1)   Each Earth Energy common share is exchanged for 4 US Oil Sands Inc. common shares

Stock options outstanding:

		Weighted
		Average
	Number	Exercise Price
Expiring July 7, 2013 (1)	3,400,000	$0.1250
Expiring August 11, 2013 (1)	2,000,000	0.2500
Expiring August 7, 2013 (1)	8,000,000	0.3125
Expiring December 23, 2019	4,238,000	0.1000
	17,638,000	$0.2182

Note:

(1)   Each Earth Energy stock option is exchanged for 4 US Oil Sands Inc. stock options

(2)   As at November 30, 2010, LMM Ventures had 4,250,000 stock options outstanding.  Subsequent to year end but before the effective date of Amalgamation, 12,000 stock options were exercised for proceeds of $1,200.

4

US Oil Sands Inc.

(a continuation of Earth Energy Resources Inc.)

NOTES TO THE PROFORMA CONSOLIDATED BALANCE SHEET

November 30, 2010

Unaudited and Prepared by Management

Warrants:

	Number	Amount

Warrants issued pursuant to private placement	21,000,000	$847,966

Warrants outstanding:

		Weighted
		Average
	Number	Exercise Price

Warrants issued pursuant to private placement, expiring 2 years from the effective date of the Amalgamation	21,000,000	$0.4000

5

APPENDIX F

DISSENT RIGHTS

191 (1)             Subject to sections 192 and 242, a holder of shares of any class of a corporation may dissent if the corporation resolves to

(a)                                                               amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue or transfer of shares of that class,

(b)                                                              amend its articles under section 173 to add, change or remove any restrictions on the business or businesses that the corporation may carry on,

(b.1)                                                     amend its articles under section 173 to add or remove an express statement establishing the unlimited liability of shareholders as set out in section 15.2(1),

(c)                                                               amalgamate with another corporation, otherwise than under section 184 or 187,

(d)                                                              be continued under the laws of another jurisdiction under section 189, or

(e)                                                               sell, lease or exchange all or substantially all its property under section 190.

(2)                                  A holder of shares of any class or series of shares entitled to vote under section 176, other than section 176(1)(a), may dissent if the corporation resolves to amend its articles in a manner described in that section.

(3)                                  In addition to any other right the shareholder may have, but subject to subsection (20), a shareholder entitled to dissent under this section and who complies with this section is entitled to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the last business day before the day on which the resolution from which the shareholder dissents was adopted.

(4)                                  A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the shareholder or on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(5)                                  A dissenting shareholder shall send to the corporation a written objection to a resolution referred to in subsection (1) or (2)

(a)                                                               at or before any meeting of shareholders at which the resolution is to be voted on, or

(b)                                                              if the corporation did not send notice to the shareholder of the purpose of the meeting or of the shareholder’s right to dissent, within a reasonable time after the shareholder learns that the resolution was adopted and of the shareholder’s right to dissent.

(6)                                  An application may be made to the Court after the adoption of a resolution referred to in subsection (1) or (2),

(a)                                                               by the corporation, or

(b)                                                              by a shareholder if the shareholder has sent an objection to the corporation under subsection (5),

to fix the fair value in accordance with subsection (3) of the shares of a shareholder who dissents under this section, or to fix the time at which a shareholder of an unlimited liability corporation who dissents under this section ceases to become liable for any new liability, act or default of the unlimited liability corporation.

(7)                                  If an application is made under subsection (6), the corporation shall, unless the Court otherwise orders, send to each dissenting shareholder a written offer to pay the shareholder an amount considered by the directors to be the fair value of the shares.

(8)                                  Unless the Court otherwise orders, an offer referred to in subsection (7) shall be sent to each dissenting shareholder

(a)                                                               at least 10 days before the date on which the application is returnable, if the corporation is the applicant, or

(b)                                                              within 10 days after the corporation is served with a copy of the application, if a shareholder is the applicant.

(9)                                  Every offer made under subsection (7) shall

(a)                                                               be made on the same terms, and

(b)                                                              contain or be accompanied with a statement showing how the fair value was determined.

(10)                            A dissenting shareholder may make an agreement with the corporation for the purchase of the shareholder’s shares by the corporation, in the amount of the corporation’s offer under subsection (7) or otherwise, at any time before the Court pronounces an order fixing the fair value of the shares.

(11)                            A dissenting shareholder

(a)                                                               is not required to give security for costs in respect of an application under subsection (6), and

(b)                                                              except in special circumstances must not be required to pay the costs of the application or appraisal.

(12)                            In connection with an application under subsection (6), the Court may give directions for

(a)                                                               joining as parties all dissenting shareholders whose shares have not been purchased by the corporation and for the representation of dissenting shareholders who, in the opinion of the Court, are in need of representation,

(b)                                                              the trial of issues and interlocutory matters, including pleadings and questioning under Part 5 of the Alberta Rules of Court ,

(c)                                                               the payment to the shareholder of all or part of the sum offered by the corporation for the shares,

(d)                                                              the deposit of the share certificates with the Court or with the corporation or its transfer agent,

(e)                                                               the appointment and payment of independent appraisers, and the procedures to be followed by them,

(f)                                                                 the service of documents, and

(g)                                                              the burden of proof on the parties.

(13)                            On an application under subsection (6), the Court shall make an order

(a)                                                               fixing the fair value of the shares in accordance with subsection (3) of all dissenting shareholders who are parties to the application,

(b)                                                              giving judgment in that amount against the corporation and in favour of each of those dissenting shareholders,

(c)                                                               fixing the time within which the corporation must pay that amount to a shareholder, and

(d)                                                              fixing the time at which a dissenting shareholder of an unlimited liability corporation ceases to become liable for any new liability, act or default of the unlimited liability corporation.

(14)                            On

(a)                                                               the action approved by the resolution from which the shareholder dissents becoming effective,

(b)                                                              the making of an agreement under subsection (10) between the corporation and the dissenting shareholder as to the payment to be made by the corporation for the shareholder’s shares, whether by the acceptance of the corporation’s offer under subsection (7) or otherwise, or

(c)                                                               the pronouncement of an order under subsection (13),

whichever first occurs, the shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shareholder’s shares in the amount agreed to between the corporation and the shareholder or in the amount of the judgment, as the case may be.

(15)                            Subsection (14)(a) does not apply to a shareholder referred to in subsection (5)(b).

(16)                            Until one of the events mentioned in subsection (14) occurs,

(a)                                                               the shareholder may withdraw the shareholder’s dissent, or

(b)                                                              the corporation may rescind the resolution,

and in either event proceedings under this section shall be discontinued.

(17)                            The Court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder, from the date on which the shareholder ceases to have any rights as a shareholder by reason of subsection (14) until the date of payment.

(18)                            If subsection (20) applies, the corporation shall, within 10 days after

(a)                                                               the pronouncement of an order under subsection (13), or

(b)                                                              the making of an agreement between the shareholder and the corporation as to the payment to be made for the shareholder’s shares,

notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

(19)                            Notwithstanding that a judgment has been given in favour of a dissenting shareholder under subsection (13)(b), if subsection (20) applies, the dissenting shareholder, by written notice delivered to the corporation within 30 days after receiving the notice under subsection (18), may withdraw the shareholder’s notice of objection, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to the shareholder’s full rights as a shareholder, failing which the shareholder retains a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(20)                            A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a)                                                               the corporation is or would after the payment be unable to pay its liabilities as they become due, or

(b)                                                              the realizable value of the corporation’s assets would by reason of the payment be less than the aggregate of its liabilities.